SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13E-3

RULE 13E-3 TRANSACTION STATEMENT UNDER SECTION 13(E) OF
THE SECURITIES EXCHANGE ACT OF 1934

NTS, INC.

(Name of the Issuer)

NTS, INC.

TOWER THREE PARTNERS LLC

TOWER THREE PARTNERS FUND II LP

TOWER THREE PARTNERS FUND II GP LP

TOWER THREE PARTNERS FUND II GP LLC

T3 NORTH HOLDINGS, LLC

T3 NORTH INTERMEDIATE HOLDINGS, LLC

NORTH MERGER SUB, INC.

GUY NISSENSON

(Name of Persons Filing Statement)

Common Stock, Par Value $0.001 Per Share

(Title of Class of Securities)

62943B105

(CUSIP Number of Class of Securities)

Niv Krikov
Chief Financial Officer
NTS, Inc.
1220 Broadway
Lubbock, Texas 79401
(806) 771-5212

with copies to:

Kevin J. Sullivan Weil, Gotshal & Manges LLP 100 Federal Street, Floor 34 Boston, MA 02110 (617) 772-8333	Arthur S. Marcus Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, NY 10006	Mark W. Jeanfreau Phelps Dunbar LLP Canal Place 365 Canal Street, Suite 2000 New Orleans, LA 70130 (504) 584-9236

(Name, Address, and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Persons Filing Statement)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR THE FAIRNESS OF THE TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This statement is filed in connection with (check the appropriate box):

a.	☑ The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

b.	☐ The filing of a registration statement under the Securities Act of 1933.

c.	☐ A tender offer.

d.	☐ None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: ☑

Check the following box if this is a final amendment reporting the results of the transaction: ☐

CALCULATION OF FILING FEE

Transaction Valuation(*)	Amount of Filing Fee(**)
$91,473,619	$11,781.80

*
For purposes of calculating the fee only, the maximum aggregate value was determined based on the sum of: (A) 42,068,055 shares of Common Stock multiplied by $2.00 per share; (B) options to purchase 7,141,677 shares of Common Stock with exercise prices less than $2.00 per share multiplied by $0.90 (which is the difference between $2.00 and the weighted average exercise price of $1.10 per share); and (C) warrants to purchase 1,400,000 shares of Common Stock with exercise prices less than $2.00 per share multiplied by $0.65 (which is the difference between $2.00 and the weighted average exercise price of $1.35 per share).

**	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001288 by the sum of the preceding sentence.

☐
Check the box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing with which the offsetting fee was previously paid.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$11,781.80

Form or Registration No.:	Proxy Statement on Schedule 14A

Filing Party:	NTS, Inc.

Date Filed:	November 22, 2013

INTRODUCTION

This Rule 13E-3 transaction statement on Schedule 13E-3 (together with the exhibits hereto, the “Transaction Statement”) is being filed with the Securities and Exchange Commission (the “SEC”) jointly by the following persons (collectively, the “filing persons”): Tower Three Partners LLC, a Delaware limited liability company, Tower Three Partners Fund II LP, a Delaware limited partnership, Tower Three Partners Fund II GP LP, a Delaware limited partnership, Tower Three Partners Fund II GP LLC, a Delaware limited liability company, T3 North Holdings, LLC, a Delaware limited liability company, T3 Intermediate Holdings, LLC, a Nevada limited liability company, North Merger Sub, Inc., a Nevada corporation, and Guy Nissenson (collectively referred to in this Transaction Statement as the “Purchaser Group”) and NTS, Inc., a Nevada corporation.

On October 20, 2013, NTS, Inc. (“NTS”) agreed to be acquired by T3 North Intermediate Holdings, LLC, which is referred to herein as Holdings, under the terms of the Agreement and Plan of Merger (the “Merger Agreement”), between NTS, Holdings and North Merger Sub, Inc., a wholly owned subsidiary of Holdings, which is referred to herein as Merger Sub. Holdings and Merger Sub are affiliates of Tower Three Partners LLC, which is referred to herein as Tower Three. Upon completion of the merger of Merger Sub with and into NTS, pursuant to the Merger Agreement, NTS will become a wholly owned subsidiary of Holdings.  If the merger is completed, each outstanding share of common stock of NTS (other than certain shares owned by Guy Nissenson, a member of the Purchaser Group) will be cancelled and, in lieu thereof, the holders of shares of Company common stock shall be entitled to receive $2.00 in cash, without interest and less any applicable tax withholding.

Consummation of the merger is subject to the approval of the Merger Agreement by NTS’ shareholders.  In addition, the merger is subject to other customary closing conditions, including the accuracy of representations and warranties of, and compliance with covenants by, the other party, in each case as set forth in the Merger Agreement.

Concurrently with the filing of this Transaction Statement, NTS is filing with the SEC a preliminary proxy statement on Schedule 14A (the “Proxy Statement”) pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to a special meeting of shareholders of NTS.  At the meeting, NTS’ shareholders will (1) consider and vote upon a proposal to approve the Merger Agreement and (2) transact such other business as may properly come before the special meeting or any adjournment or postponement thereof. A copy of the Proxy Statement is attached hereto as Exhibit (a)(1).  A copy of the Merger Agreement is attached as Annex A to the Proxy Statement.

The cross-references below are being supplied pursuant to General Instruction G to Schedule 13E-3 and show the location in the Proxy Statement of the information required to be included in response to the items of Schedule 13E-3.  Pursuant to General Instruction F to Schedule 13E-3, the information contained in the Proxy Statement, including all appendices and annexes thereto, is incorporated in its entirety herein by reference, and the responses to each Item in this Transaction Statement are qualified in their entirety by the information contained in the Proxy Statement and the annexes thereto.  As of the date hereof, the Proxy Statement is in preliminary form and is subject to completion and amendment.

While each of the filing persons acknowledges that the merger is a going private transaction for purposes of Rule 13E-3 under the Exchange Act, the filing of this Transaction Statement shall not be construed as an admission by any filing person, or by any affiliate of a filing person, that NTS is “controlled” by any other filing person.

All information contained in, or incorporated by reference into, this Transaction Statement concerning each filing person has been supplied by such filing person.

Item 1.                 Summary Term Sheet.

Item 1001 of Regulation M-A:

The information set forth in the Proxy Statement under the following captions is incorporated herein by reference: “SUMMARY TERM SHEET” and “QUESTIONS AND ANSWERS ABOUT THE NTS SPECIAL MEETING.”

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Item 2.                 Subject Company Information.

Item 1002 of Regulation M-A:

(a)           Name and Address.  The information set forth in the Proxy Statement under the caption “SUMMARY TERM SHEET—The Parties to the Merger” is incorporated herein by reference.

(b)           Securities.  The exact title of the class of the subject equity securities is “Common Stock, par value $0.001 per share.”  There were 42,068,055 outstanding shares of NTS common stock as of November 13, 2013.

(c)-(d)           Trading Market and Price; Dividends.  The information set forth in the Proxy Statement under the caption “IMPORTANT INFORMATION REGARDING THE COMPANY—Market for NTS’ Common Equity and Related Shareholder Matters” is incorporated herein by reference.

(e)           Prior Public Offerings.  None.

(f)           Prior Stock Purchases.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference: “IMPORTANT INFORMATION REGARDING THE COMPANY—Transactions in Common Stock During the Past 60 Days,” and “IMPORTANT INFORMATION REGARDING THE COMPANY—Transactions in Common Stock During the Past Two Years.”

Item 3.                 Identity and Background of Filing Persons.

Item 1003 of Regulation M-A:

(a)-(c)           Name and Address; Business and Background of Entities; Business  and Background of Natural Persons.  The information set forth in the Proxy Statement under the captions “SUMMARY TERM SHEET—The Parties to the Merger,” “THE PARTIES TO THE MERGER,” “IMPORTANT IFORMATION REGARDING THE COMPANY,” and “IMPORTANT INFORMATION REGARDING THE HOLDINGS PARTIES, THE T3 PARTIES AND THE ROLLOVER HOLDER” is incorporated herein by reference.  NTS is the subject company.

Item 4.                 Terms of the Transaction.

Item 1004 of Regulation M-A:

(a)(1)           Material Terms.  Tender Offers.  Not Applicable.

(a)(2)           Material Terms.  Mergers or Similar Transactions.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference: “SUMMARY TERM SHEET,” “QUESTIONS AND ANSWERS ABOUT THE NTS SPECIAL MEETING,” “SPECIAL FACTORS—The Company’s Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors,” “SPECIAL FACTORS—Purposes and Reasons of the Holdings Parties, the T3 Parties and the Rollover Holder for the Merger,” “SPECIAL FACTORS—Interests of NTS Directors and Executive Officers in the Merger,” “SPECIAL FACTORS—Differing Interests of NTS Shareholders and the Rollover Holder in the Merger,” “SPECIAL FACTORS—Accounting Treatment,” “SPECIAL FACTORS—Material U.S. Federal Income Tax Consequences of the Merger,” “THE NTS SPECIAL MEETING,” “THE MERGER AGREEMENT” and “Annex A—Agreement and Plan of Merger.”

(c)           Different Terms.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference: “SUMMARY TERM SHEET,” “QUESTIONS AND ANSWERS ABOUT THE NTS SPECIAL MEETING,” “SPECIAL FACTORS—Interests of NTS Directors and Executive Officers in the Merger,” “SPECIAL FACTORS—Differing Interests of NTS Shareholders and the Rollover Holder in the Merger,” and “THE MERGER AGREEMENT.”

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(d)           Appraisal Rights. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference: “QUESTIONS AND ANSWERS ABOUT THE NTS SPECIAL MEETING,” and “SPECIAL FACTORS—Rights of Dissenting Shareholders.”

(e)           Provisions For Unaffiliated Security Holders.  The information set forth in the Proxy Statement under the caption “PROVISIONS FOR UNAFFILIATED SHAREHOLDERS” is incorporated herein by reference.

(f)           Eligibility for Listing or Trading.  Not applicable.

Item 5.                 Past Contacts, Transactions, Negotiations and Agreements

Item 1005 of Regulation M-A:

(a)           Transactions.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:  “SUMMARY TERM SHEET,” “SPECIAL FACTORS—Interests of NTS Directors and Executive Officers in the Merger,” “SPECIAL FACTORS—Certain Effects of the Merger and Plans for the Company After the Merger,” “THE MERGER AGREEMENT,” “RELATED PARTY TRANSACTIONS,” and “IMPORTANT INFORMATION REGARDING THE COMPANY.”

(b)           Significant Corporate Events.  None.

(c)           Negotiations or Contracts.  None.

(e)           Agreements involving the Subject Company’s Securities.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:  “SUMMARY TERM SHEET,” “SPECIAL FACTORS—General Description and Effects of the Merger,” “SPECIAL FACTORS—The Company’s Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors,” “SPECIAL FACTORS—Interests of NTS Directors and Executive Officers in the Merger,” “SPECIAL FACTORS—Treatment of Options and Warrants,” “THE MERGER AGREEMENT,” “THE VOTING AGREEMENT,” “RELATED PARTY TRANSACTIONS,” “IMPORTANT INFORMATION REGARDING THE COMPANY,” “Annex A—Agreement and Plan of Merger,” and “Annex B—Voting Agreement.”

Item 6.                 Purposes of the Transaction and Plans or Proposals

Item 1006 of Regulation M-A:

(b)           Use of Securities Acquired.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:  “SUMMARY TERM SHEET,” “SPECIAL FACTORS—Certain Effects of the Merger and Plans for the Company After the Merger,” “SPECIAL FACTORS—Purposes and Reasons of the Holding Parties, the T3 Parties and the Rollover Holder for the Merger,” “SPECIAL FACTORS—Delisting and Deregistration of NTS Common Stock,” and “THE MERGER AGREEMENT—Other Covenants.”

(c)(1)-(8)                      Plans.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:  “SUMMARY TERM SHEET,” “SPECIAL FACTORS—Certain Effects of the Merger and Plans for the Company After the Merger,” “SPECIAL FACTORS—Certain Effects of the Merger and Plans for the Company After the Merger,” “SPECIAL FACTORS—Purposes and Reasons of the Holding Parties, the T3 Parties and the Rollover Holder for the Merger,” “SPECIAL FACTORS—Delisting and Deregistration of NTS Common Stock,” and “THE MERGER AGREEMENT—Other Covenants.”

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Item 7.                 Purposes, Alternatives, Reasons and Effects of the Merger

Item 1013 of Regulation M-A:

(a)           Purposes.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:  “SUMMARY TERM SHEET,” “QUESTIONS AND ANSWERS ABOUT THE NTS SPECIAL MEETING,” “SPECIAL FACTORS—The Company’s Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors,” “SPECIAL FACTORS—Purposes and Reasons of the Holdings Parties, the T3 Parties and the Rollover Holder for the Merger,” and “SPECIAL FACTORS—Background of the Merger.”

(b)           Alternatives.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:  “SPECIAL FACTORS—Background of the Merger,” and “SPECIAL FACTORS—The Company’s Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors.”

(c)           Reasons.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:  “SUMMARY TERM SHEET,” “QUESTIONS AND ANSWERS ABOUT THE NTS SPECIAL MEETING,” “SPECIAL FACTORS—Background of the Merger,” “SPECIAL FACTORS—The Company’s Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors,” “SPECIAL FACTORS—Purposes and Reasons of the Holdings Parties, the T3 Parties and the Rollover Holder for the Merger,” and “SPECIAL FACTORS—Opinions of Oberon Securities and B. Riley & Co. to the NTS Board of Directors.”

(d)           Effects.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:  “SUMMARY TERM SHEET,” “QUESTIONS AND ANSWERS ABOUT THE NTS SPECIAL MEETING,” “SPECIAL FACTORS—General Description and Effects of the Merger,” “SPECIAL FACTORS—Differing Interests of NTS Shareholders and the Rollover Holder in the Merger,” “SPECIAL FACTORS—Interests of NTS Directors and Executive Officers in the Merger,” “SPECIAL FACTORS—Certain Effects of the Merger and Plans for the Company After the Merger,” “SPECIAL FACTORS—Material U.S. Federal Income Tax Consequences of the Merger,” “SPECIAL FACTORS—Treatment of Options and Warrants,” “THE MERGER AGREEMENT,” and “Annex A—Agreement and Plan of Merger.”

Item 8.                 Fairness of the Transaction

Item 1014 of Regulation M-A:

(a)-(b)            Fairness; Factors Considered in Determining Fairness.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference: “SUMMARY TERM SHEET,” “QUESTIONS AND ANSWERS ABOUT THE NTS SPECIAL MEETING,” “SPECIAL FACTORS—Background of the Merger,” “SPECIAL FACTORS—The Company’s Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors,” “SPECIAL FACTORS—Purposes and Reasons of the Holdings Parties, the T3 Parties and the Rollover Holder for the Merger,” “SPECIAL FACTORS—Opinions of Oberon Securities and B. Riley & Co. to the NTS Board of Directors,” “SPECIAL FACTORS—Position of the Holdings Parties and T3 Parties as to the Fairness of the Merger,” “SPECIAL FACTORS—Position of the Rollover Holder as to the Fairness of the Merger,” “Annex C—Opinion of Oberon Securities, LLC,” and “Annex D—Opinion of B. Riley & Co., LLC.”

The discussion materials prepared by Oberon Securities, LLC and B. Riley & Co., LLC, and reviewed with the board of directors of NTS on October 20, 2013, are attached hereto as Exhibits (c)(3) and (c)(4), respectively, and are incorporated by reference herein.

The opinions of Oberon Securities, LLC and B. Riley & Co., LLC, dated October 20, 2013 and rendered to the board of directors of NTS on the same date, are attached as Annexes C and D to the Proxy Statement, respectively, are incorporated by reference as Exhibits (c)(1) and (c)(2) hereto, respectively, and are incorporated by reference herein.

 (c)           Approval of Security Holders.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference: “SUMMARY TERM SHEET,” “QUESTIONS AND ANSWERS ABOUT THE NTS SPECIAL MEETING,” “THE MERGER AGREEMENT—Conditions to the Completion of the Merger,” “THE MERGER AGREEMENT—NTS Shareholder Approval,” “THE NTS SPECIAL MEETING—Required Vote” “PROPOSALS TO BE CONSIDERED AT THE NTS SPECIAL MEETING—The Merger Proposal (Item 1 on the Proxy Card),” and “Annex A—Agreement and Plan of Merger.”

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(d)           Unaffiliated Representative.  An unaffiliated representative was not retained to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the merger or preparing a report concerning the fairness of the transaction.

(e)           Approval of Directors.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference: “SUMMARY TERM SHEET,” “SPECIAL FACTORS—Background of the Merger,” “SPECIAL FACTORS—The Company’s Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors,”  “SPECIAL FACTORS—Interests of NTS Directors and Executive Officers in the Merger,” and “PROPOSALS TO BE CONSIDERED AT THE NTS SPECIAL MEETING—The Merger Proposal (Item 1 on the Proxy Card).”

(f)           Other Offers.  Not applicable.

Item 9.                 Reports, Opinions, Appraisals and Negotiations

Item 1015 of Regulation M-A

(a)-(b)           Report, Opinion, or Appraisal; Preparer and Summary of the Report, Opinion or Appraisal.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference: “SUMMARY TERM SHEET,” “SPECIAL FACTORS—Background of the Merger,” “SPECIAL FACTORS—The Company’s Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors,” “SPECIAL FACTORS—Opinions of Oberon Securities and B. Riley & Co. to the NTS Board of Directors,” “Annex C—Opinion of Oberon Securities, LLC,” and “Annex D—Opinion of B. Riley & Co., LLC.”

The opinions of Oberon Securities, LLC and B. Riley & Co., LLC, dated October 20, 2013 and rendered to the board of directors of NTS on the same date, are attached as Annexes C and D to the Proxy Statement, respectively, are incorporated by reference as Exhibits (c)(1) and (c)(2) hereto, respectively, and are incorporated by reference herein.

(c)           Availability of Documents.  The reports, opinions or appraisal in this Item 9 will be made available for inspection and copying at the principal executive offices of NTS during its regular business hours by any interested holder of NTS common stock, or any representative designated in writing by any such holder.

Item 10.                 Source and Amount of Funds or Other Consideration

Item 1007 of Regulation M-A:

(a)           Sources of Funds or Other Consideration. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference: “SPECIAL FACTORS—Description of Financing,” “SPECIAL FACTORS—The Company’s Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors,” “SPECIAL FACTORS—Position of the Holdings Parties and T3 Parties as to the Fairness of the Merger,” “THE MERGER AGREEMENT—Termination Fees and Reimbursement of Expenses,” and “THE MERGER AGREEMENT—Other Agreements Entered Into in Connection with the Merger Agreement.”

(b)           Conditions.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference: “SPECIAL FACTORS—Description of Financing,” and “THE MERGER AGREEMENT—Financing Cooperation” is incorporated herein by reference.

(c)           Expenses.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference: “SUMMARY TERM SHEET,” “SPECIAL FACTORS—Background of the Merger,” “SPECIAL FACTORS—Opinions of Oberon Securities and B. Riley & Co. to the NTS Board of Directors,” “THE MERGER AGREEMENT—Financing Cooperation,” “THE MERGER AGREEMENT—Termination Fees and Reimbursement of Expenses,” “THE MERGER AGREEMENT—Fees and Expenses,” “THE MERGER AGREEMENT—Remedies,” “MERGER FEES AND EXPENSES,” and “Annex A—Agreement and Plan of Merger.”

(d)           Borrowed Funds. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference: “SPECIAL FACTORS—Description of Financing,” and “THE MERGER AGREEMENT—Financing Cooperation.”

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Item 11.                 Interest in Securities of the Subject Company

Item 1008 of Regulation M-A:

(a)           Securities Ownership.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference: “SUMMARY TERM SHEET,” “SPECIAL FACTORS—Certain Effects of the Merger and Plans for the Company After the Merger,” “SPECIAL FACTORS—Interests of NTS Directors and Executive Officers in the Merger,” “THE VOTING AGREEMENT,” “IMPORTANT INFORMATION REGARDING THE COMPANY—Security Ownership of Certain Beneficial Owners and Management.”

(b)           Securities Transactions.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:  “SUMMARY TERM SHEET,” “SPECIAL FACTORS—Interests of NTS Directors and Executive Officers in the Merger,” “THE MERGER AGREEMENT—Other Agreements Entered Into in Connection with the Merger Agreement,” “THE VOTING AGREEMENT,” “RELATED PARTY TRANSACTIONS,” “IMPORTANT INFORMATION REGARDING THE COMPANY—Security Ownership of Certain Beneficial Owners and Management,” and “IMPORTANT INFORMATION REGARDING THE COMPANY—Transactions in Common Stock During the Past 60 Days.”

Item 12.                 The Solicitation or Recommendation

Item 1012 of Regulation M-A:

(d)           Intent to Tender or Vote in a Going-Private Transaction.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference: “SUMMARY TERM SHEET,” “QUESTIONS AND ANSWERS ABOUT THE NTS SPECIAL MEETING,” “THE MERGER AGREEMENT—Other Agreements Entered Into in Connection with the Merger Agreement,” “THE VOTING AGREEMENT,” “RELATED PARTY TRANSACTIONS—The Voting Agreement,” “THE NTS SPECIAL MEETING—Recommendations of the Board of Directors of NTS,” and “THE NTS SPECIAL MEETING—Record Date; Stock Entitled to Vote.”

(e)           Recommendations of Others.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference: “SUMMARY TERM SHEET,” “QUESTIONS AND ANSWERS ABOUT THE NTS SPECIAL MEETING,” “SPECIAL FACTORS—Background of the Merger,” “SPECIAL FACTORS—The Company’s Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors,” “THE NTS SPECIAL MEETING—Recommendations of the Board of Directors of NTS,” and “PROPOSALS TO BE CONSIDERED AT THE NTS SPECIAL MEETING—The Merger Proposal (Item 1 on the Proxy Card).”

Item 13.                 Financial Information

Item 1010 of Regulation M-A:

(a)           Financial Information.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference: “IMPORTANT INFORMATION REGARDING THE COMPANY.”  The information contained in the Consolidated Financial Statements included in NTS’s annual report on Form 10-K for the fiscal year ended December 31, 2012 and in its quarterly report on Form 10-Q for its quarter  ended September 30, 2013 is incorporated herein by reference.  The book value per share of NTS common stock, as of September 30, 2013, was $0.62.

The Form 10-K and the Form 10-Q are available for inspection and copying at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  The Form 10-K and Form 10-Q are also available to the public from the SEC’s website at www.sec.gov.

(b)           Pro Forma Information.  Not Applicable.

Item 14.                 Persons/Assets, Retained, Employed, Compensated or Used

Item 1009 of Regulation M-A:

(a)-(b)            Solicitations or Recommendations; Employees and Corporate Assets.  The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:  “THE NTS SPECIAL MEETING—Solicitation of Proxies,” and “SPECIAL FACTORS— Interests of NTS Directors and Executive Officers in the Merger.”

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Item 15.                 Additional Information

Item 1011 of Regulation M-A:

(b)           Golden Parachute Compensation.  The information set forth in the Proxy Statement under the caption “SPECIAL FACTORS—Interests of NTS Directors and Executive Officers in the Merger” is incorporated herein by reference.

(c)           Other Material Information.  The information contained in the Proxy Statement, including all annexes thereto, is incorporated herein by reference.

Item 16.                 Exhibits

Item 1016 of Regulation M-A:

Exhibit	Description
(a)(1)	Preliminary Proxy Statement of NTS, Inc., incorporated herein by reference to the Schedule 14A filed with the Securities and Exchange Commission on November 20, 2013 (the “Proxy Statement”).

(a)(2)	Letter to Shareholders of NTS, Inc., incorporated herein by reference to the Proxy Statement.

(a)(3)	Notice of Special Meeting of Shareholders of NTS, Inc., incorporated herein by reference to the Proxy Statement.

(a)(4)	Form of Preliminary Proxy Card, incorporated herein by reference to the Proxy Statement.

(a)(5)	Form 8-K of NTS, Inc., incorporated by reference to the Form 8-K filed with the Securities and Exchange Commission on October 21, 2013.

(b)	None.

(c)(1)
Opinion of Oberon Securities, LLC, dated as of October 20, 2013, rendered to the Board of Directors of NTS, Inc., which is attached as Annex C to the Proxy Statement and incorporated herein by reference.

(c)(2)	Opinion of B. Riley & Co., LLC, dated as of October 20, 2013, rendered to the Board of Directors of NTS, Inc., which is attached as Annex D to the Proxy Statement and incorporated herein by reference.

(c)(3)	Financial analysis presentation materials prepared by Oberon Securities, LLC. and reviewed with the Board of Directors of NTS, Inc. on October 20, 2013.

(c)(4)	Financial analysis presentation materials prepared by B. Riley & Co., LLC. and reviewed with the Board of Directors of NTS, Inc. on October 20, 2013.

(c)(5)	Presentation Materials prepared by Company management and provided to Tower Three on April 24, 2013.

(c)(6)	Presentation Materials prepared by Company management and provided to Oberon Securities and B. Riley & Co. on October 11, 2013.

(d)(1)
Agreement and Plan of Merger, dated as of October 20, 2013, by and among NTS, Inc., T3 North Intermediate Holdings, LLC and North Merger Sub, Inc., which is attached as Annex A to the Proxy Statement and incorporated herein by reference.

(d)(2)
Voting Agreement, dated as of October 20, 2013, by and among NTS, Inc., T3 North Intermediate Holdings, LLC and Guy Nissenson, which is attached as Annex B to the Proxy Statement and incorporated herein by reference.

(d)(3)	Rollover Agreement, dated as of October 20, 2013, by and between T3 North Holdings, LLC and Guy Nissenson.

(f)	None.

(g)	None.

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SIGNATURES

After due inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this Statement is true, complete and correct.

NTS, INC.

November 22, 2013	By:	/s/ Niv Krikov
Name: Niv Krikov
Title: Chief Financial Officer

TOWER THREE PARTNERS LLC

By:	/s/ William D. Forrest
William D. Forrest
Managing Member

TOWER THREE PARTNERS FUND II LP

By:	Tower Three Partners Fund II GP LP, its general partner

By:	Tower Three Partners Fund II GP LLC

By:	/s/ William D. Forrest
Name: William D. Forrest
Title: Managing Member

TOWER THREE PARTNERS FUND II GP LP

By:	Tower Three Partners Fund II GP LLC, its general partner

By:	/s/ William D. Forrest
Name: William D. Forrest
Title: Managing Member

TOWER THREE PARTNERS FUND II GP LLC

By:	/s/ William D. Forrest
Name: William D. Forrest
Title: Managing Member

T3 NORTH HOLDINGS LLC

By:	/s/ Christopher Jacobs
Name: Christopher Jacobs
Title: Secretary

T3 NORTH INTERMEDIATE HOLDINGS LLC

By:	/s/ Christopher Jacobs
Name: Christopher Jacobs
Title: Secretary

NORTH MERGER SUB, INC.

By:	/s/ Christopher Jacobs
Name: Christopher Jacobs
Title: Secretary

GUY NISSENSON

By:	/s/ Guy Nissenson
Name: Guy Nissenson

SIGNATURE PAGE TO SCHEDULE 13E-3

EXHIBIT (c)(3)

Project Premise
Presentation to the Board of Directors
October 20, 2013

Project Premise - CONFIDENTIAL
Disclaimer

The following pages contain material provided to the Board of Directors (the “Board”) of Premise (“the “Company”) by
Oberon Securities, LLC (“Oberon”) in connection with a proposed transaction involving Premise.
These materials were prepared on a confidential basis in connection with an oral presentation to the Board and not with a view toward complying with the disclosure standards under state or federal securities laws. These materials are solely for use of the Board and may not be used for any other purpose without Oberon’s written consent
The information contained in this presentation was based solely on publicly available information or information furnished to Oberon. Oberon has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects, and Oberon makes no representation or warranty in respect of the accuracy, completeness or fair presentation of such information.
Oberon does not undertake any obligation to update or otherwise revise the following materials. These materials may not be disclosed to any third party, except as required in any filing with the Securities and Exchange Commission;
provided that such disclosure must meet with Oberon's reasonable approval.  Oberon does not provide accounting, tax, legal or regulatory advice. In addition, Oberon and the Company mutually agree that, subject to applicable law, the
Company (and its employees, representatives and other agents) may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, and all materials of any kind (including tax opinions an other tax analyses) related thereto, without Oberon imposing any limitation of any kind.

Project Premise - CONFIDENTIAL
Table of Contents

I. Transaction Overview
II. Valuation Analysis
III. Appendix

Project Premise - CONFIDENTIAL
Transaction Overview

Project Premise - CONFIDENTIAL
Summary of Proposed Transaction

Transaction Structure	▪ Tower Three Partners (“T3”) merger sub will be merged with and into Premise, with Premise surviving as a wholly- owned corporate subsidiary of T3 under the laws of the State of Nevada
Purchase Price	▪ $2.00 per share, which implies an equity value of approximately $90 million and enterprise value of approximately $156 million
Assumption of Debt	▪ Purchaser to assume or repay all outstanding debt of Premise
Consideration	▪ 100% Cash (with the exception of the Rollover Shareholder)
Rollover Shareholder
▪ Mr. Nissenson to exchange approximately 1.4 million of his Premise shares (30% of the value of his shares and options in Premise) for shares in Purchaser and receive cash for the remaining 70% value of his shares & options

Voting Agreement	▪ Mr. Nissenson agrees to vote in favor of the transaction (approximately 4.1 million shares)
Closing Conditions
▪ Shareholder approval of Premise
▪ Accuracy of the other party’s representations and warranties
▪ Compliance by the other party of all covenants and agreements under the agreement
▪ FCC & state regulatory consents, HSR clearance and other regulatory approvals
▪ No material adverse change
▪ Outside date: 6 months after signing the merger agreement

Solicitation
▪ For a period of 30 days from signing of the merger agreement (the “Go-Shop Period”), Premise may solicit alternative proposals for a takeover (thereafter, the company may not solicit alternative proposals however the board of Premise may exercise its fiduciary duty by considering any alternative proposals it may receive). Any indications of interest received during the Go-Shop Period shall be referred to as Go-Shop Parties

Termination Fee
▪ 4.5% of aggregate merger consideration if (i) the Company withdraws its recommendation in favor of the transaction or enters into an acquisition agreement with a third party (provided that the fee shall be 2.5% of aggregate merger consideration if the reason for the change in the Company's recommendation is a proposal by a Go-Shop Party or the party with whom the Company enters into an acquisition agreement is a Go-Shop Party), (ii) the Company breaches its obligations under the go-shop provisions or (iii) following certain termination events the Company enters into an acquisition agreement within 12 months. A reverse termination fee of 6.75% of aggregate merger consideration is payable if T3 breaches the merger agreement or fails to close the merger

Project Premise - CONFIDENTIAL
Background of Proposed Transaction

Tower Three (“T3”) is an operationally oriented private equity firm based in Greenwich, CT, investing in
U.S. - based middle market companies.
March 7
▪ Mike Nold, newly appointed Managing Director at T3, comes to NYC to introduce T3 to Adam Breslawsky at
 Oberon (Mr. Nold previously worked at the Gores Group, which through Oberon had previous discussions with
 Premise in 2010 regarding their portfolio company First Communications)

March 14	▪ Introductory call with Oberon, T3 and Guy Nissenson, Chairman & CEO of Premise
April 23	▪ NDA between Premise and T3 executed
April 24
▪ Nold, Nissenson & Breslawsky meet in Dallas for two days of initial face to face meetings
▪ Upon conclusion of trip, Nold expresses interest to Breslawsky but suggests that valuation is challenging without additional growth initiatives
▪ Diligence materials including financial forecast are forwarded to T3

May 29
▪ Nissenson, Tal Sheynfeld (VP of Strategic Development at Premise) and Breslawsky meet with Nold and colleagues at T3 offices in Greenwich, CT
▪ Interest renewed due to potential actionable consolidation opportunities

August 2
▪ Letter of Intent sent from Nold to Breslawsky
 ▪ $2.00 per share purchase price
 ▪ Requested 30 day exclusivity
 ▪ Retained Weil, Gotshal & Manges as their legal counsel
▪ Cover note to email asks to “schedule an M&A pipeline discussion very soon as this is one of the key tenets of the strategy.”
 ▪ Reinforces notion that valuation target realized through additional growth initiatives

August 14
▪ Nissenson, Sheynfeld, T3 and Oberon have all day meeting and dinner at T3 offices in Greenwich, CT
▪ Update on organic growth; also detailed presentation on additional non-organic growth initiatives (11 M&A targets & an additional RUS application)

August 19
▪ Nold calls Breslawsky to push forward with LOI signing (subsequently signed on August 22)
▪ Sends diligence schedule and documentation request list
▪ Outlines accelerated timetable to signing of definitive agreement

Project Premise - CONFIDENTIAL
($ in thousands)

Premise: Projected Revenue Contribution
Source: Premise management financial forecast.

Project Premise - CONFIDENTIAL
Premise Historical and Projected Financial Performance

Source: Capital IQ, public filings and Premise management.
(1)Excludes depreciation and amortization.
(2)Includes a write-off of $519,435 of assets acquired in various acquisitions and significantly higher than usual bad debt expense of $1.0 million.
(3)Includes reduction in payroll, IT, transport and headquarters related costs.

Project Premise - CONFIDENTIAL
Implied Transaction Metrics

Source: Capital IQ, public filings and Premise management.
(1)Volume weighted average price (VWAP) is calculated by adding the product of the closing share price and the ending volume of shares traded on each day over a defined period and dividing such sum by the total shares traded for such period.
(2)Based on 43.888 million fully diluted shares, calculated using the treasury method with a share price of $1.58.
(3)Based on 45.116 million fully diluted shares, calculated using the treasury method with a share price of $2.00.

Project Premise - CONFIDENTIAL
Valuation Analysis

Project Premise - CONFIDENTIAL
Valuation Analysis

▪ Oberon reviewed certain publicly available financial statements and other financial statements of the Company that
 Oberon deemed relevant
▪ Oberon reviewed certain internal business, operating and financial information and forecasts of the Company for fiscal years 2013 through 2018 (the “Forecasts”), furnished by the senior management of the Company
▪ Oberon reviewed information regarding publicly available financial terms of certain other business combinations
 Oberon deemed relevant
▪ Oberon held discussions with members of the senior management of the Company to discuss the foregoing
▪ Oberon examined the financial position and operating results of the Company and the market prices and trading history of its stock compared with those of certain other publicly traded companies Oberon deemed relevant (as reported by reliable information sources)
▪ Oberon considered other matters which it has deemed relevant to our inquiry and has taken into account such accepted financial and other relevant analytical analyses and considerations as deemed relevant
▪ Oberon relied, without independent verification but with the Company’s approval and agreement, upon the accuracy, completeness and fair presentation of all the information examined by or otherwise reviewed or discussed with us for purposes of the opinion including, without limitation, the Forecasts provided by senior management

Project Premise - CONFIDENTIAL
Valuation Methodologies

Methodology		Analysis Performed
Stock Price Trading History	▪ Illustrates the trading history of the Company’s shares and compares it to selected indexes and the proposed transaction stock price	▪ Oberon reviewed the trading history of the Company’s shares over periods ranging from the past six months through the last five years
Comparable Public Company Analysis	▪ Values a company by reference to selected publicly-traded companies with similar products, similar operating and financial characteristics and servicing similar markets	▪ Oberon reviewed 19 public companies in two sectors of the telecom services industry with enterprise values of $76 million - $161 billion
Comparable Precedent Transaction Analysis	▪ Values a company relative to selected recent precedent M&A transactions involving similar businesses	▪ Oberon reviewed 21 transactions announced since April 2010 involving fiber and non-fiber companies in the US
Discounted Cash Flow (“DCF”) Analysis	▪ Values a company as the sum of its unlevered (before financing costs) free cash flows over a forecast period and the company’s terminal or residual value at the end of the forecast period
▪ Based on management’s projections for a 5-year
 period through fiscal year 2018
▪ Assumes that $23 million of NOLs as of 6/30/13
 will be fully utilized by the end of 2016
▪ In calculating the terminal free cash flow, the
 unlevered free cash flow was adjusted for certain
 cost savings

Note: Oberon did not attribute any particular weight to any analysis, methodology or factor considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, Oberon analyses must be considered as a whole. Considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process undertaken by Oberon.

Project Premise - CONFIDENTIAL
Valuation Reference Range Summary
13
Implied Premise Equity Value per Share
(1)Based on 41.464 million basic shares outstanding as of 10/17/13.
(2)Adjusted minimum EBITDA multiple to third lowest result of 5.0x. Applying the minimum multiple of 3.9x would result in negative equity.
(3)ITS - Integrated Telecom Services including alternative carriers and CLEC.
(4)Adjusted minimum EBITDA multiple to second lowest result of 5.4x. Applying the minimum multiple of 4.7x would result in negative equity.
(5)Based on 45.116 million fully diluted shares outstanding based on a $2.00 share price.
(6)Based on Premise management forecast. Discount rate based on weighted average cost of capital of selected companies. See Appendix for details.
Relevant Metrics
Methodology
Closing Price
$1.58/share
as of 10/17/13
$0.01(2)
$0.91
$0.83
$1.90
$0.14(4
)
$0.67
$0.16
$2.60

Project Premise - CONFIDENTIAL
(1) Volume weighted average price (VWAP) is calculated by adding the product of the closing share price and the ending volume of shares traded on each day over a defined period and dividing such sum by the total shares traded for such period.
14

Project Premise - CONFIDENTIAL
Share Price Performance - Last Five Years
Source: Capital IQ.
(1) Volume weighted average price (VWAP) is calculated by adding the product of the closing share price and the ending volume of shares traded on each day over a defined period and dividing such sum by the total shares traded for such period.
(2) October 27, 2011, Premise announced that it was raising $6 million in a rights offering consisting of the issuance of 20.268 million shares of its common stock at a purchase price of $0.30 per share to shareholders effective on 11/2/2011.
15
$2.00
$1.58
$1.23
$0.98
$0.98

Project Premise - CONFIDENTIAL
Relative Trading Performance - Last Twelve Months
Source: Capital IQ.
Note: Premise LTM as of 10/16/2013, S&P 500 LTM as of 10/16//2013, NASDAQ LTM as of 10/16/2013.
16

Project Premise - CONFIDENTIAL
Relative Trading Performance - Last Two Years
17
Source: Capital IQ.
(1)  October 27, 2011, Premise announced that it was raising $6 million in a rights offering consisting of the issuance of 20.268 million shares of its common stock at a purchase price of $0.30 per share to shareholders effective on 11/2/2011.

Project Premise - CONFIDENTIAL
Relative Trading Performance - Last Five Years

5-Year Indexed Share Performance Relative to
S&P 500 Index (^SPX) and NASDAQ Telecom Index (^IXTC)
Premise -27.27%
^IXTC 48.84%
^SPX 83.04%
18
Source: Capital IQ.
(1) October 27, 2011, Premise announced that it was raising $6 million in a rights offering consisting of the issuance of 20.268 million shares of its common stock at a purchase price of $0.30 per share to shareholders effective on 11/2/2011.
(1) 10/27/11: Rights offering of 20.3mm shares of common stock to shareholders @ $0.30/share

Project Premise - CONFIDENTIAL
Recent Share Trading Ranges
 1,636 7,087 3,919 1,615 2,821
Weighted Avg. Price/Share:$1.24
Total Shares Traded (000s): 17,078
Average Daily Volume (000s): 68
Volume
(000s)
Volume
(000s)
 5,808 3,297 1,542 2,821
Weighted Avg. Price/Share:$1.46
Total Shares Traded (000s): 13,468
Average Daily Volume (000s): 104
19
Source: Capital IQ.
6 Month Trading Volume ($ per share)
Percentage of Shares Traded
LTM Trading Volume ($ per share)
Percentage of Shares Traded

Project Premise - CONFIDENTIAL
Comparable Public Company Analysis
20
▪ As illustrated previously, Premise is transitioning from a CLEC providing legacy telecom services towards a pure-play fiber based telecom service provider with triple play offering
▪ To capture this scope in business focus, we reviewed select universes of publicly traded companies including
 (i) Fiber and Cable and (ii) Integrated Telecom Services(1) as follows:
▪ We have separated the two groups of comparable companies due to the differences in business model, service offering, cost structure and growth characteristics
▪ Although differences exist between the universe of comparable companies, the selected comparable companies share similar customer base
▪ Approximately two thirds of the company’s LTM revenues were generated from non-fiber services
(1) Including CLEC and alternative carriers.

Project Premise - CONFIDENTIAL
Comparable Public Company Analysis
21
Source: Capital IQ.
(1)Enterprise value (EV) = Equity value - cash and cash equivalents + total book value of debt + preferred equity + non-controlling interests.
(2)Harmonic mean.

Project Premise - CONFIDENTIAL
Comparable Public Company Analysis
22
Source: Capital IQ.
(1)Enterprise value (EV) = Equity value - cash and cash equivalents + total book value of debt + preferred equity + non-controlling interests.
(2)Harmonic mean.

Project Premise - CONFIDENTIAL
Comparable Public Company Analysis - Summary
23
Enterprise Value/LTM EBITDA
Enterprise Value/FY2013 EBITDA
Premise $1.58
Stock Price: 9.8x
Premise $2.00 Transaction
Price: 11.7x
7.8x
10.8x
7.5x
Median 6.1x
Median 8.5x
7.4x
Median 5.7x
9.9x
Median 8.2x
Premise $2.00 Transaction
Price: 10.6x
Note: Valuations reflect stock prices as of 10/17/13 and publicly available information.
7.2x
4.6x

Project Premise - CONFIDENTIAL
Comparable Precedent Transaction Analysis
24
▪ As illustrated previously, the Company is transitioning from a CLEC providing legacy telecom services towards a pure
 -play fiber based telecom service provider with triple play offering
▪ To capture this scope in business focus, we reviewed the precedent transactions in select universes of publicly traded companies including (i) Fiber and Cable and (ii) Integrated Telecom Services(1) as follows:
▪ We have separated the two groups of comparable companies due to the differences in business model, service offering, cost structure and growth characteristics
▪ Approximately two thirds of Premise’s LTM revenues were generated from non-fiber services
▪ Although differences exist between the universe of comparable companies, the selected comparable companies share similar customer base

Project Premise - CONFIDENTIAL
Comparable Precedent Transaction Analysis
25
Source: Capital IQ.
(1)EBITDA based on analyst estimates.
(2)Certain cable and broadband operations in Georgia and Alabama.
(3)Harmonic mean.

Project Premise - CONFIDENTIAL
Comparable Precedent Transaction Analysis
26
Source: Capital IQ.
(1)Represents the sale of Fairpoint Idaho-based operations.
(2)Harmonic mean.

Project Premise - CONFIDENTIAL
Comparable Precedent Transactions Analysis
27
Enterprise Value/LTM EBITDA
7.2x

Project Premise - CONFIDENTIAL
Discounted Cash Flow Methodology
28
Projections Utilized
▪ Based on management’s projections for a 5-year period through fiscal year 2018
▪ Assumes a 20% probability for 2 new smart build projects and a potential new RUS project
▪ Assumes 75% of planned cost savings will be achieved during the projection period
▪ Assumes that $22.9 million of NOLs as of 6/30/13 will be fully utilized by the end of 2016

Discount Rate
▪ Annual after-tax unlevered free cash flows for the fiscal years 2014 - 2018 were valued using discount rates ranging from 9%-13%
▪ Discount rates used were based on CAPM using beta derived from publicly traded comparable companies in the Fiber and Cable and Integrated Telecom Services sectors and reflect the standalone WACC for the Company and the ranges of WACC of selected comparable companies

Terminal Value	▪ Terminal value was calculated assuming 2018 EBITDA multiples of 5.0x-9.0x

Project Premise - CONFIDENTIAL
Discounted Cash Flow Analysis
29
Source: Premise management forecast.
Note: Calculated using mid-year convention and assumes transaction closes on December 31, 2013.
(1)EBITDA adjusted for planned cost savings, per Premise management. Assumes 75% of plan will be achieved.
(2)Assumes $22.9 million of NOLs as of 6/30/13 will be fully utilized by the end of 2016, per Premise management.

Project Premise - CONFIDENTIAL
Discounted Cash Flow Analysis
($ in thousands, except per share data)
30
(1) Based on $66.7 million of estimated net debt of as of 12/31/2013.
(2) Based on 45.116 million fully diluted shares, calculated using treasury method based on $2.00 per share.

Project Premise - CONFIDENTIAL
Appendix
31

Project Premise - CONFIDENTIAL
Weighted Average Cost of Capital Calculation
32
($ in thousands)
(1) 2-year historical weekly unadjusted beta provided by Capital IQ as of 10/17/13, adjusted by applying the formula employed by Bloomberg to derive adjusted beta = (2/3 x beta) + (1/3x 1.0).
(2) Based on current shares outstanding.
(3) Unlevered beta = Levered beta / {1+ [(D/E)*(1-T)]}.
(4) Levered beta = Unlevered beta * {1 + [(D/E)*(1-T)]}.

Project Premise - CONFIDENTIAL
Weighted Average Cost of Capital Calculation (cont.)
33
(1) Based on 20-Year Treasury Note as of 10/17/13.
(2) Based on industry average leverage ratio.
(3) Source: Ibbotson Associates 2013 Yearbook; large company equity premiums less the risk-free rate.
(4) Source: Ibbotson Associates 2013 Yearbook; 10th decile size premium.

Project Premise - CONFIDENTIAL
Weighted Average Cost of Capital Sensitivity Analysis
34
Note: WACC sensitivity analysis calculated using Premise’s levered adjusted betas of 1.18 using Fiber & Cable metrics and 1.79 using ITS metrics produce WACCs that range from 7.3%-15.0% at 3.81% small cap premium, 7.9%-16.5% at 6.03% small cap premium, and 9.0%-19.1% at 9.74 small cap premium.
•Ibbotson Associates 2013 Yearbook; Micro-Cap (deciles 9-10) equity risk size premium, reflecting market capitalization of $1.14 million - $514.21 million.
•Ibbotson Associates 2013 Yearbook; decile 10 equity risk size premium, reflecting market capitalization of $1.14 million - $253.77 million.
•Ibbotson Associates 2013 Yearbook; decile 10b decile equity risk size premium, reflecting market capitalization of $1.14 million - $165.60 million.
.

Project Premise - CONFIDENTIAL
NOL Present Value Analysis
35
Note: Calculated using mid-year convention and assumes transaction closes on December 31, 2013.
(1)Assumes $22.9 million of NOLs as of 6/30/13 will be fully utilized by the end of 2016, per Premise management.
(2)Based on 45.116 million fully diluted shares, calculated using treasury method based on $2.00 per share.

EXHIBIT (c)(4)

Strictly Private and Confidential
Los Angeles
San Francisco
New York
Newport Beach
Boston
NTS, Inc. Fairness Opinion Supplement

Presentation to the Board of Directors
October 20, 2013
B. Riley & Co., LLC
Member FINRA & SIPC
www.brileyco.com

Confidential
2
Qualification and Limiting Conditions
This document has been prepared for the Board of Directors (the “Board”) of NTS, Inc. (“NTS” or the “Company”) by B. Riley & Co., LLC (“BRC”), in
connection with its engagement by the Special Committee to the Board of Directors of NTS (the “Committee”) to provide an opinion as to the fairness, from a financial point of view, as of the date of the opinion, to the Board in respect of the cash consideration (the “Consideration”) to be received by the holders of Company common stock (other than any stockholders rolling over shares) from Tower Three Partners (“T3") in connection with the proposed acquisition of 100% of NTS’ common stock by T3 North Intermediate Holdings, LLC and North Merger Sub, Inc. (the
“Proposed Transaction”).
Neither this document nor the information contained herein is for investment purposes or for distribution to the public or any other entity without the express written permission of BRC. Any recipient of this document hereby agrees that all information contained herein is confidential, and that they will treat it as such, and will not, without prior written consent from BRC, directly or indirectly, disclose, copy or distribute such information.
The corporate information contained in this presentation was furnished by the management of NTS. B. Riley has relied on, but did not assume any responsibility to independently investigate or verify the accuracy, completeness and fairness, of all such information provided during this engagement. The conclusions contained herein are conditioned upon the information being accurate, complete and fair in all respects.
All estimates, budgets, forecasts and projections contained herein have been prepared by the management of NTS and involve numerous and significant subjective determinations. The estimates, budgets, forecasts and projections contained herein may or may not be achieved and differences between projected results and those actually achieved may be material. BRC assumed that the forecasts and projections provided herein were prepared on a basis reflecting the best currently available estimates and good faith judgments of NTS management as to future performance for all periods specified therein.
No representation or warranty, expressed or implied, is made as to the accuracy, completeness, or fairness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation of past or future results. Neither BRC nor any of its advisors take any responsibility for the accuracy or completeness of any of the accompanying information. BRC has not been requested to and did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise known or unknown) of NTS.

Confidential
3
Qualification and Limiting Conditions (cont’d)
Consistent with applicable legal and regulatory requirements, BRC has adopted certain policies and procedures to establish and maintain the independence of BRC’s research departments and personnel. As a result, the research analysts of BRC and its affiliates may hold views, make statements or investment recommendations and/or publish research reports with respect to NTS, the Proposed Transaction and other participants in the Proposed Transaction that differ from the views of BRC’s investment banking personnel.
In the ordinary course of its business, BRC and its affiliates may actively trade or hold (for their own accounts or for the accounts of their customers) equity and debt securities, bank debt and/or other financial instruments issued by NTS or other participants in the Proposed
Transaction as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in these securities, bank debt, financial instruments and derivatives.
The type and amount of consideration payable in the Proposed Transaction were determined through negotiations between NTS and T3 and are subject to the approval of its Board. The decision to enter into the Proposed Transaction is solely that of the Board. The BRC fairness opinion (the
“Opinion”) is just one of the many factors taken into consideration by the Board of NTS. Consequently, BRC’s analyses should not be viewed as determinative of the Board’s decision with respect to the fairness, from a financial point of view, of the consideration to be paid to the holders of
Company common stock in the Proposed Transaction.
The Opinion has been approved by BRC’s Fairness Opinion Committee in accordance with its established policies and procedures.

Confidential
4
Table of Contents
1. Introduction
2. NTS, Inc. Company Overview
3. Valuation Analysis
4. Appendix

 Introduction

Confidential
6
Situation Overview
❑ NTS, Inc. (“NTS” or the “Company”) has reached an agreement to be acquired by T3 North Intermediate
 Holdings, LLC and North Merger Sub, Inc. (together “T3 North”), a wholly-owned subsidiary of Tower Three
 Partners, LLC (“T3”), for cash consideration of $2.00 per share of NTS common stock (the “Proposed
 Transaction”)
❑ B. Riley & Co., LLC (“BRC” or “B. Riley”) has been engaged by the Special Committee to the Board of Directors
 (the “Committee”) of NTS to render an opinion (the “Opinion”) as to the fairness, as of the date of the
 Opinion, from a financial point of view, of the cash consideration to be received by the holders of Company common stock (other than any stockholders rolling over shares) in the Proposed Transaction
❑ B. Riley was engaged solely to render the Opinion and was not engaged to, and did not, solicit any indications of interest from any parties with respect to a sale of all or part of the Company or any alternative transaction. The Opinion does not address the relative merits of the Proposed Transaction as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Proposed Transaction. The Opinion does not constitute a recommendation as to how any holder of shares of Company common stock should vote on the
 Proposed Transaction or any matter related thereto. In addition, BRC has not been asked to address, and the
 Opinion does not address, the fairness to, or any other consideration of, the holders of any other class of securities, creditors or other constituencies of the Company

Confidential
7
Situation Overview (cont'd)
❑ Based on B. Riley’s conversations with certain members of senior management of the Company and Board of
 Directors, we understand the Company has held discussions with strategic and financial buyers in evaluating alternatives to execute on its strategic growth plan:
 ▪ In August 2011, NTS signed Non-Disclosure Agreements (“NDAs”) with and entered into discussions with two strategic parties regarding a potential sale. It was determined that the build out of NTS’ fiber network was too early stage for an acquisition by the strategic parties
 ▪ In March 2013, T3 approached NTS via the Company’s financial advisor, Oberon Securities LLC
 (“Oberon”), to engage in preliminary discussions. Key events following the initial introduction are documented in subsequent pages
 ▪ As discussions between T3 and NTS progressed, Oberon approached two additional financial buyers /
 investors to gauge interest in pursuing a transaction with NTS in August 2013
 • Both financial buyers entered into NDAs and received diligence materials, including financial projections prepared by management of the Company
 • One party indicated an interest in providing capital in the form of subordinated debt or preferred equity; the other party indicated a willingness to provide a PIPE at the then current market share price of approximately $1.50

Confidential
8
Situation Overview (cont'd)
Review of select events
❑ March 14  Introductory call among NTS, T3 and Oberon Securities, LLC (“Oberon”), financial advisor to the Company
❑ April 10  NDA executed between NTS and T3
❑ April 24-25 Principal meeting in Dallas, Texas, after which diligence materials are shared
❑ May 29  Principal meeting in Greenwich, Connecticut to discuss actionable consolidation opportunities
❑ August 2  T3 submits non-binding Letter of Intent indicating $2.00 per share purchase price and requesting 30-day period of exclusivity with the Company
  Weil, Gotshal & Manges, LLP retained as T3 counsel
❑ August 14  Principal meeting to update on organic growth initiatives and non-organic growth opportunities
❑ August 19  T3 submits diligence schedule and request list
❑ August 21  Letter of Intent executed and 30-day period of exclusivity commences
❑ Mid-August Special Committee to Board of Directors (the “Committee”) formed
❑ Mid-September Olshan, Frome, Wolosky LLP retained as Committee counsel

Confidential
9
Current Summary of Key Transaction Terms
Price per Share	▪ $2.00 per share
Consideration	▪ 100% cash
Required Financing
▪ Rollover of one-third shares held by Guy Nissenson, Chairman of the Board, President and Chief Executive Officer
▪ Assumes requisite waivers and / or consents are obtained, as necessary, for rollover of existing debt, including notes payable to ICON
 Agent, LLC, Senior Unsecured Series A Bonds issued December 2007 and Rural Utilities Service (“RUS”) loans outstanding

Deal Protection
▪ 2.50% NTS break-up fee in the case of a Go-Shop Excluded Party; 4.50% NTS break-up fee in any other circumstance
▪ 1.50x reverse break-up fee equal to the 4.50% break-up fee. Alternatively, prior to termination of the agreement the Company can seek specific performance. The reverse break-up fee and specific performance are the Company’s remedies if the Company satisfies all of its conditions to closing, yet T3 determines not to close for any reason

Go-Shop Provision	▪ 30 days
Conditions to Close	▪ Customary for transactions of this nature ▪ HSR approval ▪ Shareholder vote ▪ Absence of Material Adverse Effect ▪ No material breach of representations and warranties and covenants
___________________________
Note: Defined terms have the same meaning as in the draft Agreement dated October 19, 2013.

Confidential
10
Scope of Work
BRC performed the following activities, among others, in formulating its Opinion
❑ Reviewed the financial terms of the draft Agreement and Plan of Merger (the “Agreement”) dated October
 19, 2013;
❑ Reviewed certain publicly available information, which we believe to be relevant, concerning the business, financial condition and operations of NTS;
❑ Reviewed certain information internal to NTS concerning its business, financial condition and operations, prepared and furnished to us by the management of the Company;
❑ Reviewed NTS’ financial forecast furnished to us by the management of the Company;
❑ Reviewed certain internal financial analyses, estimates and forecasts, prepared and furnished to us by the management of the Company;
❑ Reviewed the Company’s annual and quarterly audited and unaudited financial statements through June 30,
 2013;
❑ Held discussions with members of senior management of NTS concerning their evaluations of the Proposed
 Transaction, the business, operating and regulatory environment, financial condition, prospects, and strategic objectives of the Company, as well as such other matters as we deemed necessary or appropriate for purposes of rendering the Opinion;
❑ Reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which we deemed to be generally comparable to the Company;

Confidential
11
Scope of Work (cont'd)
❑ Reviewed the publicly available financial terms of certain other business combinations that we deemed to be relevant in industries similar to those in which the Company participates and the consideration received for such companies that we believe to be generally relevant;
❑ Performed a discounted cash flow analysis of NTS utilizing financial information prepared by and furnished to us by the management of the Company;
❑ Reviewed and analyzed premiums paid in business combinations involving publicly traded companies that
 BRC deemed to be generally comparable to NTS with respect to size and industry; and
❑ Performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering the Opinion.

 NTS, Inc. Company Overview

Confidential

NTS, Inc. Overview
___________________________
Source: Company.
❑ NTS is a publicly traded telecommunications company
 (NYSE/TASE: NTS) operating in the U.S.
❑ Offers a wide range of services, including broadband
 data, IPTV video services, local dial tone, point-to-point
 long haul, mobile wireless services, long distance and
 international telephony, Toshiba telephone systems,
 Internet hosting MPLS data services and reselling
 opportunities
❑ Operates the largest "non-ILEC" telecommunications
 network in West Texas and has developed a Fiber-To-The-
 Premise (“FTTP”) platform enabling the Company to
 provide a voice, video and data "triple play" offering to its customers
 ▪ Broadband networks in underserved North Texas and
 Louisiana communities funded by approximately $100
 million of federal grants ($46 million) and loans ($54
 million) from the USDA Rural Utility Service (“RUS”)
 ▪ Recently launched “metro build” strategy specifically
 targeting business customers in select markets: Wichita
 Falls (Q1 2013), Abilene (Q2 2013) and Amarillo (Q4
 2013E)
❑ NTS was founded in 1981 and is headquartered in
 Lubbock, Texas
LTM Revenues
LTM Fiber Revenues
$20.6 Million

Confidential

Summary Federally Funded FTTP Projects
___________________________
Source: Company.
(1) Excludes installations.
Project Name	Total Investment	Residential Passings	Business Passings	Total Passings	Sales Commencement	Project Completion(1)
Levelland	$12 million	5,400	310	5,710	Q4 2009	April 2010
North Texas [1]	$45 million ($22 million Grant)	11,252	2,200	13,452	Q2 2011	Q4 2013E
North Texas [2]	$19 million ($6 million Grant)	7,800	500	8,300	Q2 2011	Completed
Louisiana	$36 million ($18 million Grant)	6,745	2,978	9,723	Q2 2013	Q4 2013E
Total	$112 million ($46 million Grant)	31,197	5,988	37,185
NTS’ “PRIDE Network Inc.” won approval of three applications for federal funding, representing the fifth largest recipient of broadband funding
❑ NTS was selected to receive approximately $100 million in total financing that will increase total passings by 30,000+
 ▪ $46 million in the form of grants
 ▪ $54 million in the form of 19-year non-recourse loans to build two FTTP networks in North Texas and one FTTP network in
 Louisiana
❑ Due to the nature of RUS grants and loans, BRC notes limited Federal Stimulus funding may be available on a go-forward basis

Confidential

NTS FTTP Network Footprint
NTS’ fiber network is currently available in 18 communities in Texas
● = Pre-PRIDE FTTP buildout
○ = 2011 FTTP buildout
● = 2012 FTTP buildout
● = 2013 FTTP buildout
● = Smart Build network
As of Q2 2013	Passings	Customers	Take Rate	ARPU
Business	8,320	2,898	35%	$348
Residential	38,935	7,894	20%	$102
Total	47,255	10,792	23%	$178

Confidential

NTS Take Rates in Key Markets
Source: Company.
Pride 1 - Residential Take Rates
Pride 1 - Business Take Rates

Confidential

Summary Financial Performance
Gross Profit and Margin(1)
Adjusted EBITDA and Margin(2)
___________________________
Source: Company filings and management forecast.
(1) Excludes depreciation and amortization.
(2) Adjusted EBITDA excludes stock-based compensation, asset impairments and cost savings.
($ in millions)
($ in millions)
($ in millions)
Net Sales
Passings and Take Rate
9.9%
3-Yr CAGR
30.9%
3-Yr CAGR
3-Yr CAGR
-9.9%
35.0%
3.9%

Confidential

NTS Historical Share Price Performance

Confidential

Summary Financials
___________________________
Source: Company filings and management forecast.
(1) Gross profit excludes depreciation and amortization.
(2) Nonrecurring expenses include $1.0 million from an increase in bad debt expense and $519,000 due to the write-off of assets acquired during various acquisitions.
(3) Reflects planned cost reductions in IT, payroll, transport and headquarters related expenses.
Financial projections assume management base case

 Valuation Analysis

Confidential

Valuation Methodologies
Market
Multiples
Discounted
Cash Flow
Precedent
Transactions
Premiums Paid
Analysis
BRC utilized the following methodologies to value the Company

Confidential

Public Company Comparables - Summary Descriptions
CLEC and Telecom Comparables
Alaska Communications Systems Group, Inc. (NASDAQ: ALSK)
Alaska Communications provides leading integrated communications services to business and consumer customers in and out of Alaska. The company’s communications network extends throughout Alaska and is connected to the contiguous states via its two diverse undersea fiber optic cable systems: (i) the AKORN® system and (ii) the Northstar system.

CenturyLink, Inc. (NYSE: CTL)
Century Link is an integrated communications company which provides an array of communications services to the residential, business, governmental and wholesale customers. Services include local and long-distance, network access, private line, public access, broadband, data, managed hosting, colocation, wireless and video services. In certain local and regional markets, they also provide local access and fiber transport services to CLECs and security monitoring.

Cincinnati Bell Inc. (NYSE: CBB)
Cincinnati Bell provides data and voice communications services over wireline and wireless networks, managed and professional information technology services, and it resells information technology and telephony equipment. It provides telecommunications services to businesses and consumers in the Greater Cincinnati and Dayton, Ohio areas.

Consolidated Communications Holdings, Inc. (NASDAQ: CNSL)
Consolidated Communications Holdings provides communications services to residential and business customers in Illinois,
Texas, Pennsylvania, California, Kansas and Missouri. It offers local and long-distance service, high-speed broadband Internet access, video services, digital telephone service (“VOIP”), custom calling features, private line services, carrier grade access services, network capacity services over our regional fiber optic networks, directory publishing and CLEC services.

Frontier Communications Corporation (NASDAQ: FTR)
Frontier Communications provides services to rural areas and small and medium-sized towns and cities in the U.S. It offers voice, data, Internet, and television services and products. The company provides both regulated and unregulated voice, data and video services to residential, business and wholesale customers.

HickoryTech Corporation (NASDAQ: HTCO)
HickoryTech provides communications to business and residential customers in the upper Midwest through its multistate fiber network. The Fiber and Data segment serves wholesale, enterprise and small to medium business customers with high-speed communications products. The company also offers local phone, long distance, high-speed Internet, digital TV, advanced business and IP networking services. Its products and services support Cisco' equipment sold to business customers.

Windstream Holdings, Inc. (NASDAQ: WIN)
Windstream Holdings provides telecommunication, high-speed Internet, long distance, network access and video services in
16 states. Windstream Yellow Pages publishes all its local directories and for more than 100 other independent telephone companies. Windstream Supply operates four warehouses across the United States which house a wide variety of products used to support voice, high-speed data and video applications.

Confidential

Public Company Comparables - Summary Descriptions
Cable Comparables
Cablevision Systems Corporation (XNYS: CVC)
Cablevision Systems is a telecommunications and media company that offers advanced digital television, voice and high-speed
Internet services, local media and programming properties and movie theatres. The Telecommunications Services segment includes the company's cable television business, including its video, high-speed data, and Voice over Internet Protocol operations and the operations of the commercial high-speed data and voice services provided by Optimum Lightpath. The other segment, Newsday, includes the Newsday daily newspaper, amNew York, Star Community Publishing Group, and online websites, including newsday.com and exploreLI.com.

Charter Communications, Inc. (NASDAQ: CHTR)
Charter Communications provides entertainment, information, and communications solutions to residential and commercial customers. The company offers cable video programming services, Internet services, Charter.net and telephone services. It also provides broadband communications solutions to business and carrier organizations.

Time Warner Cable Inc. (NYSE: TWC)
Time Warner Cable provides video, high-speed data and voice services in the U.S. The company offers residential and business customers with video, high-speed data and voice services through its broadband cable systems. Its business services also include networking and transport services and, through its wholly owned subsidiary, NaviSite, Inc., manages and outsources information technology solutions and cloud services. It also provides advertising to a variety of national, regional and local customers.

Confidential

Public Company Comparables - Key Financial Statistics
Median:
52.7%
Mean:
54.3%
($ in millions)
LTM Revenues
LTM Gross Profit Margin(1)
LTM Adjusted EBITDA Margin(2)
LTM Capex % Revenues
Median:
35.8%
Mean:
35.4%
Median:
16.6%
Mean:
17.7%
___________________________
Source: FactSet.
(1) Excludes depreciation and amortization.
(2) Excludes stock-based compensation.
NTS is significantly smaller than public comparables and will require high capex levels to build out its fiber network

Confidential

Public Company Comparables - Relative Valuation
($ in millions)
Enterprise Value(1)
Market Capitalization(1)
2013E Revenue Growth
Enterprise Value / CY 2013E EBITDA(1)
Mean:
-0.7%
Median:
-2.4%
___________________________
Source: FactSet.
Note: Implied NTS share price utilizes treasury method and assumes conversion of in-the-money warrants and options in calculating diluted shares outstanding.
(1) Price as of October 11, 2013.
(2) HTCO 2013E revenue and EBITDA based on the mid point of management guidance.
($ in millions)
(2)

Confidential

Precedent Comparable Transactions
2011
2013
Average
8.1x(1)
___________________________
Source: FactSet and public filings.
Note: Implied NTS share price utilizes treasury method and assumes conversion of in-the-money warrants and options in calculating diluted shares outstanding.
(1) Average excludes Tower Three Partners / NTS, Inc. multiple.
$1,100
$1,934
$2,590
$2,964
$2,245
$28
$530
$2,142
$6,600
$1,625
$22,184
Total EV
$157
The following precedent transactions were identified on the basis of underlying similarities in the acquired company business models and operations

Confidential

Discounted Cash Flow Valuation
Key Assumptions
▪NTS cost of capital derived
using CAPM adjusted for excess
returns associated with
company size
▪Risk free rate of 2.5% based
on long-term (20-year) U.S.
Treasury coupon bond yield
▪Market risk premium of 6.6%
▪Micro-cap size premium of
11.8%
▪Un-levered Beta of 0.42,
drawn from subset of public
comparables
▪Marginal cost of debt
assumed to be 11.7%,
excluding RUS loans
▪Target capital structure
assumed to be approximately
46.6% debt / market equity
based on NTS current capital
structure
▪Resulting cost of equity of
17.9%
▪WACC of 14.6%
Implied Enterprise Value
Implied Share Price
___________________________
Note: Implied NTS share price utilizes treasury method and assumes conversion of in-the-money warrants and options in calculating diluted shares outstanding.
(1) Assumes full utilization of $22.9 million NOL as of June 30, 2013.

Confidential

Premiums Paid Analysis
Data Set
▪51 selected change-of-control
transactions dating back to January
2010
▪North American listed public
companies
▪Market capitalization range from
$25 million to $100 million
▪Aggregate deal value of $2.9 billion
▪Premia assessed based on VWAP
due to limited trading volume in NTS
stock
Premiums Paid to Prior Close and Month-Ago Closing Price(1)
___________________________
Source: Factset and BRC analysis.
(1) Last Trade as of October 11, 2013.
Premium to
30-day VWAP
25.3%
Premium to
90-day VWAP
19.7%
Premium to 1
-year VWAP
55.5%

Confidential

Summary Valuation
___________________________
Note: Implied NTS share price utilizes treasury method and assumes conversion of in-the-money warrants and options in calculating diluted shares outstanding.
(1) Valuation based on a sum-of-the-parts analysis.
(2) Interquartile range of EV/LTM EBITDA multiples for comparable M&A transactions.
(3) See page 26 for detailed discounted cash flow analysis.
(4) Interquartile range of premiums paid in comparable size transactions involving changes of control.
(5) Price as of October 11, 2013.
FIBER
NON-FIBER
Per Share

 Appendix

Confidential

Detailed Public Comparable Company Analysis
Source: Factset and company filings.
(1) Price as of October 11, 2013

Confidential

Detailed Public Comparable Company Analysis (Cont'd)
___________________________
Source: Factset and company filings.
(1) Price as of October 11, 2013

Confidential

___________________________
Source: Company filings and Factset.
(1) Long-term (20-year) U.S. Treasury Coupon Bond Yield (Ibbotson, 2012).
(2) Historical equity risk premium (Ibbotson, 2012).
(3) Micro-cap return in excess of CAPM (Ibbotson, 2012).
(4) Target debt / capital ratio excludes cost of government-sponsored debt instruments.
(5) Levered Beta = Unlevered Beta * (1+((D/E)*(1-T)))
(6) Market data as of October 11, 2013.
(7) Unlevered Beta = Levered Beta / (1+((D/E)*(1-T)))
Detailed Cost of Capital Calculation

Confidential

Detailed Precedent Transactions
___________________________
Source: Factset.

Confidential

Transaction Premia Analysis
___________________________
Source: Factset.

Confidential

Transaction Premia Analysis (Cont'd)
___________________________
Source: Factset.

Confidential

Disclosure - Privileged and Proprietary
The information contained in this presentation, including any and all discussions, views, opinions and financial advice expressed or communicated by B. Riley is proprietary and highly confidential. It has been prepared by B. Riley for the sole benefit of NTS, Inc., and as such may not be referred to, shared or disseminated without the prior written consent of B.
Riley in each instance.
11100 Santa Monica Blvd.
Suite 800
Los Angeles, CA 90025
T: 310-966-1444
Los Angeles
237 Park Ave.
Suite 9022
New York, NY 10017
T: 212-225-8484
New York
425 California St.
Suite 900
San Francisco, CA 94104
T: 415-692-0073
San Francisco
4695 MacArthur Court
Suite 100
Newport Beach, CA 92660
T: 949-852-9911
Newport Beach
470 Atlantic Ave.
Suite 4051
Boston, MA 02210
T: 617-273-8133
Boston

Exhibit (c)(5)

EXHIBIT (c)(6)

Presentation Materials prepared by Company management and provided to Oberon Securities and B. Riley & Co. on October 11, 2013

Differences between Model Cases

Item

Inputs

Fiber Take Rates - Key Communities - Aug. 2013	Business	Residential
Lubbock	53%	12%
Wollforth	50%	9%
Levelland	67%	38%
Littlefield	42%	41%
Burkburnnet	41%	31%
Brownfield	61%	38%
Slaton	29%	17%
Lamessa	57%	27%
Plainview	39%	13%
Witchita Falls	27%	NM
Hammond	10%	1%
Ponchatoula	0%	0%
Abilene	1%	NM
Amarillo	0%	NM

Fiber ARPUs - Key Communities - Aug. 2013
Lubbock	$412	$89
Wollforth	$364	$92
Levelland	$469	$104
Littlefield	$287	$116
Burkburnnet	$251	$106
Brownfield	$211	$103
Slaton	$206	$106
Lamessa	$188	$101
Plainview	$253	$101
Witchita Falls	$206	NA
Hammond	$200	$130
Ponchatoula	NA	NA
Abilene	NA	NA
Amarillo	NA	NA

	Case #1	Case #2
Fiber Business Take Rates - Key Communities - 2018
Lubbock	60%	58%
Wollforth	50%	50%
Levelland	72%	71%
Littlefield	70%	63%
Burkburnnet	70%	63%
Brownfield	70%	68%
Slaton	65%	56%
Lamessa	70%	67%
Plainview	70%	63%
Witchita Falls	60%	52%
Hammond	40%	32%
Ponchatoula	70%	53%
Abilene	55%	42%
Amarillo	46%	35%

Fiber Residential Take Rates - Key Communities - 2018
Lubbock	22%	19%
Wollforth	19%	16%
Levelland	44%	42%
Littlefield	44%	43%
Burkburnnet	44%	41%
Brownfield	44%	42%
Slaton	37%	32%
Lamessa	44%	40%
Plainview	44%	37%
Iowa Park	44%	36%
Hammond	39%	29%
Ponchatoula	39%	29%

Fiber Business ARPUs - Key Communities - 2018
Lubbock	$436	$430
Wollforth	$376	$370
Levelland	$491	$485
Littlefield	$301	$295
Burkburnnet	$345	$317
Brownfield	$342	$309
Slaton	$340	$308
Lamessa	$341	$307
Plainview	$345	$321
Witchita Falls	$320	$292
Hammond	$330	$298
Ponchatoula	$310	$283
Abilene	$303	$277
Amarillo	$302	$276

Fiber Residential ARPUs - Key Communities - 2018
Lubbock	$110	$105
Wollforth	$110	$106
Levelland	$110	$109
Littlefield	$110	$110
Burkburnnet	$110	$110
Brownfield	$110	$108
Slaton	$110	$109
Lamessa	$110	$108
Plainview	$110	$108
Iowa Park	$110	$109
Hammond	$110	$109
Ponchatoula	$110	$109

Smart build probability- Midland	20%	20%
Smart build probability - Odessa	20%	20%
New RUS project probability	20%	20%

Planned cost savings - % of plan	100%	75%

Non Fiber Assumptions

Abilene bus count quarterly growth	-2.5%	-3.5%
Abilene res count quarterly growth	-7.0%	-8.0%
Abilene smart build cannibalization	25.0%	25.0%

Amarillo bus count quarterly growth	-3.3%	-4.0%
Amarillo res count quarterly growth	-7.0%	-8.0%
Amarillo smart build cannibalization	25.0%	25.0%

Lubbock bus count quarterly growth	-2.6%	-3.5%
Lubbock res count quarterly growth	-6.1%	-7.0%

Midland bus count quarterly growth	-1.9%	-3.0%
Midland res count quarterly growth	-7.3%	-8.0%
Midland smart build cannibalization	25.0%	25.0%

Odessa bus count quarterly growth	-1.4%	-2.0%
Odessa res count quarterly growth	-6.2%	-6.5%
Odessa smart build cannibalization	25.0%	25.0%

Wichita Falls bus count quarterly growth	-4.1%	-5.0%
Wichita Falls res count quarterly growth	-4.8%	-4.8%
Wichita Falls smart build cannibalization	25.0%	25.0%

Minor markets bus and res count quarterly growth	-5.7%	-6.5%

UNE-P count quarterly growth	-5.6%	-6.5%
Other business count quarterly growth	-2.4%	-3.0%
Carrier variable COGS quarterly increase	0.0%	0.5%

Fiber Assumptions

Fiber fixed costs quarterly growth	1.0%	1.0%

Selling expenses quarterly growth (up to 4Q 2016)	1.5%	1.5%

Selling expenses annual growth (2017-2018)	3.0%	0.0%

Wholesale fiber quarterly revenue growth	5.0%	2.0%

Wholesale fiber annual revenue growth (2017-2018)	10.0%	5.0%

Communities Modeled as a % of Levelland take rate growth (bus and res)	100.0%	75.0%

Other Communities - % of Case #1 take rate growth (bus and res)	100.0%	75.0%

% of Quarterly Business ARPU Growth of Case #1	100.0%	75.0%

% of Quarterly Residential ARPU Growth of Case #1	100.0%	75.0%

Outputs

Fiber Customer Adds (Net of Churn)
Net Customer Adds in 2012	2,193	2,193
Net Customer Adds in 2013	2,861	2,600
Net Customer Adds in 2014	6,575	4,933
Average Net Customer Adds in 2014 - 2018	2,735	2,039
% Increase in Net Customer Adds (2012 vs. 2013)	30%	19%
% Increase in Net Customer Adds (2013 vs. 2014)	130%	90%

Fiber Revenues
Fiber Revenues 2012	$18,219,615	$18,219,615
Fiber Revenues 2013	$23,710,481	$23,610,188
Fiber Revenues 2014	$34,785,281	$32,067,530
Fiber Revenues 2018	$59,768,652	$48,899,414
% Increase in Fiber Revenues (2012 vs. 2013)	30%	30%
% Increase in Fiber Revenues (2013 vs. 2014)	47%	36%
5-year CAGR (2013 vs. 2018)	20%	16%

Total Revenues
Revenues 2012	$59,870,468	$59,870,468
Revenues 2013	$60,744,508	$60,532,567
Revenues 2014	$67,987,009	$64,752,580
Revenues 2018	$85,433,841	$72,779,878
% Increase in Total Revenues (2012 vs. 2013)	1%	1%
% Increase in Total Revenues (2013 vs. 2014)	12%	7%
5-year CAGR (2013 vs. 2018)	7%	4%

Adjusted EBITDA
EBITDA 2012	$11,862,159	$11,862,159
EBITDA 2013	$14,880,315	$14,700,224
EBITDA 2014	$22,401,916	$20,146,290
EBITDA 2018	$36,727,481	$27,535,617
% Increase in EBITDA (2012 vs. 2013)	25%	24%
% Increase in EBITDA (2013 vs. 2014)	51%	37%
5-year CAGR (2013 vs. 2018)	20%	13%

1

Assumptions

			Quarterly Growth Assumptions Organic						Smart Build
UNE-L Revenue			Business			Residential			Cannibalization
			Average	Projected		Average	Projected

Abilene
Count			-2.5%	-2.5%		-7.0%	-7.0%		25.0%
ARPU			0.5%	0.5%		0.9%	0.9%

Amarillo
Count			-3.3%	-3.3%		-7.0%	-7.0%		25.0%
ARPU			-0.9%	-0.9%		0.0%	0.0%

Lubbock
Count			-2.6%	-2.6%		-6.1%	-6.1%
ARPU			-0.4%	-0.4%		0.8%	0.8%

Midland
Count			-1.9%	-1.9%		-7.3%	-7.3%		25.0%
ARPU			0.6%	0.6%		0.4%	0.4%

Odessa
Count			-1.4%	-1.4%		-6.2%	-6.2%		25.0%
ARPU			0.4%	0.4%		1.3%	1.3%

Wichita Falls Bus
Count			-4.1%	-4.1%		-4.8%	-4.8%		25.0%
ARPU			-2.6%	-2.6%		0.6%	0.6%

Minor Markets (Bus & Res)
Count			-5.7%	-5.7%
ARPU			-1.2%	-1.2%

UNE-P			Average	Projected
Count			-5.6%	-5.6%
ARPU			1.2%	1.2%

Other			Average	Projected

Business Count			-2.4%	-2.4%
Business ARPU			1.0%	1.0%

Carrier growth (COGS Summary tab)			-0.7%	-0.7%

Equipment Revenue growth			11.8%	0.0%

Residential Count			-0.3%	-0.3%
Residential ARPU			13.2%	0.0%

Other Count			0.0%	0.0%
Other ARPU			18.2%	0.0%

Other Non-Fiber: Revenue Change			Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Average	Projected

Carrier Access Billing change from last period			12.4%	-10.1%	-6.5%	1.2%	-3.9%	-6.5%	-0.3%	-9.0%	13.6%	-1.0%	-1%
Carrier Access Billing change from last year						-4.4%	-18.3%	-15.0%	-9.4%	-18.5%	-3.7%	-11.5%

Rent Income change from last period			-5.9%	-1.4%	-5.4%	-12.8%	-1.9%	6.2%	-9.6%	-7.4%	1.4%	-4.1%	-4%
Rent Income change from last year						-5.9%	-1.4%	-5.4%	-18.0%	-12.9%	-9.9%	-8.9%

Xfone			-7.1%	-3.2%	-6.6%	-1.5%	2.7%	-8.0%	-4.3%	-2.5%	-5.8%	-4.0%	-4%

Non Fiber COGS		Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Average	Q Growth	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018

CLEC Variable COGS as a % of revenues		47%	50%	51%	51%	49%	50%	50%	52%	51%	52%		0%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%

Resale Variable COGS as a % of revenues			60%

Business			25%
Carrier Variable COGS as a % Carrier Revenue1		46%	48%	46%	43%	45%	46%	47%	42%	42%	45%	45.1%	0.0%	45.1%	45.1%	45.1%	45.1%	45.1%	45.1%	45.1%	45.1%	45.1%	45.1%	45.1%	45.1%	45.1%	45.1%	45.1%
Equipment			34%	78%	66%	59%	40%	48%	57%	36%	46%	51.5%	0.0%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%
Residential2			60%		66%	55%	56%	61%	58%	60%	51%	58.3%	0.0%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%

Carrier Access Billing			10%
Rent			10%

Fixed COGS		881,573	826,328	829,302	817,283	856,756	750,078	703,359	702,374	677,258	640,647
% change			-6.3%	0.4%	-1.4%	4.8%	-12.5%	-6.2%	-0.1%	-3.6%	-5.4%	-3.4%	-1.0%

1) Based on Private Line historical COGS analysis
2) Based on cable service margin. Since cable services are inlcuded in residential revenues in 2013 and forward

Fiber COGS1			Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013			Average	Projection

Variable Bus COGS, % of business revenue			3.8%	3.7%	3.4%	3.3%	3.3%	3.3%	3.2%	3.2%	3.6%	3.5%			3.4%	3.4%
Variable Res COGS, % of residential revenue			46.4%	46.4%	44.7%	43.5%	41.9%	42.2%	39.5%	40.4%	42.4%	41.6%			41.3%	41.3%

Total fiber fixed costs			$229,546	$227,256	$253,385	$266,897	$321,558	$320,219	$328,902	$340,648	$377,549	$379,851

Quarterly growth assumption		1.00%
Annual growth assumption (2017-2018)		4.00%

1) Based on COGS analysis

			Quarterly		Annual (2017-2018)
G&A Quarterly Increase			1.00%		2.00%
Selling expense increase			1.50%		3.00%

Bad Debt as a % of revenue		1.5%

Tax Rate		35.0%	NTS currently has ~22 million of NOLs. Model assumes NTS starting to pay taxes in 2016.
Property Tax		1.25%	As % of sales
		Yes = 1, No =0
Going Private Cost savings		0
Planned Cost savings - % of plan		100.0%
Fiber Assumptions
				2017-2018 annual growth
Wholesale Fiber Growth Rate (Quarterly)			5%	10%

New Projects	% prob	Yes = 1, No =0
Midland	20.0%	1		With Midland
Odessa	20.0%	1		With Odessa
New RUS	20.0%	1		With New RUS Project

Business Take Rate

		LTM	Q2 2013	Aug-13	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018
Lubbock		53%	54%	53%	54%	54%	54%	55%	55%	55%	56%	56%	56%	56%	57%	57%	57%	58%	59%	60%
Wolfforth		53%	51%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%
Levelland		66%	68%	67%	69%	69%	69%	69%	70%	70%	70%	70%	71%	71%	71%	71%	72%	72%	72%	72%
Smyer		17%	17%	17%	17%	17%	17%	18%	18%	18%	18%	19%	19%	19%	19%	20%	20%	20%	21%	22%
Littlefield		41%	41%	42%	43%	45%	46%	58%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%
Burkburnnet		38%	40%	41%	42%	45%	57%	69%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%
Brownfield		56%	61%	61%	61%	61%	61%	65%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%
Slaton		24%	27%	29%	29%	31%	33%	35%	37%	39%	41%	43%	45%	47%	49%	51%	53%	55%	60%	65%
Wilson		17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%
Lamesa		50%	57%	57%	59%	61%	63%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%	70%
Plainview		26%	39%	39%	40%	43%	52%	61%	64%	66%	68%	70%	70%	70%	70%	70%	70%	70%	70%	70%
Wichita Falls		16%	23%	27%	31%	40%	50%	51%	51%	52%	52%	53%	53%	54%	54%	55%	55%	56%	58%	60%
Iowa Park		9%	12%	14%	15%	18%	21%	36%	51%	53%	55%	57%	59%	61%	63%	65%	67%	69%	71%	71%
Hammond		1%	3%	10%	10%	13%	15%	17%	18%	20%	21%	23%	24%	26%	27%	29%	30%	32%	36%	40%
Ponchatoula		0%	0%		0%	18%	27%	30%	33%	36%	39%	42%	45%	48%	51%	54%	57%	60%	65%	70%
Abilene		0%	0%	1%	3%	20%	35%	50%	51%	51%	52%	52%	53%	53%	54%	54%	55%	55%	55%	55%
% of Levelland growth
Hale Center	100%	0%	0%	2%	5%	12%	18%	25%	36%	43%	47%	49%	56%	57%	59%	61%	64%	65%	68%	69%
Abernathy	100%	0%	0%			12%	18%	25%	36%	43%	47%	49%	56%	57%	59%	61%	64%	65%	68%	69%
New Deal	100%	0%	0%			12%	18%	25%	36%	43%	47%	49%	56%	57%	59%	61%	64%	65%	68%	69%
Amarillo		0%	0%			2%	14%	26%	32%	38%	39%	40%	41%	42%	43%	44%	45%	46%	46%	46%
Tickfaw Village	100%	0%	0%			0%	18%	25%	36%	43%	47%	49%	56%	57%	59%	61%	64%	65%	68%	69%
Independence	100%	0%	0%			0%	18%	25%	36%	43%	47%	49%	56%	57%	59%	61%	64%	65%	68%	69%
Amite	100%	0%	0%			0%	18%	25%	36%	43%	47%	49%	56%	57%	59%	61%	64%	65%	68%	69%
Pine Grove	100%	0%	0%			0%	18%	25%	36%	43%	47%	49%	56%	57%	59%	61%	64%	65%	68%	69%
Montpelier	100%	0%	0%			0%	18%	25%	36%	43%	47%	49%	56%	57%	59%	61%	64%	65%	68%	69%
Franklington	100%	0%	0%			0%	18%	25%	36%	43%	47%	49%	56%	57%	59%	61%	64%	65%	68%	69%
Towers	100%	0%	0%			0%	18%	25%	36%	43%	47%	49%	56%	57%	59%	61%	64%	65%	68%	69%
Natalbany	100%	0%	0%			0%	18%	25%	36%	43%	47%	49%	56%	57%	59%	61%	64%	65%	68%	69%
Midland (same as Abilene)										3%	20%	35%	50%	51%	51%	52%	52%	53%	53%	54%
Odessa (same as Abilene)											3%	20%	35%	50%	51%	51%	52%	52%	53%	53%
Snyder	100%										12%	18%	25%	36%	43%	47%	49%	56%	60%	67%
Sweetwater	100%										12%	18%	25%	36%	43%	47%	49%	56%	60%	67%
Pampa	100%										12%	18%	25%	36%	43%	47%	49%	56%	60%	67%

Residential Take Rate

		LTM	Q2 2013	Aug-13	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018
Lubbock		13%	13%	12%	12%	12%	12%	13%	13%	14%	14%	15%	15%	16%	16%	17%	17%	18%	20%	22%
Wolfforth		9%	9%	9%	9%	9%	9%	10%	10%	11%	11%	12%	12%	13%	13%	14%	14%	15%	17%	19%
Levelland		38%	38%	38%	38%	38%	38%	39%	39%	40%	40%	41%	41%	42%	42%	43%	43%	44%	44%	44%
Smyer		35%	36%	35%	35%	35%	35%	35%	36%	36%	37%	37%	38%	38%	39%	39%	40%	40%	42%	44%
Littlefield		40%	41%	41%	41%	41%	41%	41%	42%	42%	43%	43%	44%	44%	44%	44%	44%	44%	44%	44%
Whitharral		15%	18%	21%	21%	22%	23%	24%	25%	26%	27%	28%	29%	30%	31%	32%	33%	34%	37%	40%
Burburnnet		29%	30%	31%	31%	32%	33%	34%	35%	36%	37%	38%	39%	40%	41%	42%	43%	44%	44%	44%
Brownfield		36%	38%	38%	39%	40%	40%	41%	41%	42%	42%	43%	43%	44%	44%	44%	44%	44%	44%	44%
Slaton		14%	17%	17%	18%	19%	20%	21%	22%	23%	24%	25%	26%	27%	28%	29%	30%	31%	34%	37%
Wilson		21%	23%	25%	25%	26%	27%	28%	29%	30%	31%	32%	33%	34%	35%	36%	37%	38%	41%	44%
Lamesa		20%	26%	27%	27%	29%	31%	33%	35%	37%	39%	41%	43%	44%	44%	44%	44%	44%	44%	44%
Meadow Bus/		21%	26%	26%	27%	28%	29%	30%	31%	32%	33%	34%	35%	36%	37%	38%	39%	40%	42%	44%
Ropesville Bus/		18%	22%	22%	23%	24%	25%	26%	27%	28%	29%	30%	31%	32%	33%	34%	35%	36%	39%	42%
Plainview		6%	12%	13%	14%	17%	20%	22%	24%	26%	28%	30%	32%	34%	36%	38%	40%	42%	44%	44%
Iowa Park		6%	10%	12%	13%	16%	19%	21%	23%	25%	27%	29%	31%	33%	35%	37%	39%	41%	44%	44%
% of Levelland growth
Hammond	100%	0%	0%	1%	1%	2%	9%	20%	28%	34%	37%	38%	37%	38%	38%	38%	39%	38%	38%	39%
Ponchatoula	100%	0%	0%		0%	2%	9%	20%	28%	34%	37%	38%	37%	38%	38%	38%	39%	38%	38%	39%
Hale Center	100%	0%	0%	6%	10%	20%	28%	34%	37%	38%	37%	38%	38%	38%	39%	38%	39%	38%	38%	40%
Abernathy	100%	0%	0%			2%	9%	20%	28%	34%	37%	38%	37%	38%	38%	38%	39%	38%	38%	39%
New Deal	100%	0%	0%			2%	9%	20%	28%	34%	37%	38%	37%	38%	38%	38%	39%	38%	38%	39%
Tickfaw Village	100%	0%	0%			0%	2%	9%	20%	28%	34%	37%	38%	37%	38%	38%	38%	39%	38%	38%
Independence	100%	0%	0%			0%	2%	9%	20%	28%	34%	37%	38%	37%	38%	38%	38%	39%	38%	38%
Amite	100%	0%	0%			0%	2%	9%	20%	28%	34%	37%	38%	37%	38%	38%	38%	39%	38%	38%
Pine Grove	100%	0%	0%			0%	2%	9%	20%	28%	34%	37%	38%	37%	38%	38%	38%	39%	38%	38%
Montpelier	100%	0%	0%			0%	2%	9%	20%	28%	34%	37%	38%	37%	38%	38%	38%	39%	38%	38%
Franklington	100%	0%	0%			0%	2%	9%	20%	28%	34%	37%	38%	37%	38%	38%	38%	39%	38%	38%
Towers	100%	0%	0%			0%	2%	9%	20%	28%	34%	37%	38%	37%	38%	38%	38%	39%	38%	38%
Natalbany	100%	0%	0%			0%	2%	9%	20%	28%	34%	37%	38%	37%	38%	38%	38%	39%	38%	38%
Snyder	100%										2%	9%	20%	28%	34%	37%	38%	37%	38%	38%
Sweetwater	100%										2%	9%	20%	28%	34%	37%	38%	37%	38%	38%
Pampa	100%										2%	9%	20%	28%	34%	37%	38%	37%	38%	38%

Business ARPU (weighted average for Blitz impact)
Business ARPU during Blitz	$200
		LTM	Q2 2013	Aug-13	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018
Lubbock		$405	$404	$412	$410	$412	$414	$416	$418	$420	$422	$424	$426	$428	$430	$432	$434	$436	$436	$436
Wolfforth		$334	$341	$364	$350	$352	$354	$356	$358	$360	$362	$364	$366	$368	$370	$372	$374	$376	$376	$376
Misc Fiber - Other Mkts		$841	$1,133	$3,664	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133
Levelland		$454	$450	$469	$465	$467	$469	$471	$473	$475	$477	$479	$481	$483	$485	$487	$489	$491	$491	$491
Smyer		$402	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407
Littlefield		$291	$300	$287	$300	$302	$304	$296	$283	$285	$287	$289	$291	$293	$295	$297	$299	$301	$301	$301
Burkburnnet		$219	$201	$251	$245	$260	$268	$269	$279	$289	$299	$309	$319	$329	$339	$345	$345	$345	$345	$345
Brownfield		$216	$195	$211	$210	$225	$240	$254	$265	$280	$295	$305	$315	$325	$335	$342	$342	$342	$342	$342
Slaton		$214	$207	$206	$210	$225	$240	$255	$270	$285	$300	$310	$320	$330	$340	$340	$340	$340	$340	$340
Wilson		$140	$105	$116	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115
Lamesa		$186	$186	$188	$205	$220	$235	$248	$263	$278	$293	$308	$318	$328	$338	$341	$341	$341	$341	$341
Plainview		$441	$207	$253	$260	$275	$283	$285	$295	$305	$315	$325	$335	$345	$345	$345	$345	$345	$345	$345
Wichita Falls		$235	$215	$206	$213	$220	$225	$240	$255	$270	$285	$295	$305	$315	$320	$320	$320	$320	$320	$320
Iowa Park		$237	$192	$157	$160	$175	$190	$204	$211	$226	$241	$256	$271	$286	$296	$306	$316	$326	$326	$326
Hammond		$44	$177	$200	$200	$210	$220	$230	$240	$250	$260	$270	$280	$290	$300	$310	$320	$330	$330	$330
Ponchatoula		$0	$0		$200	$200	$200	$210	$220	$230	$240	$250	$260	$270	$280	$290	$300	$310	$310	$310
Abilene		$0	$0		$200	$203	$203	$203	$213	$223	$233	$243	$253	$263	$273	$283	$293	$303	$303	$303
Hale Center		$0	$0		$200	$210	$220	$230	$240	$250	$260	$270	$280	$290	$300	$310	$320	$330	$330	$330
Abernathy		$0	$0			$200	$210	$220	$230	$240	$250	$260	$270	$280	$290	$300	$310	$320	$320	$320
New Deal		$0	$0			$200	$210	$220	$230	$240	$250	$260	$270	$280	$290	$300	$310	$320	$320	$320
Amarillo		$0	$0			$200	$202	$202	$212	$222	$232	$242	$252	$262	$272	$282	$292	$302	$302	$302
Tickfaw Village		$0	$0			$200	$210	$220	$230	$240	$250	$260	$270	$280	$290	$300	$310	$320	$320	$320
Independence		$0	$0			$200	$210	$220	$230	$240	$250	$260	$270	$280	$290	$300	$310	$320	$320	$320
Amite		$0	$0			$200	$210	$220	$230	$240	$250	$260	$270	$280	$290	$300	$310	$320	$320	$320
Pine Grove		$0	$0			$200	$210	$220	$230	$240	$250	$260	$270	$280	$290	$300	$310	$320	$320	$320
Montpelier		$0	$0			$200	$210	$220	$230	$240	$250	$260	$270	$280	$290	$300	$310	$320	$320	$320
Franklington		$0	$0			$200	$210	$220	$230	$240	$250	$260	$270	$280	$290	$300	$310	$320	$320	$320
Towers		$0	$0			$200	$210	$220	$230	$240	$250	$260	$270	$280	$290	$300	$310	$320	$320	$320
Natalbany		$0	$0			$200	$210	$220	$230	$240	$250	$260	$270	$280	$290	$300	$310	$320	$320	$320
Midland (same as Abilene)										$200	$203	$203	$203	$213	$223	$233	$243	$253	$263	$273
Odessa (same as Abilene)											$200	$203	$203	$203	$213	$223	$233	$243	$253	$263
Snyder (same as Burkburnnet)											$201	$245	$256	$261	$260	$268	$275	$283	$290	$298
Sweetwater (same as Burkburnnet)											$201	$245	$256	$261	$260	$268	$275	$283	$290	$298
Pampa (same as Burkburnnet)											$201	$245	$256	$261	$260	$268	$275	$283	$290	$298

Residential ARPU

		LTM	Q2 2013	Aug-13	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018
Lubbock		$87	$85	$89	$88	$90	$92	$94	$96	$98	$100	$102	$104	$106	$108	$110	$110	$110	$110	$110
Wolfforth		$92	$92	$92	$94	$96	$98	$100	$102	$104	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110
Levelland		$103	$105	$104	$105	$106	$107	$108	$109	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Smyer		$105	$109	$95	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Littlefield		$111	$110	$116	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Whitharral		$112	$93	$104	$104	$105	$106	$107	$108	$109	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Burkburnnet		$107	$106	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Brownfield		$104	$100	$103	$102	$104	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Slaton		$108	$101	$106	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Wilson		$116	$112	$106	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112
Lamesa		$110	$104	$101	$102	$104	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Meadow		$121	$124	$123	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124
Ropesville		$106	$106	$114	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Plainview		$113	$101	$101	$102	$104	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Iowa Park		$104	$98	$107	$104	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Hammond		$0	$0	$130	$105	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Ponchatoula		$0	$0		$105	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Hale Center		$0	$0	$95	$105	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Abernathy		$0	$0			$105	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
New Deal		$0	$0			$105	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Tickfaw Village		$0	$0			$105	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Independence		$0	$0			$105	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Amite		$0	$0			$105	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Pine Grove		$0	$0			$105	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Montpelier		$0	$0			$105	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Franklington		$0	$0			$105	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Towers		$0	$0			$105	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Natalbany		$0	$0			$105	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Snyder											$105	$106	$108	$110	$110	$110	$110	$110	$110	$110
Sweetwater											$105	$106	$108	$110	$110	$110	$110	$110	$110	$110
Pampa											$105	$106	$108	$110	$110	$110	$110	$110	$110	$110

ARPU Assumptions for Blitz Communities

Business ARPU without Blitz		LTM	Q2 2013	Aug-13	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018
Littlefield		$291	$300	$287	$300	$302	$304	$306	$308	$310	$312	$314	$316	$318	$320	$322	$324	$326	$326	$326
Burkburnnet		$219	$201	$251	$245	$260	$275	$290	$300	$310	$320	$330	$340	$350	$360	$366	$366	$366	$366	$366
Brownfield		$216	$195	$211	$210	$225	$240	$255	$270	$285	$300	$310	$320	$330	$340	$347	$347	$347	$347	$347
Lamesa		$186	$186	$188	$205	$220	$235	$250	$265	$280	$295	$310	$320	$330	$340	$343	$343	$343	$343	$343
Plainview		$441	$207	$253	$260	$275	$290	$305	$315	$325	$335	$345	$355	$365	$365	$365	$365	$365	$365	$365
Wichita Falls		$235	$215	$206	$215	$230	$245	$260	$275	$290	$305	$315	$325	$335	$340	$340	$340	$340	$340	$340
Iowa Park		$237	$192	$157	$160	$175	$190	$205	$220	$235	$250	$265	$280	$295	$305	$315	$325	$335	$335	$335
Hammond		$44	$177	$200	$200	$210	$220	$230	$240	$250	$260	$270	$280	$290	$300	$310	$320	$330	$330	$330
Ponchatoula		$0	$0		$200	$210	$220	$230	$240	$250	$260	$270	$280	$290	$300	$310	$320	$330	$330	$330
Abilene		$0	$0		$200	$210	$220	$230	$240	$250	$260	$270	$280	$290	$300	$310	$320	$330	$330	$330
Amarillo		$0	$0			$200	$210	$220	$230	$240	$250	$260	$270	$280	$290	$300	$310	$320	$320	$320

Blitz Schedule Per Market	1= Blitz
Littlefield	0= No Blitz				0	0	0	1	1	0	0	0	0	0	0	0	0	0	0	0
Burkburnnet					0	0	1	1	0	0	0	0	0	0	0	0	0	0	0	0
Brownfield					0	0	0	1	1	0	0	0	0	0	0	0	0	0	0	0
Lamesa					0	0	0	1	0	0	0	0	0	0	0	0	0	0	0	0
Plainview					0	0	1	1	0	0	0	0	0	0	0	0	0	0	0	0
Wichita Falls					1	1	1	0	0	0	0	0	0	0	0	0	0	0	0	0
Iowa Park					0	0	0	1	1	0	0	0	0	0	0	0	0	0	0	0
Hammond					1	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Ponchatoula					0	1	1	0	0	0	0	0	0	0	0	0	0	0	0	0
Abilene					0	1	1	1	0	0	0	0	0	0	0	0	0	0	0	0
Amarillo					0	0	1	1	0	0	0	0	0	0	0	0	0	0	0	0

					Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018
Existing Count Prior to Blitz
Littlefield				71	74	76	78	78	78	0	0	0	0	0	0	0	0	0	0	0
Burkburnnet				104	110	116	116	116	0	0	0	0	0	0	0	0	0	0	0	0
Brownfield				108	108	108	108	108	108	0	0	0	0	0	0	0	0	0	0	0
Lamesa				126	132	135	138	138	0	0	0	0	0	0	0	0	0	0	0	0
Plainview				212	219	231	231	231	0	0	0	0	0	0	0	0	0	0	0	0
Wichita Falls				241	241	241	241	0	0	0	0	0	0	0	0	0	0	0	0	0
Iowa Park				21	27	31	35	35	35	0	0	0	0	0	0	0	0	0	0	0
Hammond				66	66	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Ponchatoula				0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Abilene				0	30	30	30	30	0	0	0	0	0	0	0	0	0	0	0	0
Amarillo				0	0	30	30	30	0	0	0	0	0	0	0	0	0	0	0	0

New Count from Blitz
Littlefield					0	0	0	16	16	0	0	0	0	0	0	0	0	0	0	0
Burkburnnet					0	0	24	24	0	0	0	0	0	0	0	0	0	0	0	0
Brownfield					0	0	0	5	7	0	0	0	0	0	0	0	0	0	0	0
Lamesa					0	0	0	12	0	0	0	0	0	0	0	0	0	0	0	0
Plainview					0	0	37	37	0	0	0	0	0	0	0	0	0	0	0	0
Wichita Falls					80	75	79	0	0	0	0	0	0	0	0	0	0	0	0	0
Iowa Park					0	0	0	20	20	0	0	0	0	0	0	0	0	0	0	0
Hammond					148	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Ponchatoula					0	76	38	0	0	0	0	0	0	0	0	0	0	0	0	0
Abilene					0	128	113	113	0	0	0	0	0	0	0	0	0	0	0	0
Amarillo					0	0	188	180	0	0	0	0	0	0	0	0	0	0	0	0

Cumulative Avg New Count from Blitz													Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018
Littlefield						0	0	8	23	31	31	31	31	31	31	31	31	31	31	31
Burkburnnet						0	12	36	47	47	47	47	47	47	47	47	47	47	47	47
Brownfield						0	0	3	9	12	12	12	12	12	12	12	12	12	12	12
Lamesa						0	0	6	12	12	12	12	12	12	12	12	12	12	12	12
Plainview						0	18	55	74	74	74	74	74	74	74	74	74	74	74	74
Wichita Falls					40	117	194	234	234	234	234	234	234	234	234	234	234	234	234	234
Iowa Park						0	0	10	30	41	41	41	41	41	41	41	41	41	41	41
Hammond					74	148	148	148	148	148	148	148	148	148	148	148	148	148	148	148
Ponchatoula						38	95	114	114	114	114	114	114	114	114	114	114	114	114	114
Abilene						64	184	296	353	353	353	353	353	353	353	353	353	353	353	353
Amarillo						0	94	278	368	368	368	368	368	368	368	368	368	368	368	368

2

Assumptions

			Quarterly Growth Assumptions Organic						Smart Build
UNE-L Revenue			Business			Residential			Cannibalization
			Average	Projected		Average	Projected

Abilene
Count			-2.5%	-3.5%		-7.0%	-8.0%		25.0%
ARPU			0.5%	0.5%		0.9%	0.9%

Amarillo
Count			-3.3%	-4.0%		-7.0%	-8.0%		25.0%
ARPU			-0.9%	-0.9%		0.0%	0.0%

Lubbock
Count			-2.6%	-3.5%		-6.1%	-7.0%
ARPU			-0.4%	-0.4%		0.8%	0.8%

Midland
Count			-1.9%	-3.0%		-7.3%	-8.0%		25.0%
ARPU			0.6%	0.6%		0.4%	0.4%

Odessa
Count			-1.4%	-2.0%		-6.2%	-6.5%		25.0%
ARPU			0.4%	0.4%		1.3%	1.3%

Wichita Falls Bus
Count			-4.1%	-5.0%		-4.8%	-4.8%		25.0%
ARPU			-2.6%	-2.6%		0.6%	0.6%

Minor Markets (Bus & Res)
Count			-5.7%	-6.5%
ARPU			-1.2%	-1.2%

UNE-P			Average	Projected
Count			-5.6%	-6.5%
ARPU			1.2%	1.2%

Other			Average	Projected

Business Count			-2.4%	-3.0%
Business ARPU			1.0%	1.0%

Carrier growth (COGS Summary tab)			-0.7%	-1.0%

Equipment Revenue growth			11.8%	0.0%

Residential Count			-0.3%	-0.3%
Residential ARPU			13.2%	0.0%

Other Count			0.0%	0.0%
Other ARPU			18.2%	0.0%

Other Non-Fiber: Revenue Change			Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Average	Projected

Carrier Access Billing change from last period			12.4%	-10.1%	-6.5%	1.2%	-3.9%	-6.5%	-0.3%	-9.0%	13.6%	-1.0%	-1%
Carrier Access Billing change from last year						-4.4%	-18.3%	-15.0%	-9.4%	-18.5%	-3.7%	-11.5%

Rent Income change from last period			-5.9%	-1.4%	-5.4%	-12.8%	-1.9%	6.2%	-9.6%	-7.4%	1.4%	-4.1%	-4%
Rent Income change from last year						-5.9%	-1.4%	-5.4%	-18.0%	-12.9%	-9.9%	-8.9%

Xfone			-7.1%	-3.2%	-6.6%	-1.5%	2.7%	-8.0%	-4.3%	-2.5%	-5.8%	-4.0%	-4%

Non Fiber COGS		Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Average	Q Growth	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018

CLEC Variable COGS as a % of revenues		47%	50%	51%	51%	49%	50%	50%	52%	51%	52%		0%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%

Resale Variable COGS as a % of revenues			60%

Business			25%
Carrier Variable COGS as a % Carrier Revenue1		46%	48%	46%	43%	45%	46%	47%	42%	42%	45%	45%	0.5%	45.3%	45.6%	45.8%	46.0%	46.2%	46.5%	46.7%	46.9%	47.2%	47.4%	47.7%	47.9%	48.1%	49.1%	50.1%
Equipment			34%	78%	66%	59%	40%	48%	57%	36%	46%	52%	0.0%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%
Residential2			60%		66%	55%	56%	61%	58%	60%	51%	58%	0.0%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%

Carrier Access Billing			10%
Rent			10%

Fixed COGS		881,573	826,328	829,302	817,283	856,756	750,078	703,359	702,374	677,258	640,647
% change			-6.3%	0.4%	-1.4%	4.8%	-12.5%	-6.2%	-0.1%	-3.6%	-5.4%	-3.4%	-1.0%

1) Based on Private Line historical COGS analysis
2) Based on cable service margin. Since cable services are inlcuded in residential revenues in 2013 and forward

Fiber COGS1			Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013			Average	Projection

Variable Bus COGS, % of business revenue			3.8%	3.7%	3.4%	3.3%	3.3%	3.3%	3.2%	3.2%	3.6%	3.5%			3.4%	3.4%
Variable Res COGS, % of residential revenue			46.4%	46.4%	44.7%	43.5%	41.9%	42.2%	39.5%	40.4%	42.4%	41.6%			41.3%	41.3%

Total fiber fixed costs			$229,546	$227,256	$253,385	$266,897	$321,558	$320,219	$328,902	$340,648	$377,549	$379,851
				-1.0%	11.5%	5.3%	20.5%	-0.4%	2.7%	3.6%	10.8%	0.6%			6.0%
Quarterly growth assumption		1.00%
Annual growth assumption (2017-2018)		4.00%

1) Based on COGS analysis

			Quarterly	Annual (2017-2018)
G&A Quarterly Increase			1.00%	0.00%
Selling expense increase			1.50%	0.00%

Bad Debt as a % of revenue		1.5%

Tax Rate		35.0%	NTS currently has ~22 million of NOLs. Model assumes NTS starting to pay taxes in 2016.
Property Tax		1.25%	As % of sales
		Yes = 1, No =0
Going Private Cost savings		1
Planned Cost savings - % of plan		75.0%
Fiber Assumptions
				2017-2018 annual growth
Wholesale Fiber Growth Rate (Quarterly)			2%	5%

New Projects	%prob	Yes = 1, No =0
Midland	20.0%	1		With Midland
Odessa	20.0%	1		With Odessa
New RUS	20.0%	1		With New RUS Project

Business Take Rate

% of mgmt case growth		LTM	Q2 2013	Aug-13	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018
Lubbock	75%	53%	54%	53%	54%	54%	54%	54%	55%	55%	55%	55%	56%	56%	56%	56%	56%	57%	57%	58%
Wolfforth	75%	53%	51%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%
Levelland	75%	66%	68%	67%	69%	69%	69%	69%	69%	70%	70%	70%	70%	70%	71%	71%	71%	71%	71%	71%
Smyer	75%	17%	17%	17%	17%	17%	17%	17%	18%	18%	18%	18%	18%	19%	19%	19%	19%	19%	20%	21%
Littlefield	75%	41%	41%	42%	43%	44%	45%	54%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%
Burkburnnet	75%	38%	40%	41%	42%	44%	53%	62%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%
Brownfield	75%	56%	61%	61%	61%	61%	61%	64%	68%	68%	68%	68%	68%	68%	68%	68%	68%	68%	68%	68%
Slaton	75%	24%	27%	29%	29%	31%	32%	34%	35%	37%	38%	40%	41%	43%	44%	46%	47%	49%	52%	56%
Wilson	75%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%
Lamesa	75%	50%	57%	57%	59%	61%	62%	67%	67%	67%	67%	67%	67%	67%	67%	67%	67%	67%	67%	67%
Plainview	75%	26%	39%	39%	40%	42%	49%	56%	58%	60%	61%	63%	63%	63%	63%	63%	63%	63%	63%	63%
Wichita Falls	75%	16%	23%	27%	31%	38%	45%	46%	46%	46%	47%	47%	47%	48%	48%	49%	49%	49%	51%	52%
Iowa Park	75%	9%	12%	14%	15%	17%	20%	31%	42%	44%	45%	47%	48%	50%	51%	53%	54%	56%	57%	57%
Hammond	75%	1%	3%	10%	10%	12%	14%	15%	16%	17%	18%	19%	21%	22%	23%	24%	25%	26%	29%	32%
Ponchatoula	75%	0%	0%		0%	14%	20%	23%	25%	27%	29%	32%	34%	36%	38%	41%	43%	45%	49%	53%
Abilene	75%	0%	0%	1%	3%	16%	27%	38%	39%	39%	39%	40%	40%	41%	41%	41%	42%	42%	42%	42%
% of Levelland growth
Hale Center	75%	0%	0%	2%	5%	9%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
Abernathy	75%	0%	0%			9%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
New Deal	75%	0%	0%			9%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
Amarillo (% of mgmt growth)	75%	0%	0%			2%	11%	20%	24%	29%	30%	30%	31%	32%	33%	33%	34%	35%	35%	35%
Tickfaw Village	75%	0%	0%			0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
Independence	75%	0%	0%			0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
Amite	75%	0%	0%			0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
Pine Grove	75%	0%	0%			0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
Montpelier	75%	0%	0%			0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
Franklington	75%	0%	0%			0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
Towers	75%	0%	0%			0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
Natalbany	75%	0%	0%			0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
Midland (same as Abilene)										3%	16%	27%	38%	39%	39%	39%	40%	40%	41%	41%
Odessa (same as Abilene)											3%	16%	27%	38%	39%	39%	39%	40%	40%	41%
Snyder	75%										9%	13%	19%	27%	32%	35%	37%	42%	43%	44%
Sweetwater	75%										9%	13%	19%	27%	32%	35%	37%	42%	43%	44%
Pampa	75%										9%	13%	19%	27%	32%	35%	37%	42%	43%	44%

Residential Take Rate

% of mgmt case growth		LTM	Q2 2013	Aug-13	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018
Lubbock	75%	13%	13%	12%	12%	12%	12%	13%	13%	13%	14%	14%	15%	15%	15%	16%	16%	16%	18%	19%
Wolfforth	75%	9%	9%	9%	9%	9%	9%	9%	10%	10%	11%	11%	11%	12%	12%	12%	13%	13%	15%	16%
Levelland	75%	38%	38%	38%	38%	38%	38%	39%	39%	39%	40%	40%	40%	41%	41%	42%	42%	42%	42%	42%
Smyer	75%	35%	36%	35%	35%	35%	35%	35%	35%	36%	36%	37%	37%	37%	38%	38%	38%	39%	40%	42%
Littlefield	75%	40%	41%	41%	41%	41%	41%	41%	42%	42%	42%	43%	43%	43%	43%	43%	43%	43%	43%	43%
Whitharral	75%	15%	18%	21%	21%	22%	23%	24%	24%	25%	26%	27%	27%	28%	29%	30%	30%	31%	33%	36%
Burburnnet	75%	29%	30%	31%	31%	32%	33%	33%	34%	35%	36%	36%	37%	38%	39%	39%	40%	41%	41%	41%
Brownfield	75%	36%	38%	38%	39%	39%	40%	40%	40%	41%	41%	42%	42%	42%	42%	42%	42%	42%	42%	42%
Slaton	75%	14%	17%	17%	18%	19%	20%	20%	21%	22%	23%	23%	24%	25%	26%	26%	27%	28%	30%	32%
Wilson	75%	21%	23%	25%	25%	26%	27%	28%	28%	29%	30%	31%	31%	32%	33%	34%	34%	35%	37%	40%
Lamesa	75%	20%	26%	27%	27%	29%	30%	32%	33%	35%	36%	38%	39%	40%	40%	40%	40%	40%	40%	40%
Meadow Bus/	75%	21%	26%	26%	27%	28%	29%	29%	30%	31%	32%	32%	33%	34%	35%	35%	36%	37%	38%	40%
Ropesville Bus/	75%	18%	22%	22%	23%	24%	25%	25%	26%	27%	28%	28%	29%	30%	31%	31%	32%	33%	35%	37%
Plainview	75%	6%	12%	13%	14%	16%	19%	20%	22%	23%	25%	26%	28%	29%	31%	32%	34%	35%	37%	37%
Iowa Park	75%	6%	10%	12%	13%	15%	17%	19%	20%	22%	23%	25%	26%	28%	29%	31%	32%	34%	36%	36%
% of Levelland growth
Hammond	75%	0%	0%	1%	1%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%	29%
Ponchatoula	75%	0%	0%		0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%	29%
Hale Center	75%	0%	0%	6%	10%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%	29%	29%	29%
Abernathy	75%	0%	0%			1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%	29%
New Deal	75%	0%	0%			1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%	29%
Tickfaw Village	75%	0%	0%			0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%
Independence	75%	0%	0%			0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%
Amite	75%	0%	0%			0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%
Pine Grove	75%	0%	0%			0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%
Montpelier	75%	0%	0%			0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%
Franklington	75%	0%	0%			0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%
Towers	75%	0%	0%			0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%
Natalbany	75%	0%	0%			0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%
Snyder	75%										1%	7%	15%	21%	25%	28%	29%	28%	28%	29%
Sweetwater	75%										1%	7%	15%	21%	25%	28%	29%	28%	28%	29%
Pampa	75%										1%	7%	15%	21%	25%	28%	29%	28%	28%	29%

Business ARPU (weighted average for Blitz impact)
Business ARPU during Blitz	$200
% of Mgmt case growth		LTM	Q2 2013	Aug-13	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018
Lubbock	75%	$405	$404	$412	$410	$412	$413	$415	$416	$418	$419	$421	$422	$424	$425	$427	$428	$430	$430	$430
Wolfforth	75%	$334	$341	$364	$350	$352	$353	$355	$356	$358	$359	$361	$362	$364	$365	$367	$368	$370	$370	$370
Misc Fiber - Other Mkts	75%	$841	$1,133	$3,664	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133
Levelland	75%	$454	$450	$469	$465	$467	$468	$470	$471	$473	$474	$476	$477	$479	$480	$482	$483	$485	$485	$485
Smyer	75%	$402	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407
Littlefield		$291	$300	$287	$300	$301	$303	$295	$282	$283	$285	$286	$288	$289	$291	$292	$294	$295	$295	$295
Burkburnnet		$219	$201	$251	$245	$256	$261	$260	$268	$275	$283	$290	$298	$305	$313	$317	$317	$317	$317	$317
Brownfield		$216	$195	$211	$210	$221	$233	$243	$251	$262	$273	$281	$288	$296	$303	$309	$309	$309	$309	$309
Slaton	75%	$214	$207	$206	$210	$221	$233	$244	$255	$266	$278	$285	$293	$300	$308	$308	$308	$308	$308	$308
Wilson	75%	$140	$105	$116	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115
Lamesa		$186	$186	$188	$205	$216	$228	$237	$248	$260	$271	$282	$290	$297	$305	$307	$307	$307	$307	$307
Plainview		$441	$207	$253	$260	$271	$276	$276	$283	$291	$298	$306	$313	$321	$321	$321	$321	$321	$321	$321
Wichita Falls		$235	$215	$206	$213	$217	$221	$232	$243	$254	$266	$273	$281	$288	$292	$292	$292	$292	$292	$292
Iowa Park		$237	$192	$157	$160	$171	$183	$195	$203	$214	$225	$236	$248	$259	$266	$274	$281	$289	$289	$289
Hammond		$44	$177	$200	$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$298	$298	$298
Ponchatoula		$0	$0		$200	$200	$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$283	$283
Abilene		$0	$0		$200	$202	$202	$202	$210	$217	$225	$232	$240	$247	$255	$262	$270	$277	$277	$277
Hale Center	75%	$0	$0		$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$298	$298	$298
Abernathy	75%	$0	$0			$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
New Deal	75%	$0	$0			$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
Amarillo		$0	$0			$200	$202	$201	$209	$216	$224	$231	$239	$246	$254	$261	$269	$276	$276	$276
Tickfaw Village	75%	$0	$0			$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
Independence	75%	$0	$0			$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
Amite	75%	$0	$0			$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
Pine Grove	75%	$0	$0			$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
Montpelier	75%	$0	$0			$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
Franklington	75%	$0	$0			$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
Towers	75%	$0	$0			$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
Natalbany	75%	$0	$0			$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
Midland (same as Abilene)										$200	$202	$202	$202	$210	$217	$225	$232	$240	$247	$255
Odessa (same as Abilene)											$200	$202	$202	$202	$210	$217	$225	$232	$240	$247
Snyder (same as Burkburnnet)											$201	$245	$256	$261	$260	$268	$275	$283	$290	$298
Sweetwater (same as Burkburnnet)											$201	$245	$256	$261	$260	$268	$275	$283	$290	$298
Pampa (same as Burkburnnet)											$201	$245	$256	$261	$260	$268	$275	$283	$290	$298

Residential ARPU

% of Mgmt case growth		LTM	Q2 2013	Aug-13	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018
Lubbock	75%	$87	$85	$89	$88	$90	$91	$93	$94	$96	$97	$99	$100	$102	$103	$105	$105	$105	$105	$105
Wolfforth	75%	$92	$92	$92	$94	$96	$97	$99	$100	$102	$103	$105	$106	$106	$106	$106	$106	$106	$106	$106
Levelland	75%	$103	$105	$104	$105	$106	$106	$107	$108	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Smyer	75%	$105	$109	$95	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Littlefield	75%	$111	$110	$116	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Whitharral	75%	$112	$93	$104	$104	$105	$106	$106	$107	$108	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Burkburnnet	75%	$107	$106	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Brownfield	75%	$104	$100	$103	$102	$104	$105	$107	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108
Slaton	75%	$108	$101	$106	$106	$108	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Wilson	75%	$116	$112	$106	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112
Lamesa	75%	$110	$104	$101	$102	$104	$105	$107	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108
Meadow	75%	$121	$124	$123	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124
Ropesville	75%	$106	$106	$114	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Plainview	75%	$113	$101	$101	$102	$104	$105	$107	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108
Iowa Park	75%	$104	$98	$107	$104	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Hammond	75%	$0	$0	$130	$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Ponchatoula	75%	$0	$0		$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Hale Center	75%	$0	$0	$95	$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Abernathy	75%	$0	$0			$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
New Deal	75%	$0	$0			$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Tickfaw Village	75%	$0	$0			$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Independence	75%	$0	$0			$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Amite	75%	$0	$0			$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Pine Grove	75%	$0	$0			$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Montpelier	75%	$0	$0			$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Franklington	75%	$0	$0			$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Towers	75%	$0	$0			$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Natalbany	75%	$0	$0			$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Snyder (same as Burkburnnet)											$105	$106	$108	$110	$110	$110	$110	$110	$110	$110
Sweetwater (same as Burkburnnet)											$105	$106	$108	$110	$110	$110	$110	$110	$110	$110
Pampa (same as Burkburnnet)											$105	$106	$108	$110	$110	$110	$110	$110	$110	$110

ARPU Assumptions for Blitz Communities
	% of Mgmt
Business ARPU without Blitz	Case growth	LTM	Q2 2013	Aug-13	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018
Littlefield	75%	$291	$300	$287	$300	$301	$303	$304	$306	$307	$309	$310	$312	$313	$315	$316	$318	$319	$319	$319		Lower growth estimated for 2017-2018
Burkburnnet	75%	$219	$201	$251	$245	$256	$268	$279	$286	$294	$301	$309	$316	$324	$331	$336	$336	$336	$336	$336
Brownfield	75%	$216	$195	$211	$210	$221	$233	$244	$255	$266	$278	$285	$293	$300	$308	$313	$313	$313	$313	$313		Using quarterly assumptions for annual growth
Lamesa	75%	$186	$186	$188	$205	$216	$228	$239	$250	$261	$273	$284	$291	$299	$306	$309	$309	$309	$309	$309
Plainview	75%	$441	$207	$253	$260	$271	$283	$294	$301	$309	$316	$324	$331	$339	$339	$339	$339	$339	$339	$339
Wichita Falls	75%	$235	$215	$206	$215	$226	$237	$248	$260	$271	$282	$290	$297	$305	$308	$308	$308	$308	$308	$308
Iowa Park	75%	$237	$192	$157	$160	$171	$183	$194	$205	$216	$228	$239	$250	$261	$269	$276	$284	$291	$291	$291
Hammond	75%	$44	$177	$200	$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$298	$298	$298
Ponchatoula	75%	$0	$0		$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$298	$298	$298
Abilene	75%	$0	$0		$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$298	$298	$298
Amarillo	75%	$0	$0			$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290

Blitz Schedule Per Market	1= Blitz
Littlefield	0= No Blitz				0	0	0	1	1	0	0	0	0	0	0	0	0	0	0	0
Burkburnnet					0	0	1	1	0	0	0	0	0	0	0	0	0	0	0	0
Brownfield					0	0	0	1	1	0	0	0	0	0	0	0	0	0	0	0
Lamesa					0	0	0	1	0	0	0	0	0	0	0	0	0	0	0	0
Plainview					0	0	1	1	0	0	0	0	0	0	0	0	0	0	0	0
Wichita Falls					1	1	1	0	0	0	0	0	0	0	0	0	0	0	0	0
Iowa Park					0	0	0	1	1	0	0	0	0	0	0	0	0	0	0	0
Hammond					1	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Ponchatoula					0	1	1	0	0	0	0	0	0	0	0	0	0	0	0	0
Abilene					0	1	1	1	0	0	0	0	0	0	0	0	0	0	0	0
Amarillo					0	0	1	1	0	0	0	0	0	0	0	0	0	0	0	0

					Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018
Existing Count Prior to Blitz
Littlefield				71	74	76	78	78	78	0	0	0	0	0	0	0	0	0	0	0
Burkburnnet				104	110	116	116	116	0	0	0	0	0	0	0	0	0	0	0	0
Brownfield				108	108	108	108	108	108	0	0	0	0	0	0	0	0	0	0	0
Lamesa				126	132	135	138	138	0	0	0	0	0	0	0	0	0	0	0	0
Plainview				212	219	231	231	231	0	0	0	0	0	0	0	0	0	0	0	0
Wichita Falls				241	241	241	241	0	0	0	0	0	0	0	0	0	0	0	0	0
Iowa Park				21	27	31	35	35	35	0	0	0	0	0	0	0	0	0	0	0
Hammond				66	66	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Ponchatoula				0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Abilene				0	30	30	30	30	0	0	0	0	0	0	0	0	0	0	0	0
Amarillo				0	0	30	30	30	0	0	0	0	0	0	0	0	0	0	0	0

New Count from Blitz
Littlefield					0	0	0	16	16	0	0	0	0	0	0	0	0	0	0	0
Burkburnnet					0	0	24	24	0	0	0	0	0	0	0	0	0	0	0	0
Brownfield					0	0	0	5	7	0	0	0	0	0	0	0	0	0	0	0
Lamesa					0	0	0	12	0	0	0	0	0	0	0	0	0	0	0	0
Plainview					0	0	37	37	0	0	0	0	0	0	0	0	0	0	0	0
Wichita Falls					80	75	79	0	0	0	0	0	0	0	0	0	0	0	0	0
Iowa Park					0	0	0	20	20	0	0	0	0	0	0	0	0	0	0	0
Hammond					148	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Ponchatoula					0	76	38	0	0	0	0	0	0	0	0	0	0	0	0	0
Abilene					0	128	113	113	0	0	0	0	0	0	0	0	0	0	0	0
Amarillo					0	0	188	180	0	0	0	0	0	0	0	0	0	0	0	0

Cumulative Avg New Count from Blitz													Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018
Littlefield						0	0	8	23	31	31	31	31	31	31	31	31	31	31	31
Burkburnnet						0	12	36	47	47	47	47	47	47	47	47	47	47	47	47
Brownfield						0	0	3	9	12	12	12	12	12	12	12	12	12	12	12
Lamesa						0	0	6	12	12	12	12	12	12	12	12	12	12	12	12
Plainview						0	18	55	74	74	74	74	74	74	74	74	74	74	74	74
Wichita Falls					40	117	194	234	234	234	234	234	234	234	234	234	234	234	234	234
Iowa Park						0	0	10	30	41	41	41	41	41	41	41	41	41	41	41
Hammond					74	148	148	148	148	148	148	148	148	148	148	148	148	148	148	148
Ponchatoula						38	95	114	114	114	114	114	114	114	114	114	114	114	114	114
Abilene						64	184	296	353	353	353	353	353	353	353	353	353	353	353	353
Amarillo						0	94	278	368	368	368	368	368	368	368	368	368	368	368	368

3

Assumptions

Model Case	Case 2

Case 2	1
Case 1	0
			Quarterly Growth Assumptions Organic						Smart Build
UNE-L Revenue			Business			Residential			Cannibalization
			Average	Projected		Average	Projected

Abilene
Count			-2.5%	-3.5%		-7.0%	-8.0%		25.0%
ARPU			0.5%	0.5%		0.9%	0.9%

Amarillo
Count			-3.3%	-4.0%		-7.0%	-8.0%		25.0%
ARPU			-0.9%	-0.9%		0.0%	0.0%

Lubbock
Count			-2.6%	-3.5%		-6.1%	-7.0%
ARPU			-0.4%	-0.4%		0.8%	0.8%

Midland
Count			-1.9%	-3.0%		-7.3%	-8.0%		25.0%
ARPU			0.6%	0.6%		0.4%	0.4%

Odessa
Count			-1.4%	-2.0%		-6.2%	-6.5%		25.0%
ARPU			0.4%	0.4%		1.3%	1.3%

Wichita Falls Bus
Count			-4.1%	-5.0%		-4.8%	-4.8%		25.0%
ARPU			-2.6%	-2.6%		0.6%	0.6%

Minor Markets (Bus & Res)
Count			-5.7%	-6.5%
ARPU			-1.2%	-1.2%

UNE-P			Average	Projected
Count			-5.6%	-6.5%
ARPU			1.2%	1.2%

Other			Average	Projected

Business Count			-2.4%	-3.0%
Business ARPU			1.0%	1.0%

Carrier growth (COGS Summary tab)			-0.7%	-1.0%

Equipment Revenue growth			11.8%	0.0%

Residential Count			-0.3%	-0.3%
Residential ARPU			13.2%	0.0%

Other Count			0.0%	0.0%
Other ARPU			18.2%	0.0%

Other Non-Fiber: Revenue Change			Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Average	Projected

Carrier Access Billing change from last period			12.4%	-10.1%	-6.5%	1.2%	-3.9%	-6.5%	-0.3%	-9.0%	13.6%	-1.0%	-1.0%
Carrier Access Billing change from last year						-4.4%	-18.3%	-15.0%	-9.4%	-18.5%	-3.7%	-11.5%

Rent Income change from last period			-5.9%	-1.4%	-5.4%	-12.8%	-1.9%	6.2%	-9.6%	-7.4%	1.4%	-4.1%	-4.0%
Rent Income change from last year						-5.9%	-1.4%	-5.4%	-18.0%	-12.9%	-9.9%	-8.9%

Xfone			-7.1%	-3.2%	-6.6%	-1.5%	2.7%	-8.0%	-4.3%	-2.5%	-5.8%	-4.0%	-4.0%

Non Fiber COGS		Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Average	Q Growth	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018

CLEC Variable COGS as a % of revenues		47%	50%	51%	51%	49%	50%	50%	52%	51%	52%		0.0%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%	51.8%

Resale Variable COGS as a % of revenues			60.0%

Business			25.0%
Carrier Variable COGS as a % Carrier Revenue1		46%	48%	46%	43%	45%	46%	47%	42%	42%	45%	45.1%	0.5%	45.3%	45.6%	45.8%	46.0%	46.2%	46.5%	46.7%	46.9%	47.2%	47.4%	47.7%	47.9%	48.1%	49.1%	50.1%
Equipment			34%	78%	66%	59%	40%	48%	57%	36%	46%	51.5%	0.0%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%	51.5%
Residential2			60.0%		66%	55%	56%	61%	58%	60%	51%	58.3%	0.0%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%	58.3%

Carrier Access Billing			10.0%
Rent			10.0%

Fixed COGS		881,573	826,328	829,302	817,283	856,756	750,078	703,359	702,374	677,258	640,647
% change			-6.3%	0.4%	-1.4%	4.8%	-12.5%	-6.2%	-0.1%	-3.6%	-5.4%	-3.4%	-1.0%

1) Based on Private Line historical COGS analysis
2) Based on cable service margin. Since cable services are inlcuded in residential revenues in 2013 and forward

Fiber COGS1			Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013			Average	Projection

Variable Bus COGS, % of business revenue			3.8%	3.7%	3.4%	3.3%	3.3%	3.3%	3.2%	3.2%	3.6%	3.5%			3.4%	3.4%
Variable Res COGS, % of residential revenue			46.4%	46.4%	44.7%	43.5%	41.9%	42.2%	39.5%	40.4%	42.4%	41.6%			41.3%	41.3%

Total fiber fixed costs			$229,546	$227,256	$253,385	$266,897	$321,558	$320,219	$328,902	$340,648	$377,549	$379,851

Quarterly growth assumption		1.0%
Annual growth assumption (2017-2018)		4.0%

1) Based on COGS analysis

			Quarterly	Annual (2017-2018)
G&A Quarterly Increase			1.0%	0.0%
Selling expense increase			1.5%	0.0%

Bad Debt as a % of revenue		1.5%

Tax Rate		35.0%	NTS currently has ~22 million of NOLs. Model assumes NTS starting to pay taxes in 2016.
Property Tax		1.25%	As % of sales
		Yes = 1, No =0
Going Private Cost savings		1
Planned Cost savings - % of plan		75.0%
Fiber Assumptions
				2017-2018 annual growth
Wholesale Fiber Growth Rate (Quarterly)			2.0%	5.0%

New Projects	% prob	Yes = 1, No =0
Midland	20.0%	1		With Midland
Odessa	20.0%	1		With Odessa
New RUS	20.0%	1		With New RUS Project

Business Take Rate

		LTM	Q2 2013	Aug-13	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018
Lubbock		53%	54%	53%	54%	54%	54%	54%	55%	55%	55%	55%	56%	56%	56%	56%	56%	57%	57%	58%
Wolfforth		53%	51%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%
Levelland		66%	68%	67%	69%	69%	69%	69%	69%	70%	70%	70%	70%	70%	71%	71%	71%	71%	71%	71%
Smyer		17%	17%	17%	17%	17%	17%	17%	18%	18%	18%	18%	18%	19%	19%	19%	19%	19%	20%	21%
Littlefield		41%	41%	42%	43%	44%	45%	54%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%
Burkburnnet		38%	40%	41%	42%	44%	53%	62%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%
Brownfield		56%	61%	61%	61%	61%	61%	64%	68%	68%	68%	68%	68%	68%	68%	68%	68%	68%	68%	68%
Slaton		24%	27%	29%	29%	31%	32%	34%	35%	37%	38%	40%	41%	43%	44%	46%	47%	49%	52%	56%
Wilson		17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%
Lamesa		50%	57%	57%	59%	61%	62%	67%	67%	67%	67%	67%	67%	67%	67%	67%	67%	67%	67%	67%
Plainview		26%	39%	39%	40%	42%	49%	56%	58%	60%	61%	63%	63%	63%	63%	63%	63%	63%	63%	63%
Wichita Falls		16%	23%	27%	31%	38%	45%	46%	46%	46%	47%	47%	47%	48%	48%	49%	49%	49%	51%	52%
Iowa Park		9%	12%	14%	15%	17%	20%	31%	42%	44%	45%	47%	48%	50%	51%	53%	54%	56%	57%	57%
Hammond		1%	3%	10%	10%	12%	14%	15%	16%	17%	18%	19%	21%	22%	23%	24%	25%	26%	29%	32%
Ponchatoula		0%	0%		0%	14%	20%	23%	25%	27%	29%	32%	34%	36%	38%	41%	43%	45%	49%	53%
Abilene		0%	0%	1%	3%	16%	27%	38%	39%	39%	39%	40%	40%	41%	41%	41%	42%	42%	42%	42%
Hale Center		0%	0%	2%	5%	9%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
Abernathy		0%	0%			9%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
New Deal		0%	0%			9%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
Amarillo		0%	0%			2%	11%	20%	24%	29%	30%	30%	31%	32%	33%	33%	34%	35%	35%	35%
Tickfaw Village		0%	0%			0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
Independence		0%	0%			0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
Amite		0%	0%			0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
Pine Grove		0%	0%			0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
Montpelier		0%	0%			0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
Franklington		0%	0%			0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
Towers		0%	0%			0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
Natalbany		0%	0%			0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%
Midland										3%	16%	27%	38%	39%	39%	39%	40%	40%	41%	41%
Odessa											3%	16%	27%	38%	39%	39%	39%	40%	40%	41%
Snyder											9%	13%	19%	27%	32%	35%	37%	42%	43%	44%
Sweetwater											9%	13%	19%	27%	32%	35%	37%	42%	43%	44%
Pampa											9%	13%	19%	27%	32%	35%	37%	42%	43%	44%

Residential Take Rate

		LTM	Q2 2013	Aug-13	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018
Lubbock		13%	13%	12%	12%	12%	12%	13%	13%	13%	14%	14%	15%	15%	15%	16%	16%	16%	18%	19%
Wolfforth		9%	9%	9%	9%	9%	9%	9%	10%	10%	11%	11%	11%	12%	12%	12%	13%	13%	15%	16%
Levelland		38%	38%	38%	38%	38%	38%	39%	39%	39%	40%	40%	40%	41%	41%	42%	42%	42%	42%	42%
Smyer		35%	36%	35%	35%	35%	35%	35%	35%	36%	36%	37%	37%	37%	38%	38%	38%	39%	40%	42%
Littlefield		40%	41%	41%	41%	41%	41%	41%	42%	42%	42%	43%	43%	43%	43%	43%	43%	43%	43%	43%
Whitharral		15%	18%	21%	21%	22%	23%	24%	24%	25%	26%	27%	27%	28%	29%	30%	30%	31%	33%	36%
Burburnnet		29%	30%	31%	31%	32%	33%	33%	34%	35%	36%	36%	37%	38%	39%	39%	40%	41%	41%	41%
Brownfield		36%	38%	38%	39%	39%	40%	40%	40%	41%	41%	42%	42%	42%	42%	42%	42%	42%	42%	42%
Slaton		14%	17%	17%	18%	19%	20%	20%	21%	22%	23%	23%	24%	25%	26%	26%	27%	28%	30%	32%
Wilson		21%	23%	25%	25%	26%	27%	28%	28%	29%	30%	31%	31%	32%	33%	34%	34%	35%	37%	40%
Lamesa		20%	26%	27%	27%	29%	30%	32%	33%	35%	36%	38%	39%	40%	40%	40%	40%	40%	40%	40%
Meadow Bus/		21%	26%	26%	27%	28%	29%	29%	30%	31%	32%	32%	33%	34%	35%	35%	36%	37%	38%	40%
Ropesville Bus/		18%	22%	22%	23%	24%	25%	25%	26%	27%	28%	28%	29%	30%	31%	31%	32%	33%	35%	37%
Plainview		6%	12%	13%	14%	16%	19%	20%	22%	23%	25%	26%	28%	29%	31%	32%	34%	35%	37%	37%
Iowa Park		6%	10%	12%	13%	15%	17%	19%	20%	22%	23%	25%	26%	28%	29%	31%	32%	34%	36%	36%

Hammond		0%	0%	1%	1%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%	29%
Ponchatoula		0%	0%		0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%	29%
Abilene		0%	0%		5%	15%	20%	25%	30%	35%	40%	41%	41%	41%	41%	42%	42%	42%	42%	42%
Hale Center		0%	0%	6%	10%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%	29%	29%	29%
Abernathy		0%	0%			1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%	29%
New Deal		0%	0%			1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%	29%
Tickfaw Village		0%	0%			0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%
Independence		0%	0%			0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%
Amite		0%	0%			0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%
Pine Grove		0%	0%			0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%
Montpelier		0%	0%			0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%
Franklington		0%	0%			0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%
Towers		0%	0%			0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%
Natalbany		0%	0%			0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%
Snyder											1%	7%	15%	21%	25%	28%	29%	28%	28%	29%
Sweetwater											1%	7%	15%	21%	25%	28%	29%	28%	28%	29%
Pampa											1%	7%	15%	21%	25%	28%	29%	28%	28%	29%

Business ARPU (weighted average for Blitz impact)
Business ARPU during Blitz	$200
		LTM	Q2 2013	Aug-13	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018
Lubbock		$405	$404	$412	$410	$412	$413	$415	$416	$418	$419	$421	$422	$424	$425	$427	$428	$430	$430	$430
Wolfforth		$334	$341	$364	$350	$352	$353	$355	$356	$358	$359	$361	$362	$364	$365	$367	$368	$370	$370	$370
Misc Fiber - Other Mkts		$841	$1,133	$3,664	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133
Levelland		$454	$450	$469	$465	$467	$468	$470	$471	$473	$474	$476	$477	$479	$480	$482	$483	$485	$485	$485
Smyer		$402	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407
Littlefield		$291	$300	$287	$300	$301	$303	$295	$282	$283	$285	$286	$288	$289	$291	$292	$294	$295	$295	$295
Burkburnnet		$219	$201	$251	$245	$256	$261	$260	$268	$275	$283	$290	$298	$305	$313	$317	$317	$317	$317	$317
Brownfield		$216	$195	$211	$210	$221	$233	$243	$251	$262	$273	$281	$288	$296	$303	$309	$309	$309	$309	$309
Slaton		$214	$207	$206	$210	$221	$233	$244	$255	$266	$278	$285	$293	$300	$308	$308	$308	$308	$308	$308
Wilson		$140	$105	$116	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115
Lamesa		$186	$186	$188	$205	$216	$228	$237	$248	$260	$271	$282	$290	$297	$305	$307	$307	$307	$307	$307
Plainview		$441	$207	$253	$260	$271	$276	$276	$283	$291	$298	$306	$313	$321	$321	$321	$321	$321	$321	$321
Wichita Falls		$235	$215	$206	$213	$217	$221	$232	$243	$254	$266	$273	$281	$288	$292	$292	$292	$292	$292	$292
Iowa Park		$237	$192	$157	$160	$171	$183	$195	$203	$214	$225	$236	$248	$259	$266	$274	$281	$289	$289	$289
Hammond		$44	$177	$200	$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$298	$298	$298
Ponchatoula		$0	$0		$200	$200	$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$283	$283
Abilene		$0	$0		$200	$202	$202	$202	$210	$217	$225	$232	$240	$247	$255	$262	$270	$277	$277	$277
Hale Center		$0	$0		$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$298	$298	$298
Abernathy		$0	$0			$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
New Deal		$0	$0			$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
Amarillo		$0	$0			$200	$202	$201	$209	$216	$224	$231	$239	$246	$254	$261	$269	$276	$276	$276
Tickfaw Village		$0	$0			$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
Independence		$0	$0			$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
Amite		$0	$0			$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
Pine Grove		$0	$0			$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
Montpelier		$0	$0			$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
Franklington		$0	$0			$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
Towers		$0	$0			$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
Natalbany		$0	$0			$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
Midland										$200	$202	$202	$202	$210	$217	$225	$232	$240	$247	$255
Odessa											$200	$202	$202	$202	$210	$217	$225	$232	$240	$247
Snyder											$201	$245	$256	$261	$260	$268	$275	$283	$290	$298
Sweetwater											$201	$245	$256	$261	$260	$268	$275	$283	$290	$298
Pampa											$201	$245	$256	$261	$260	$268	$275	$283	$290	$298

Residential ARPU

		LTM	Q2 2013	Aug-13	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018
Lubbock		$87	$85	$89	$88	$90	$91	$93	$94	$96	$97	$99	$100	$102	$103	$105	$105	$105	$105	$105
Wolfforth		$92	$92	$92	$94	$96	$97	$99	$100	$102	$103	$105	$106	$106	$106	$106	$106	$106	$106	$106
Levelland		$103	$105	$104	$105	$106	$106	$107	$108	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Smyer		$105	$109	$95	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Littlefield		$111	$110	$116	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Whitharral		$112	$93	$104	$104	$105	$106	$106	$107	$108	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Burkburnnet		$107	$106	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Brownfield		$104	$100	$103	$102	$104	$105	$107	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108
Slaton		$108	$101	$106	$106	$108	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Wilson		$116	$112	$106	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112
Lamesa		$110	$104	$101	$102	$104	$105	$107	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108
Meadow		$121	$124	$123	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124
Ropesville		$106	$106	$114	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Plainview		$113	$101	$101	$102	$104	$105	$107	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108
Iowa Park		$104	$98	$107	$104	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Hammond		$0	$0	$130	$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Ponchatoula		$0	$0		$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Hale Center		$0	$0	$95	$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Abernathy		$0	$0			$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
New Deal		$0	$0			$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Tickfaw Village		$0	$0			$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Independence		$0	$0			$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Amite		$0	$0			$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Pine Grove		$0	$0			$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Montpelier		$0	$0			$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Franklington		$0	$0			$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Towers		$0	$0			$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Natalbany		$0	$0			$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Snyder											$105	$106	$108	$110	$110	$110	$110	$110	$110	$110
Sweetwater											$105	$106	$108	$110	$110	$110	$110	$110	$110	$110
Pampa											$105	$106	$108	$110	$110	$110	$110	$110	$110	$110

4

NTS Summary

Case 2	2011A					2012A					2013E					2014P					2015P					2016					2017	2018
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year

Fiber Revenue Summary
Business Revenues	$1,801,965	$1,862,533	$2,022,291	$2,083,533	$7,770,321	$2,268,515	$2,431,899	$2,499,819	$2,648,921	$9,849,154	$2,793,006	$2,927,366	$3,172,874	$3,406,335	$12,299,581	$3,756,037	$4,148,058	$4,463,524	$4,695,439	$17,063,058	$4,910,789	$5,125,789	$5,339,840	$5,554,471	$20,930,889	$5,733,834	$5,891,355	$6,042,520	$6,200,234	$23,867,943	$25,294,886	$25,876,912
Count	1,704	1,732	1,816	1,892	1,892	2,007	2,083	2,252	2,452	2,452	2,707	2,898	3,183	3,574	3,574	4,162	4,645	4,888	5,072	5,072	5,257	5,428	5,610	5,764	5,764	5,873	5,974	6,070	6,177	6,177	6,316	6,464
ARPU	$348	$361	$380	$375	$361	$388	$396	$384	$375	$378	$361	$348	$348	$336	$340	$324	$314	$312	$314	$329	$317	$320	$323	$326	$322	$328	$332	$334	$338	$333	$337	$337
Passings	3,463	3,463	3,899	4,077	4,077	4,217	4,464	5,011	5,491	5,491	6,241	8,320	9,943	12,390	12,390	12,390	12,390	12,390	12,830	12,830	13,466	13,466	13,466	13,466	13,466	13,466	13,466	13,466	13,466	13,466	13,466	13,466
Take Rate	49%	50%	47%	46%	46%	48%	47%	45%	45%	45%	43%	35%	32%	29%	29%	34%	37%	39%	40%	40%	39%	40%	42%	43%	43%	44%	44%	45%	46%	46%	47%	48%

Residential Revenues	$1,143,144	$1,177,619	$1,314,496	$1,517,851	$5,153,109	$1,734,887	$1,893,087	$2,002,848	$2,092,255	$7,723,077	$2,285,726	$2,374,856	$2,452,254	$2,575,818	$9,688,655	$2,751,162	$3,041,158	$3,388,832	$3,691,707	$12,872,860	$3,928,558	$4,127,914	$4,301,274	$4,447,376	$16,805,123	$4,577,199	$4,693,919	$4,786,043	$4,854,088	$18,911,249	$19,783,909	$20,268,982
Count	4,313	4,366	4,796	5,375	5,375	6,041	6,444	6,852	7,008	7,008	7,686	7,894	8,178	8,486	8,486	9,126	10,135	11,138	11,920	11,920	12,546	13,098	13,555	13,939	13,939	14,305	14,607	14,873	15,028	15,028	15,448	15,789
ARPU	$90	$90	$96	$99	$90	$101	$101	$100	$101	$104	$104	$102	$102	$103	$104	$104	$105	$106	$107	$105	$107	$107	$108	$108	$108	$108	$108	$108	$108	$109	$108	$108
Passings	22,390	22,390	28,086	29,671	29,671	30,954	33,248	36,328	38,935	38,935	38,935	38,935	44,387	50,134	50,134	50,134	50,134	50,134	50,134	50,134	52,677	52,677	52,677	52,677	52,677	52,677	52,677	52,677	52,677	52,677	52,677	52,677
Take Rate	19%	19%	17%	18%	18%	20%	19%	19%	18%	18%	20%	20%	18%	17%	17%	18%	20%	22%	24%	24%	24%	25%	26%	26%	26%	27%	28%	28%	29%	29%	29%	30%

Wholesale Revenues	$291	$1,009	$80,485	$17,333	$99,117	$69,265	$188,118	$253,112	$136,888	$647,384	$267,420	$350,396	$497,097	$507,039	$1,621,952	$517,180	$527,523	$538,074	$548,835	$2,131,612	$559,812	$571,008	$582,428	$594,077	$2,307,325	$605,958	$618,078	$630,439	$643,048	$2,497,523	$2,622,399	$2,753,519

Total Fiber Revenues	$2,945,400	$3,041,161	$3,417,271	$3,618,716	$13,022,548	$4,072,667	$4,513,105	$4,755,779	$4,878,064	$18,219,615	$5,346,152	$5,652,618	$6,122,225	$6,489,193	$23,610,188	$7,024,379	$7,716,740	$8,390,430	$8,935,981	$32,067,530	$9,399,160	$9,824,712	$10,223,542	$10,595,924	$40,043,338	$10,916,992	$11,203,351	$11,459,002	$11,697,370	$45,276,715	$47,701,194	$48,899,414
Count	6,017	6,098	6,612	7,267	7,267	8,048	8,527	9,104	9,460	9,460	10,393	10,792	11,361	12,060	12,060	13,288	14,780	16,027	16,993	16,993	17,804	18,526	19,165	19,703	19,703	20,178	20,581	20,943	21,206	21,206	21,764	22,253
ARPU	$163	$167	$179	$174	$165	$177	$182	$180	$175	$182	$180	$178	$184	$185	$183	$185	$183	$182	$180	$184	$180	$180	$181	$182	$182	$182	$183	$184	$185	$184	$185	$185
Passings	25,853	25,853	31,985	33,748	33,748	35,171	37,712	41,339	44,426	44,426	45,176	47,255	54,330	62,524	62,524	62,524	62,524	62,524	62,964	62,964	66,143	66,143	66,143	66,143	66,143	66,143	66,143	66,143	66,143	66,143	66,143	66,143
Take Rate	23%	24%	21%	22%	22%	23%	23%	22%	21%	21%	23%	23%	21%	19%	19%	21%	24%	26%	27%	27%	27%	28%	29%	30%	30%	31%	31%	32%	32%	32%	33%	34%
Net increase in count		81	514	655		781	479	577	356	2,193	933	399	569	699	2,600	1,229	1,492	1,247	966	4,933	811	722	639	537	2,710	475	403	362	262	1,503	559	488

Revenue
Fiber	2,945,400	3,041,161	3,417,271	3,618,716	13,022,548	4,072,667	4,513,105	4,755,779	4,878,064	18,219,615	5,346,152	5,652,618	6,122,225	6,489,193	23,610,188	7,024,379	7,716,740	8,390,430	8,935,981	32,067,530	9,399,160	9,824,712	10,223,542	10,595,924	40,043,338	10,916,992	11,203,351	11,459,002	11,697,370	45,276,715	47,701,194	48,899,414
Wireless	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	9,567	34,903	67,149	111,619	100,105	133,061	166,017	198,972	598,155	231,928	264,884	283,489	285,617	1,065,918	1,142,466	1,142,466
Non-Fiber	11,311,818	11,057,995	11,184,371	11,081,102	44,635,286	10,851,162	10,571,454	10,170,267	10,057,970	41,650,853	9,590,084	9,533,566	9,034,998	8,763,730	36,922,378	8,491,599	8,238,631	8,024,789	7,818,412	32,573,431	7,621,530	7,428,955	7,244,329	7,071,704	29,366,519	6,910,170	6,754,774	6,605,216	6,461,210	26,731,370	24,726,995	22,737,998
Total Revenue	14,257,218	14,099,156	14,601,642	14,699,818	57,657,834	14,923,829	15,084,559	14,926,046	14,936,034	59,870,468	14,936,236	15,186,185	15,157,223	15,252,923	60,532,567	15,515,978	15,964,938	16,450,122	16,821,543	64,752,580	17,120,795	17,386,728	17,633,888	17,866,601	70,008,011	18,059,090	18,223,009	18,347,707	18,444,197	73,074,003	73,570,656	72,779,878

COGS
Fiber	827,400	841,951	908,677	996,407	3,574,435	1,123,680	1,199,253	1,201,130	1,271,190	4,795,252	1,446,306	1,470,298	1,506,072	1,568,985	5,991,661	1,657,322	1,794,545	1,953,031	2,090,175	7,495,074	2,199,497	2,293,347	2,376,457	2,448,361	9,317,662	2,512,368	2,570,252	2,617,793	2,655,647	10,356,061	10,834,515	11,126,560
Wireless	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	478	1,745	3,357	5,581	5,005	6,653	8,301	9,949	29,908	11,596	13,244	14,174	14,281	53,296	57,123	57,123
Non-Fiber	6,184,075	6,007,878	6,155,170	6,104,165	24,451,288	5,998,974	5,621,023	5,533,454	5,541,040	22,694,491	5,194,112	5,260,548	4,909,382	4,779,441	20,143,483	4,648,761	4,527,725	4,426,677	4,329,229	17,932,393	4,230,697	4,139,915	4,053,004	3,972,071	16,395,687	3,896,648	3,824,179	3,754,514	3,687,510	15,162,852	14,253,235	13,329,912
Total COGS	7,011,475	6,849,829	7,063,847	7,100,572	28,025,723	7,122,654	6,820,276	6,734,583	6,812,230	27,489,743	6,640,418	6,730,847	6,415,454	6,348,425	26,135,145	6,306,083	6,322,749	6,381,454	6,422,762	25,433,048	6,435,199	6,439,915	6,437,763	6,430,380	25,743,257	6,420,612	6,407,676	6,386,482	6,357,438	25,572,208	25,144,873	24,513,595

Gross Profit
Fiber	2,118,000	2,199,210	2,508,594	2,622,309	9,448,113	2,948,987	3,313,852	3,554,649	3,606,874	13,424,363	3,899,846	4,182,320	4,616,153	4,920,208	17,618,527	5,367,057	5,922,194	6,437,399	6,845,806	24,572,456	7,199,663	7,531,365	7,847,085	8,147,563	30,725,676	8,404,624	8,633,099	8,841,208	9,041,723	34,920,654	36,866,680	37,772,854
Wireless	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	9,089	33,158	63,792	106,038	95,100	126,408	157,716	189,024	568,247	220,332	251,640	269,315	271,336	1,012,622	1,085,343	1,085,343
Non-Fiber	5,127,743	5,050,117	5,029,201	4,976,937	20,183,998	4,852,188	4,950,431	4,636,814	4,516,930	18,956,362	4,395,972	4,273,018	4,125,616	3,984,290	16,778,895	3,842,837	3,710,906	3,598,112	3,489,183	14,641,038	3,390,833	3,289,040	3,191,325	3,099,634	12,970,832	3,013,522	2,930,595	2,850,702	2,773,700	11,568,518	10,473,760	9,408,086
Total Gross Profit	7,245,743	7,249,327	7,537,795	7,599,246	29,632,111	7,801,175	8,264,283	8,191,463	8,123,804	32,380,725	8,295,818	8,455,338	8,741,769	8,904,498	34,397,422	9,209,894	9,642,189	10,068,668	10,398,781	39,319,532	10,685,595	10,946,813	11,196,125	11,436,221	44,264,755	11,638,477	11,815,333	11,961,225	12,086,759	47,501,794	48,425,783	48,266,283

Gross Margin
Fiber	72%	72%	73%	72%	73%	72%	73%	75%	74%	74%	73%	74%	75%	76%	75%	76%	77%	77%	77%	77%	77%	77%	77%	77%	77%	77%	77%	77%	77%	77%	77%	77%
Wireless	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%	95%
Non-Fiber	45%	46%	45%	45%	45%	45%	47%	46%	45%	46%	46%	45%	46%	45%	45%	45%	45%	45%	45%	45%	44%	44%	44%	44%	44%	44%	43%	43%	43%	43%	42%	41%
Total Gross Margin	51%	51%	52%	52%	51%	52%	55%	55%	54%	54%	56%	56%	58%	58%	57%	59%	60%	61%	62%	61%	62%	63%	63%	64%	63%	64%	65%	65%	66%	65%	66%	66%

Operating Expenses
Sales & Marketing	$995,573	$857,369	$875,000	$829,980	$3,557,922	$856,024	$949,812	$874,324	$855,570	$3,535,730	$870,184	$786,098	$774,525	$787,627	$3,218,434	$802,392	$825,101	$845,537	$861,291	$3,334,321	$875,968	$890,449	$904,837	$919,135	$3,590,389	$933,120	$946,945	$951,081	$963,368	$3,794,513	$3,793,138	$3,804,018
General & Administrative	4,321,875	4,353,150	4,327,865	4,479,613	$17,482,504	4,280,736	4,486,710	4,290,866	4,207,958	17,266,271	4,116,949	5,614,866	4,375,171	4,394,893	18,501,879	4,439,308	4,486,916	4,535,476	4,582,742	18,044,441	4,629,343	4,675,865	4,722,531	4,769,409	18,797,148	4,816,119	4,862,838	4,909,411	4,956,008	19,544,375	19,551,825	19,539,963
Total SG&A	5,317,448	5,210,519	5,202,866	5,309,593	21,040,426	5,136,760	5,436,522	5,165,190	5,063,528	20,802,001	4,987,133	6,400,964	5,149,697	5,182,520	21,720,313	5,241,700	5,312,017	5,381,013	5,444,032	21,378,761	5,505,310	5,566,314	5,627,368	5,688,544	22,387,536	5,749,239	5,809,782	5,860,492	5,919,376	23,338,889	23,344,963	23,343,981

Stock Based Compensation	82,996	58,631	24,567	234,191	400,385	40,530	38,616	64,389	139,900	283,435	53,085	119,217	119,217	119,217	410,736	119,217	119,217	119,217	119,217	476,868	119,217	119,217	119,217	119,217	476,868	119,217	119,217	119,217	119,217	476,868	476,868	476,868
EBITDA	2,011,291	2,097,439	2,359,496	2,523,844	8,992,070	2,704,944	2,866,377	3,090,661	3,200,176	11,862,159	3,361,770	2,173,591	3,711,289	3,841,195	13,087,845	4,087,411	4,449,390	4,806,872	5,073,965	18,417,638	5,299,502	5,499,716	5,687,975	5,866,893	22,354,087	6,008,456	6,124,768	6,219,950	6,286,600	24,639,774	25,557,687	25,399,169
EBITDA Margin	14%	15%	16%	17%	16%	18%	19%	21%	21%	20%	23%	14%	24%	25%	22%	26%	28%	29%	30%	28%	31%	32%	32%	33%	32%	33%	34%	34%	34%	34%
One Time Charge											$0	$1,547,973	$0	$0	$1,547,973	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Cost savings - general											0	0	0	64,406	64,406	146,097	238,875	331,653	360,026	1,076,652	371,112	371,112	371,112	371,112	1,484,448	371,112	371,112	371,112	371,112	1,484,448	1,484,448	1,484,448
Cost savings - going private											0	0	0	0	0	163,000	163,000	163,000	163,000	652,000	163,000	163,000	163,000	163,000	652,000	163,000	163,000	163,000	163,000	652,000	652,000	652,000
Adjusted EBITDA	$2,011,291	$2,097,439	$2,359,496	$2,523,844	$8,992,070	$2,704,944	$2,866,377	$3,090,661	$3,200,176	$11,862,159	$3,361,770	$3,721,564	$3,711,289	$3,905,600	$14,700,224	$4,396,509	$4,851,265	$5,301,526	$5,596,991	$20,146,290	$5,833,614	$6,033,828	$6,222,087	$6,401,005	$24,490,535	$6,542,568	$6,658,880	$6,754,062	$6,820,712	$26,776,222	$27,694,135	$27,535,617

Pro Forma EBITDA (1)	2,545,403	2,631,551	2,893,608	3,057,956	11,128,518	3,239,056	3,400,489	3,624,773	3,734,288	13,998,607	3,895,882	4,255,676	4,245,401	4,375,307	16,772,266	4,621,523	4,983,502	5,340,984	5,608,077	20,554,086	5,833,614	6,033,828	6,222,087	6,401,005	24,490,535	6,542,568	6,658,880	6,754,062	6,820,712	26,776,222	27,694,135	27,535,617

Capex								3,895,612	8,847,569		3,732,690	8,227,012	2,314,414	2,338,092	16,612,209	3,191,446	2,754,681	2,426,291	2,171,050	10,543,468	2,064,420	2,047,559	1,913,024	1,662,026	7,687,029	1,451,136	1,328,853	1,195,143	1,075,827	5,050,959	4,358,771	2,636,774
Interest Expense								645,171	1,366,764		745,417	1,246,447	1,013,709	1,577,350	$4,582,923	1,007,195	1,371,527	982,575	1,351,642	4,712,940	960,276	1,141,113	926,553	1,095,493	4,123,434	875,161	847,199	819,089	791,104	3,332,552	2,869,248	1,337,711

Total Debt
ICON Debt								14,100,000	14,100,000	14,100,000	15,800,000	20,100,000	20,100,000	20,100,000	20,100,000	19,597,500	18,843,750	18,090,000	17,336,250	17,336,250	16,582,500	15,828,750	15,075,000	14,321,250	14,321,250	13,567,500	12,813,750	12,060,000	11,306,250	11,306,250	0	0
Existing RUS/USDA Debt								35,531,099	37,337,663	37,337,663	41,277,130	43,476,810	43,688,721	43,778,684	43,778,684	44,224,430	44,912,741	45,289,814	45,367,706	45,367,706	45,217,521	44,881,825	44,387,369	43,841,779	43,841,779	43,312,516	42,756,859	42,212,152	41,578,722	41,578,722	39,025,753	36,297,047
New RUS Project								0	0	0	0	0	0	0	0	0	277,206	554,412	1,018,386	1,018,386	1,627,569	2,383,823	3,052,210	3,343,190	3,343,190	3,575,411	3,803,985	4,028,910	5,636,219	5,636,219	5,492,753	5,349,286
New Smart Build Debt								0	0	0	0	0	0	0	0	0	300,000	600,000	888,750	888,750	1,155,000	1,110,000	1,065,000	1,020,000	1,020,000	975,000	930,000	885,000	840,000	840,000	660,000	480,000
Bond								14,313,905	10,653,728	10,653,728	11,183,749	11,339,128	11,339,128	7,597,216	7,597,216	7,597,216	7,597,216	7,597,216	3,855,304	3,855,304	3,855,304	3,855,304	3,855,304	0	0	0	0	0	0	0	0	0
Other Debt								1,968,070	1,666,080	1,666,080	1,332,430	969,464	732,694	539,663	539,663	377,885	234,498	139,958	71,172	71,172	49,997	39,497	30,344	20,957	20,957	11,144	5,282	2,167	188	188	0	0
Total Debt								65,913,074	63,757,471	63,757,471	69,593,309	75,885,402	75,860,543	72,015,563	72,015,563	71,797,031	72,165,411	72,271,399	68,537,568	68,537,568	68,487,891	68,099,199	67,465,226	62,547,176	62,547,176	61,441,571	60,309,876	59,188,229	59,361,379	59,361,379	45,178,505	42,126,334
Cash								8,685,702	3,908,620	3,908,620	6,872,540	9,937,102	9,631,912	5,304,977	5,304,977	4,671,457	5,354,888	7,031,014	5,010,165	5,010,165	7,248,094	9,353,688	11,746,023	10,055,046	10,055,046	12,637,172	15,651,402	17,758,345	21,253,728	21,253,728	19,017,905	30,309,283

Net Debt								57,227,372	59,848,851	59,848,851	62,720,769	65,948,300	66,228,631	66,710,586	66,710,586	67,125,574	66,810,522	65,240,385	63,527,403	63,527,403	61,239,796	58,745,511	55,719,202	52,492,131	52,492,131	48,804,399	44,658,474	41,429,884	38,107,650	38,107,650	26,160,601	11,817,051
_____________________________________________________________________________________
(1) Pro forma EBITDA assumes full impact of the total costs savings taking effect as of January 1, 2011.

5

Awards Status Detailed											Price	2
Company: NTS Inc. Employee: All Branch: All Department: All Sub Department: All Emp/Non Emp: All Active Optionee: All Company Status: All Entity: All As Of Date: 27/09/2013 Granted Under Branch: All Plan: All Board Resolution: All Tax Chapter: All Exercise Price From: All To: All Outstanding > 0: All Exercisable > 0: All Grant Date From: 01/01/1990 To: 27/09/2013 Citizenship Group: All Grant Type: AllNoWarrants

Generated By: Krikov Niv											Basic shares		41,463,879

Issue Date: 27/09/2013 17:37

Last Name	First Name	WW ID	Grant Date	Plan	Tax Chapter	Exercise Price	Outstanding	Unvested	Exercisable	Change of Control	Total vested	Fully Diluted	In the money	Cash from exercise
Alan L	Bazaar	1AB01	8/5/2013	NTS 2007	NQ	1.1000	50,000	10,000	40,000		40,000	18,000	40,000	$44,000
Almog	Itzhak	1YA01	20/09/2010	NTS 2007	Section 3(I)	1.2210	90,000	0	90,000		90,000	35,055	90,000	$109,890
Almog	Itzhak	1YA01	2/11/2011	NTS 2004	Section 3(I)	1.1000	348	0	348		348	157	348	$383
Almog	Itzhak	1YA01	2/11/2011	NTS 2007	Section 3(I)	1.1000	76,581	0	76,581		76,581	34,461	76,581	$84,239
Ambrose	Dawn	3DA01	15/02/2010	NTS 2007	ISO	1.1000	10,000	1,250	8,750		8,750	3,938	8,750	$9,625
Ambrose	Dawn	3DA01	2/11/2011	NTS 2007	ISO	1.1000	9,780	1,223	8,557		8,557	3,851	8,557	$9,413
Bash	Todd M.	3TB01	8/5/2013	NTS 2007	ISO	1.1000	19,780	19,780	0		0	0	0	$0
Burton	John Mark	4JB01	3/7/2006	NTS 2004	NQ	1.5000	40,000	0	40,000		40,000	10,000	40,000	$60,000
Burton	John Mark	4JB01	3/7/2006	NTS 2004	NQ	3.5000	260,000	0	260,000		260,000	0	0	$0
Burton	John Mark	4JB01	2/11/2011	NTS 2004	NQ	1.1000	46,157	0	46,157		46,157	20,771	46,157	$50,773
Carlos Bell III	Don	1DB01	8/5/2013	NTS 2007	NQ	1.1000	50,000	10,000	40,000		40,000	18,000	40,000	$44,000
Clark	Betty	3BC01	15/02/2010	NTS 2007	ISO	1.1000	7,500	938	6,562		6,562	2,953	6,562	$7,218
Clark	Betty	3BC01	2/11/2011	NTS 2007	ISO	1.1000	7,335	917	6,418		6,418	2,888	6,418	$7,060
Coleman Jr.	Richard K	1RC01	8/5/2013	NTS 2007	NQ	1.1000	50,000	10,000	40,000		40,000	18,000	40,000	$44,000
Collins	Kevin	3KC02	15/02/2010	NTS 2007	ISO	1.1000	5,000	625	4,375		4,375	1,969	4,375	$4,813
Collins	Kevin	3KC02	2/11/2011	NTS 2007	ISO	1.1000	4,890	612	4,278		4,278	1,925	4,278	$4,706
Crow	Karen	3KC01	15/02/2010	NTS 2007	ISO	1.1000	7,500	938	6,562		6,562	2,953	6,562	$7,218
Crow	Karen	3KC01	2/11/2011	NTS 2007	ISO	1.1000	7,335	917	6,418		6,418	2,888	6,418	$7,060
Crow	Morris	3MC01	15/02/2010	NTS 2007	ISO	1.1000	5,000	625	4,375		4,375	1,969	4,375	$4,813
Crow	Morris	3MC01	2/11/2011	NTS 2007	ISO	1.1000	4,890	612	4,278		4,278	1,925	4,278	$4,706
Drumma	Bernadette	3BD01	15/02/2010	NTS 2007	ISO	1.1000	7,500	938	6,562		6,562	2,953	6,562	$7,218
Drumma	Bernadette	3BD01	2/11/2011	NTS 2007	ISO	1.1000	7,335	917	6,418		6,418	2,888	6,418	$7,060
Duvall	Kathy	3KD01	15/02/2010	NTS 2007	ISO	1.1000	10,000	1,250	8,750		8,750	3,938	8,750	$9,625
Duvall	Kathy	3KD01	2/11/2011	NTS 2007	ISO	1.1000	9,780	1,223	8,557		8,557	3,851	8,557	$9,413
Eberwein	Jeffrey E.	1JE01	8/5/2013	NTS 2007	NQ	1.1000	50,000	10,000	40,000		40,000	18,000	40,000	$44,000
Fink	Gershon	1GF01	13/12/2012	NTS 2007	Section 3(I)	1.1000	19,780	19,780	0		0	0	0	$0
Garner	Dennis	3DG01	15/02/2010	NTS 2007	ISO	1.1000	7,500	938	6,562		6,562	2,953	6,562	$7,218
Garner	Dennis	3DG01	2/11/2011	NTS 2007	ISO	1.1000	7,335	917	6,418		6,418	2,888	6,418	$7,060
Gonzales	Renee	3RG01	15/02/2010	NTS 2007	ISO	1.1000	5,000	625	4,375		4,375	1,969	4,375	$4,813
Gonzales	Renee	3RG01	2/11/2011	NTS 2007	ISO	1.1000	4,890	612	4,278		4,278	1,925	4,278	$4,706
Groce	Gene	2GG01	15/02/2010	NTS 2007	ISO	1.1000	7,500	938	6,562		6,562	2,953	6,562	$7,218
Groce	Gene	2GG01	2/11/2011	NTS 2007	ISO	1.1000	7,335	917	6,418		6,418	2,888	6,418	$7,060
Hasse	Nathaniel	3NH01	20/09/2010	NTS 2007	ISO	1.2210	7,500	1,875	5,625		5,625	2,191	5,625	$6,868
Hasse	Nathaniel	3NH01	2/11/2011	NTS 2007	ISO	1.1000	7,164	1,791	5,373		5,373	2,418	5,373	$5,910
Hasse	Nathaniel	3NH01	13/12/2012	NTS 2007	ISO	1.1000	133,688	133,688	0		0	0	0	$0
Hoover	Jerry	3JH01	26/02/2008	NTS 2007	ISO	5.0000	267,000	0	267,000		267,000	0	0	$0
Key	Suzette	3SK01	15/02/2010	NTS 2007	ISO	1.1000	10,000	1,250	8,750		8,750	3,938	8,750	$9,625
Key	Suzette	3SK01	2/11/2011	NTS 2007	ISO	1.1000	9,780	1,223	8,557		8,557	3,851	8,557	$9,413
Krikov	Niv	1NK01	15/02/2010	NTS 2007	ISO	1.1000	400,000	50,000	350,000	50,000	400,000	180,000	400,000	$440,000
Krikov	Niv	1NK01	2/11/2011	NTS 2007	ISO	1.1000	391,212	48,902	342,310	48,902	391,212	176,045	391,212	$430,333
Landry	Dorres	2DL01	15/02/2010	NTS 2007	ISO	1.1000	5,000	625	4,375		4,375	1,969	4,375	$4,813
Landry	Dorres	2DL01	2/11/2011	NTS 2007	ISO	1.1000	4,890	612	4,278		4,278	1,925	4,278	$4,706
Lanham	Byron	3BL01	20/09/2010	NTS 2007	ISO	1.2210	7,500	1,875	5,625		5,625	2,191	5,625	$6,868
Lanham	Byron	3BL01	2/11/2011	NTS 2007	ISO	1.1000	7,164	1,791	5,373		5,373	2,418	5,373	$5,910
Lee	Wendy	3WL01	15/02/2010	NTS 2007	ISO	1.1000	75,000	9,375	65,625		65,625	29,531	65,625	$72,188
Lee	Wendy	3WL01	2/11/2011	NTS 2007	ISO	1.1000	73,352	9,169	64,183		64,183	28,882	64,183	$70,601
M Farrar	Timothy	1TF01	15/12/2011	NTS 2007	ISO	1.2200	90,000	0	90,000		90,000	35,100	90,000	$109,800
M Farrar	Timothy	1TF01	15/12/2011	NTS 2007	ISO	1.1000	76,581	0	76,581		76,581	34,461	76,581	$84,239
MacMillan	Andrew J.	1AM02	8/5/2013	NTS 2007	NQ	1.1000	50,000	10,000	40,000		40,000	18,000	40,000	$44,000
Marin	Mike	3MM02	15/02/2010	NTS 2007	ISO	1.1000	5,000	625	4,375		4,375	1,969	4,375	$4,813
Marin	Mike	3MM02	2/11/2011	NTS 2007	ISO	1.1000	4,890	612	4,278		4,278	1,925	4,278	$4,706
Martin	Robert	3BM01	15/02/2010	NTS 2007	ISO	1.1000	5,000	625	4,375		4,375	1,969	4,375	$4,813
Martin	Robert	3BM01	2/11/2011	NTS 2007	ISO	1.1000	4,890	612	4,278		4,278	1,925	4,278	$4,706
Martinez	Angeal	3AM01	20/09/2010	NTS 2007	ISO	1.2210	1,563	1,250	313		313	122	313	$382
Martinez	Angeal	3AM01	2/11/2011	NTS 2007	ISO	1.1000	1,493	1,194	299		299	135	299	$329
Martinez	Veronica	3VM01	15/02/2010	NTS 2007	ISO	1.1000	7,500	938	6,562		6,562	2,953	6,562	$7,218
Martinez	Veronica	3VM01	2/11/2011	NTS 2007	ISO	1.1000	7,335	917	6,418		6,418	2,888	6,418	$7,060
McAllister	Hunter	2HM01	5/6/2007	NTS 2004	NQ	3.1460	200,000	0	200,000		200,000	0	0	$0
McAllister	Hunter	2HM01	15/02/2010	NTS 2007	ISO	1.1000	7,500	938	6,562		6,562	2,953	6,562	$7,218
McAllister	Hunter	2HM01	2/11/2011	NTS 2007	ISO	1.1000	7,335	917	6,418		6,418	2,888	6,418	$7,060
McAllister	Hunter	2HM01	2/11/2011	NTS 2004	NQ	1.1000	66,956	0	66,956		66,956	30,130	66,956	$73,652
Medley	Melinda	3MM01	15/02/2010	NTS 2007	ISO	1.1000	7,500	938	6,562		6,562	2,953	6,562	$7,218
Medley	Melinda	3MM01	2/11/2011	NTS 2007	ISO	1.1000	7,335	917	6,418		6,418	2,888	6,418	$7,060
Moore	Norma	3NM01	15/02/2010	NTS 2007	ISO	1.1000	5,000	625	4,375		4,375	1,969	4,375	$4,813
Moore	Norma	3NM01	2/11/2011	NTS 2007	ISO	1.1000	4,890	612	4,278		4,278	1,925	4,278	$4,706
Moreno	Ed	3EM01	15/02/2010	NTS 2007	ISO	1.1000	5,000	625	4,375		4,375	1,969	4,375	$4,813
Moreno	Ed	3EM01	2/11/2011	NTS 2007	ISO	1.1000	4,890	612	4,278		4,278	1,925	4,278	$4,706
Nichols	Stephanie	3SN01	20/09/2010	NTS 2007	ISO	1.2210	5,000	1,250	3,750		3,750	1,461	3,750	$4,579
Nichols	Stephanie	3SN01	2/11/2011	NTS 2007	ISO	1.1000	4,776	1,194	3,582		3,582	1,612	3,582	$3,940
Nissenson	Guy	1GN01	15/02/2010	NTS 2007	ISO	1.1000	1,500,000	0	1,500,000		1,500,000	675,000	1,500,000	$1,650,000
Nissenson	Guy	1GN01	2/11/2011	NTS 2004	NQ	1.1000	1,642,379	0	1,642,379		1,642,379	739,071	1,642,379	$1,806,617
Nix	Kecia	3KN01	15/02/2010	NTS 2007	ISO	1.1000	7,500	938	6,562		6,562	2,953	6,562	$7,218
Nix	Kecia	3KN01	2/11/2011	NTS 2007	ISO	1.1000	7,335	917	6,418		6,418	2,888	6,418	$7,060
Peters	Aaron	3AP01	15/02/2010	NTS 2007	ISO	1.1000	75,000	9,375	65,625		65,625	29,531	65,625	$72,188
Peters	Aaron	3AP01	2/11/2011	NTS 2007	ISO	1.1000	73,352	9,169	64,183		64,183	28,882	64,183	$70,601
Reisser	Alon	1AR01	15/02/2010	NTS 2007	Section 3(I)	1.1000	35,500	15,630	19,870	15,630	35,500	15,975	35,500	$39,050
Reisser	Alon	1AR01	2/11/2011	NTS 2007	Section 3(I)	1.1000	102,073	15,283	86,790	15,283	102,073	45,933	102,073	$112,280
Rivas	Priscilla	3PR01	15/02/2010	NTS 2007	ISO	1.1000	9,375	9,375	0		0	0	0	$0
Rivas	Priscilla	3PR01	2/11/2011	NTS 2007	ISO	1.1000	9,169	9,169	0		0	0	0	$0
Roberts	Glen	3GR01	15/02/2010	NTS 2007	ISO	1.1000	938	938	0		0	0	0	$0
Roberts	Glen	3GR01	2/11/2011	NTS 2007	ISO	1.1000	7,335	917	6,418		6,418	2,888	6,418	$7,060
Rosenfeld	Arie	1AR02	20/09/2010	NTS 2007	NQ	1.2210	90,000	0	90,000		90,000	35,055	90,000	$109,890
Rosenfeld	Arie	1AR02	2/11/2011	NTS 2007	NQ	1.1000	76,581	0	76,581		76,581	34,461	76,581	$84,239
Salazar	Jessica	3JS01	20/09/2010	NTS 2007	ISO	1.2210	5,000	1,250	3,750		3,750	1,461	3,750	$4,579
Salazar	Jessica	3JS01	2/11/2011	NTS 2007	ISO	1.1000	4,776	1,194	3,582		3,582	1,612	3,582	$3,940
Schwarz	Shemer S.	1SS01	20/09/2010	NTS 2007	Section 3(I)	1.2210	90,000	0	90,000		90,000	35,055	90,000	$109,890
Schwarz	Shemer S.	1SS01	2/11/2011	NTS 2007	Section 3(I)	1.1000	76,581	0	76,581		76,581	34,461	76,581	$84,239
Sheynfeld	Tal	3TS02	13/06/2012	NTS 2007	ISO	1.1000	791,212	534,068	257,144	534,068	791,212	356,045	791,212	$870,333
Shivers	Shelton	3SS01	20/09/2010	NTS 2007	ISO	1.2210	1,563	1,250	313		313	122	313	$382
Shivers	Shelton	3SS01	2/11/2011	NTS 2007	ISO	1.1000	1,493	1,194	299		299	135	299	$329
Singer	Israel	1IS01	20/09/2010	NTS 2007	Section 3(I)	1.2210	90,000	0	90,000		90,000	35,055	90,000	$109,890
Singer	Israel	1IS01	2/11/2011	NTS 2004	Section 3(I)	1.1000	1,122	0	1,122		1,122	505	1,122	$1,234
Singer	Israel	1IS01	2/11/2011	NTS 2007	Section 3(I)	1.1000	76,581	0	76,581		76,581	34,461	76,581	$84,239
Smith	Becky	3BS01	15/02/2010	NTS 2007	ISO	1.1000	7,500	938	6,562		6,562	2,953	6,562	$7,218
Smith	Becky	3BS01	2/11/2011	NTS 2007	ISO	1.1000	7,335	917	6,418		6,418	2,888	6,418	$7,060
Stone	Kendall	3KS01	15/02/2010	NTS 2007	ISO	1.1000	5,000	625	4,375		4,375	1,969	4,375	$4,813
Stone	Kendall	3KS01	2/11/2011	NTS 2007	ISO	1.1000	4,890	612	4,278		4,278	1,925	4,278	$4,706
Wheeler	Dan	3DW01	15/02/2010	NTS 2007	ISO	1.1000	75,000	9,375	65,625		65,625	29,531	65,625	$72,188
Wheeler	Dan	3DW01	2/11/2011	NTS 2007	ISO	1.1000	73,352	9,169	64,183		64,183	28,882	64,183	$70,601
Worthington	Brad	3BW01	26/02/2008	NTS 2007	ISO	5.0000	267,000	0	267,000		267,000	0	0	$0
Worthington	Brad	3BW01	15/02/2010	NTS 2007	ISO	1.1000	215,000	26,875	188,125		188,125	84,656	188,125	$206,938
Worthington	Brad	3BW01	2/11/2011	NTS 2007	ISO	1.1000	64,369	0	64,369		64,369	28,966	64,369	$70,806
Worthington	Brad	3BW01	2/11/2011	NTS 2007	ISO	1.1000	210,277	26,285	183,992		183,992	82,796	183,992	$202,391
							8,580,323	1,070,532	7,509,791			3,194,501	7,179,674	$7,970,346

Warrants
Burlingame Equity Investors, LP	5/5/2010	1.1000	950,000	950,000	427,500	950,000	$1,045,000
Parsons Ted	5/4/2009	1.8650	95,000	95,000	6,413	95,000	$177,175
Parsons Valerie D.	5/4/2009	1.8650	55,000	55,000	3,713	55,000	$102,575
Spooner Wade	4/30/2009	1.8650	300,000	300,000	20,250	300,000	$559,500
			1,400,000	1,400,000	457,875	1,400,000	$1,884,250

	shares from cash	(4,927,298)

Fully diluted

check	45,116,255	45,116,255

Gross Fully diluted shares	50,043,553
Additional cash	$9,854,596

6

Case 2

Historical and Projected Financial Performance

	Actual
	FYE December 31,		LTM	Projected FYE December 31,
	2011	2012	6/30/2013	2013	2014	2015	2016	2017	2018
($ in thousands)

Income Statement
Fiber revenue	$13,023	$18,220	20,633	$23,610	$32,068	$40,043	$45,277	$47,701	$48,899
Non fiber revenue	44,635	41,651	39,352	36,922	32,685	29,965	27,797	25,869	23,880
Total revenue	57,658	59,870	59,985	60,533	64,753	70,008	73,074	73,571	72,780

Cost of goods sold (1)	28,026	27,490	26,918	26,135	25,433	25,743	25,572	25,145	24,514
Gross Profit	29,632	32,381	33,066	34,397	39,320	44,265	47,502	48,426	48,266

Operating expenses (1)	21,040	20,802	21,617	21,720	21,379	22,388	23,339	23,345	23,344
Operating income	8,592	11,579	11,450	12,677	17,941	21,877	24,163	25,081	24,922

Stock based compensation	400	283	377	411	477	477	477	477	477
One time charges (2)	0	0	1,548	1,548	0	0	0	0	0
EBITDA	8,992	11,862	13,374	14,636	18,418	22,354	24,640	25,558	25,399

Planned cost savings (3)	0	0	0	64	1,077	1,484	1,484	1,484	1,484
Adjusted EBITDA	8,992	11,862	13,374	14,700	19,494	23,839	26,124	27,042	26,884

Revenue Growth
Fiber		39.9%	NM	29.6%	35.8%	24.9%	13.1%	5.4%	2.5%
Non fiber		-6.7%	NM	-11.4%	-11.5%	-8.3%	-7.2%	-6.9%	-7.7%
Total		3.8%	NM	1.1%	7.0%	8.1%	4.4%	0.7%	-1.1%

% of Revenue
Fiber	22.6%	30.4%	34.4%	39.0%	49.5%	57.2%	62.0%	64.8%	67.2%
Non fiber	77.4%	69.6%	65.6%	61.0%	50.5%	42.8%	38.0%	35.2%	32.8%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Gross profit	51.4%	54.1%	55.1%	56.8%	60.7%	63.2%	65.0%	65.8%	66.3%

Opeating expenses as a % of revenue	36.5%	34.7%	36.0%	35.9%	33.0%	32.0%	31.9%	31.7%	32.1%

EBITDA margin	15.6%	19.8%	22.3%	24.2%	28.4%	31.9%	33.7%	34.7%	34.9%
Adjusted EBITDA margin	15.6%	19.8%	22.3%	24.3%	30.1%	34.1%	35.8%	36.8%	36.9%

Other Financial Data

Cash		$3,909	$9,937	$5,305	$5,010	$10,055	$21,254	$19,018	$30,309
Debt		63,757	75,885	72,016	68,538	62,547	59,361	45,179	42,126
Capital expenditures		20,413	24,703	16,612	10,543	7,687	5,051	4,359	2,637

(1) Excludes depreciation and amortization.
(2) Includes a write-off of $519,435 of assets acquired in various acquisitions and significantly higher than usual bad debt expense of $1.0 million.
(3) Includes reduction in payroll, IT, transport and headquarters related costs.

LTM EBITDA Breakdown	80%	20%

	Fiber	Non Fiber	Total
($ in thousands)

Gross profit	$15,244	$17,823	$33,066

Sales and marketing expenses (1)	2,709	677	3,386
G&A expenses (2)	5,609	10,697	16,306

LTM EBITDA	$6,926	$6,448	$13,374

(1) Assuming 80% of sales and marketing expenses associated with fiber business.
(2) Allocated based on revenue contribution and excludes stock based compensation and one time charge.
(3) Allocated based on revenue contribution.

7

Case 2
	2011	2012	2013E	2014P	2015P	2016P	2017P	2018P
Non-Fiber	$44,635	$41,651	$36,922	$32,685	$29,965	$27,797	$25,869	$23,880
Fiber	13,023	18,220	23,610	32,068	40,043	45,277	47,701	48,899
Total Revenue	$57,658	$59,870	$60,533	$64,753	$70,008	$73,074	$73,571	$72,780

8

P&L, Balance Sheet, Cash flow

Case 2		2011					2012					2013					2014					2015					2016					2017	2018
		Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Income Statement

Revenue		14,257,218	14,099,156	14,601,642	14,699,818	57,657,834	14,923,829	15,084,559	14,926,046	14,936,034	59,870,468	14,936,236	15,186,185	15,157,223	15,252,923	60,532,567	15,515,978	15,964,938	16,450,122	16,821,543	64,752,580	17,120,795	17,386,728	17,633,888	17,866,601	70,008,011	18,059,090	18,223,009	18,347,707	18,444,197	73,074,003	73,570,656	72,779,878
Cost of goods sold		7,011,475	6,849,829	7,063,847	7,100,572	28,025,723	7,122,654	6,820,276	6,734,583	6,812,230	27,489,743	6,640,418	6,730,847	6,415,454	6,348,425	26,135,145	6,306,083	6,322,749	6,381,454	6,422,762	25,433,048	6,435,199	6,439,915	6,437,763	6,430,380	25,743,257	6,420,612	6,407,676	6,386,482	6,357,438	25,572,208	25,144,873	24,513,595
Gross Profit		7,245,743	7,249,327	7,537,795	7,599,246	29,632,111	7,801,175	8,264,283	8,191,463	8,123,804	32,380,725	8,295,818	8,455,338	8,741,769	8,904,498	34,397,422	9,209,894	9,642,189	10,068,668	10,398,781	39,319,532	10,685,595	10,946,813	11,196,125	11,436,221	44,264,755	11,638,477	11,815,333	11,961,225	12,086,759	47,501,794	48,425,783	48,266,283

Operating expenses		5,317,448	5,210,519	5,202,866	5,309,593	21,040,426	5,136,760	5,436,522	5,165,190	5,063,528	20,802,001	4,987,133	6,400,964	5,149,697	5,182,520	21,720,313	5,241,700	5,312,017	5,381,013	5,444,032	21,378,761	5,505,310	5,566,314	5,627,368	5,688,544	22,387,536	5,749,239	5,809,782	5,860,492	5,919,376	23,338,889	23,344,963	23,343,981
Operating income		1,928,295	2,038,808	2,334,929	2,289,653	8,591,685	2,664,414	2,827,761	3,026,272	3,060,276	11,578,724	3,308,685	2,054,374	3,592,072	3,721,978	12,677,109	3,968,194	4,330,173	4,687,655	4,954,748	17,940,770	5,180,285	5,380,499	5,568,758	5,747,676	21,877,219	5,889,239	6,005,551	6,100,733	6,167,383	24,162,906	25,080,819	24,922,301

Stock based compensation		82,996	58,631	24,567	234,191	400,385	40,530	38,616	64,389	139,900	283,435	53,085	119,217	119,217	119,217	410,736	119,217	119,217	119,217	119,217	476,868	119,217	119,217	119,217	119,217	476,868	119,217	119,217	119,217	119,217	476,868	476,868	476,868
One time charges		0	0	0	0	0	0	0	0	0	0	0	1,547,973	0	0	1,547,973	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Cost savings - general		0	0	0	0	0	0	0	0	0	0	0	0	0	64,406	64,406	146,097	238,875	331,653	360,026	1,076,652	371,112	371,112	371,112	371,112	1,484,448	371,112	371,112	371,112	371,112	1,484,448	1,484,448	1,484,448
Cost savings - going private		0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	163,000	163,000	163,000	163,000	652,000	163,000	163,000	163,000	163,000	652,000	163,000	163,000	163,000	163,000	652,000	652,000	652,000
EBITDA		2,011,291	2,097,439	2,359,496	2,523,844	8,992,070	2,704,944	2,866,377	3,090,661	3,200,176	11,862,159	3,361,770	3,721,564	3,711,289	3,905,600	14,700,224	4,396,509	4,851,265	5,301,526	5,596,991	20,146,290	5,833,614	6,033,828	6,222,087	6,401,005	24,490,535	6,542,568	6,658,880	6,754,062	6,820,712	26,776,222	27,694,135	27,535,617

Depreciation & amortization							1,533,973	1,452,468	1,813,006	1,475,041	6,274,488	1,664,842	1,683,128	1,717,945	1,753,111	6,819,026	1,800,745	1,842,002	1,878,463	1,911,198	7,432,409	1,942,378	1,973,314	2,002,287	2,027,596	7,945,576	2,049,827	2,070,273	2,088,769	2,105,524	8,314,392	2,170,243	2,209,808
Interest expense							486,159	1,115,492	645,171	1,366,764	3,613,586	745,417	1,246,447	1,013,709	1,577,350	4,582,923	1,007,195	1,371,527	982,575	1,351,642	4,712,940	960,276	1,141,113	926,553	1,095,493	4,123,434	875,161	847,199	819,089	791,104	3,332,552	2,869,248	1,337,711
Interest income							0	0	0	0	0	0	0	(24,843)	(24,080)	(48,923)	(13,262)	(11,679)	(13,387)	(17,578)	(55,906)	(12,525)	(18,120)	(23,384)	(29,365)	(83,395)	(25,138)	(31,593)	(39,129)	(44,396)	(140,255)	0	(190,179)
Amortization of discount on bond							30,417	30,417	30,417	30,417	121,668	30,417	30,417	30,417	30,417	121,668	30,417	30,417	30,417	30,417	121,668	30,417	30,417	30,417	30,417	121,668	0	0	0	0	0	0	0
Other non cash financial charges							778,487	(190,318)	492,060	165,854	1,246,083	266,266	230,117	230,117	67,050	793,550	67,050	67,050	67,050	67,050	268,200	67,050	67,050	67,050	67,050	268,200	0	0	0	0	0	0	0
Bond issuance costs							72,345	72,345	72,345	72,345	289,380	72,345	72,345	70,916	70,916	286,521	70,916	70,916	70,916	70,916	283,663	70,916	70,916	70,916	70,916	283,663	0	0	0	0	0	0	0
Bank charges and other cash financial expenses							74,296	91,301	84,072	30,685	280,354	87,245	82,007	82,007	82,007	333,266	82,007	82,007	82,007	82,007	328,028	82,007	82,007	82,007	82,007	328,028	82,007	82,007	82,007	82,007	328,028	82,007	328,028
Property taxes							194,214	191,175	194,606	238,942	818,937	210,245	215,590	189,465	190,662	805,962	193,950	199,562	205,627	210,269	809,407	214,010	217,334	220,424	223,333	875,100	225,739	227,788	229,346	230,552	913,425	919,633	909,748
Misc expenses (income)							4,450	(11,968)	(124,917)	25	(132,410)	0	7,789	0	0	7,789	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Income before tax							(509,927)	76,849	(180,488)	(319,797)	(933,362)	231,908	(1,513,466)	282,339	38,951	(960,268)	1,038,274	1,080,246	1,878,641	1,771,852	5,769,013	2,359,869	2,350,581	2,726,601	2,714,342	10,151,392	3,215,755	3,343,990	3,454,763	3,536,703	13,551,211	21,176,136	22,463,633

Income tax expense (benefit)							(170,926)	4,104	(148,913)	(70,635)	(386,370)	44,927	(528,735)	0	0	(483,808)	0	0	0	0	0	0	0	0	0	0	0	0	1,179,129	1,237,846	2,416,975	7,411,648	7,862,272
Net income							($339,001)	$72,745	($31,575)	($249,162)	($546,992)	$186,981	($984,731)	$282,339	$38,951	(476,460)	1,038,274	1,080,246	1,878,641	1,771,852	5,769,013	2,359,869	2,350,581	2,726,601	2,714,342	10,151,392	3,215,755	3,343,990	2,275,634	2,298,857	11,134,236	13,764,489	14,601,362

Balance sheet
Assets
Cash									$8,685,702	$3,908,620	$3,908,620	$6,872,540	$9,937,102	9,631,912	5,304,977	$5,304,977	$4,671,457	$5,354,888	$7,031,014	$5,010,165	$5,010,165	$7,248,094	$9,353,688	$11,746,023	$10,055,046	$10,055,046	$12,637,172	$15,651,402	$17,758,345	$21,253,728	$21,253,728	$19,017,905	$30,309,283
Accounts receivable, net													4,531,672	4,543,014	4,571,698	4,571,698	4,753,888	4,837,691	4,930,530	5,041,854	5,041,854	5,245,582	5,268,522	5,285,335	5,355,085	5,355,085	5,533,063	5,521,931	5,499,285	5,528,206	5,528,206	5,558,070	5,498,329
Prepaid expenses and other receivables													3,111,507	3,144,933	3,164,789	3,164,789	3,219,370	3,312,523	3,413,193	3,490,258	3,490,258	3,552,349	3,607,527	3,658,810	3,707,094	3,707,094	3,747,034	3,781,045	3,806,918	3,826,938	3,826,938	3,816,246	3,775,227
Deferred taxes													928,607	928,607	928,607	928,607	928,607	928,607	928,607	928,607	928,607	928,607	928,607	928,607	928,607	928,607	928,607	928,607	928,607	928,607	928,607	928,607	928,607
Inventory													211,384	213,655	215,004	215,004	218,712	225,040	231,879	237,115	237,115	241,333	245,082	248,566	251,846	251,846	254,559	256,870	258,628	259,988	259,988	259,261	256,475
Current assets													18,720,272	18,462,121	14,185,075	14,185,075	13,792,033	14,658,750	16,535,223	14,707,999	14,707,999	17,215,966	19,403,426	21,867,341	20,297,678	20,297,678	23,100,435	26,139,855	28,251,783	31,797,467	31,797,467	29,580,089	40,767,921

Bond issuance cost, net													709,157	638,241	567,326	567,326	496,410	425,494	354,579	283,663	283,663	212,747	141,831	70,916	0	0	0	0	0	0	0	0	0
Other long term assets													2,704,470	2,637,420	2,570,370	2,570,370	2,503,320	2,436,270	2,369,220	2,302,170	2,302,170	2,235,120	2,168,070	2,101,020	2,033,970	2,033,970	2,033,970	2,033,970	2,033,970	2,033,970	2,033,970	2,033,970	2,033,970
Restricted cash													252,059	252,059	252,059	252,059	252,059	252,059	252,059	252,059	252,059	252,059	252,059	252,059	252,059	252,059	252,059	252,059	252,059	252,059	252,059	252,059	252,059
Fixed assets, net													98,295,252	98,891,721	99,476,703	99,476,703	100,867,403	101,780,082	102,327,910	102,587,761	102,587,761	102,709,803	102,784,048	102,694,784	102,329,214	102,329,214	101,730,523	100,989,103	100,095,478	99,065,781	99,065,781	101,254,309	101,681,275
Intangible assets, net													1,278,086	1,278,086	1,278,086	1,278,086	1,278,086	1,278,086	1,278,086	1,278,086	1,278,086	1,278,086	1,278,086	1,278,086	1,278,086	1,278,086	1,278,086	1,278,086	1,278,086	1,278,086	1,278,086	1,278,086	1,278,086

Total Assets													$121,959,296	$122,159,648	$118,329,619	$118,329,619	$119,189,311	$120,830,741	$123,117,076	$121,411,738	$121,411,738	$123,903,781	$126,027,520	$128,264,206	$126,191,007	$126,191,007	$128,395,073	$130,693,073	$131,911,375	$134,427,363	$134,427,363	$134,398,513	$146,013,311

Liabilities & stockholders' equity
Trade payables													$12,344,959	$12,063,843	$11,937,800	$11,937,800	$11,858,179	$11,889,516	$11,999,907	$12,077,585	$12,077,585	$12,100,973	$12,109,840	$12,105,793	$12,091,910	$12,091,910	$12,073,543	$12,049,217	$12,009,363	$11,954,748	$11,954,748	$11,917,981	$11,618,773
Other liabilities and accrued expenses													4,643,686	4,554,973	4,507,382	4,507,382	4,477,319	4,489,152	4,530,832	4,560,161	4,560,161	4,568,992	4,572,340	4,570,811	4,565,570	4,565,570	4,558,635	4,549,450	4,534,402	4,513,781	4,513,781	4,463,215	4,351,163
Current liabilities													16,988,645	16,618,816	16,445,181	16,445,181	16,335,498	16,378,668	16,530,740	16,637,746	16,637,746	16,669,964	16,682,179	16,676,604	16,657,479	16,657,479	16,632,178	16,598,667	16,543,765	16,468,529	16,468,529	16,381,196	15,969,936

ICON Debt									14,100,000	14,100,000	14,100,000	15,800,000	20,100,000	20,100,000	20,100,000	20,100,000	19,597,500	18,843,750	18,090,000	17,336,250	17,336,250	16,582,500	15,828,750	15,075,000	14,321,250	14,321,250	13,567,500	12,813,750	12,060,000	11,306,250	11,306,250	0	0
Existing RUS/USDA Debt									35,531,099	37,337,663	37,337,663	41,277,130	43,476,810	43,688,721	43,778,684	43,778,684	44,224,430	44,912,741	45,289,814	45,367,706	45,367,706	45,217,521	44,881,825	44,387,369	43,841,779	43,841,779	43,312,516	42,756,859	42,212,152	41,578,722	41,578,722	39,025,753	36,297,047
New RUS Project									0	0	0	0	0	0	0	0	0	277,206	554,412	1,018,386	1,018,386	1,627,569	2,383,823	3,052,210	3,343,190	3,343,190	3,575,411	3,803,985	4,028,910	5,636,219	5,636,219	5,492,753	5,349,286
New Smart Build Debt									0	0	0	0	0	0	0	0	0	300,000	600,000	888,750	888,750	1,155,000	1,110,000	1,065,000	1,020,000	1,020,000	975,000	930,000	885,000	840,000	840,000	660,000	480,000
Bond									14,313,905	10,653,728	10,653,728	11,183,749	11,339,128	11,339,128	7,597,216	7,597,216	7,597,216	7,597,216	7,597,216	3,855,304	3,855,304	3,855,304	3,855,304	3,855,304	0	0	0	0	0	0	0	0	0
Cobrdige / Reach									851,569	700,601	700,601	605,467	508,811	410,588	310,784	310,784	209,373	106,328	42,659	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Capital leases & Other notes									1,116,502	965,479	965,479	726,963	460,653	322,106	228,879	228,879	168,512	128,170	97,299	71,172	71,172	49,997	39,497	30,344	20,957	20,957	11,144	5,282	2,167	188	188	0	0
Total debt									65,913,074	63,757,471	63,757,471	69,593,309	75,885,402	75,860,543	72,015,563	72,015,563	71,797,031	72,165,411	72,271,399	68,537,568	68,537,568	68,487,891	68,099,199	67,465,226	62,547,176	62,547,176	61,441,571	60,309,876	59,188,229	59,361,379	59,361,379	45,178,505	42,126,334

Other long term liabilities													2,105,201	2,298,685	2,329,102	2,329,102	2,359,519	2,389,936	2,420,353	2,450,770	2,450,770	2,481,187	2,511,604	2,542,021	2,572,438	2,572,438	2,572,438	2,572,438	2,572,438	2,572,438	2,572,438	2,572,438	2,572,438
Total Liabilities													94,979,248	94,778,044	90,789,846	90,789,846	90,492,048	90,934,014	91,222,492	87,626,084	87,626,084	87,639,042	87,292,983	86,683,851	81,777,094	81,777,094	80,646,187	79,480,980	78,304,432	78,402,346	78,402,346	64,132,139	60,668,707

Common stock													53,279,220	53,279,220	53,279,220	53,279,220	53,279,220	53,279,220	53,279,220	53,279,220	53,279,220	53,279,220	53,279,220	53,279,220	53,279,220	53,279,220	53,279,220	53,279,220	53,279,220	53,279,220	53,279,220	53,279,220	53,279,220
Retained earning													(26,299,172)	(25,897,616)	(25,739,448)	(25,739,448)	(24,581,957)	(23,382,494)	(21,384,636)	(19,493,567)	(19,493,567)	(17,014,481)	(14,544,683)	(11,698,865)	(8,865,306)	(8,865,306)	(5,530,334)	(2,067,128)	327,723	2,745,797	2,745,797	16,987,154	32,065,384
Total stockholders' equity													26,980,048	27,381,604	27,539,772	27,539,772	28,697,263	29,896,726	31,894,584	33,785,653	33,785,653	36,264,739	38,734,537	41,580,355	44,413,914	44,413,914	47,748,886	51,212,092	53,606,943	56,025,017	56,025,017	70,266,374	85,344,604

Total Liabilities and stockholders' equity													$121,959,296	$122,159,648	$118,329,619	$118,329,619	$119,189,311	$120,830,741	$123,117,076	$121,411,738	$121,411,738	$123,903,781	$126,027,520	$128,264,206	$126,191,007	$126,191,007	$128,395,073	$130,693,073	$131,911,375	$134,427,363	$134,427,363	$134,398,513	$146,013,311
													OK	OK	OK	OK	OK	OK	OK	OK	OK	OK	OK	OK	OK	OK	OK	OK	OK	OK	OK	OK	OK
Cash Flow Statement
Cash flow from Operations
Net income														$282,339	$38,951		$1,038,274	$1,080,246	$1,878,641	$1,771,852		$2,359,869	$2,350,581	$2,726,601	$2,714,342		$3,215,755	$3,343,990	$2,275,634	$2,298,857		$13,764,489	$14,601,362
Depreciation and amortization														1,717,945	1,753,111		1,800,745	1,842,002	1,878,463	1,911,198		1,942,378	1,973,314	2,002,287	2,027,596		2,049,827	2,070,273	2,088,769	2,105,524		2,170,243	2,209,808
Stock based compensation														119,217	119,217		119,217	119,217	119,217	119,217		119,217	119,217	119,217	119,217		119,217	119,217	119,217	119,217		476,868	476,868
Amortization of discount on bond														30,417	30,417		30,417	30,417	30,417	30,417		30,417	30,417	30,417	30,417		0	0	0	0		0	0
Non cash financial expenses														230,117	67,050		67,050	67,050	67,050	67,050		67,050	67,050	67,050	67,050		0	0	0	0		0	0
Amortization of bond issuance costs														70,916	70,916		70,916	70,916	70,916	70,916		70,916	70,916	70,916	70,916		0	0	0	0		0	0

Accounts receivable, net														(11,342)	(28,684)		($182,190)	($83,803)	($92,839)	($111,325)		($203,728)	($22,939)	($16,814)	($69,750)		($177,978)	$11,132	$22,646	($28,921)		($29,865)	$59,741
Prepaid expenses and other receivables														(33,426)	(19,856)		(54,581)	(93,154)	(100,670)	(77,065)		(62,091)	(55,178)	(51,283)	(48,285)		(39,939)	(34,011)	(25,873)	(20,020)		10,692	41,019
Deferred taxes														0	0		0	0	0	0		0	0	0	0		0	0	0	0		0	0
Inventory														(2,271)	(1,349)		(3,708)	(6,329)	(6,839)	(5,236)		(4,218)	(3,749)	(3,484)	(3,280)		(2,713)	(2,311)	(1,758)	(1,360)		726	2,787
Trade payables														(281,116)	(126,044)		($79,621)	$31,338	$110,391	$77,678		$23,387	$8,867	($4,047)	($13,883)		($18,367)	($24,326)	($39,854)	($54,614)		($36,767)	($299,208)
Other liabilities and accrued expenses														(88,713)	(47,591)		(30,063)	11,832	41,681	29,329		8,830	3,348	(1,528)	(5,242)		(6,935)	(9,185)	(15,048)	(20,621)		(50,566)	(112,052)
Increase (decrease) in net working capital														(416,868)	(223,524)		(350,162)	(140,115)	(48,276)	(86,618)	(625,171)	(237,819)	(69,651)	(77,155)	(140,440)	(525,065)	(245,932)	(58,701)	(59,887)	(125,537)	(490,056)	(105,779)	(307,713)

Cash from operations														2,034,083	1,856,138		2,776,457	3,069,733	3,996,428	3,884,032		4,352,028	4,541,844	4,939,333	4,889,098		$5,138,867	$5,474,779	$4,423,733	$4,398,061		$16,305,821	$16,980,324

Cash flow from Investing Activities
RUS Capex														(844,759)	(709,039)		(1,092,403)	(1,353,770)	(1,058,093)	(770,240)		(569,215)	(389,433)	(234,333)	(186,517)		(224,635)	(201,389)	(215,936)	(129,843)		(250,393)	(169,028)
Smart Build Capex														(814,599)	(983,573)		(1,343,722)	(575,399)	(140,192)	(140,192)		(32,567)	(32,567)	(32,567)	(32,567)		(32,567)	(32,567)	(32,567)	(32,567)		(22,644)	(22,644)
New RUS Capex														0	0		0	0	(277,206)	(277,206)		(463,974)	(609,183)	(759,901)	(699,801)		(547,624)	(448,588)	(338,599)	(311,049)		(1,683,366)	(42,734)
New Smart Build Capex														0	0		0	(75,000)	(183,750)	(226,971)		(267,223)	(293,268)	(179,783)	(36,700)		(2,368)	(2,368)	(2,368)	(2,368)		(2,368)	(2,368)
Wireless Capex														0	0		0	(25,512)	(42,050)	(43,941)		(43,941)	(43,941)	(43,941)	(43,941)		(43,941)	(43,941)	(5,673)	0		0	0
NTS Comm Capex														(655,056)	(645,481)		(755,321)	(725,000)	(725,000)	(712,500)		(687,500)	(679,167)	(662,500)	(662,500)		(600,000)	(600,000)	(600,000)	(600,000)		(2,400,000)	(2,400,000)
Other														0	0		0	0	0	0		0	0	0	0		0	0	0	0		0	0
Net cash flow provided by (used in) investing activities														(2,314,414)	(2,338,092)		(3,191,446)	(2,754,681)	(2,426,291)	(2,171,050)		(2,064,420)	(2,047,559)	(1,913,024)	(1,662,026)		(1,451,136)	(1,328,853)	(1,195,143)	(1,075,827)		(4,358,771)	(2,636,774)

Cash flow from financing activities:
ICON Debt amortization														0	0		(502,500)	(753,750)	(753,750)	(753,750)		(753,750)	(753,750)	(753,750)	(753,750)		(753,750)	(753,750)	(753,750)	(753,750)		(11,306,250)	0
Existing RUS/USDA Debt additions														844,759	709,039		1,092,403	1,353,770	1,058,093	770,240		569,215	389,433	234,333	186,517		224,635	201,389	215,936	129,843		250,393	169,028
Existing RUS/USDA Debt amortization														(632,848)	(619,075)		(646,657)	(665,460)	(681,020)	(692,347)		(719,401)	(725,128)	(728,789)	(732,107)		(753,898)	(757,045)	(760,644)	(763,273)		(2,803,362)	(2,897,734)
New RUS Project additions														0	0		0	277,206	277,206	463,974		609,183	759,901	699,801	331,603		277,206	277,206	277,206	1,663,236		0	0
New RUS Project amortization														0	0		0	0	0	0		0	(3,647)	(31,414)	(40,622)		(44,985)	(48,633)	(52,280)	(55,928)		(143,466)	(143,466)
New Smart Build additions														0	0		0	300,000	300,000	300,000		300,000	0	0	0		0	0	0	0		0	0
New Smart Build amortizatoin														0	0		0	0	0	(11,250)		(33,750)	(45,000)	(45,000)	(45,000)		(45,000)	(45,000)	(45,000)	(45,000)		(180,000)	(180,000)
Bond amortization														0	(3,741,912)		0	0	0	(3,741,912)		0	0	0	(3,855,304)		0	0	0	0		0	0
Cobrdige / Reach amortization														(98,222)	(99,804)		(101,411)	(103,045)	(63,670)	(42,659)		0	0	0	0		0	0	0	0		0	0
Capital leases & Other notes amortization														(138,547)	(93,227)		(60,367)	(40,342)	(30,870)	(26,127)		(21,175)	(10,500)	(9,154)	(9,387)		(9,813)	(5,862)	(3,115)	(1,979)		(188)	0
Net cash provided by (used in) financing activities														(24,859)	(3,844,980)		(218,532)	368,380	105,989	(3,733,831)		(49,677)	(388,691)	(633,973)	(4,918,049)		(1,105,605)	(1,131,695)	(1,121,647)	173,150		(14,182,873)	(3,052,172)

Beginning cash balance														9,937,102	9,631,912		5,304,977	4,671,457	5,354,888	7,031,014		5,010,165	7,248,094	9,353,688	11,746,023		10,055,046	12,637,172	15,651,402	17,758,345		21,253,728	19,017,905
Net addition (reduction) in cash														(305,190)	(4,326,935)		(633,521)	683,432	1,676,126	(2,020,849)		2,237,930	2,105,594	2,392,335	(1,690,978)		2,582,126	3,014,230	2,106,943	3,495,384		(2,235,824)	11,291,378
Ending cash balance													$9,937,102	9,631,912	5,304,977		4,671,457	5,354,888	7,031,014	5,010,165		7,248,094	9,353,688	11,746,023	10,055,046		12,637,172	15,651,402	17,758,345	21,253,728		19,017,905	30,309,283

Debt Schedule

ICON
Beginning Balance														$20,100,000	$20,100,000		$20,100,000	$19,597,500	$18,843,750	$18,090,000		$17,336,250	$16,582,500	$15,828,750	$15,075,000		$14,321,250	13,567,500	12,813,750	12,060,000		$11,306,250	0
Scheduled amortization														0	0		(502,500)	(753,750)	(753,750)	(753,750)		(753,750)	(753,750)	(753,750)	(753,750)		(753,750)	(753,750)	(753,750)	(753,750)		(11,306,250)	0
Ending balance													$20,100,000	20,100,000	20,100,000		19,597,500	18,843,750	18,090,000	17,336,250		16,582,500	15,828,750	15,075,000	14,321,250		13,567,500	12,813,750	12,060,000	11,306,250		0	0

Interest	12.75%													640,688	640,688		640,688	624,670	600,645	576,619		552,593	528,567	504,541	480,516		456,490	432,464	408,438	384,413		1,441,547	0

Existing RUS / USDA
Beginning Balance														43,476,810	43,688,721		43,778,684	44,224,430	44,912,741	45,289,814		45,367,706	45,217,521	44,881,825	44,387,369		43,841,779	43,312,516	42,756,859	42,212,152		41,578,722	39,025,753
Additions														844,759	709,039		1,092,403	1,353,770	1,058,093	770,240		569,215	389,433	234,333	186,517		224,635	201,389	215,936	129,843		250,393	169,028
Scheduled amortization														(632,848)	(619,075)		(646,657)	(665,460)	(681,020)	(692,347)		(719,401)	(725,128)	(728,789)	(732,107)		(753,898)	(757,045)	(760,644)	(763,273)		(2,803,362)	(2,897,734)
Ending balance													43,476,810	43,688,721	43,778,684		44,224,430	44,912,741	45,289,814	45,367,706		45,217,521	44,881,825	44,387,369	43,841,779		43,312,516	42,756,859	42,212,152	41,578,722		39,025,753	36,297,047

Interest	3.25%													353,249	354,971		355,702	359,323	364,916	367,980		368,613	367,392	364,665	360,647		356,214	351,914	347,399	342,974		1,351,308	1,268,337

New RUS Project
Beginning Balance																		0	277,206	554,412		1,018,386	1,627,569	2,383,823	3,052,210		3,343,190	3,575,411	3,803,985	4,028,910		5,636,219	5,492,753
Additions																		277,206	277,206	463,974		609,183	759,901	699,801	331,603		277,206	277,206	277,206	1,663,236		0	0
Scheduled amortization																		0	0	0		0	(3,647)	(31,414)	(40,622)		(44,985)	(48,633)	(52,280)	(55,928)		(143,466)	(143,466)
Ending balance																		277,206	554,412	1,018,386		1,627,569	2,383,823	3,052,210	3,343,190		3,575,411	3,803,985	4,028,910	5,636,219		5,492,753	5,349,286

Interest	3.52%																	0	2,439	4,879		8,962	14,323	20,978	26,859		29,420	31,464	33,475	35,454		49,599	48,336

New Smart Build
Beginning Balance																		0	300,000	600,000		888,750	1,155,000	1,110,000	1,065,000		1,020,000	975,000	930,000	885,000		840,000	660,000
Additions																		300,000	300,000	300,000		300,000	0	0	0		0	0	0	0		0	0
Scheduled amortization																		0	0	(11,250)		(33,750)	(45,000)	(45,000)	(45,000)		(45,000)	(45,000)	(45,000)	(45,000)		(180,000)	(180,000)
Ending balance																		300,000	600,000	888,750		1,155,000	1,110,000	1,065,000	1,020,000		975,000	930,000	885,000	840,000		660,000	480,000

Interest	12.75%																	0	9,563	19,125		28,329	36,816	35,381	33,947		32,513	31,078	29,644	28,209		26,775	21,038

Bond
Beginning Balance														11,339,128	11,339,128		7,597,216	7,597,216	7,597,216	7,597,216		3,855,304	3,855,304	3,855,304	3,855,304		0	0	0	0		0	0
Scheduled amortization														0	(3,741,912)		0	0	0	(3,741,912)		0	0	0	(3,855,304)		0	0	0	0		0	0
Ending balance													11,339,128	11,339,128	7,597,216		7,597,216	7,597,216	7,597,216	3,855,304		3,855,304	3,855,304	3,855,304	0		0	0	0	0		0	0

Interest	10.00%														566,956			379,861		379,861			192,765		192,765			0		0		0	0

Cobridge
Beginning Balance														259,280	201,001		141,843	81,794	20,839	0		0	0	0	0		0	0	0	0		0	0
Scheduled amortization														(58,279)	(59,158)		(60,049)	(60,955)	(20,839)	0		0	0	0	0		0	0	0	0		0	0
Ending balance													259,280	201,001	141,843		81,794	20,839	0	0		0	0	0	0		0	0	0	0		0	0

Interest	6.00%													3,889	3,015		2,128	1,227	313	0		0	0	0	0		0	0	0	0		0	0

Reach
Beginning Balance														249,531	209,588		168,941	127,579	85,489	42,659		0	0	0	0		0	0	0	0		0	0
Scheduled amortization														(39,943)	(40,646)		(41,362)	(42,090)	(42,831)	(42,659)		0	0	0	0		0	0	0	0		0	0
Ending balance													249,531	209,588	168,941		127,579	85,489	42,659	0		0	0	0	0		0	0	0	0		0	0

Interest	7.00%													4,367	3,668		2,956	2,233	1,496	747		0	0	0	0		0	0	0	0		0	0

Capital Leases& Other Notes
Beginning Balance														460,653	322,106		228,879	168,512	128,170	97,299		71,172	49,997	39,497	30,344		20,957	11,144	5,282	2,167		188	0
Scheduled amortization														(138,547)	(93,227)		(60,367)	(40,342)	(30,870)	(26,127)		(21,175)	(10,500)	(9,154)	(9,387)		(9,813)	(5,862)	(3,115)	(1,979)		(188)	0
Ending balance													460,653	322,106	228,879		168,512	128,170	97,299	71,172		49,997	39,497	30,344	20,957		11,144	5,282	2,167	188		0	0

Interest	10.00%													11,516	8,053		5,722	4,213	3,204	2,432		1,779	1,250	987	759		524	279	132	54		19	0

Total cash interest expense														1,013,709	1,577,350		1,007,195	1,371,527	982,575	1,351,642		960,276	1,141,113	926,553	1,095,493		875,161	847,199	819,089	791,104		2,869,248	1,337,711

Interest income	1.00%													24,843	24,080		13,262	11,679	13,387	17,578		12,525	18,120	23,384	29,365		25,138	31,593	39,129	44,396		0	190,179

Fixed Assets

Capex
Out-of-Pocket														$600,000	600,000		600,000	600,000	600,000	600,000		600,000	600,000	600,000	600,000		600,000	600,000	600,000	600,000		2,400,000	2,400,000
PRIDE 1	$1,000													225,378	210,411		282,560	311,232	244,251	171,925		138,870	121,408	103,306	90,950		73,902	58,865	77,939	49,301		105,063	48,085
PRIDE 2	$1,000													122,739	101,993		119,745	116,393	94,695	75,172		75,173	75,173	75,173	75,172		75,173	75,173	75,173	75,173		61,358	0
PRIDE 3	$1,000													246,642	146,635		440,099	676,145	719,148	523,142		355,173	192,852	55,854	20,394		75,560	67,351	62,824	5,369		83,973	120,943
PRIDE core network														250,000	250,000		250,000	250,000	0	0		0	0	0	0		0	0	0	0		0	0
New RUS Project														0	0		0	0	277,206	277,206		463,974	609,183	759,901	699,801		547,624	448,588	338,599	311,049		1,683,366	42,734
Wichita Falls Smart Build	$1,435													114,599	107,560		113,222	5,661	5,661	5,661		5,661	5,661	5,661	5,661		5,661	5,661	5,661	5,661		22,644	22,644
Amarillo Smart Build	$1,435													250,000	443,050		919,063	408,300	129,150	129,150		21,525	21,525	21,525	21,525		21,525	21,525	21,525	21,525		0	0
Abilene Smart Build	$1,435													450,000	432,963		311,438	161,438	5,381	5,381		5,381	5,381	5,381	5,381		5,381	5,381	5,381	5,381		0	0
Midland Smart Build														0	0		0	75,000	108,750	118,221		149,002	144,266	35,516	1,184		1,184	1,184	1,184	1,184		1,184	1,184
Odessa Smart Build														0	0		0	0	75,000	108,750		118,221	149,002	144,266	35,516		1,184	1,184	1,184	1,184		1,184	1,184
Wireless														0	0		0	25,512	42,050	43,941		43,941	43,941	43,941	43,941		43,941	43,941	5,673	0		0	0
Metro Tower upgrade														55,056	45,481		155,321	125,000	125,000	112,500		87,500	79,167	62,500	62,500		0	0	0	0		0	0
Total Capex							$3,309,512	$4,360,593	$3,895,612	$8,847,569	20,413,286	$3,732,690	$8,227,012	2,314,414	2,338,092		$3,191,446	$2,754,681	$2,426,291	$2,171,050		$2,064,420	$2,047,559	$1,913,024	$1,662,026		$1,451,136	$1,328,853	$1,195,143	$1,075,827		$4,358,771	$2,636,774

Depreciation		Monthly dep. %
Electronics	72.2%	1.67%												27,831	28,116		38,377	33,125	29,176	26,107		24,825	24,622	23,004	19,986		17,450	15,979	14,372	12,937		52,414	31,707
Fiber	74.1%	1.04%												5,798	5,857		7,995	6,901	6,078	5,439		5,172	5,130	4,793	4,164		3,635	3,329	2,994	2,695		10,920	6,606
Real Estate	3.8%	0.21%												183	185		253	218	192	172		163	162	151	132		115	105	95	85		345	209
Total														33,812	34,158		46,625	40,244	35,447	31,718		30,160	29,914	27,948	24,281		21,200	19,414	17,460	15,717		63,679	38,522

Depreciation and Amortization
Depreciation telecom equipment													1,281,219	1,315,031	1,349,189		1,395,814	1,436,058	1,471,505	1,503,222		1,533,382	1,563,296	1,591,244	1,615,525		1,636,725	1,656,139	1,673,599	1,689,316		1,752,995	1,791,517
Amortization													73,143	73,326	73,509		73,693	73,877	74,062	74,247		74,432	74,618	74,805	74,992		75,179	75,367	75,556	75,745		75,934	76,124
Depreciation expense													328,767	329,589	330,413		331,239	332,067	332,897	333,729		334,564	335,400	336,239	337,079		337,922	338,767	339,614	340,463		341,314	342,167
Total D&A														1,717,945	1,753,111		1,800,745	1,842,002	1,878,463	1,911,198		1,942,378	1,973,314	2,002,287	2,027,596		2,049,827	2,070,273	2,088,769	2,105,524		2,170,243	2,209,808

Additional debt amortization
3Q 13 - 2Q 14	18	years												11,733	9,848		15,172	18,802
3Q 14 - 2Q 15	17	years																	15,560	11,327		8,371	5,727
3Q 15 - 2Q 16	16	years																						3,661	2,914		3,510	3,147
3Q 16 - 4Q 17	15	years																											3,599	2,164		16,693
2018	14	years																															12,073
Cumulative debt amortization														11,733	21,581		36,753	55,555	71,115	82,442		90,813	96,540	100,202	103,116		106,626	109,773	113,371	115,536		132,228	144,302

Other Assumptions

Current assets
Accounts receivable (days receivable)													28	28	28		28	28	28	28		28	28	28	28		28	28	28	28		28	28
Prepaid expenses and other receivables as a % of revenue													5.2%	5.2%	5.2%		5.2%	5.2%	5.2%	5.2%		5.2%	5.2%	5.2%	5.2%		5.2%	5.2%	5.2%	5.2%		5.2%	5.2%
Inventory as a % of revenue													0.4%	0.4%	0.4%		0.4%	0.4%	0.4%	0.4%		0.4%	0.4%	0.4%	0.4%		0.4%	0.4%	0.4%	0.4%		0.4%	0.4%

Current liabilities
Trade payables (days)													169	173	173		173	173	173	173		173	173	173	173		173	173	173	173		173	173
Other liabilities and accrued expenses as a % of COGS													17.2%	17.8%	17.8%		17.8%	17.8%	17.8%	17.8%		17.8%	17.8%	17.8%	17.8%		17.8%	17.8%	17.8%	17.8%		17.8%	17.8%

Taxes
Income before tax														282,339	38,951		1,038,274	1,080,246	1,878,641	1,771,852		2,359,869	2,350,581	2,726,601	2,714,342		3,215,755	3,343,990	3,454,763	3,536,703		21,176,136	22,463,633
Plus: non taxable items														0	0		0	0	0	0		0	0	0	0		0	0	0	0		0	0
Taxable Income before NOL														282,339	38,951		1,038,274	1,080,246	1,878,641	1,771,852		2,359,869	2,350,581	2,726,601	2,714,342		3,215,755	3,343,990	3,454,763	3,536,703		21,176,136	22,463,633

Utilization of Tax NOL														282,339	38,951		1,038,274	1,080,246	1,878,641	1,771,852		2,359,869	2,350,581	2,726,601	2,714,342		3,215,755	3,343,990	85,823	0		0	0
Net Adjusted Taxable Income														0	0		0	0	0	0		0	0	0	0		0	0	3,368,941	3,536,703		21,176,136	22,463,633

Tax Provision	35.0%													0	0		0	0	0	0		0	0	0	0		0	0	1,179,129	1,237,846		7,411,648	7,862,272

Summary of estimated NOL carryforwards:
Beginning of period NOL carryforward														22,887,263	22,604,924		22,565,973	21,527,699	20,447,453	18,568,812		16,796,960	14,437,091	12,086,510	9,359,909		6,645,567	3,429,812	85,823	0		0	0
Additions														0	0		0	0	0	0		0	0	0	0		0	0	0	0		0	0
Subtractions														282,339	38,951		1,038,274	1,080,246	1,878,641	1,771,852	5,769,013	2,359,869	2,350,581	2,726,601	2,714,342	10,151,392	3,215,755	3,343,990	85,823	0	6,645,567	0	0
End of period NOL carryforward	$22,887,263													22,604,924	22,565,973		21527698.9	20447452.59	18568811.7	16796959.72		14437090.69	12086510.06	9359909.428	6645567.451		3429812.277	85822.57539	0	0		0	0

9

P&L Detail

Case 2	2011					2012					2013					2014					2015					2016					2017	2018

	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Fiber Revenue
NTS	$2,945,400	$3,041,161	$3,253,652	$3,198,651	$12,438,864	$3,397,928	$3,635,149	$3,669,435	$3,586,037	$14,288,549	$3,778,221	$3,870,700	$4,051,572	$4,078,814	$15,779,307	$4,119,822	$4,173,368	$4,239,951	$4,307,473	$16,840,613	$4,371,326	$4,436,039	$4,501,615	$4,565,463	$17,874,444	$4,630,015	$4,695,275	$4,752,716	$4,810,471	$18,888,477	$19,585,225	$20,157,719
Pride 1	0	0	76,739	195,529	272,268	351,201	467,371	653,451	825,749	2,297,772	951,875	1,046,786	1,149,293	1,253,319	4,401,273	1,372,609	1,514,479	1,657,079	1,760,165	6,304,332	1,838,744	1,906,958	1,966,621	2,018,717	7,731,041	2,057,102	2,086,357	2,113,795	2,139,154	8,396,407	8,668,523	8,786,933
Pride 2	0	0	86,879	224,536	311,416	323,539	410,584	432,893	457,134	1,624,150	542,465	568,101	623,089	674,719	2,408,373	722,631	777,887	828,631	866,416	3,195,566	898,255	930,276	962,480	994,865	3,785,877	1,026,416	1,056,597	1,084,662	1,112,849	4,280,523	4,546,322	4,589,189
Pride 3	0	0	0	0	0	0	0	0	0	0	0	16,310	89,082	182,649	288,042	316,735	535,822	795,186	1,031,642	2,679,385	1,207,360	1,329,607	1,406,691	1,456,720	5,400,378	1,508,871	1,571,475	1,634,512	1,688,014	6,402,872	6,946,912	7,276,270
Smart Build	0	0	0	0	0	0	0	0	9,144	9,144	73,591	150,722	209,189	299,692	733,194	492,582	715,184	869,582	970,286	3,047,634	1,060,822	1,136,584	1,217,822	1,293,748	4,708,976	1,352,463	1,399,215	1,446,886	1,495,474	5,694,038	6,068,111	6,144,231
New RUS Projects	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	22,653	85,247	168,312	266,411	542,622	342,125	394,433	426,431	451,409	1,614,398	1,886,102	1,945,072
Total Fiber Revenue	2,945,400	3,041,161	3,417,271	3,618,716	13,022,548	4,072,667	4,513,105	4,755,779	4,878,064	18,219,615	5,346,152	5,652,618	6,122,225	6,489,193	23,610,188	7,024,379	7,716,740	8,390,430	8,935,981	32,067,530	9,399,160	9,824,712	10,223,542	10,595,924	40,043,338	10,916,992	11,203,351	11,459,002	11,697,370	45,276,715	47,701,194	48,899,414

Wireless Revenue	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	9,567	34,903	67,149	111,619	100,105	133,061	166,017	198,972	598,155	231,928	264,884	283,489	285,617	1,065,918	1,142,466	1,142,466

Non-Fiber Revenue
CLEC	6,340,138	6,106,321	5,983,630	5,739,493	24,169,581	5,571,592	5,433,343	5,178,704	4,931,896	21,115,536	4,764,954	4,443,050	4,180,206	3,964,661	17,352,871	3,747,310	3,548,203	3,387,320	3,233,023	13,915,856	3,087,360	2,945,162	2,810,090	2,686,214	11,528,826	2,572,640	2,464,434	2,361,310	2,263,001	9,661,384	8,296,520	6,999,890
Other	4,847,218	4,884,184	5,212,211	5,201,010	20,144,623	5,311,503	5,302,033	5,291,598	5,238,037	21,143,170	4,668,578	4,989,372	4,854,792	4,799,069	19,311,811	4,744,288	4,690,428	4,637,469	4,585,389	18,657,574	4,534,170	4,483,793	4,434,239	4,385,490	17,837,692	4,337,530	4,290,340	4,243,906	4,198,210	17,069,986	16,430,475	15,738,108
Total before reconciliation	11,187,356	10,990,505	11,195,841	10,940,503	44,314,204	10,883,095	10,735,376	10,470,302	10,169,933	42,258,706	9,433,532	9,432,421	9,034,998	8,763,730	36,664,682	8,491,599	8,238,631	8,024,789	7,818,412	32,573,431	7,621,530	7,428,955	7,244,329	7,071,704	29,366,519	6,910,170	6,754,774	6,605,216	6,461,210	26,731,370	24,726,995	22,737,998

Reconciliation adjustment	124,462	67,490	(11,470)	140,599	321,082	(31,933)	(163,922)	(300,035)	(111,964)	(607,853)	156,552	101,145	0	0	257,697	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Total non-fiber revenue	11,311,818	11,057,995	11,184,371	11,081,102	44,635,286	10,851,162	10,571,454	10,170,267	10,057,970	41,650,853	9,590,084	9,533,566	9,034,998	8,763,730	36,922,378	8,491,599	8,238,631	8,024,789	7,818,412	32,573,431	7,621,530	7,428,955	7,244,329	7,071,704	29,366,519	6,910,170	6,754,774	6,605,216	6,461,210	26,731,370	24,726,995	22,737,998

Total Revenue	14,257,218	14,099,156	14,601,642	14,699,818	57,657,834	14,923,829	15,084,559	14,926,046	14,936,034	59,870,468	14,936,236	15,186,185	15,157,223	15,252,923	60,532,567	15,515,978	15,964,938	16,450,122	16,821,543	64,752,580	17,120,795	17,386,728	17,633,888	17,866,601	70,008,011	18,059,090	18,223,009	18,347,707	18,444,197	73,074,003	73,570,656	72,779,878

Variable Fiber COGS
NTS	597,854	614,695	600,483	587,479	2,400,511	577,291	583,960	540,294	542,372	2,243,917	584,516	572,717	566,424	568,823	2,292,480	574,852	585,956	602,338	618,997	2,382,143	634,025	649,292	664,799	679,471	2,627,587	694,314	709,325	720,980	732,637	2,857,256	3,022,457	3,160,871
Pride 1	0	0	27,680	66,489	94,169	112,839	150,674	187,572	226,665	677,751	277,988	302,810	320,477	349,775	1,251,051	381,845	418,006	452,238	477,231	1,729,321	497,066	513,679	528,085	541,011	2,079,841	552,055	560,683	569,423	577,650	2,259,811	2,350,385	2,388,782
Pride 2	0	0	27,129	75,542	102,671	111,992	144,400	144,361	161,208	561,961	203,621	209,049	223,338	240,220	876,228	253,771	266,567	277,287	287,563	1,085,189	297,636	307,715	317,800	327,891	1,251,042	337,954	347,970	357,913	367,861	1,411,697	1,507,137	1,523,084
Pride 3	0	0	0	0	0	0	0	0	0	0	0	573	5,020	12,418	18,012	38,626	104,253	192,165	269,942	604,986	324,152	356,683	368,710	369,461	1,419,006	372,321	378,185	383,123	384,211	1,517,840	1,535,095	1,553,392
Smart Build	0	0	0	0	0	0	0	0	296	296	2,634	5,298	7,163	10,262	25,356	16,867	24,489	29,775	33,224	104,354	36,324	38,918	41,699	44,299	161,240	46,310	47,911	49,543	51,207	194,970	207,778	210,385
New RUS Projects	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	3,043	15,737	39,927	66,635	125,341	85,627	98,154	104,506	105,453	393,739	422,084	428,885
Total Variable Fiber COGS	597,854	614,695	655,292	729,510	2,597,351	802,122	879,034	872,228	930,542	3,483,925	1,068,758	1,090,447	1,122,423	1,181,499	4,463,126	1,265,961	1,399,271	1,553,804	1,686,956	5,905,992	1,792,246	1,882,023	1,961,020	2,028,769	7,664,057	2,088,580	2,142,227	2,185,488	2,219,018	8,635,313	9,044,937	9,265,399

Fixed Fiber COGS	229,546	227,256	253,385	266,897	977,084	321,558	320,219	328,902	340,648	1,311,327	377,549	379,851	383,649	387,486	1,528,535	391,361	395,274	399,227	403,219	1,589,082	407,252	411,324	415,437	419,592	1,653,605	423,788	428,026	432,306	436,629	1,720,748	1,789,578	1,861,161
Total Fiber COGS	827,400	841,951	908,677	996,407	3,574,435	1,123,680	1,199,253	1,201,130	1,271,190	4,795,252	1,446,306	1,470,298	1,506,072	1,568,985	5,991,661	1,657,322	1,794,545	1,953,031	2,090,175	7,495,074	2,199,497	2,293,347	2,376,457	2,448,361	9,317,662	2,512,368	2,570,252	2,617,793	2,655,647	10,356,061	10,834,515	11,126,560

Wireless COGS	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	478	1,745	3,357	5,581	5,005	6,653	8,301	9,949	29,908	11,596	13,244	14,174	14,281	53,296	57,123	57,123

Non Fiber COGS
Variable	4,980,937	4,954,444	5,128,398	4,985,612	20,049,391	4,923,372	4,866,563	4,828,151	4,622,115	19,240,202	4,192,673	4,284,281	4,125,142	4,001,542	16,603,638	3,877,142	3,762,322	3,667,428	3,576,073	14,882,965	3,483,572	3,398,761	3,317,762	3,242,681	13,442,776	3,173,052	3,106,319	3,042,333	2,980,951	12,302,655	11,483,446	10,646,915
Fixed	881,573	826,328	829,302	817,283	3,354,486	856,756	750,078	703,359	702,374	3,012,567	677,258	640,647	634,241	627,898	2,580,044	621,619	615,403	609,249	603,157	2,449,428	597,125	591,154	585,242	579,390	2,352,911	573,596	567,860	562,181	556,560	2,260,197	2,169,789	2,082,997
Reconciliatoin adjustment	321,564	227,106	197,470	301,270	1,047,411	218,847	4,382	1,943	216,551	441,723	324,181	335,620	150,000	150,000	959,802	150,000	150,000	150,000	150,000	600,000	150,000	150,000	150,000	150,000	600,000	150,000	150,000	150,000	150,000	600,000	600,000	600,000
Total Non-Fiber COGS	6,184,075	6,007,878	6,155,170	6,104,165	24,451,288	5,998,974	5,621,023	5,533,454	5,541,040	22,694,491	5,194,112	5,260,548	4,909,382	4,779,441	20,143,483	4,648,761	4,527,725	4,426,677	4,329,229	17,932,393	4,230,697	4,139,915	4,053,004	3,972,071	16,395,687	3,896,648	3,824,179	3,754,514	3,687,510	15,162,852	14,253,235	13,329,912

Total COGS	7,011,475	6,849,829	7,063,847	7,100,572	28,025,723	7,122,654	6,820,276	6,734,583	6,812,230	27,489,743	6,640,418	6,730,847	6,415,454	6,348,425	26,135,145	6,306,083	6,322,749	6,381,454	6,422,762	25,433,048	6,435,199	6,439,915	6,437,763	6,430,380	25,743,257	6,420,612	6,407,676	6,386,482	6,357,438	25,572,208	25,144,873	24,513,595

Sales & Marketing Expenses
Commission Expense	58,062	49,735	5,757	(39,370)	74,184	14,775	(131,662)	(1,053)	68,457	(49,484)	150,359	51,324	55,588	58,920	316,192	63,780	70,066	76,183	81,137	291,166	85,342	89,206	92,827	96,209	363,584	99,124	101,724	104,045	106,209	411,102	433,116	443,996
Wireless	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	6,378	10,513	10,985	27,876	10,985	10,985	10,985	10,985	43,941	10,985	10,985	1,418	0	23,389	0	0
Contract Labor	0	0	200	1,910	2,110	446	(446)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Employer 401(K) Expense	4,091	3,763	4,197	3,569	15,619	3,804	3,608	4,701	3,880	15,994	3,212	3,115	3,162	3,210	12,699	3,258	3,307	3,356	3,406	13,327	3,458	3,509	3,562	3,615	14,144	3,670	3,725	3,781	3,837	15,012	15,012	15,012
Insurance Expense Group	58,782	54,667	56,798	56,021	226,269	53,931	70,066	50,070	44,534	218,601	43,763	47,445	48,157	48,879	188,245	49,612	50,357	51,112	51,879	202,960	52,657	53,447	54,248	55,062	215,414	55,888	56,726	57,577	58,441	228,633	228,633	228,633
Salary Expense	574,273	529,139	611,230	603,440	2,318,083	499,785	758,808	605,875	501,819	2,366,286	433,449	423,765	430,122	436,573	1,723,909	443,122	449,769	456,515	463,363	1,812,769	470,314	477,368	484,529	491,797	1,924,007	499,174	506,661	514,261	521,975	2,042,071	2,042,071	2,042,071
Payroll Taxes	63,910	41,972	48,945	46,189	201,016	90,429	36,420	45,793	35,875	208,517	32,220	34,110	34,622	35,141	136,093	35,668	36,203	36,746	37,298	145,916	37,857	38,425	39,001	39,586	154,870	40,180	40,783	41,395	42,015	164,373	164,373	164,373
Total Payroll And Comissions	759,118	679,277	727,128	671,759	2,837,281	663,170	736,793	705,386	654,565	2,759,914	663,003	559,760	571,651	582,724	2,377,138	595,440	616,080	634,426	648,068	2,494,013	660,613	672,941	685,153	697,255	2,715,961	709,021	720,604	722,477	732,478	2,884,581	2,883,205	2,894,085

Total Other Expenses	236,455	178,092	147,873	158,222	720,641	192,854	213,019	168,938	201,005	775,816	207,181	226,338	202,874	204,903	841,296	206,952	209,021	211,112	213,223	840,308	215,355	217,509	219,684	221,880	874,427	224,099	226,340	228,604	230,890	909,933	909,933	909,933

Total Sales & Marketing	995,573	857,369	875,000	829,980	3,557,922	856,024	949,812	874,324	855,570	3,535,730	870,184	786,098	774,525	787,627	3,218,434	802,392	825,101	845,537	861,291	3,334,321	875,968	890,449	904,837	919,135	3,590,389	933,120	946,945	951,081	963,368	3,794,513	3,793,138	3,804,018

Genral & Administrative
Contract Labor	54,100	70,877	61,916	57,830	244,723	19,456	28,641	29,296	26,284	103,678	26,384	39,385	30,641	30,947	96,410	31,257	31,569	31,885	32,204	126,915	32,526	32,851	33,180	33,511	132,068	33,847	34,185	34,527	34,872	137,430	137,430	137,430
Employer 401(K) Expense	12,802	13,564	12,724	11,365	50,454	10,799	11,603	10,015	8,272	40,689	8,400	6,958	8,495	8,580	32,434	8,666	8,753	8,840	8,929	35,188	9,018	9,108	9,199	9,291	36,617	9,384	9,478	9,573	9,669	38,104	38,104	38,104
Insurance Expense Group	194,182	209,049	200,238	202,895	806,363	190,581	243,723	180,015	155,945	770,264	157,493	193,382	173,426	175,160	699,461	176,912	178,681	180,468	182,272	718,332	184,095	185,936	187,795	189,673	747,499	191,570	193,486	195,421	197,375	777,851	777,851	777,851
Salary Expense	2,173,953	2,020,883	2,090,961	2,104,910	8,390,706	2,050,246	2,112,463	1,894,187	1,776,724	7,833,620	1,703,793	1,835,256	1,536,515	1,409,880	6,485,444	1,423,979	1,438,219	1,452,601	1,467,127	5,781,925	1,481,798	1,496,616	1,511,582	1,526,698	6,016,695	1,541,965	1,557,385	1,572,959	1,588,688	6,260,997	6,260,997	6,260,997
Payroll Taxes	152,467	169,395	141,470	129,333	592,665	244,197	103,636	169,461	111,735	629,028	113,164	159,813	139,928	141,328	554,233	142,741	144,168	145,610	147,066	579,586	148,537	150,022	151,522	153,038	603,119	154,568	156,114	157,675	159,252	627,608	627,608	627,608
Total Payroll	2,587,504	2,483,767	2,507,308	2,506,333	10,084,911	2,515,280	2,500,065	2,282,974	2,078,960	9,377,279	2,009,234	2,234,794	1,889,005	1,765,896	7,898,929	1,783,554	1,801,390	1,819,404	1,837,598	7,241,946	1,855,974	1,874,534	1,893,279	1,912,212	7,535,998	1,931,334	1,950,647	1,970,154	1,989,855	7,841,990	7,841,990	7,841,990

Ins Exp Cas & Liability	100,117	130,283	88,977	104,957	424,334	124,053	137,963	119,308	117,402	498,725	117,409	136,102	123,780	125,018	502,309	126,268	127,531	128,806	130,095	512,701	131,395	132,709	134,037	135,377	533,518	136,731	138,098	139,479	140,874	555,181	555,181	555,181
Utilities	132,852	147,914	152,099	138,038	570,903	187,203	162,824	195,066	158,066	703,159	154,706	181,786	174,130	175,872	686,494	177,630	179,407	181,201	183,013	721,250	184,843	186,691	188,558	190,444	750,536	192,348	194,272	196,214	198,176	781,010	781,010	781,010
Repair & Maintenance	56,641	96,553	46,016	66,509	265,718	60,911	80,820	70,024	48,512	260,267	30,716	45,122	49,079	49,570	174,488	50,066	50,567	51,072	51,583	203,288	52,099	52,620	53,146	53,677	211,542	54,214	54,756	55,304	55,857	220,131	220,131	220,131
Total Utilities & Insurance	289,610	374,750	287,091	309,504	1,260,954	372,168	381,606	384,398	323,980	1,462,151	302,831	363,009	346,990	350,460	1,363,291	353,965	357,504	361,079	364,690	1,437,238	368,337	372,020	375,741	379,498	1,495,596	383,293	387,126	390,997	394,907	1,556,323	1,556,323	1,556,323

Rent Expense - Parking	1,500	1,500	1,500	1,500	6,000	1,416	1,584	1,500	1,502	6,002	1,519	1,500	1,520	1,535	6,075	1,551	1,566	1,582	1,598	6,297	1,614	1,630	1,646	1,663	6,553	1,679	1,696	1,713	1,730	6,819	6,819	6,819
Rental - Building	318,599	308,091	320,860	324,956	1,272,506	292,249	342,174	322,114	322,561	1,279,097	327,175	315,067	324,947	328,196	1,295,386	331,478	334,793	338,141	341,522	1,345,934	344,937	348,387	351,871	355,389	1,400,584	358,943	362,533	366,158	369,820	1,457,453	1,457,453	1,457,453
Rental Exp Equipment	241,142	229,313	268,755	235,359	974,569	242,432	318,114	298,090	250,280	1,108,916	259,119	256,651	268,695	271,382	1,055,848	274,096	276,837	279,606	282,402	1,112,941	285,226	288,078	290,959	293,868	1,158,130	296,807	299,775	302,773	305,800	1,205,155	1,205,155	1,205,155
Total Rental & Leases	561,240	538,903	591,115	561,815	2,253,074	536,097	661,872	621,703	574,343	2,394,015	587,814	573,219	595,162	601,114	2,357,308	607,125	613,196	619,328	625,522	2,465,171	631,777	638,095	644,476	650,920	2,565,267	657,429	664,004	670,644	677,350	2,669,427	2,669,427	2,669,427

Total Legal & Accounting	106,209	119,316	111,805	77,116	414,447	115,715	97,945	83,814	155,123	452,596	200,927	164,851	152,691	154,217	672,687	155,760	157,317	158,890	160,479	632,447	162,084	163,705	165,342	166,995	658,127	168,665	170,352	172,056	173,776	684,849	684,849	684,849

Bad Debt Expense	112,763	160,308	142,651	165,845	581,567	126,612	129,207	110,906	195,469	562,194	200,410	1,159,144	227,358	228,794	1,815,706	232,740	239,474	246,752	252,323	971,289	256,812	260,801	264,508	267,999	1,050,120	270,886	273,345	275,216	276,663	1,096,110	1,103,560	1,091,698

Advertising	14,399	9,412	1,476	570	25,858	1,400	(1,060)	140	132	612	83	(231)	31	32	(85)	32	32	33	33	130	33	34	34	34	135	35	35	35	36	140	140	140
Auto Expense	57,153	55,243	77,810	80,776	270,982	59,999	86,940	59,843	58,306	265,089	59,776	58,134	59,605	60,201	237,717	60,803	61,411	62,025	62,646	246,885	63,272	63,905	64,544	65,189	256,910	65,841	66,500	67,164	67,836	267,341	267,341	267,341
Collection Fees	1,302	966	918	5,007	8,193	21,800	(626)	10,694	14,703	46,571	11,266	10,894	12,008	12,128	46,297	12,250	12,372	12,496	12,621	49,738	12,747	12,874	13,003	13,133	51,758	13,265	13,397	13,531	13,667	53,860	53,860	53,860
Business Meals	9,774	2,651	8,806	6,987	28,218	15	(57)	251	366	575	267	187	270	273	998	276	279	281	284	1,120	287	290	293	296	1,166	299	302	305	308	1,213	1,213	1,213
Computer Expense	151,308	152,431	149,943	138,192	591,874	138,544	164,005	245,307	290,188	838,044	314,674	456,381	555,000	680,550	2,006,605	687,356	694,229	701,171	708,183	2,790,939	715,265	722,418	729,642	736,938	2,904,262	744,308	751,751	759,268	766,861	3,022,187	3,022,187	3,022,187
Custodial Services	18,796	18,517	18,806	19,845	75,965	17,835	18,068	17,467	14,468	67,839	16,079	15,024	15,917	16,076	63,097	16,237	16,400	16,564	16,729	65,930	16,897	17,065	17,236	17,408	68,607	17,583	17,758	17,936	18,115	71,392	71,392	71,392
Bank Charges	0	0	0	0	0	909	(409)	118	39	657	0	0	40	40	80	40	41	41	42	164	42	43	43	43	171	44	44	45	45	178	178	178
Provision For Disputes	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Director Fees & Expense	27,000	(11,100)	30,122	12,386	58,408	134	6,000	13,867	13,867	33,867	13,867	11,522	13,413	13,547	52,349	13,683	13,820	13,958	14,097	55,558	14,238	14,381	14,525	14,670	57,813	14,816	14,965	15,114	15,265	60,161	60,161	60,161
Dues & Subscriptions	8,724	7,538	7,653	2,801	26,716	3,915	12,164	5,236	5,115	26,430	6,064	6,392	5,759	5,817	24,032	5,875	5,933	5,993	6,053	23,854	6,113	6,174	6,236	6,299	24,822	6,361	6,425	6,489	6,554	25,830	25,830	25,830
Engineering Fees	480	2,888	2,912	3,242	9,522	3,898	(146)	1,672	2,299	7,723	2,454	608	1,776	1,794	6,632	1,812	1,830	1,848	1,867	7,356	1,885	1,904	1,923	1,942	7,655	1,962	1,981	2,001	2,021	7,966	7,966	7,966
Entertainment & Promo	3,882	3,376	2,609	9,223	19,090	8,837	(1,769)	3,352	10,488	20,908	8,665	10,707	8,386	8,470	36,227	8,555	8,640	8,726	8,814	34,735	8,902	8,991	9,081	9,172	36,145	9,263	9,356	9,450	9,544	37,613	37,613	37,613
Freight Expense	6,874	8,635	13,769	8,745	38,023	9,244	7,158	6,786	5,291	28,479	4,650	11,485	7,123	7,195	30,453	7,267	7,339	7,413	7,487	29,505	7,562	7,637	7,714	7,791	30,703	7,869	7,947	8,027	8,107	31,950	31,950	31,950
Internet Expense	1,500	1,500	1,500	1,500	6,000	1,416	3,998	5,241	11,941	22,596	11,631	13,195	10,607	10,713	46,146	10,820	10,928	11,038	11,148	43,934	11,260	11,372	11,486	11,601	45,718	11,717	11,834	11,952	12,072	47,575	47,575	47,575
Licenses & Fees	35,297	28,654	32,757	42,772	139,479	34,749	39,091	52,554	45,848	172,242	43,586	64,291	52,086	52,606	212,569	53,132	53,664	54,200	54,742	215,739	55,290	55,843	56,401	56,965	224,499	57,535	58,110	58,691	59,278	233,615	233,615	233,615
Management Service Fee	8,846	9,147	6,453	9,740	34,187	8,298	9,992	9,284	9,604	37,179	10,006	8,659	9,482	9,577	37,723	9,673	9,769	9,867	9,966	39,275	10,065	10,166	10,268	10,370	40,869	10,474	10,579	10,685	10,791	42,529	42,529	42,529
Miscellaneous Expense	35,812	133,406	80,702	64,122	314,042	49,075	84,561	64,739	77,972	276,347	64,930	130,895	85,481	86,335	367,641	87,199	88,071	88,951	89,841	354,062	90,739	91,647	92,563	93,489	368,438	94,424	95,368	96,322	97,285	383,398	383,398	383,398
Moving Expenses	0	0	0	3,812	3,812	0	1,149	0	0	1,149	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Office Suppl & Postage	95,629	93,811	92,641	81,007	363,087	91,419	107,723	86,155	8,778	294,075	34,501	25,167	39,037	39,427	138,131	39,821	40,219	40,622	41,028	161,690	41,438	41,853	42,271	42,694	168,256	43,121	43,552	43,987	44,427	175,087	175,087	175,087
Office Relocation Exp	7,097	1,241	0	0	8,338	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Supplies	11,656	4,011	43,715	29,574	88,956	35,151	27,198	15,532	25,925	103,806	27,019	46,121	28,936	29,225	131,300	29,517	29,812	30,110	30,412	119,852	30,716	31,023	31,333	31,646	124,718	31,963	32,283	32,605	32,931	129,782	129,782	129,782
Taxes Other	0	22,747	21,833	25,561	70,141	19,132	22,379	25,373	39,440	106,325	26,906	21,582	28,608	28,894	105,990	29,183	29,475	29,770	30,068	118,496	30,368	30,672	30,979	31,289	123,308	31,601	31,917	32,237	32,559	128,315	128,315	128,315
Taxes Property	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Taxes Franchise	21,117	0	0	1,395	22,511	(1,623)	1,050	0	0	(573)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Telephone Expense	27,560	23,086	27,114	27,045	104,806	29,439	31,919	32,842	33,309	127,509	32,266	34,645	33,598	33,934	134,443	34,273	34,616	34,962	35,312	139,164	35,665	36,022	36,382	36,746	144,814	37,113	37,484	37,859	38,238	150,694	150,694	150,694
Training Expense	1,015	0	1,061	6,499	8,575	(846)	(3,552)	27,723	17,737	41,062	26,605	20,208	23,299	23,532	93,644	23,767	24,005	24,245	24,487	96,504	24,732	24,980	25,229	25,482	100,423	25,736	25,994	26,254	26,516	104,500	104,500	104,500
Travel	36,331	49,317	40,729	44,006	170,383	41,595	61,621	58,508	54,367	216,091	47,352	54,765	54,285	54,828	211,231	55,377	55,930	56,490	57,055	224,851	57,625	58,201	58,783	59,371	233,981	59,965	60,565	61,170	61,782	243,482	243,482	243,482
Stock Option Comp	82,996	58,631	24,567	234,191	400,385	40,530	38,616	64,389	139,900	283,435	53,085	119,217	119,217	119,217	410,736	119,217	119,217	119,217	119,217	476,868	119,217	119,217	119,217	119,217	476,868	119,217	119,217	119,217	119,217	476,868	476,868	476,868
Admin Expenses Of Amarillo Project	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Admin Expenses Of Abilene Project	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Total Other Expenses	664,549	676,106	687,896	858,999	2,887,551	614,865	716,016	807,072	880,084	3,018,036	815,733	1,119,848	1,163,965	1,294,412	4,393,957	1,306,164	1,318,034	1,330,022	1,342,130	5,296,349	1,354,359	1,366,710	1,379,185	1,391,785	5,492,039	1,404,511	1,417,364	1,430,345	1,443,456	5,695,676	5,695,676	5,695,676

Total G&A	4,321,875	4,353,150	4,327,865	4,479,613	17,482,504	4,280,736	4,486,710	4,290,866	4,207,958	17,266,271	4,116,949	5,614,866	4,375,171	4,394,893	18,501,879	4,439,308	4,486,916	4,535,476	4,582,742	18,044,441	4,629,343	4,675,865	4,722,531	4,769,409	18,797,148	4,816,119	4,862,838	4,909,411	4,956,008	19,544,375	19,551,825	19,539,963

Total SG&A	5,317,448	5,210,519	5,202,866	5,309,593	21,040,426	5,136,760	5,436,522	5,165,190	5,063,528	20,802,001	4,987,133	6,400,964	5,149,697	5,182,520	21,720,313	5,241,700	5,312,017	5,381,013	5,444,032	21,378,761	5,505,310	5,566,314	5,627,368	5,688,544	22,387,536	5,749,239	5,809,782	5,860,492	5,919,376	23,338,889	23,344,963	23,343,981

Growth
Fiber revenue		3.3%	12.4%	5.9%		12.5%	10.8%	5.4%	2.6%		9.6%	5.7%	8.3%	6.0%	29.6%	8.2%	9.9%	8.7%	6.5%	35.8%	5.2%	4.5%	4.1%	3.6%	24.9%	3.0%	2.6%	2.3%	2.1%	13.1%	5.4%	2.5%
Non Fiber revenue		-2.2%	1.1%	-0.9%		-2.1%	-2.6%	-3.8%	-1.1%		-4.7%	-0.6%	-5.2%	-3.0%	-11.4%	-3.1%	-3.0%	-2.6%	-2.6%	-11.8%	-2.5%	-2.5%	-2.5%	-2.4%	-9.8%	-2.3%	-2.2%	-2.2%	-2.2%	-9.0%	-7.5%	-8.0%
Total		-1.1%	3.6%	0.7%		1.5%	1.1%	-1.1%	0.1%		0.0%	1.7%	-0.2%	0.6%		1.7%	2.9%	3.0%	2.3%		1.8%	1.6%	1.4%	1.3%		1.1%	0.9%	0.7%	0.5%		0.7%	-1.1%

Total Sales and Marketing as a % of revenue	7.0%	6.1%	6.0%	5.6%	6.2%	5.7%	6.3%	5.9%	5.7%	5.9%	5.8%	5.2%	5.1%	5.2%	5.3%	5.2%	5.2%	5.1%	5.1%	5.1%	5.1%	5.1%	5.1%	5.1%	5.1%	5.2%	5.2%	5.2%	5.2%	5.2%	5.2%	5.2%

Private Line Revenue
Fiber	291	1,009	80,485	17,333	99,117	69,265	188,118	253,112	136,888	647,384	267,420	350,396	497,097	507,039	1,621,952	517,180	527,523	538,074	548,835	2,131,612	559,812	571,008	582,428	594,077	2,307,325	605,958	618,078	630,439	643,048	2,497,523
Non Fiber	2,844,888	2,937,663	2,973,746	2,994,592	11,750,889	2,875,911	2,706,897	2,706,989	2,944,299	11,234,096	2,763,634	2,651,233	2,624,720	2,598,473	10,638,061	2,572,488	2,546,764	2,521,296	2,496,083	10,136,631	2,471,122	2,446,411	2,421,947	2,397,727	9,737,207	2,373,750	2,350,013	2,326,512	2,303,247	9,353,523
	2,845,179	2,938,672	3,054,230	3,011,925	11,850,006	2,945,176	2,895,015	2,960,101	3,081,187	11,881,480	3,031,054	3,001,629	3,121,817	3,105,512	12,260,013	3,089,668	3,074,287	3,059,370	3,044,918	12,268,243	3,030,934	3,017,419	3,004,375	2,991,804	12,044,533	2,979,709	2,968,090	2,956,952	2,946,295	11,851,046

10

NTS Fiber Billing Summary

Case 2		A C T U A L										P R O J E C T E D
		Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2017	2018

Gross Fiber Business		$1,801,965	$1,862,533	$2,022,291	$2,083,533	$2,268,515	$2,431,899	$2,499,819	$2,648,921	$2,793,006	$2,927,366	$3,172,874	$3,406,335	$3,756,037	$4,148,058	$4,463,524	$4,695,439	$4,910,789	$5,125,789	$5,339,840	$5,554,471	$5,733,834	$5,891,355	$6,042,520	$6,200,234	$25,294,886	$25,876,912
	Count	1,704	1,732	1,816	1,892	2,007	2,083	2,252	2,452	2,707	2,898	3,183	3,574	4,162	4,645	4,888	5,072	5,257	5,428	5,610	5,764	5,873	5,974	6,070	6,177	6,316	6,464
	ARPU	$348	$361	$380	$375	$388	$396	$384	$375	$361	$348	$348	$336	$324	$314	$312	$314	$317	$320	$323	$326	$328	$332	$334	$338	$337	$337
	Passings	3,463	3,463	3,899	4,077	4,217	4,464	5,011	5,491	6,241	8,320	9,943	12,390	12,390	12,390	12,390	12,830	13,466	13,466	13,466	13,466	13,466	13,466	13,466	13,466	13,466	13,466
	Take Rate	49%	50%	47%	46%	48%	47%	45%	45%	43%	35%	32%	29%	34%	37%	39%	40%	39%	40%	42%	43%	44%	44%	45%	46%	47%	48%

Gross Fiber Residential		$1,143,144	$1,177,619	$1,314,496	$1,517,851	$1,734,887	$1,893,087	$2,002,848	$2,092,255	$2,285,726	$2,374,856	$2,452,254	$2,575,818	$2,751,162	$3,041,158	$3,388,832	$3,691,707	$3,928,558	$4,127,914	$4,301,274	$4,447,376	$4,577,199	$4,693,919	$4,786,043	$4,854,088	$19,783,909	$20,268,982
	Count	4,313	4,366	4,796	5,375	6,041	6,444	6,852	7,008	7,686	7,894	8,178	8,486	9,126	10,135	11,138	11,920	12,546	13,098	13,555	13,939	14,305	14,607	14,873	15,028	15,448	15,789
	ARPU	$90	$90	$96	$99	$101	$101	$100	$101	$104	$102	$102	$103	$104	$105	$106	$107	$107	$107	$108	$108	$108	$108	$108	$108	$108	$108
	Passings	22,390	22,390	28,086	29,671	30,954	33,248	36,328	38,935	38,935	38,935	44,387	50,134	50,134	50,134	50,134	50,134	52,677	52,677	52,677	52,677	52,677	52,677	52,677	52,677	52,677	52,677
	Take Rate	19%	19%	17%	18%	20%	19%	19%	18%	20%	20%	18%	17%	18%	20%	22%	24%	24%	25%	26%	26%	27%	28%	28%	29%	29%	30%

Gross Fiber Wholesale		$291	$1,009	$80,485	$17,333	$69,265	$188,118	$253,112	$136,888	$267,420	$350,396	$497,097	$507,039	$517,180	$527,523	$538,074	$548,835	$559,812	$571,008	$582,428	$594,077	$605,958	$618,078	$630,439	$643,048	$2,622,399	$2,753,519

Gross Fiber Totals		$2,945,400	$3,041,161	$3,417,271	$3,618,716	$4,072,667	$4,513,105	$4,755,779	$4,878,064	$5,346,152	$5,652,618	$6,122,225	$6,489,193	$7,024,379	$7,716,740	$8,390,430	$8,935,981	$9,399,160	$9,824,712	$10,223,542	$10,595,924	$10,916,992	$11,203,351	$11,459,002	$11,697,370	$47,701,194	$48,899,414
	Count	6,017	6,098	6,612	7,267	8,048	8,527	9,104	9,460	10,393	10,792	11,361	12,060	13,288	14,780	16,027	16,993	17,804	18,526	19,165	19,703	20,178	20,581	20,943	21,206	21,764	22,253
	ARPU	$163.17	$167	$179	$174	$177	$182	$180	$175	$180	$178	$184	$185	$185	$183	$182	$180	$180	$180	$181	$182	$182	$183	$184	$185	$185.02	$185.16
	Passings	25,853	25,853	31,985	33,748	35,171	37,712	41,339	44,426	45,176	47,255	54,330	62,524	62,524	62,524	62,524	62,964	66,143	66,143	66,143	66,143	66,143	66,143	66,143	66,143	66,143	66,143
	Take Rate	23%	24%	21%	22%	23%	23%	22%	21%	23%	23%	21%	19%	21%	24%	26%	27%	27%	28%	29%	30%	31%	31%	32%	32%	33%	34%

NTS FIBER MARKET BY MARKET INFORMATION
Lubbock Bus.		$1,554,753	$1,601,717	$1,622,012	$1,676,424	$1,788,089	$1,868,164	$1,862,162	$1,904,193	$1,939,002	$1,956,115	$1,982,145	$1,992,946	$2,008,574	$2,024,263	$2,040,012	$2,055,822	$2,071,693	$2,087,625	$2,103,617	$2,119,670	$2,135,784	$2,151,959	$2,168,195	$2,184,491	$8,813,340	$8,929,305
	Count	1,484	1,501	1,509	1,503	1,537	1,550	1,554	1,566	1,593	1,612	1,611	1,618	1,625	1,631	1,638	1,645	1,652	1,658	1,665	1,672	1,679	1,685	1,692	1,699	1,721	1,744
	ARPU	$349	$358	$358	$373	$391	$404	$400	$407	$409	$404	$410	$412	$413	$415	$416	$418	$419	$421	$422	$424	$425	$427	$428	$430	$430	$430
	Passings	2,997	2,997	2,997	2,997	2,997	2,997	2,997	2,997	2,997	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000
	Take Rate	50%	50%	50%	50%	51%	52%	52%	52%	53%	54%	54%	54%	54%	54%	55%	55%	55%	55%	56%	56%	56%	56%	56%	57%	57%	58%

Lubbock Res.		$456,722	$463,504	$457,337	$452,525	$450,036	$441,852	$421,647	$410,510	$411,758	$391,980	$392,654	$394,333	$400,942	$413,789	$433,178	$452,971	$473,168	$493,771	$514,778	$536,189	$558,006	$580,226	$594,321	$608,416	$2,574,608	$2,800,121
	Count	1,824	1,825	1,784	1,716	1,698	1,657	1,620	1,548	1,559	1,506	1,469	1,469	1,469	1,514	1,559	1,604	1,648	1,693	1,738	1,783	1,828	1,873	1,918	1,963	2,143	2,323
	ARPU	$84	$85	$84	$87	$88	$88	$86	$88	$88	$85	$88	$90	$91	$93	$94	$96	$97	$99	$100	$102	$103	$105	$105	$105	$105	$105
	Passings	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989
	Take Rate	15%	15%	15%	14%	14%	14%	14%	13%	13%	13%	12%	12%	12%	13%	13%	13%	14%	14%	15%	15%	15%	16%	16%	16%	18%	19%

Lubbock Totals		$2,011,475	$2,065,222	$2,079,349	$2,128,949	$2,238,126	$2,310,016	$2,283,810	$2,314,703	$2,350,760	$2,348,094	$2,374,799	$2,387,279	$2,409,516	$2,438,052	$2,473,190	$2,508,793	$2,544,861	$2,581,396	$2,618,395	$2,655,860	$2,693,790	$2,732,185	$2,762,515	$2,792,906	$11,387,948	$11,729,426
	Count	3,308	3,326	3,293	3,219	3,235	3,207	3,174	3,114	3,152	3,118	3,080	3,086	3,093	3,145	3,197	3,248	3,300	3,352	3,403	3,455	3,507	3,559	3,610	3,662	3,864	4,067
	ARPU	$203	$208	$209	$219	$231	$239	$239	$247	$250	$249	$257	$258	$260	$258	$258	$257	$257	$257	$256	$256	$256	$256	$255	$254	245.5812537	240.3599196
	Passings	14,986	14,986	14,986	14,986	14,986	14,986	14,986	14,986	14,986	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989
	Take Rate	22%	22%	22%	21%	22%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	22%	22%	22%	23%	23%	23%	24%	24%	24%	26%	27%

Wolfforth Bus.		$67,871	$67,677	$70,569	$75,239	$72,430	$74,741	$73,072	$83,441	$86,971	$78,818	$79,275	$79,088	$79,425	$79,763	$80,100	$80,438	$80,775	$81,113	$81,450	$81,788	$82,125	$82,463	$82,800	$83,138	$332,550	$332,550
	Count	73	76	79	81	82	84	83	79	80	76	75	75	75	75	75	75	75	75	75	75	75	75	75	75	75	75
	ARPU	$310	$301	$305	$308	$298	$299	$291	$348	$358	$341	$350	$352	$353	$355	$356	$358	$359	$361	$362	$364	$365	$367	$368	$370	$370	$370
	Passings	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150
	Take Rate	49%	51%	53%	54%	55%	56%	55%	53%	53%	51%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%

Wolfforth Res.		$128,384	$128,467	$127,450	$126,493	$128,553	$130,074	$129,630	$127,651	$131,988	$130,417	$129,579	$130,358	$132,405	$137,223	$144,938	$152,821	$160,873	$169,094	$177,484	$183,446	$189,409	$195,371	$201,334	$207,296	$888,810	$984,210
	Count	495	494	482	470	472	478	472	464	464	464	455	455	455	474	493	511	530	549	568	586	605	624	643	661	736	811
	ARPU	$86	$86	$87	$89	$91	$91	$90	$92	$95	$92	$94	$96	$97	$99	$100	$102	$103	$105	$106	$106	$106	$106	$106	$106	$106	$106
	Passings	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000
	Take Rate	10%	10%	10%	9%	9%	10%	10%	9%	9%	9%	9%	9%	9%	9%	10%	10%	11%	11%	11%	12%	12%	12%	13%	13%	15%	16%

Wolfforth Totals		$196,255	$196,144	$198,019	$201,732	$200,983	$204,815	$202,702	$211,093	$218,959	$209,236	$208,854	$209,445	$211,830	$216,985	$225,038	$233,258	$241,648	$250,207	$258,934	$265,234	$271,534	$277,834	$284,134	$290,434	$1,221,360	$1,316,760
	Count	568	570	561	551	554	562	555	543	544	540	530	530	530	549	568	586	605	624	643	661	680	699	718	736	811	886
	ARPU	$114	$115	$117	$121	$121	$122	$120	$129	$134	$128	$131	$132	$133	$132	$132	$133	$133	$134	$134	$134	$133	$133	$132	$131	$125.46	$123.81
	Passings	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150
	Take Rate	11%	11%	11%	11%	11%	11%	11%	11%	11%	10%	10%	10%	10%	11%	11%	11%	12%	12%	12%	13%	13%	14%	14%	14%	16%	17%

Misc. Bus. Fiber - Other Mkts.		$19,916	$19,811	$20,101	$21,399	$20,863	$22,902	$25,119	$26,229	$25,138	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$90,679	$90,679
	Count					12	11	16	10	10	6	0	0
	ARPU					$673	$716	$598	$820	$811	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133

Levelland Bus		$157,803	$171,640	$264,052	$207,902	$235,462	$270,645	$269,597	$274,440	$276,022	$282,087	$296,281	$298,185	$299,960	$301,740	$303,526	$305,316	$307,112	$308,913	$310,719	$312,531	$314,348	$316,169	$317,997	$319,829	$1,281,006	$1,281,006
	Count	145	153	175	177	183	190	199	200	204	212	213	213	214	215	215	216	216	217	217	218	219	219	220	220	220	220
	ARPU	$375	$381	$537	$392	$428	$473	$455	$458	$452	$450	$465	$467	$468	$470	$471	$473	$474	$476	$477	$479	$480	$482	$483	$485	$485	$485
	Passings	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310
	Take Rate	47%	49%	56%	57%	59%	61%	64%	65%	66%	68%	69%	69%	69%	69%	69%	70%	70%	70%	70%	70%	71%	71%	71%	71%	71%	71%

Levelland Res		$539,774	$567,592	$591,443	$598,412	$606,335	$613,654	$609,974	$600,068	$613,324	$631,385	$625,406	$628,217	$632,673	$640,257	$651,034	$661,898	$668,240	$674,582	$680,924	$687,266	$693,608	$699,950	$706,292	$712,634	$2,863,222	$2,863,222
	Count	1,930	1,980	1,934	1,953	1,986	1,992	2,015	1,946	2,009	1,994	1,981	1,981	1,981	2,000	2,020	2,039	2,058	2,078	2,097	2,117	2,136	2,156	2,175	2,195	2,195	2,195
	ARPU	$96	$96	$101	$102	$103	$102	$102	$102	$103	$105	$105	$106	$106	$107	$108	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
	Passings	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185
	Take Rate	37%	38%	37%	38%	38%	38%	39%	38%	39%	38%	38%	38%	38%	39%	39%	39%	40%	40%	40%	41%	41%	42%	42%	42%	42%	42%

Levelland Totals		$697,577	$739,232	$855,495	$806,314	$841,796	$884,299	$879,571	$874,508	$889,346	$913,472	$921,687	$926,402	$932,634	$941,998	$954,560	$967,214	$975,352	$983,495	$991,644	$999,797	$1,007,956	$1,016,120	$1,024,289	$1,032,463	$4,144,228	$4,144,228
	Count	2,075	2,133	2,109	2,130	2,169	2,182	2,214	2,146	2,213	2,206	2,193	2,194	2,195	2,215	2,235	2,255	2,275	2,295	2,315	2,335	2,355	2,375	2,395	2,415	2,415	2,415
	ARPU	$116	$116	$135	$126	$131	$134	$133	$135	$135	$137	$140	$141	$142	$142	$142	$143	$143	$143	$143	$143	$143	$143	$143	$143	$143.01	$143.01
	Passings	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495
	Take Rate	38%	39%	38%	39%	39%	40%	40%	39%	40%	40%	40%	40%	40%	40%	41%	41%	41%	42%	42%	42%	43%	43%	44%	44%	44%	44%

Smyer Bus.		$1,622	$1,687	$1,316	$1,146	$1,263	$1,198	$1,197	$1,215	$1,194	$1,220	$1,229	$1,245	$1,258	$1,272	$1,286	$1,300	$1,313	$1,327	$1,341	$1,355	$1,368	$1,382	$1,396	$1,409	$5,775	$5,994
	Count	2	2	2	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1
	ARPU	$270	$281	$219	$286	$421	$399	$399	$405	$398	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407
	Passings	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6
	Take Rate	33%	33%	33%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	18%	18%	18%	18%	18%	19%	19%	19%	19%	19%	20%	21%

Smyer Res.		$18,265	$18,056	$18,888	$21,778	$25,630	$23,802	$23,924	$21,401	$25,403	$25,612	$25,237	$24,734	$24,734	$24,868	$25,135	$25,402	$25,670	$25,937	$26,204	$26,472	$26,739	$27,006	$27,274	$27,541	$112,836	$117,113
	Count	64	67	65	74	76	77	76	72	78	78	75	75	75	76	77	77	78	79	80	81	81	82	83	84	87	90
	ARPU	$94	$92	$94	$99	$113	$103	$104	$98	$109	$109	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
	Passings	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216
	Take Rate	30%	31%	30%	34%	35%	36%	35%	33%	36%	36%	35%	35%	35%	35%	35%	36%	36%	37%	37%	37%	38%	38%	38%	39%	40%	42%

Smyer Totals		$19,886	$19,743	$20,204	$22,924	$26,894	$25,000	$25,121	$22,616	$26,598	$26,832	$26,466	$25,979	$25,993	$26,140	$26,421	$26,702	$26,983	$27,264	$27,545	$27,826	$28,107	$28,388	$28,669	$28,950	$118,611	$123,107
	Count	66	69	67	75	77	78	77	73	79	79	76	76	76	77	78	78	79	80	81	82	83	83	84	85	88	92
	ARPU	$99	$98	$97	$103	$117	$107	$108	$102	$113	$113	$116	$114	$114	$113	$113	$113	$113	$113	$113	$113	$113	$113	$113	$113	$111.93	$112.01
	Passings	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222
	Take Rate	30%	31%	30%	34%	35%	35%	35%	33%	36%	36%	34%	34%	34%	35%	35%	35%	36%	36%	36%	37%	37%	38%	38%	38%	40%	41%

Littlefield Bus. (Incl. Hockley Co.)				$15,970	$39,827	$53,686	$56,672	$61,757	$59,661	$65,159	$63,581	$65,406	$68,146	$70,254	$76,161	$85,856	$92,924	$93,417	$93,909	$94,401	$94,894	$95,386	$95,879	$96,371	$96,863	$387,454	$387,454
	Count			26	49	58	70	74	70	71	71	74	76	78	94	109	109	109	109	109	109	109	109	109	109	109	109
	ARPU			$456	$306	$321	$298	$281	$277	$307	$300	$300	$301	$303	$295	$282	$283	$285	$286	$288	$289	$291	$292	$294	$295	$295	$295
	Passings			173	173	173	173	173	173	173	173	173	173	173	173	173	173	173	173	173	173	173	173	173	173	173	173
	Take Rate			15%	28%	34%	40%	43%	40%	41%	41%	43%	44%	45%	54%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%

Littlefield Res. (Incl. Hockley Co.)				$60,770	$110,052	$138,245	$146,370	$152,181	$161,244	$170,182	$173,428	$168,436	$168,069	$168,069	$168,841	$170,386	$171,931	$173,476	$175,020	$176,565	$178,110	$178,882	$178,882	$178,882	$178,882	$715,529	$715,529
	Count			230	350	432	449	468	482	531	511	509	509	509	513	518	523	527	532	537	542	542	542	542	542	542	542
	ARPU			$129	$113	$112	$110	$110	$113	$112	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
	Passings			1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247
	Take Rate			18%	28%	35%	36%	38%	39%	43%	41%	41%	41%	41%	41%	42%	42%	42%	43%	43%	43%	43%	43%	43%	43%	43%	43%

Littlefield Totals (Incl. Hockley Co.)				$76,739	$149,879	$191,931	$203,043	$213,938	$220,905	$235,341	$237,010	$233,843	$236,215	$238,323	$245,003	$256,242	$264,855	$266,892	$268,929	$270,967	$273,004	$274,269	$274,761	$275,253	$275,746	$1,102,983	$1,102,983
	Count			256	399	490	519	542	552	602	582	583	585	587	607	628	632	637	642	646	651	651	651	651	651	651	651
	ARPU			$152	$136	$137	$133	$133	$134	$136	$133	$134	$135	$135	$134	$136	$140	$140	$140	$140	$140	$140	$141	$141	$141	$141	$141
	Passings			1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420
	Take Rate			18%	28%	35%	37%	38%	39%	42%	41%	41%	41%	41%	43%	44%	45%	45%	45%	46%	46%	46%	46%	46%	46%	46%	46%

Whitharral Res.					$1,168	$3,843	$3,902	$4,021	$2,637	$5,522	$4,444	$5,144	$5,748	$5,988	$6,232	$6,478	$6,727	$6,979	$7,184	$7,389	$7,594	$7,799	$8,004	$8,209	$8,415	$35,298.52	$37,759.30
	Count				4	11	10	9	10	15	15	18	19	19	20	20	21	22	22	23	24	24	25	26	26	28	30
	ARPU				$167	$128	$115	$126	$101	$128	$93	$104	$105	$106	$106	$107	$108	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
	Passings				84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84
	Take Rate				5%	13%	12%	11%	12%	18%	18%	21%	22%	23%	24%	24%	25%	26%	27%	27%	28%	29%	30%	30%	31%	33%	36%

Burkburnnet Bus.				$28,271	$55,152	$61,293	$74,398	$73,780	$62,877	$61,550	$62,222	$78,814	$87,191	$100,494	$118,624	$132,343	$136,864	$140,592	$144,320	$148,048	$151,776	$155,504	$157,741	$157,741	$157,741	$630,963	$630,963
	Count			25	64	75	92	95	99	102	104	110	116	140	164	166	166	166	166	166	166	166	166	166	166	166	166
	ARPU			$744	$358	$281	$293	$260	$212	$203	$201	$245	$256	$261	$260	$268	$275	$283	$290	$298	$305	$313	$317	$317	$317	$317	$317
	Passings			263	263	263	263	263	263	263	263	263	263	263	263	263	263	263	263	263	263	263	263	263	263	263	263
	Take Rate			10%	24%	29%	35%	36%	38%	39%	40%	42%	44%	53%	62%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%

Burkburnnet Res.				$58,608	$169,384	$262,246	$336,186	$359,114	$391,932	$424,484	$427,845	$441,481	$458,545	$469,506	$480,467	$491,428	$502,389	$513,351	$524,312	$535,273	$546,234	$557,196	$568,157	$579,118	$590,079	$2,382,239	$2,382,239
	Count			301	630	906	1,078	1,180	1,242	1,315	1,346	1,379	1,413	1,446	1,479	1,513	1,546	1,579	1,613	1,646	1,679	1,713	1,746	1,780	1,813	1,813	1,813
	ARPU			$116	$107	$106	$109	$104	$107	$110	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
	Passings			4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449
	Take Rate			7%	14%	20%	24%	27%	28%	30%	30%	31%	32%	33%	33%	34%	35%	36%	36%	37%	38%	39%	39%	40%	41%	41%	41%

Burkburnnet Totals				$86,879	$224,536	$323,539	$410,584	$432,893	$454,809	$486,034	$490,067	$520,295	$545,735	$570,000	$599,091	$623,771	$639,253	$653,942	$668,632	$683,321	$698,010	$712,699	$725,897	$736,859	$747,820	$3,013,202	$3,013,202
	Count			326	694	981	1,170	1,275	1,341	1,417	1,450	1,490	1,529	1,586	1,643	1,678	1,712	1,745	1,778	1,812	1,845	1,879	1,912	1,945	1,979	1,979	1,979
	ARPU			$160	$130	$120	$123	$116	$115	$117	$113	$116	$119	$120	$122	$124	$124	$125	$125	$126	$126	$126	$127	$126	$126	$127	$127
	Passings			4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712
	Take Rate			7%	15%	21%	25%	27%	28%	30%	31%	32%	32%	34%	35%	36%	36%	37%	38%	38%	39%	40%	41%	41%	42%	42%	42%

Brownfield Bus.					$6,443	$26,406	$42,170	$55,476	$62,892	$64,689	$64,080	$68,180	$71,980	$75,640	$80,933	$88,228	$94,809	$98,878	$101,590	$104,303	$107,015	$109,728	$111,627	$111,627	$111,627	$446,507	$446,507
	Count				17	42	56	88	97	108	108	108	108	108	114	121	121	121	121	121	121	121	121	121	121	121	121
	ARPU				$230	$267	$277	$244	$221	$203	$195	$210	$221	$233	$243	$251	$262	$273	$281	$288	$296	$303	$309	$309	$309	$309	$309
	Passings				178	178	178	178	178	178	178	178	178	178	178	178	178	178	178	178	178	178	178	178	178	178	178
	Take Rate				10%	24%	31%	49%	54%	61%	61%	61%	61%	61%	64%	68%	68%	68%	68%	68%	68%	68%	68%	68%	68%	68%	68%

Brownfield Res.					$38,038	$108,667	$148,595	$162,323	$168,788	$168,835	$173,465	$175,320	$181,181	$186,466	$190,929	$195,441	$197,265	$199,089	$200,913	$202,736	$204,560	$205,472	$205,472	$205,472	$205,472	$821,888	$821,888
	Count				178	399	480	523	534	557	568	578	589	595	600	606	612	617	623	629	634	634	634	634	634	634	634
	ARPU				$132	$110	$107	$106	$106	$104	$100	$102	$104	$105	$107	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108
	Passings				1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501
	Take Rate				12%	27%	32%	35%	36%	37%	38%	39%	39%	40%	40%	40%	41%	41%	42%	42%	42%	42%	42%	42%	42%	42%	42%

Brownfield Totals					$44,481	$135,073	$190,765	$217,799	$231,681	$233,525	$237,545	$243,501	$253,161	$262,107	$271,861	$283,669	$292,074	$297,966	$302,503	$307,039	$311,575	$315,200	$317,099	$317,099	$317,099	$1,268,395	$1,268,395
	Count				195	441	536	611	631	665	676	686	698	703	714	727	732	738	743	749	755	755	755	755	755	755	755
	ARPU				$140	$124	$124	$124	$124	$104	$100	$118	$121	$124	$127	$130	$133	$135	$136	$137	$138	$139	$140	$140	$140	$140	$140
	Passings				1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679
	Take Rate				12%	26%	32%	36%	38%	37%	38%	41%	42%	42%	43%	43%	44%	44%	44%	45%	45%	45%	45%	45%	45%	45%	45%

Slaton Bus.						$9,022	$19,438	$18,503	$18,981	$20,351	$22,349	$24,759	$27,645	$30,516	$33,528	$36,682	$39,977	$43,415	$46,384	$49,447	$52,605	$55,857	$57,795	$59,732	$61,669	$260,237	$279,610
	Count					17	24	29	31	34	38	41	43	45	47	49	51	53	55	57	60	62	64	66	68	73	78
	ARPU					$361	$314	$234	$211	$204	$207	$210	$221	$233	$244	$255	$266	$278	$285	$293	$300	$308	$308	$308	$308	$308	$308
	Passings					140	140	140	140	140	140	140	140	140	140	140	140	140	140	140	140	140	140	140	140	140	140
	Take Rate					12%	17%	21%	22%	24%	27%	29%	31%	32%	34%	35%	37%	38%	40%	41%	43%	44%	46%	47%	49%	52%	56%

Slaton Res.						$11,332	$31,399	$43,196	$51,385	$64,492	$65,528	$70,904	$76,030	$80,237	$83,384	$86,530	$89,677	$92,823	$95,970	$99,117	$102,263	$105,410	$108,556	$111,703	$114,849	$484,570	$522,329
	Count					61	116	145	165	201	215	231	241	250	260	269	279	289	298	308	318	327	337	346	356	385	414
	ARPU					$122	$107	$109	$111	$113	$101	$106	$108	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
	Passings					1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283
	Take Rate					5%	9%	11%	13%	16%	17%	18%	19%	20%	20%	21%	22%	23%	23%	24%	25%	26%	26%	27%	28%	30%	32%

Slaton Totals						$20,354	$50,836	$61,699	$70,366	$84,843	$87,877	$95,663	$103,675	$110,753	$116,912	$123,212	$129,654	$136,238	$142,354	$148,564	$154,868	$161,267	$166,351	$171,435	$176,518	$744,807	$801,938
	Count					78	140	174	196	235	253	272	283	295	307	318	330	342	354	365	377	389	400	412	424	458	492
	ARPU					$172	$143	$130	$127	$126	$116	$117	$122	$125	$127	$129	$131	$133	$134	$136	$137	$138	$138	$139	$139	$136	$136
	Passings					1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423
	Take Rate					5%	10%	12%	14%	17%	18%	19%	20%	21%	22%	22%	23%	24%	25%	26%	26%	27%	28%	29%	30%	32%	35%

Wilson Bus.							$499	$1,541	$1,714	$1,693	$1,258	$1,390	$1,401	$1,401	$1,401	$1,401	$1,401	$1,401	$1,401	$1,401	$1,401	$1,401	$1,401	$1,401	$1,401	$5,603	$5,603
	Count						2	4	4	4	4	4	4	4	4	4	4	4	4	4	4	4	4	4	4	4	4
	ARPU						$125	$171	$143	$141	$105	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115
	Passings						24	24	24	24	24	24	24	24	24	24	24	24	24	24	24	24	24	24	24	24	24
	Take Rate						8%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%

Wilson Res.							$3,491	$10,414	$12,597	$15,000	$14,170	$14,852	$15,765	$16,226	$16,686	$17,147	$17,607	$18,068	$18,528	$18,989	$19,449	$19,910	$20,371	$20,831	$21,292	$88,850	$94,377
	Count						20	33	36	42	42	46	47	49	50	52	53	54	56	57	58	60	61	62	64	68	72
	ARPU						$120	$105	$122	$123	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112
	Passings						182	182	182	182	182	182	182	182	182	182	182	182	182	182	182	182	182	182	182	182	182
	Take Rate						11%	18%	20%	23%	23%	25%	26%	27%	28%	28%	29%	30%	31%	31%	32%	33%	34%	34%	35%	37%	40%

Wilson Totals							$3,990	$11,955	$14,311	$16,693	$15,428	$16,243	$17,166	$17,626	$18,087	$18,548	$19,008	$19,469	$19,929	$20,390	$20,850	$21,311	$21,771	$22,232	$22,692	$94,453	$99,979
	Count						22	37	40	46	46	50	51	53	54	56	57	58	60	61	62	64	65	66	68	72	76
	ARPU						$121	$111	$124	$125	$112	$108	$111	$111	$111	$111	$111	$111	$111	$111	$111	$111	$111	$111	$111	$109	$110
	Passings						206	206	206	206	206	206	206	206	206	206	206	206	206	206	206	206	206	206	206	206	206
	Take Rate						11%	18%	19%	22%	22%	24%	25%	26%	26%	27%	28%	28%	29%	30%	30%	31%	32%	32%	33%	35%	37%

Lamesa Bus. (incl. Dawson Co)							$1,073	$34,107	$54,165	$59,323	$68,907	$79,203	$86,441	$93,221	$102,541	$111,767	$116,829	$121,890	$126,952	$130,326	$133,700	$137,075	$138,087	$138,087	$138,087	$552,347	$552,347
	Count						3	89	112	118	126	132	135	138	150	150	150	150	150	150	150	150	150	150	150	150	150
	ARPU						$358	$223	$167	$169	$186	$205	$216	$228	$237	$248	$260	$271	$282	$290	$297	$305	$307	$307	$307	$307	$307
	Passings						223	223	223	223	223	223	223	223	223	223	223	223	223	223	223	223	223	223	223	223	223
	Take Rate						1%	40%	50%	53%	57%	59%	61%	62%	67%	67%	67%	67%	67%	67%	67%	67%	67%	67%	67%	67%	67%

Lamesa Res.							$11,791	$66,190	$95,973	$114,056	$129,924	$137,265	$147,168	$157,371	$167,805	$178,469	$186,770	$195,071	$203,372	$211,672	$217,898	$219,973	$219,973	$219,973	$219,973	$879,893	$879,893
	Count						74	244	317	381	436	461	487	512	538	564	589	615	641	666	679	679	679	679	679	679	679
	ARPU						$155	$118	$110	$106	$104	$102	$104	$105	$107	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108
	Passings						1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708
	Take Rate						4%	14%	19%	22%	26%	27%	29%	30%	32%	33%	35%	36%	38%	39%	40%	40%	40%	40%	40%	40%	40%

Lamesa Totals							$12,864	$100,298	$150,138	$173,379	$198,832	$216,468	$233,609	$250,592	$270,346	$290,236	$303,599	$316,961	$330,323	$341,998	$351,598	$357,048	$358,060	$358,060	$358,060	$1,432,240	$1,432,240
	Count						77	333	429	499	562	593	622	651	688	714	739	765	790	816	829	829	829	829	829	829	829
	ARPU						$163	$141	$126	$121	$123	$122	$125	$128	$131	$136	$137	$138	$139	$140	$141	$144	$144	$144	$144	$144	$144
	Passings						1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931
	Take Rate						4%	17%	22%	26%	29%	31%	32%	34%	36%	37%	38%	40%	41%	42%	43%	43%	43%	43%	43%	43%	43%

Meadow Bus/Res.							$1,505	$11,659	$13,637	$17,136	$20,531	$21,730	$22,245	$22,854	$23,463	$24,073	$24,682	$25,292	$25,901	$26,511	$27,120	$27,730	$28,339	$28,948	$29,558	$121,888.15	$126,763.67
	Count						9	35	40	51	58	59	61	62	64	66	67	69	71	72	74	76	77	79	80	84	87
	ARPU						$167	$124	$115	$122	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124
	Passings						219	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219
	Take Rate						4%	16%	18%	23%	26%	27%	28%	29%	29%	30%	31%	32%	32%	33%	34%	35%	35%	36%	37%	38%	40%

Ropesville Bus/Res.							$467	$7,931	$9,430	$11,351	$12,371	$13,093	$13,912	$14,559	$15,012	$15,465	$15,917	$16,370	$16,823	$17,275	$17,728	$18,180	$18,633	$19,086	$19,538	$81,774.47	$87,205.98
	Count						4	27	32	37	40	43	44	45	47	48	49	51	52	54	55	56	58	59	61	65	69
	ARPU						$117	$112	$99	$106	$106	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
	Passings						185	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185
	Take Rate						2%	15%	17%	20%	22%	23%	24%	25%	25%	26%	27%	28%	28%	29%	30%	31%	31%	32%	33%	35%	37%

Plainview Bus.								$23,509	$89,968	$112,093	$127,830	$168,012	$183,056	$206,940	$236,894	$264,247	$280,189	$294,758	$309,697	$321,150	$328,843	$328,843	$328,843	$328,843	$328,843	$1,315,370	$1,315,370
	Count							20	157	190	212	219	231	268	305	317	325	334	342	342	342	342	342	342	342	342	342
	ARPU							$1,119	$234	$205	$207	$260	$271	$276	$276	$283	$291	$298	$306	$313	$321	$321	$321	$321	$321	$321	$321
	Passings							547	547	547	547	547	547	547	547	547	547	547	547	547	547	547	547	547	547	547	547
	Take Rate							4%	29%	35%	39%	40%	42%	49%	56%	58%	60%	61%	63%	63%	63%	63%	63%	63%	63%	63%	63%

Plainview Res.								$643	$22,675	$61,993	$104,918	$122,125	$144,646	$168,572	$189,432	$207,068	$222,037	$237,006	$251,975	$266,944	$281,912	$296,881	$311,850	$326,819	$341,788	$1,427,026	$1,456,963
	Count							5	97	254	367	431	501	570	616	662	708	755	801	847	893	939	986	1,032	1,078	1,124	1,124
	ARPU							$129	$117	$104	$101	$102	$104	$105	$107	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108
	Passings							3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080
	Take Rate							0%	3%	8%	12%	14%	16%	19%	20%	22%	23%	25%	26%	28%	29%	31%	32%	34%	35%	37%	37%

Plainview Totals								$24,152	$112,643	$174,086	$232,748	$290,137	$327,703	$375,513	$426,325	$471,316	$502,227	$531,764	$561,671	$588,094	$610,755	$625,724	$640,693	$655,661	$670,630	$2,742,396	$2,772,333
	Count							25	254	444	579	650	732	838	921	979	1,034	1,088	1,143	1,189	1,235	1,281	1,327	1,374	1,420	1,466	1,466
	ARPU							$929	$195	$153	$140	$149	$149	$149	$154	$160	$162	$163	$164	$165	$165	$163	$161	$159	$157	$155.88	$157.58
	Passings							3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627
	Take Rate							1%	7%	12%	16%	18%	20%	23%	25%	27%	29%	30%	32%	33%	34%	35%	37%	38%	39%	40%	40%

Wichita Falls Bus.									$9,144	$73,591	$150,722	$179,189	$233,767	$288,057	$331,559	$350,524	$369,756	$389,253	$403,477	$417,879	$432,458	$441,541	$444,995	$448,449	$451,903	$1,842,151.62	$1,897,416.17
	Count								26	180	241	321	396	475	479	483	487	490	494	498	502	506	510	514	518	534	550
	ARPU								$277	$214	$215	$213	$217	$221	$232	$243	$254	$266	$273	$281	$288	$292	$292	$292	$292	$292	$292
	Passings								300	1,050	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052
	Take Rate								9%	17%	23%	31%	38%	45%	46%	46%	46%	47%	47%	47%	48%	48%	49%	49%	49%	51%	52%

Iowa Park Bus.									$0	$6,228	$9,197	$11,520	$14,912	$18,109	$26,477	$39,812	$49,386	$53,807	$58,410	$63,196	$68,163	$72,296	$76,550	$80,925	$85,422	$351,050.45	$355,731.12
	Count								0	12	21	27	31	35	55	76	78	81	84	86	89	92	95	97	100	103	103
	ARPU								$0	$283	$192	$160	$171	$183	$195	$203	$214	$225	$236	$248	$259	$266	$274	$281	$289	$289	$289
	Passings								180	180	180	180	180	180	180	180	180	180	180	180	180	180	180	180	180	180	180
	Take Rate								0%	7%	12%	15%	17%	20%	31%	42%	44%	45%	47%	48%	50%	51%	53%	54%	56%	57%	57%

Iowa Park Res.									$2,324	$50,203	$68,837	$91,274	$114,072	$134,523	$152,320	$165,049	$177,777	$190,506	$203,235	$215,963	$228,692	$241,421	$254,149	$266,878	$279,607	$1,182,069.85	$1,220,255.88
	Count								23	192	254	331	390	448	488	527	566	605	644	683	722	761	800	839	879	937	937
	ARPU								$101	$112	$98	$104	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
	Passings								2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607
	Take Rate								1%	7%	10%	13%	15%	17%	19%	20%	22%	23%	25%	26%	28%	29%	31%	32%	34%	36%	36%

Iowa Park Totals									$2,324	$56,431	$78,034	$102,794	$128,984	$152,632	$178,797	$204,860	$227,163	$244,313	$261,645	$279,159	$296,855	$313,716	$330,699	$347,803	$365,029	$1,533,120	$1,575,987
	Count								23	204	275	358	421	484	543	602	644	686	728	769	811	853	895	937	978	1,040	1,040
	ARPU								$101	$120	$104	$96	$102	$105	$110	$113	$118	$119	$120	$121	$122	$123	$123	$124	$124	$122.87	$126.30
	Passings								2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787
	Take Rate								1%	7%	10%	13%	15%	17%	19%	22%	23%	25%	26%	28%	29%	31%	32%	34%	35%	37%	37%

Hammond Bus											$16,310	$83,887	$143,631	$172,400	$199,180	$221,993	$245,856	$270,770	$296,733	$323,746	$351,809	$380,923	$411,086	$442,299	$474,562	$2,050,957.86	$2,273,083.26
	Count										66	214	248	287	310	333	357	380	403	427	450	473	497	520	543	606	668
	ARPU										$177	$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$298	$298	$298
	Passings										2,074	2,074	2,074	2,074	2,074	2,074	2,074	2,074	2,074	2,074	2,074	2,074	2,074	2,074	2,074	2,074	2,074
	Take Rate										3%	10%	12%	14%	15%	16%	17%	18%	19%	21%	22%	23%	24%	25%	26%	29%	32%

Hammond Res.												$5,196	$13,054	$44,409	$117,798	$194,698	$250,217	$286,561	$304,356	$304,667	$302,566	$306,613	$309,649	$311,906	$308,326	$1,231,434.92	$1,246,380.27
	Count										0	33	49	227	496	699	837	922	946	924	933	949	951	962	929	960	952
	ARPU											$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
	Passings											3,302	3,302	3,302	3,302	3,302	3,302	3,302	3,302	3,302	3,302	3,302	3,302	3,302	3,302	3,302	3,302
	Take Rate											1%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%	29%

Hammond Total											$16,310	$89,082	$156,685	$216,809	$316,978	$416,692	$496,073	$557,331	$601,089	$628,413	$654,375	$687,536	$720,735	$754,205	$782,887	$3,282,393	$3,519,464
	Count											247	297	514	806	1,032	1,193	1,302	1,349	1,350	1,383	1,422	1,448	1,482	1,473	1,565	1,620
	ARPU											$120	$176	$141	$131	$135	$139	$143	$149	$155	$158	$161	$166	$170	$177	$174.76	$181.02
	Passings											5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376
	Take Rate											5%	6%	10%	15%	19%	22%	24%	25%	25%	26%	26%	27%	28%	27%	29%	30%

Ponchatoula Bus												$0	$22,761	$56,903	$74,779	$85,638	$97,066	$109,063	$121,629	$134,764	$148,468	$162,741	$177,583	$192,994	$208,974	$893,053.13	$964,497.38
	Count										0	0	76	114	126	139	152	164	177	190	202	215	228	240	253	274	295
	ARPU											$200	$200	$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$283	$283
	Passings											562	562	562	562	562	562	562	562	562	562	562	562	562	562	562	562
	Take Rate											0%	14%	20%	23%	25%	27%	29%	32%	34%	36%	38%	41%	43%	45%	49%	53%

Ponchatoula Res												$0	$3,203	$18,183	$48,232	$79,719	$102,451	$117,332	$124,618	$124,746	$123,885	$125,542	$126,785	$127,710	$126,244	$504,209.57	$510,328.93
	Count										0	0	20	93	203	286	343	377	387	378	382	388	390	394	381	393	390
	ARPU											$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
	Passings											1,352	1,352	1,352	1,352	1,352	1,352	1,352	1,352	1,352	1,352	1,352	1,352	1,352	1,352	1,352	1,352
	Take Rate											0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%	29%

Ponchatoula Total												$0	$25,964	$75,086	$123,011	$165,357	$199,517	$226,395	$246,247	$259,510	$272,353	$288,284	$304,369	$320,704	$335,218	$1,397,263	$1,474,826
	Count											0	96	207	329	425	494	542	564	568	584	603	617	634	633	667	685
	ARPU											$0	$90	$121	$124	$130	$135	$139	$145	$152	$155	$159	$164	$169	$176	$174.61	$179.42
	Passings											1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914
	Take Rate											0%	5%	11%	17%	22%	26%	28%	29%	30%	31%	32%	32%	33%	33%	35%	36%

Abilene Bus												$30,000	$56,925	$129,600	$197,775	$241,659	$252,750	$264,009	$275,437	$287,034	$298,799	$310,733	$322,836	$335,108	$347,548	$1,396,428	$1,396,428
	Count										0	30	158	270	383	386	390	394	398	401	405	409	413	416	420	420	420
	ARPU											NM	$202	$202	$202	$210	$217	$225	$232	$240	$247	$255	$262	$270	$277	$277	$277
	Passings											1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
	Take Rate											3%	16%	27%	38%	39%	39%	39%	40%	40%	41%	41%	41%	42%	42%	42%	42%

Abilene Res
	Count
	ARPU
	Passings
	Take Rate

Abilene Total												$30,000	$56,925	$129,600	$197,775	$241,659	$252,750	$264,009	$275,437	$287,034	$298,799	$310,733	$322,836	$335,108	$347,548	$1,396,428	$1,396,428
	Count											30	158	270	383	386	390	394	398	401	405	409	413	416	420	420	420
	ARPU											NM	$202	$202	$202	$210	$217	$225	$232	$240	$247	$255	$262	$270	$277	$277	$277
	Passings											1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
	Take Rate											3%	16%	27%	38%	39%	39%	39%	40%	40%	41%	41%	41%	42%	42%	42%	42%

Hale Center Bus												$915	$2,603	$4,331	$6,515	$9,690	$12,883	$15,023	$16,657	$18,879	$20,844	$21,916	$23,326	$24,973	$26,277	$106,426.31	$109,587.48
	Count										0	3	5	8	11	17	19	21	23	26	26	27	28	29	30	30	31
	ARPU											$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$298	$298	$298
	Passings											61	61	61	61	61	61	61	61	61	61	61	61	61	61	61	61
	Take Rate											5%	9%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%

Hale Center Res												$12,556	$31,637	$46,404	$60,470	$69,254	$73,554	$73,629	$73,122	$74,100	$74,833	$75,379	$74,514	$74,401	$75,304	$299,083.10	$298,080.06
	Count										0	80	120	169	202	223	229	223	225	229	230	233	225	232	230	229	229
	ARPU											$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
	Passings											798	798	798	798	798	798	798	798	798	798	798	798	798	798	798	798
	Take Rate											10%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%	29%	29%	29%

Hale Center Total												$13,471	$34,240	$50,735	$66,986	$78,944	$86,437	$88,653	$89,779	$92,978	$95,678	$97,295	$97,840	$99,374	$101,581	$405,509	$407,668
	Count											83	125	177	214	239	248	245	248	255	256	260	253	261	260	259	260
	ARPU											$54	$91	$96	$105	$110	$116	$121	$121	$122	$125	$125	$129	$127	$130	$130.61	$130.71
	Passings											859	859	859	859	859	859	859	859	859	859	859	859	859	859	859	859
	Take Rate											10%	15%	21%	25%	28%	29%	28%	29%	30%	30%	30%	29%	30%	30%	30%	30%

Abernathy Bus													$2,247	$5,893	$8,876	$13,216	$17,589	$20,532	$22,786	$25,848	$28,563	$30,055	$32,013	$34,297	$36,113	$146,261.03	$150,605.42
	Count											0	7	11	16	24	27	30	32	36	37	38	40	41	42	42	44
	ARPU												$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
	Passings												86	86	86	86	86	86	86	86	86	86	86	86	86	86	86
	Take Rate												9%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%

Abernathy Res													$2,340	$13,194	$35,006	$58,669	$75,398	$86,350	$91,712	$91,806	$91,173	$92,393	$93,307	$93,988	$92,909	$371,071.39	$375,574.92
	Count											0	15	68	149	211	252	278	285	278	281	286	287	290	280	289	287
	ARPU												$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
	Passings												995	995	995	995	995	995	995	995	995	995	995	995	995	995	995
	Take Rate												1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%	29%

Abernathy Total													$4,587	$19,088	$43,882	$71,885	$92,988	$106,882	$114,499	$117,654	$119,736	$122,447	$125,321	$128,285	$129,021	$517,332	$526,180
	Count												22	80	165	234	280	308	317	315	318	324	326	331	322	332	331
	ARPU												$68	$80	$88	$102	$111	$116	$120	$125	$126	$126	$128	$129	$134	$130.01	$132.43
	Passings												1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081
	Take Rate												2%	7%	15%	22%	26%	28%	29%	29%	29%	30%	30%	31%	30%	31%	31%

New Deal Bus													$496	$1,302	$1,961	$2,920	$3,886	$4,536	$5,034	$5,711	$6,310	$6,640	$7,073	$7,577	$7,978	$32,313.48	$33,273.29
	Count											0	2	3	4	5	6	7	7	8	8	8	9	9	9	9	10
	ARPU												$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
	Passings												19	19	19	19	19	19	19	19	19	19	19	19	19	19	19
	Take Rate												9%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%

New Deal Res													$562	$3,169	$8,409	$14,092	$18,111	$20,741	$22,029	$22,052	$21,900	$22,193	$22,413	$22,576	$22,317	$89,131.72	$90,213.47
	Count											0	4	16	36	51	61	67	68	67	68	69	69	70	67	69	69
	ARPU												$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
	Passings												239	239	239	239	239	239	239	239	239	239	239	239	239	239	239
	Take Rate												1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%	29%

New Deal Total													$1,059	$4,471	$10,370	$17,012	$21,997	$25,278	$27,064	$27,763	$28,210	$28,833	$29,485	$30,153	$30,295	$121,445	$123,487
	Count												5	19	39	56	67	73	75	75	76	77	78	79	76	79	79
	ARPU												$68	$79	$88	$102	$110	$115	$120	$124	$124	$125	$127	$128	$132	$128.38	$130.79
	Passings												258	258	258	258	258	258	258	258	258	258	258	258	258	258	258
	Take Rate												2%	7%	15%	22%	26%	28%	29%	29%	29%	30%	30%	31%	30%	31%	30%

Amarillo Bus													$9,000	$74,925	$185,850	$277,399	$345,800	$393,056	$416,634	$440,888	$465,816	$491,419	$517,698	$544,651	$572,279	$2,313,999	$2,313,999
	Count											0	30	218	398	488	578	593	608	623	638	653	668	683	698	698	698
	ARPU												$200	$202	$201	$209	$216	$224	$231	$239	$246	$254	$261	$269	$276	$276	$276
	Passings												2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000
	Take Rate												2%	11%	20%	24%	29%	30%	30%	31%	32%	33%	33%	34%	35%	35%	35%

Amarillo Res
	Count
	ARPU
	Passings
	Take Rate

Amarillo Total													$9,000	$74,925	$185,850	$277,399	$345,800	$393,056	$416,634	$440,888	$465,816	$491,419	$517,698	$544,651	$572,279	$2,313,999	$2,313,999
	Count												30	218	398	488	578	593	608	623	638	653	668	683	698	698	698
	ARPU												$200	$202	$201	$209	$216	$224	$231	$239	$246	$254	$261	$269	$276	$276	$276
	Passings												2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000
	Take Rate												2%	11%	20%	24%	29%	30%	30%	31%	32%	33%	33%	34%	35%	35%	35%

Tickfaw Village Bus													$0	$373	$929	$1,383	$1,841	$2,149	$2,385	$2,705	$2,989	$3,145	$3,350	$3,589	$3,779	$15,306.39	$15,761.03
	Count											0	0	1	2	2	3	3	3	4	4	4	4	4	4	4	5
	ARPU												$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
	Passings												9	9	9	9	9	9	9	9	9	9	9	9	9	9	9
	Take Rate												0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%

Tickfaw Village Res													$0	$1,196	$6,792	$18,016	$29,777	$38,268	$43,826	$46,547	$46,595	$46,274	$46,893	$47,357	$47,702	$188,618.43	$188,332.72
	Count											0	0	8	35	76	107	128	141	145	141	143	145	146	147	142	147
	ARPU												$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
	Passings												505	505	505	505	505	505	505	505	505	505	505	505	505	505	505
	Take Rate												0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%

Tickfaw Village Totals													$0	$1,569	$7,721	$19,399	$31,617	$40,416	$46,211	$49,252	$49,584	$49,419	$50,243	$50,946	$51,481	$203,925	$204,094
	Count												0	9	36	78	110	131	144	148	145	147	149	150	152	147	151
	ARPU												$0	$60	$71	$83	$96	$103	$107	$111	$114	$112	$112	$113	$113	$115.93	$112.36
	Passings												514	514	514	514	514	514	514	514	514	514	514	514	514	514	514
	Take Rate												0%	2%	7%	15%	21%	26%	28%	29%	28%	29%	29%	29%	29%	29%	29%

Independence Bus													$0	$456	$1,135	$1,690	$2,250	$2,626	$2,915	$3,306	$3,653	$3,844	$4,095	$4,387	$4,619	$18,707.81	$19,263.48
	Count											0	0	1	2	3	4	4	4	5	5	5	5	5	5	5	6
	ARPU												$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
	Passings												11	11	11	11	11	11	11	11	11	11	11	11	11	11	11
	Take Rate												0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%

Independence Res													$0	$1,293	$7,343	$19,478	$32,194	$41,374	$47,384	$50,327	$50,378	$50,031	$50,700	$51,202	$51,575	$203,932.01	$203,623.10
	Count											0	0	8	38	82	116	138	152	156	153	154	157	157	159	154	159
	ARPU												$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
	Passings												546	546	546	546	546	546	546	546	546	546	546	546	546	546	546
	Take Rate												0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%

Independence Total													$0	$1,749	$8,478	$21,169	$34,444	$44,001	$50,299	$53,633	$54,031	$53,875	$54,795	$55,589	$56,194	$222,640	$222,887
	Count												0	10	40	85	119	142	156	161	157	159	162	163	164	159	164
	ARPU												$0	$61	$71	$83	$96	$103	$107	$111	$114	$113	$113	$114	$114	$116.60	$113.04
	Passings												557	557	557	557	557	557	557	557	557	557	557	557	557	557	557
	Take Rate												0%	2%	7%	15%	21%	26%	28%	29%	28%	29%	29%	29%	30%	29%	29%

Amite Bus													$0	$3,645	$9,082	$13,523	$17,998	$21,010	$23,316	$26,449	$29,227	$30,754	$32,758	$35,095	$36,953	$149,662.45	$154,107.87
	Count											0	0	12	16	24	28	31	33	37	38	39	40	42	43	43	45
	ARPU												$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
	Passings												88	88	88	88	88	88	88	88	88	88	88	88	88	88	88
	Take Rate												0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%

Amite Res													$0	$2,028	$11,512	$30,537	$50,473	$64,865	$74,287	$78,900	$78,981	$78,436	$79,485	$80,272	$80,858	$319,717.58	$319,233.28
	Count											0	0	13	59	129	181	217	239	245	239	242	246	247	249	241	249
	ARPU												$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
	Passings												856	856	856	856	856	856	856	856	856	856	856	856	856	856	856
	Take Rate												0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%

Amite Total													$0	$5,672	$20,595	$44,061	$68,471	$85,875	$97,603	$105,349	$108,208	$109,190	$112,243	$115,367	$117,810	$469,380	$473,341
	Count												0	25	75	153	209	248	272	282	277	281	286	289	292	284	294
	ARPU												$0	$77	$91	$96	$109	$116	$120	$124	$130	$130	$131	$133	$134	$137.54	$134.22
	Passings												944	944	944	944	944	944	944	944	944	944	944	944	944	944	944
	Take Rate												0%	3%	8%	16%	22%	26%	29%	30%	29%	30%	30%	31%	31%	30%	31%

Pine Grove Bus													$0	$290	$722	$1,076	$1,432	$1,671	$1,855	$2,104	$2,325	$2,446	$2,606	$2,792	$2,939	$11,904.97	$12,258.58
	Count											0	0	1	1	2	2	2	3	3	3	3	3	3	3	3	4
	ARPU												$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
	Passings												7	7	7	7	7	7	7	7	7	7	7	7	7	7	7
	Take Rate												0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%

Pine Grove Res													$0	$1,128	$6,402	$16,981	$28,067	$36,070	$41,309	$43,874	$43,919	$43,616	$44,200	$44,637	$44,963	$177,786.88	$177,517.57
	Count											0	0	7	33	71	101	121	133	136	133	134	137	137	139	134	138
	ARPU												$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
	Passings												476	476	476	476	476	476	476	476	476	476	476	476	476	476	476
	Take Rate												0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%

Pine Grove Total													$0	$1,417	$7,124	$18,057	$29,498	$37,741	$43,164	$45,978	$46,244	$46,063	$46,806	$47,429	$47,902	$189,692	$189,776
	Count												0	8	34	73	103	123	135	139	136	138	140	141	142	137	142
	ARPU												$0	$59	$70	$82	$95	$102	$106	$110	$113	$112	$111	$113	$112	$115.01	$111.44
	Passings												483	483	483	483	483	483	483	483	483	483	483	483	483	483	483
	Take Rate												0%	2%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%

Montpelier Bus													$0	$497	$1,239	$1,844	$2,454	$2,865	$3,179	$3,607	$3,986	$4,194	$4,467	$4,786	$5,039	$20,408.52	$21,014.71
	Count											0	0	2	2	3	4	4	4	5	5	5	6	6	6	6	6
	ARPU												$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
	Passings												12	12	12	12	12	12	12	12	12	12	12	12	12	12	12
	Take Rate												0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%

Montpelier Res													$0	$1,812	$10,289	$27,291	$45,107	$57,970	$66,390	$70,512	$70,585	$70,098	$71,035	$71,739	$72,262	$285,728.91	$285,296.10
	Count											0	0	11	53	115	162	194	214	219	214	216	220	220	223	215	222
	ARPU												$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
	Passings												765	765	765	765	765	765	765	765	765	765	765	765	765	765	765
	Take Rate												0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%

Montpelier Total													$0	$2,309	$11,527	$29,135	$47,562	$60,835	$69,569	$74,119	$74,570	$74,291	$75,502	$76,524	$77,301	$306,137	$306,311
	Count												0	13	55	118	166	198	218	224	219	221	225	226	229	221	228
	ARPU												$0	$59	$70	$82	$96	$102	$106	$110	$113	$112	$112	$113	$113	$115.30	$111.73
	Passings												777	777	777	777	777	777	777	777	777	777	777	777	777	777	777
	Take Rate												0%	2%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%

Franklinton Bus													$0	$2,361	$5,883	$8,759	$11,658	$13,608	$15,102	$17,132	$18,931	$19,920	$21,218	$22,732	$23,935	$96,940	$99,820
	Count											0	0	8	11	16	18	20	21	24	24	25	26	27	28	28	29
	ARPU												$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
	Passings												57	57	57	57	57	57	57	57	57	57	57	57	57	57	57
	Take Rate												0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%

Franklinton Res													$0	$474	$2,690	$7,135	$11,793	$15,155	$17,357	$18,435	$18,453	$18,326	$18,571	$18,755	$18,892	$74,700	$74,587
	Count											0	0	3	14	30	42	51	56	57	56	56	57	58	58	56	58
	ARPU												$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$108.65	$108.65
	Passings												200	200	200	200	200	200	200	200	200	200	200	200	200	200	200
	Take Rate												0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%

Franklington Total													$0	$2,834	$8,573	$15,894	$23,451	$28,764	$32,459	$35,566	$37,385	$38,246	$39,790	$41,487	$42,827	$171,641	$174,407
	Count												0	11	24	46	61	71	77	81	80	82	84	85	86	84	87
	ARPU												$0	$89	$117	$116	$129	$136	$141	$146	$155	$156	$159	$163	$166	$169	$166
	Passings												257	257	257	257	257	257	257	257	257	257	257	257	257	257	257
	Take Rate												0%	4%	9%	18%	24%	27%	30%	32%	31%	32%	33%	33%	33%	33%	34%

Towers Bus													$0	$5,508	$13,727	$20,438	$27,202	$31,753	$35,239	$39,974	$44,173	$46,480	$49,509	$53,041	$55,849	$226,194.39	$232,913.03
	Count											0	0	18	25	36	42	47	49	56	57	59	61	64	64	66	68
	ARPU												$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
	Passings												133	133	133	133	133	133	133	133	133	133	133	133	133	133	133
	Take Rate												0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%

Towers Res													$0	$1,999	$11,272	$29,905	$50,119	$64,411	$73,766	$78,347	$78,427	$77,886	$78,928	$79,710	$80,291	$317,476.57	$316,995.66
	Count											0	0	13	58	128	180	215	237	243	238	240	244	245	248	239	247
	ARPU												$105	$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
	Passings												850	850	850	850	850	850	850	850	850	850	850	850	850	850	850
	Take Rate												0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%

Towers Totals													$0	$7,508	$24,999	$50,343	$77,321	$96,164	$109,006	$118,321	$122,601	$124,367	$128,437	$132,751	$136,140	$543,671	$549,909
	Count												0	30	83	164	222	262	287	300	295	299	305	309	312	305	315
	ARPU												$0	$82	$100	$102	$116	$122	$127	$132	$139	$139	$140	$143	$145	$148.59	$145.37
	Passings												983	983	983	983	983	983	983	983	983	983	983	983	983	983	983
	Take Rate												0%	3%	8%	17%	23%	27%	29%	30%	30%	30%	31%	31%	32%	31%	32%

Natalbany Bus													$0	$1,035	$2,580	$3,842	$5,113	$5,969	$6,624	$7,514	$8,303	$8,737	$9,306	$9,970	$10,498	$42,517.74	$43,780.65
	Count											0	0	3	5	7	8	9	9	11	11	11	11	12	12	12	13
	ARPU												$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$290	$290
	Passings												25	25	25	25	25	25	25	25	25	25	25	25	25	25	25
	Take Rate												0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%	49%	51%

Natalbany Res													$0	$746	$4,236	$11,238	$18,574	$23,870	$27,337	$29,035	$29,064	$28,864	$29,250	$29,540	$29,755	$117,653.08	$117,474.86
	Count											0	0	5	22	47	67	80	88	90	88	89	90	91	92	89	92
	ARPU												$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
	Passings												315	315	315	315	315	315	315	315	315	315	315	315	315	315	315
	Take Rate												0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%

Natalbany Totals													$0	$1,782	$6,817	$15,079	$23,687	$29,838	$33,961	$36,548	$37,367	$37,601	$38,556	$39,510	$40,253	$160,171	$161,256
	Count												0	8	26	54	75	89	97	101	99	100	102	103	104	101	104
	ARPU												$0	$74	$86	$93	$106	$112	$116	$121	$126	$125	$126	$128	$129	$132.15	$128.76
	Passings												340	340	340	340	340	340	340	340	340	340	340	340	340	340	340
	Take Rate												0%	2%	8%	16%	22%	26%	29%	30%	29%	29%	30%	30%	31%	30%	31%

Midland Bus																	$1,980	$12,524	$28,512	$43,511	$53,165	$55,605	$58,082	$60,596	$63,147	$262,943	$273,445
	Count															0	7	35	59	84	85	86	87	87	88	89	90
	ARPU														$0	$0	$200	$202	$202	$202	$210	$217	$225	$232	$240	$247	$255
	Passings														220	220	220	220	220	220	220	220	220	220	220	220	220
	Take Rate																3%	16%	27%	38%	39%	39%	39%	40%	40%	41%	41%

Odessa Bus																	$0	$1,980	$12,524	$28,512	$43,511	$53,165	$55,605	$58,082	$60,596	$252,590	$262,943
	Count															0	0	7	35	59	84	85	86	87	87	88	89
	ARPU														$0	$0	$0	$200	$202	$202	$202	$210	$217	$225	$232	$240	$247
	Passings														220	220	220	220	220	220	220	220	220	220	220	220	220
	Take Rate																0%	3%	16%	27%	38%	39%	39%	39%	40%	40%	41%

Snyder Bus																		$4,280	$13,204	$20,076	$29,449	$37,782	$43,941	$48,596	$54,945	$242,115	$254,014
	Count																0	14	22	31	45	52	57	60	69	70	72
	ARPU																	$201	$245	$256	$261	$260	$268	$275	$283	$290	$298
	Passings																163	163	163	163	163	163	163	163	163	163	163
	Take Rate																	9%	13%	19%	27%	32%	35%	37%	42%	43%	44%

Snyder Res																		$1,535	$8,676	$23,124	$38,928	$50,029	$57,295	$60,853	$60,916	$241,982	$245,219
	Count																0	10	45	98	138	165	182	187	183	184	187
	ARPU																	$105	$106	$108	$110	$110	$110	$110	$110	$110	$110
	Passings																653	653	653	653	653	653	653	653	653	653	653
	Take Rate																	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%

Snyder Total																		$5,814	$21,880	$43,200	$68,378	$87,811	$101,236	$109,449	$115,861	$484,097	$499,233
	Count																	24	67	129	183	217	239	247	252	254	260
	ARPU																	$81	$110	$112	$125	$135	$141	$148	$153	$159	$160
	Passings																816	816	816	816	816	816	816	816	816	816	816
	Take Rate																	3%	8%	16%	22%	27%	29%	30%	31%	31%	32%

Sweetwater Bus																		$3,923	$12,104	$18,403	$26,995	$34,633	$40,279	$44,546	$50,366	$221,939	$232,846
	Count																0	13	20	28	41	48	52	55	63	64	66
	ARPU																	$201	$245	$256	$261	$260	$268	$275	$283	$290	$298
	Passings																150	150	150	150	150	150	150	150	150	150	150
	Take Rate																	9%	13%	19%	27%	32%	35%	37%	42%	43%	44%

Sweetwater Res																		$1,407	$7,953	$21,197	$35,683	$45,858	$52,519	$55,781	$55,838	$221,811	$224,778
	Count																0	9	41	90	127	152	167	171	167	169	172
	ARPU																	$105	$106	$108	$110	$110	$110	$110	$110	$110	$110
	Passings																598	598	598	598	598	598	598	598	598	598	598
	Take Rate																	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%

Sweetwater Total																		$5,330	$20,057	$39,599	$62,679	$80,492	$92,798	$100,327	$106,204	$443,749	$457,624
	Count																	22	61	118	168	199	219	227	231	233	238
	ARPU																	$81	$110	$112	$125	$135	$141	$148	$153	$158.67	$160.18
	Passings																748	748	748	748	748	748	748	748	748	748	748
	Take Rate																	3%	8%	16%	22%	27%	29%	30%	31%	31%	32%

Pampa Bus																		$8,470	$26,134	$39,733	$58,285	$74,777	$86,966	$96,179	$108,745	$479,186	$502,736
	Count																0	28	43	60	88	103	113	120	137	138	143
	ARPU																	$201	$245	$256	$261	$260	$268	$275	$283	$290	$298
	Passings																323	323	323	323	323	323	323	323	323	323	323
	Take Rate																	9%	13%	19%	27%	32%	35%	37%	42%	43%	44%

Pampa Res																		$3,039	$17,176	$45,781	$77,069	$99,046	$113,432	$120,476	$120,599	$479,069	$485,478
	Count																0	19	89	194	273	327	361	370	361	365	371
	ARPU																	$105	$106	$108	$110	$110	$110	$110	$110	$110	$110
	Passings																1,292	1,292	1,292	1,292	1,292	1,292	1,292	1,292	1,292	1,292	1,292
	Take Rate																	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%

Pampa Total																		$11,509	$43,310	$85,513	$135,354	$173,822	$200,398	$216,655	$229,344	$958,256	$988,215
	Count																	47	132	254	362	430	474	490	498	503	514
	ARPU																	$81	$110	$112	$125	$135	$141	$148	$153	$158.66	$160.17
	Passings																1,615	1,615	1,615	1,615	1,615	1,615	1,615	1,615	1,615	1,615	1,615
	Take Rate																	3%	8%	16%	22%	27%	29%	30%	31%	31%	32%

NTS / Telephone Fiber Revenue
Lubbock	$2,011,475	$2,065,222	$2,079,349	$2,128,949	$2,238,126	$2,310,016	$2,283,810	$2,314,703	$2,350,760	$2,348,094	$2,374,799	$2,387,279	$2,409,516	$2,438,052	$2,473,190	$2,508,793	$2,544,861	$2,581,396	$2,618,395	$2,655,860	$2,693,790	$2,732,185	$2,762,515	$2,792,906	$11,387,948	$11,729,426
Wolfforth	$196,255	$196,144	$198,019	$201,732	$200,983	$204,815	$202,702	$211,093	$218,959	$209,236	$208,854	$209,445	$211,830	$216,985	$225,038	$233,258	$241,648	$250,207	$258,934	$265,234	$271,534	$277,834	$284,134	$290,434	$1,221,360	$1,316,760
Misc. Bus. Fiber - Other Mks	$19,916	$19,811	$20,101	$21,399	$20,863	$22,902	$25,119	$26,229	$25,138	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$90,679	$90,679
Levelland	$697,577	$739,232	$855,495	$806,314	$841,796	$884,299	$879,571	$874,508	$889,346	$913,472	$921,687	$926,402	$932,634	$941,998	$954,560	$967,214	$975,352	$983,495	$991,644	$999,797	$1,007,956	$1,016,120	$1,024,289	$1,032,463	$4,144,228	$4,144,228
Smyer	$19,886	$19,743	$20,204	$22,924	$26,894	$25,000	$25,121	$22,616	$26,598	$26,832	$26,466	$25,979	$25,993	$26,140	$26,421	$26,702	$26,983	$27,264	$27,545	$27,826	$28,107	$28,388	$28,669	$28,950	$118,611	$123,107
Total Revenue	$2,945,109	$3,040,152	$3,173,168	$3,181,318	$3,328,662	$3,447,031	$3,416,322	$3,449,149	$3,510,801	$3,520,303	$3,554,475	$3,571,775	$3,602,642	$3,645,844	$3,701,877	$3,758,637	$3,811,515	$3,865,031	$3,919,187	$3,971,386	$4,024,056	$4,077,197	$4,122,277	$4,167,423	$16,962,825	$17,404,200

NTS Variable COGS

Bus Revenue	$1,801,965	$1,862,533	$1,978,050	$1,982,110	$2,118,108	$2,237,649	$2,231,146	$2,289,518	$2,328,328	$2,340,909	$2,381,599	$2,394,133	$2,411,887	$2,429,707	$2,447,593	$2,465,545	$2,483,563	$2,501,647	$2,519,797	$2,538,013	$2,556,295	$2,574,643	$2,593,057	$2,611,536	$10,523,350	$10,639,534
Res Revenue	$1,143,144	$1,177,619	$1,195,118	$1,199,208	$1,210,554	$1,209,382	$1,185,176	$1,159,631	$1,182,473	$1,179,394	$1,172,876	$1,177,642	$1,190,755	$1,216,137	$1,254,284	$1,293,092	$1,327,951	$1,363,384	$1,399,390	$1,433,373	$1,467,761	$1,502,554	$1,529,221	$1,555,887	$6,439,476	$6,764,666
Total NTS Revenue	$2,945,109	$3,040,152	$3,173,168	$3,181,318	$3,328,662	$3,447,031	$3,416,322	$3,449,149	$3,510,801	$3,520,303	$3,554,475	$3,571,775	$3,602,642	$3,645,844	$3,701,877	$3,758,637	$3,811,515	$3,865,031	$3,919,187	$3,971,386	$4,024,056	$4,077,197	$4,122,277	$4,167,423	$16,962,825	$17,404,200

Bus Revenue, %	61.2%	61.3%	62.3%	62.3%	63.6%	64.9%	65.3%	66.4%	66.3%	66.5%	67.0%	67.0%	66.9%	66.6%	66.1%	65.6%	65.2%	64.7%	64.3%	63.9%	63.5%	63.1%	62.9%	62.7%	62.0%	61.1%
Res Revenue, %	38.8%	38.7%	37.7%	37.7%	36.4%	35.1%	34.7%	33.6%	33.7%	33.5%	33.0%	33.0%	33.1%	33.4%	33.9%	34.4%	34.8%	35.3%	35.7%	36.1%	36.5%	36.9%	37.1%	37.3%	38.0%	38.9%
Total Revenue, %	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Variable Bus COGS	$67,884	$68,612	$66,716	$65,573	$69,627	$73,264	$71,685	$74,201	$83,326	$82,282	$81,548	$81,978	$82,586	$83,196	$83,808	$84,423	$85,040	$85,659	$86,280	$86,904	$87,530	$88,158	$88,789	$89,422	$360,330	$364,309
Variable Res COGS	$529,970	$546,083	$533,767	$521,906	$507,664	$510,696	$468,610	$468,170	$501,189	$490,435	$484,876	$486,846	$492,267	$502,760	$518,530	$534,574	$548,985	$563,633	$578,518	$592,567	$606,783	$621,167	$632,191	$643,215	$2,662,127	$2,796,563
Total Variable COGS	$597,854	$614,695	$600,483	$587,479	$577,291	$583,960	$540,294	$542,372	$584,516	$572,717	$566,424	$568,823	$574,852	$585,956	$602,338	$618,997	$634,025	$649,292	$664,799	$679,471	$694,314	$709,325	$720,980	$732,637	$3,022,457	$3,160,871

NTS Passings
Lubbock Totals	14,986	14,986	14,986	14,986	14,986	14,986	14,986	14,986	14,986	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989
Wolfforth Totals	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150
Misc. Bus. Fiber - Other Mkts.
Levelland Totals	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310
Smyer Totals	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222
Total Passings	20,668	20,668	20,668	20,668	20,668	20,668	20,668	20,668	20,668	20,671	20,671	20,671	20,671	20,671	20,671	20,671	20,671	20,671	20,671	20,671	20,671	20,671	20,671	20,671	20,671	20,671

NTS Count
Lubbock Totals	3,308	3,326	3,293	3,219	3,235	3,207	3,174	3,114	3,152	3,118	3,080	3,086	3,093	3,145	3,197	3,248	3,300	3,352	3,403	3,455	3,507	3,559	3,610	3,662	3,864	4,067
Wolfforth Totals	568	570	561	551	554	562	555	543	544	540	530	530	530	549	568	586	605	624	643	661	680	699	718	736	811	886
Misc. Bus. Fiber - Other Mkts.	0	0	0	0	12	11	16	10	10	6	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Levelland Totals	2,075	2,133	2,109	2,130	2,169	2,182	2,214	2,146	2,213	2,206	2,193	2,194	2,195	2,215	2,235	2,255	2,275	2,295	2,315	2,335	2,355	2,375	2,395	2,415	2,415	2,415
Smyer Totals	66	69	67	75	77	78	77	73	79	79	76	76	76	77	78	78	79	80	81	82	83	83	84	85	88	92
Total Count	6,017	6,098	6,030	5,975	6,047	6,040	6,036	5,886	5,998	5,949	5,879	5,886	5,894	5,985	6,076	6,168	6,259	6,350	6,442	6,533	6,624	6,715	6,807	6,898	7,179	7,459

NTS ARPU
Blended ARPU	$163	$166	$175	$177	$183	$190	$189	$195	$195	$197	$202	$202	$204	$203	$203	$203	$203	$203	$203	$203	$202	$202	$202	$201	$196.91	$194.43

Pride 1 Revenue
Littlefield	$0	$0	$76,739	$149,879	$191,931	$203,043	$213,938	$220,905	$235,341	$237,010	$233,843	$236,215	$238,323	$245,003	$256,242	$264,855	$266,892	$268,929	$270,967	$273,004	$274,269	$274,761	$275,253	$275,746	$1,102,983	$1,102,983
Whitharral	$0	$0	$0	$1,168	$3,843	$3,902	$4,021	$2,637	$5,522	$4,444	$5,144	$5,748	$5,988	$6,232	$6,478	$6,727	$6,979	$7,184	$7,389	$7,594	$7,799	$8,004	$8,209	$8,415	$35,299	$37,759
Brownfield	$0	$0	$0	$44,481	$135,073	$190,765	$217,799	$231,681	$233,525	$237,545	$243,501	$253,161	$262,107	$271,861	$283,669	$292,074	$297,966	$302,503	$307,039	$311,575	$315,200	$317,099	$317,099	$317,099	$1,268,395	$1,268,395
Slaton	$0	$0	$0	$0	$20,354	$50,836	$61,699	$70,366	$84,843	$87,877	$95,663	$103,675	$110,753	$116,912	$123,212	$129,654	$136,238	$142,354	$148,564	$154,868	$161,267	$166,351	$171,435	$176,518	$744,807	$801,938
Wilson	$0	$0	$0	$0	$0	$3,990	$11,955	$14,311	$16,693	$15,428	$16,243	$17,166	$17,626	$18,087	$18,548	$19,008	$19,469	$19,929	$20,390	$20,850	$21,311	$21,771	$22,232	$22,692	$94,453	$99,979
Lamesa (incl Dawson Co)	$0	$0	$0	$0	$0	$12,864	$100,298	$150,138	$173,379	$198,832	$216,468	$233,609	$250,592	$270,346	$290,236	$303,599	$316,961	$330,323	$341,998	$351,598	$357,048	$358,060	$358,060	$358,060	$1,432,240	$1,432,240
Meadow	$0	$0	$0	$0	$0	$1,505	$11,659	$13,637	$17,136	$20,531	$21,730	$22,245	$22,854	$23,463	$24,073	$24,682	$25,292	$25,901	$26,511	$27,120	$27,730	$28,339	$28,948	$29,558	$121,888	$126,764
Ropesville	$0	$0	$0	$0	$0	$467	$7,931	$9,430	$11,351	$12,371	$13,093	$13,912	$14,559	$15,012	$15,465	$15,917	$16,370	$16,823	$17,275	$17,728	$18,180	$18,633	$19,086	$19,538	$81,774	$87,206
Plainview	$0	$0	$0	$0	$0	$0	$24,152	$112,643	$174,086	$232,748	$290,137	$327,703	$375,513	$426,325	$471,316	$502,227	$531,764	$561,671	$588,094	$610,755	$625,724	$640,693	$655,661	$670,630	$2,742,396	$2,772,333
Hale Center	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$13,471	$34,240	$50,735	$66,986	$78,944	$86,437	$88,653	$89,779	$92,978	$95,678	$97,295	$97,840	$99,374	$101,581	$405,509	$407,668
Abernathy	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$4,587	$19,088	$43,882	$71,885	$92,988	$106,882	$114,499	$117,654	$119,736	$122,447	$125,321	$128,285	$129,021	$517,332	$526,180
New Deal	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$1,059	$4,471	$10,370	$17,012	$21,997	$25,278	$27,064	$27,763	$28,210	$28,833	$29,485	$30,153	$30,295	$121,445	$123,487
Total Revenue	$0	$0	$76,739	$195,529	$351,201	$467,371	$653,451	$825,749	$951,875	$1,046,786	$1,149,293	$1,253,319	$1,372,609	$1,514,479	$1,657,079	$1,760,165	$1,838,744	$1,906,958	$1,966,621	$2,018,717	$2,057,102	$2,086,357	$2,113,795	$2,139,154	$8,668,523	$8,786,933

PRIDE 1 Variable COGS

Bus Revenue	0	0	15,970	46,271	89,114	119,852	194,893	$287,381	$323,309	$348,005	$407,866	$444,016	$489,498	$548,810	$614,006	$660,487	$693,850	$724,409	$751,465	$774,176	$786,900	$796,043	$802,907	$808,858	$3,252,519	$3,280,357
Res Revenue	0	0	60,770	149,258	262,086	347,520	458,558	$538,367	$628,567	$698,780	$741,428	$809,303	$883,111	$965,669	$1,043,073	$1,099,678	$1,144,894	$1,182,549	$1,215,156	$1,244,541	$1,270,202	$1,290,314	$1,310,888	$1,330,296	$5,416,003	$5,506,576
Total Revenue	0	0	76,739	195,529	351,201	467,371	653,451	$825,749	$951,875	$1,046,786	$1,149,293	$1,253,319	$1,372,609	$1,514,479	$1,657,079	$1,760,165	$1,838,744	$1,906,958	$1,966,621	$2,018,717	$2,057,102	$2,086,357	$2,113,795	$2,139,154	$8,668,523	$8,786,933

Bus Revenue, %	NA	NA	20.8%	23.7%	25.4%	25.6%	29.8%	34.8%	34.0%	33.2%	35.5%	35.4%	35.7%	36.2%	37.1%	37.5%	37.7%	38.0%	38.2%	38.3%	38.3%	38.2%	38.0%	37.8%	37.5%	37.3%
Res Revenue, %	NA	NA	79.2%	76.3%	74.6%	74.4%	70.2%	65.2%	66.0%	66.8%	64.5%	64.6%	64.3%	63.8%	62.9%	62.5%	62.3%	62.0%	61.8%	61.7%	61.7%	61.8%	62.0%	62.2%	62.5%	62.7%
Total Revenue, %	NA	NA	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Variable Bus COGS	0	0	539	1,531	2,929	3,924	6,262	$9,314	$11,571	$12,232	$13,966	$15,204	$16,761	$18,792	$21,024	$22,616	$23,758	$24,805	$25,731	$26,509	$26,944	$27,257	$27,492	$27,696	$111,370	$112,323
Variable Res COGS	0	0	27,141	64,958	109,910	146,750	181,310	$217,352	$266,417	$290,578	$306,512	$334,572	$365,085	$399,215	$431,214	$454,615	$473,308	$488,875	$502,354	$514,503	$525,111	$533,425	$541,931	$549,954	$2,239,016	$2,276,459
Total Variable COGS	0	0	27,680	66,489	112,839	150,674	187,572	$226,665	$277,988	$302,810	$320,477	$349,775	$381,845	$418,006	$452,238	$477,231	$497,066	$513,679	$528,085	$541,011	$552,055	$560,683	$569,423	$577,650	$2,350,385	$2,388,782

Pride 1 Passings
Littlefield	0	0	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420
Whitharral	0	0	0	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84
Brownfield	0	0	0	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679
Slaton	0	0	0	0	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423
Wilson	0	0	0	0	0	206	206	206	206	206	206	206	206	206	206	206	206	206	206	206	206	206	206	206	206	206
Lamesa (incl Dawson Co)	0	0	0	0	0	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931
Meadow	0	0	0	0	0	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219
Ropesville	0	0	0	0	0	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185
Plainview	0	0	0	0	0	0	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627
Hale Center	0	0	0	0	0	0	0	0	0	0	859	859	859	859	859	859	859	859	859	859	859	859	859	859	859	859
Abernathy	0	0	0	0	0	0	0	0	0	0	0	1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081
New Deal	0	0	0	0	0	0	0	0	0	0	0	258	258	258	258	258	258	258	258	258	258	258	258	258	258	258
Total Passings	0	0	1,420	3,183	4,606	7,147	10,774	10,774	10,774	10,774	11,633	12,972	12,972	12,972	12,972	12,972	12,972	12,972	12,972	12,972	12,972	12,972	12,972	12,972	12,972	12,972

Pride 1 Count
Littlefield	0	0	256	399	490	519	542	552	602	582	583	585	587	607	628	632	637	642	646	651	651	651	651	651	651	651
Whitharral	0	0	0	4	11	10	9	10	15	15	18	19	19	20	20	21	22	22	23	24	24	25	26	26	28	30
Brownfield	0	0	0	195	441	536	611	631	665	676	686	698	703	714	727	732	738	743	749	755	755	755	755	755	755	755
Slaton	0	0	0	0	78	140	174	196	235	253	272	283	295	307	318	330	342	354	365	377	389	400	412	424	458	492
Wilson	0	0	0	0	0	22	37	40	46	46	50	51	53	54	56	57	58	60	61	62	64	65	66	68	72	76
Lamesa (incl Dawson Co)	0	0	0	0	0	77	333	429	499	562	593	622	651	688	714	739	765	790	816	829	829	829	829	829	829	829
Meadow	0	0	0	0	0	9	35	40	51	58	59	61	62	64	66	67	69	71	72	74	76	77	79	80	84	87
Ropesville	0	0	0	0	0	4	27	32	37	40	43	44	45	47	48	49	51	52	54	55	56	58	59	61	65	69
Plainview	0	0	0	0	0	0	25	254	444	579	650	732	838	921	979	1,034	1,088	1,143	1,189	1,235	1,281	1,327	1,374	1,420	1,466	1,466
Hale Center	0	0	0	0	0	0	0	0	0	0	83	125	177	214	239	248	245	248	255	256	260	253	261	260	259	260
Abernathy	0	0	0	0	0	0	0	0	0	0	0	22	80	165	234	280	308	317	315	318	324	326	331	322	332	331
New Deal	0	0	0	0	0	0	0	0	0	0	0	5	19	39	56	67	73	75	75	76	77	78	79	76	79	79
Total Count	0	0	256	598	1,020	1,317	1,793	2,184	2,594	2,811	3,036	3,247	3,529	3,841	4,085	4,257	4,396	4,517	4,620	4,711	4,785	4,844	4,922	4,971	5,076	5,124

Pride 1 ARPU
Blended ARPU	#DIV/0!	#DIV/0!	$100	$109	$115	$118	$121	$126	$122	$124	$126	$129	$130	$131	$135	$138	$139	$141	$142	$143	$143	$144	$143	$143	$142.30	$142.89

Pride 2 Revenue
Burkburnnet	$0	$0	$86,879	$224,536	$323,539	$410,584	$432,893	$454,809	$486,034	$490,067	$520,295	$545,735	$570,000	$599,091	$623,771	$639,253	$653,942	$668,632	$683,321	$698,010	$712,699	$725,897	$736,859	$747,820	$3,013,202	$3,013,202
Iowa Park	$0	$0	$0	$0	$0	$0	$0	$2,324	$56,431	$78,034	$102,794	$128,984	$152,632	$178,797	$204,860	$227,163	$244,313	$261,645	$279,159	$296,855	$313,716	$330,699	$347,803	$365,029	$1,533,120	$1,575,987
Total Revenue	$0	$0	$86,879	$224,536	$323,539	$410,584	$432,893	$457,134	$542,465	$568,101	$623,089	$674,719	$722,631	$777,887	$828,631	$866,416	$898,255	$930,276	$962,480	$994,865	$1,026,416	$1,056,597	$1,084,662	$1,112,849	$4,546,322	$4,589,189

PRIDE 2 Variable COGS

Bus Revenue	$0	$0	$28,271	$55,152	$61,293	$74,398	$73,780	$62,877	$67,778	$71,419	$90,334	$102,102	$118,603	$145,101	$172,155	$186,250	$194,399	$202,730	$211,243	$219,939	$227,800	$234,290	$238,666	$243,163	$982,013	$986,694
Res Revenue	$0	$0	$58,608	$169,384	$262,246	$336,186	$359,114	$394,256	$474,687	$496,682	$532,755	$572,617	$604,029	$632,787	$656,477	$680,167	$703,857	$727,546	$751,236	$774,926	$798,616	$822,306	$845,996	$869,686	$3,564,309	$3,602,495
Total Revenue	$0	$0	$86,879	$224,536	$323,539	$410,584	$432,893	$457,134	$542,465	$568,101	$623,089	$674,719	$722,631	$777,887	$828,631	$866,416	$898,255	$930,276	$962,480	$994,865	$1,026,416	$1,056,597	$1,084,662	$1,112,849	$4,546,322	$4,589,189

Bus Revenue, %	NA	NA	32.5%	24.6%	18.9%	18.1%	17.0%	13.8%	12.5%	12.6%	14.5%	15.1%	16.4%	18.7%	20.8%	21.5%	21.6%	21.8%	21.9%	22.1%	22.2%	22.2%	22.0%	21.9%	21.6%	21.5%
Res Revenue, %	NA	NA	67.5%	75.4%	81.1%	81.9%	83.0%	86.2%	87.5%	87.4%	85.5%	84.9%	83.6%	81.3%	79.2%	78.5%	78.4%	78.2%	78.1%	77.9%	77.8%	77.8%	78.0%	78.1%	78.4%	78.5%
Total Revenue, %	NA	NA	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Variable Bus COGS	$0	$0	$954	$1,825	$2,015	$2,436	$2,370	$2,038	$2,426	$2,510	$3,093	$3,496	$4,061	$4,968	$5,895	$6,377	$6,656	$6,942	$7,233	$7,531	$7,800	$8,022	$8,172	$8,326	$33,625	$33,785
Variable Res COGS	$0	$0	$26,176	$73,718	$109,977	$141,964	$141,991	$159,171	$201,195	$206,538	$220,245	$236,724	$249,710	$261,599	$271,392	$281,186	$290,979	$300,773	$310,567	$320,360	$330,154	$339,947	$349,741	$359,535	$1,473,512	$1,489,298
Total Variable COGS	$0	$0	$27,129	$75,542	$111,992	$144,400	$144,361	$161,208	$203,621	$209,049	$223,338	$240,220	$253,771	$266,567	$277,287	$287,563	$297,636	$307,715	$317,800	$327,891	$337,954	$347,970	$357,913	$367,861	$1,507,137	$1,523,084

Pride 2 Passings
Burburnnet	0	0	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712
Iowa Park	0	0	0	0	0	0	0	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787
Total Passings	0	0	4,712	4,712	4,712	4,712	4,712	7,499	7,499	7,499	7,499	7,499	7,499	7,499	7,499	7,499	7,499	7,499	7,499	7,499	7,499	7,499	7,499	7,499	7,499	7,499

Pride 2 Count
Burburnnet	0	0	326	694	981	1,170	1,275	1,341	1,417	1,450	1,490	1,529	1,586	1,643	1,678	1,712	1,745	1,778	1,812	1,845	1,879	1,912	1,945	1,979	1,979	1,979
Iowa Park	0	0	0	0	0	0	0	23	204	275	358	421	484	543	602	644	686	728	769	811	853	895	937	978	1,040	1,040
Total Count	0	0	326	694	981	1,170	1,275	1,364	1,621	1,725	1,848	1,950	2,069	2,186	2,281	2,356	2,431	2,506	2,581	2,656	2,732	2,807	2,882	2,957	3,018	3,018

Pride 2 ARPU
Blended ARPU	#DIV/0!	#DIV/0!	$89	$108	$110	$117	$113	$112	$112	$110	$112	$115	$116	$119	$121	$123	$123	$124	$124	$125	$125	$125	$125	$125	$125.51	$126.70

Pride 3 Revenue
Hammond	$0	$0	$0	$0	$0	$0	$0	$0	$0	$16,310	$89,082	$156,685	$216,809	$316,978	$416,692	$496,073	$557,331	$601,089	$628,413	$654,375	$687,536	$720,735	$754,205	$782,887	$3,282,393	$3,519,464
Ponchatoula	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$25,964	$75,086	$123,011	$165,357	$199,517	$226,395	$246,247	$259,510	$272,353	$288,284	$304,369	$320,704	$335,218	$1,397,263	$1,474,826
Tickfaw Village	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$1,569	$7,721	$19,399	$31,617	$40,416	$46,211	$49,252	$49,584	$49,419	$50,243	$50,946	$51,481	$203,925	$204,094
Independence	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$1,749	$8,478	$21,169	$34,444	$44,001	$50,299	$53,633	$54,031	$53,875	$54,795	$55,589	$56,194	$222,640	$222,887
Amite	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$5,672	$20,595	$44,061	$68,471	$85,875	$97,603	$105,349	$108,208	$109,190	$112,243	$115,367	$117,810	$469,380	$473,341
Pine Grove	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$1,417	$7,124	$18,057	$29,498	$37,741	$43,164	$45,978	$46,244	$46,063	$46,806	$47,429	$47,902	$189,692	$189,776
Montpelier	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$2,309	$11,527	$29,135	$47,562	$60,835	$69,569	$74,119	$74,570	$74,291	$75,502	$76,524	$77,301	$306,137	$306,311
Franklinton	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$2,834	$8,573	$15,894	$23,451	$28,764	$32,459	$35,566	$37,385	$38,246	$39,790	$41,487	$42,827	$171,641	$174,407
Towers	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$7,508	$24,999	$50,343	$77,321	$96,164	$109,006	$118,321	$122,601	$124,367	$128,437	$132,751	$136,140	$543,671	$549,909
Natalbany	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$1,782	$6,817	$15,079	$23,687	$29,838	$33,961	$36,548	$37,367	$37,601	$38,556	$39,510	$40,253	$160,171	$161,256
Total Revenue	$0	$0	$0	$0	$0	$0	$0	$0	$0	$16,310	$89,082	$182,649	$316,735	$535,822	$795,186	$1,031,642	$1,207,360	$1,329,607	$1,406,691	$1,456,720	$1,508,871	$1,571,475	$1,634,512	$1,688,014	$6,946,912	$7,276,270

PRIDE 3 Variable COGS

Bus Revenue	$0	$0	$0	$0	$0	$0	$0	$0	$0	$16,310	$83,887	$166,392	$243,467	$309,257	$360,188	$412,871	$461,484	$508,977	$561,301	$613,866	$663,184	$715,978	$771,684	$827,147	$3,525,654	$3,836,500
Res Revenue	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$5,196	$16,257	$73,268	$226,565	$434,999	$618,771	$745,876	$820,630	$845,391	$842,854	$845,686	$855,497	$862,828	$860,867	$3,421,258	$3,439,770
Total Revenue	$0	$0	$0	$0	$0	$0	$0	$0	$0	$16,310	$89,082	$182,649	$316,735	$535,822	$795,186	$1,031,642	$1,207,360	$1,329,607	$1,406,691	$1,456,720	$1,508,871	$1,571,475	$1,634,512	$1,688,014	$6,946,912	$7,276,270

Bus Revenue, %	NA	NA	NA	NA	NA	NA	NA	NA	NA	100.0%	94.2%	91.1%	76.9%	57.7%	45.3%	40.0%	38.2%	38.3%	39.9%	42.1%	44.0%	45.6%	47.2%	49.0%	50.8%	52.7%
Res revenue, %	NA	NA	NA	NA	NA	NA	NA	NA	NA	0.0%	5.8%	8.9%	23.1%	42.3%	54.7%	60.0%	61.8%	61.7%	60.1%	57.9%	56.0%	54.4%	52.8%	51.0%	49.2%	47.3%
Total, %	NA	NA	NA	NA	NA	NA	NA	NA	NA	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Variable Bus COGS	0	0	0	0	0	0	0	$0	$0	$573	$2,872	$5,697	$8,337	$10,589	$12,333	$14,137	$15,802	$17,428	$19,220	$21,019	$22,708	$24,516	$26,423	$28,322	$120,722	$131,366
Variable Res COGS	0	0	0	0	0	0	0	$0	$0	$0	$2,148	$6,721	$30,289	$93,664	$179,832	$255,805	$308,351	$339,255	$349,491	$348,442	$349,613	$353,669	$356,700	$355,889	$1,414,373	$1,422,026
Total Variable COGS	0	0	0	0	0	0	0	$0	$0	$573	$5,020	$12,418	$38,626	$104,253	$192,165	$269,942	$324,152	$356,683	$368,710	$369,461	$372,321	$378,185	$383,123	$384,211	$1,535,095	$1,553,392

Pride 3 Passings
Hammond	0	0	0	0	0	0	0	0	0	0	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376
Ponchatoula	0	0	0	0	0	0	0	0	0	0	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914
Tickfaw Village	0	0	0	0	0	0	0	0	0	0	0	514	514	514	514	514	514	514	514	514	514	514	514	514	514	514
Independence	0	0	0	0	0	0	0	0	0	0	0	557	557	557	557	557	557	557	557	557	557	557	557	557	557	557
Amite	0	0	0	0	0	0	0	0	0	0	0	944	944	944	944	944	944	944	944	944	944	944	944	944	944	944
Pine Grove	0	0	0	0	0	0	0	0	0	0	0	483	483	483	483	483	483	483	483	483	483	483	483	483	483	483
Montpelier	0	0	0	0	0	0	0	0	0	0	0	777	777	777	777	777	777	777	777	777	777	777	777	777	777	777
Franklinton	0	0	0	0	0	0	0	0	0	0	0	257	257	257	257	257	257	257	257	257	257	257	257	257	257	257
Towers	0	0	0	0	0	0	0	0	0	0	0	983	983	983	983	983	983	983	983	983	983	983	983	983	983	983
Natalbany	0	0	0	0	0	0	0	0	0	0	0	340	340	340	340	340	340	340	340	340	340	340	340	340	340	340
Total Passings	0	0	0	0	0	0	0	0	0	0	7,290	12,145	12,145	12,145	12,145	12,145	12,145	12,145	12,145	12,145	12,145	12,145	12,145	12,145	12,145	12,145

Pride 3 Count
Hammond	0	0	0	0	0	0	0	0	0	0	247	297	514	806	1,032	1,193	1,302	1,349	1,350	1,383	1,422	1,448	1,482	1,473	1,565	1,620
Ponchatoula	0	0	0	0	0	0	0	0	0	0	0	96	207	329	425	494	542	564	568	584	603	617	634	633	667	685
Tickfaw Village	0	0	0	0	0	0	0	0	0	0	0	0	9	36	78	110	131	144	148	145	147	149	150	152	147	151
Independence	0	0	0	0	0	0	0	0	0	0	0	0	10	40	85	119	142	156	161	157	159	162	163	164	159	164
Amite	0	0	0	0	0	0	0	0	0	0	0	0	25	75	153	209	248	272	282	277	281	286	289	292	284	294
Pine Grove	0	0	0	0	0	0	0	0	0	0	0	0	8	34	73	103	123	135	139	136	138	140	141	142	137	142
Montpelier	0	0	0	0	0	0	0	0	0	0	0	0	13	55	118	166	198	218	224	219	221	225	226	229	221	228
Franklinton	0	0	0	0	0	0	0	0	0	0	0	0	11	24	46	61	71	77	81	80	82	84	85	86	84	87
Towers	0	0	0	0	0	0	0	0	0	0	0	0	30	83	164	222	262	287	300	295	299	305	309	312	305	315
Natalbany	0	0	0	0	0	0	0	0	0	0	0	0	8	26	54	75	89	97	101	99	100	102	103	104	101	104
Total Count	0	0	0	0	0	0	0	0	0	0	247	393	833	1,510	2,229	2,752	3,107	3,300	3,356	3,376	3,452	3,519	3,582	3,587	3,671	3,792

Pride 3 ARPU
Blended ARPU	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	$120	$155	$127	$118	$119	$125	$130	$134	$140	$144	$146	$149	$152	$157	$157.69	$159.90

Total Pride Variable COGS

Bus Revenue	$0	$0	$44,241	$101,423	$150,407	$194,250	$268,673	$350,258	$391,087	$435,735	$582,086	$712,510	$851,568	$1,003,167	$1,146,348	$1,259,608	$1,349,732	$1,436,116	$1,524,009	$1,607,980	$1,677,884	$1,746,311	$1,813,257	$1,879,168	$7,760,186	$8,103,551
Res Revenue	$0	$0	$119,378	$318,643	$524,332	$683,705	$817,672	$932,624	$1,103,254	$1,195,462	$1,279,378	$1,398,176	$1,560,407	$1,825,021	$2,134,548	$2,398,615	$2,594,627	$2,730,726	$2,811,783	$2,862,321	$2,914,505	$2,968,118	$3,019,712	$3,060,848	$12,401,571	$12,548,841
Total Revenue	$0	$0	$163,619	$420,065	$674,739	$877,956	$1,086,344	$1,282,882	$1,494,340	$1,631,197	$1,861,464	$2,110,687	$2,411,975	$2,828,188	$3,280,897	$3,658,223	$3,944,359	$4,166,842	$4,335,792	$4,470,302	$4,592,389	$4,714,428	$4,832,969	$4,940,016	$20,161,757	$20,652,392

Bus Revenue, %	NA	NA	27.0%	24.1%	22.3%	22.1%	24.7%	27.3%	26.2%	26.7%	31.3%	33.8%	35.3%	35.5%	34.9%	34.4%	34.2%	34.5%	35.1%	36.0%	36.5%	37.0%	37.5%	38.0%	38.5%	39.2%
Res Revenue, %	NA	NA	73.0%	75.9%	77.7%	77.9%	75.3%	72.7%	73.8%	73.3%	68.7%	66.2%	64.7%	64.5%	65.1%	65.6%	65.8%	65.5%	64.9%	64.0%	63.5%	63.0%	62.5%	62.0%	61.5%	60.8%
Total Revenue, %	NA	NA	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Variable Bus COGS	$0	$0	$1,492	$3,355	$4,944	$6,360	$8,632	$11,352	$13,996	$15,316	$19,931	$24,397	$29,159	$34,349	$39,252	$43,130	$46,216	$49,174	$52,184	$55,059	$57,452	$59,795	$62,088	$64,345	$265,717	$277,474
Variable Res COGS	$0	$0	$53,317	$138,676	$219,887	$288,714	$323,301	$376,522	$467,612	$497,116	$528,904	$578,016	$645,084	$754,477	$882,438	$991,605	$1,072,638	$1,128,902	$1,162,412	$1,183,305	$1,204,878	$1,227,042	$1,248,371	$1,265,377	$5,126,901	$5,187,783
Total Variable COGS	$0	$0	$54,809	$142,031	$224,831	$295,074	$331,933	$387,874	$481,609	$512,432	$548,836	$602,414	$674,243	$788,827	$921,690	$1,034,736	$1,118,854	$1,178,076	$1,214,595	$1,238,364	$1,262,330	$1,286,837	$1,310,459	$1,329,722	$5,392,618	$5,465,257

Smart Build Revenue

Wichita Falls	$0	$0	$0	$0	$0	$0	$0	$9,144	$73,591	$150,722	$179,189	$233,767	$288,057	$331,559	$350,524	$369,756	$389,253	$403,477	$417,879	$432,458	$441,541	$444,995	$448,449	$451,903	$1,842,152	$1,897,416
Amarillo	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$9,000	$74,925	$185,850	$277,399	$345,800	$393,056	$416,634	$440,888	$465,816	$491,419	$517,698	$544,651	$572,279	$2,313,999	$2,313,999
Abilene	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$30,000	$56,925	$129,600	$197,775	$241,659	$252,750	$264,009	$275,437	$287,034	$298,799	$310,733	$322,836	$335,108	$347,548	$1,396,428	$1,396,428
Midland	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$1,980	$12,524	$28,512	$43,511	$53,165	$55,605	$58,082	$60,596	$63,147	$262,943	$273,445
Odessa	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$1,980	$12,524	$28,512	$43,511	$53,165	$55,605	$58,082	$60,596	$252,590	$262,943
Total Revenue	$0	$0	$0	$0	$0	$0	$0	$9,144	$73,591	$150,722	$209,189	$299,692	$492,582	$715,184	$869,582	$970,286	$1,060,822	$1,136,584	$1,217,822	$1,293,748	$1,352,463	$1,399,215	$1,446,886	$1,495,474	$6,068,111	$6,144,231

Smart Build Variable COGS

Bus Revenue	$0	$0	$0	$0	$0	$0	$0	$9,144	$73,591	$150,722	$209,189	$299,692	$492,582	$715,184	$869,582	$970,286	$1,060,822	$1,136,584	$1,217,822	$1,293,748	$1,352,463	$1,399,215	$1,446,886	$1,495,474	$6,068,111	$6,144,231
Res Revenue	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Total Revenue	$0	$0	$0	$0	$0	$0	$0	$9,144	$73,591	$150,722	$209,189	$299,692	$492,582	$715,184	$869,582	$970,286	$1,060,822	$1,136,584	$1,217,822	$1,293,748	$1,352,463	$1,399,215	$1,446,886	$1,495,474	$6,068,111	$6,144,231

Bus Revenue, %	NA	NA	NA	NA	NA	NA	NA	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Res Revenue, %	NA	NA	NA	NA	NA	NA	NA	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Total Revenue, %	NA	NA	NA	NA	NA	NA	NA	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Variable Bus COGS	$0	$0	$0	$0	$0	$0	$0	$296	$2,634	$5,298	$7,163	$10,262	$16,867	$24,489	$29,775	$33,224	$36,324	$38,918	$41,699	$44,299	$46,310	$47,911	$49,543	$51,207	$207,778	$210,385
Variable Res COGS	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Total Variable COGS	$0	$0	$0	$0	$0	$0	$0	$296	$2,634	$5,298	$7,163	$10,262	$16,867	$24,489	$29,775	$33,224	$36,324	$38,918	$41,699	$44,299	$46,310	$47,911	$49,543	$51,207	$207,778	$210,385

New RUS Projects Revenue

Snyder	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$5,814	$21,880	$43,200	$68,378	$87,811	$101,236	$109,449	$115,861	$484,097	$499,233
Sweetwater	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$5,330	$20,057	$39,599	$62,679	$80,492	$92,798	$100,327	$106,204	$443,749	$457,624
Pampa	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$11,509	$43,310	$85,513	$135,354	$173,822	$200,398	$216,655	$229,344	$958,256	$988,215
Total Revenue	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$22,653	$85,247	$168,312	$266,411	$342,125	$394,433	$426,431	$451,409	$1,886,102	$1,945,072

New RUS Variable COGS

Bus Revenue	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$16,672	$51,442	$78,211	$114,730	$147,192	$171,186	$189,321	$214,056	$943,240	$989,597
Res Revenue	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$5,980	$33,805	$90,101	$151,681	$194,933	$223,247	$237,110	$237,353	$942,862	$955,476
Total Revenue	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$22,653	$85,247	$168,312	$266,411	$342,125	$394,433	$426,431	$451,409	$1,886,102	$1,945,072

Bus Revenue, %	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	73.6%	60.3%	46.5%	43.1%	43.0%	43.4%	44.4%	47.4%	50.0%	50.9%
Res Revenue, %	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	26.4%	39.7%	53.5%	56.9%	57.0%	56.6%	55.6%	52.6%	50.0%	49.1%
Total Revenue, %	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Variable Bus COGS	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$571	$1,761	$2,678	$3,928	$5,040	$5,862	$6,483	$7,329	$32,298	$33,885
Variable Res COGS	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$2,472	$13,975	$37,248	$62,706	$80,587	$92,292	$98,023	$98,123	$389,786	$395,001
Total Variable COGS	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$3,043	$15,737	$39,927	$66,635	$85,627	$98,154	$104,506	$105,453	$422,084	$428,885

New RUS Passings

Snyder	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	816	816	816	816	816	816	816	816	816	816	816
Sweetwater	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	748	748	748	748	748	748	748	748	748	748	748
Pampa	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	1,615	1,615	1,615	1,615	1,615	1,615	1,615	1,615	1,615	1,615	1,615
Total	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	3,179	3,179	3,179	3,179	3,179	3,179	3,179	3,179	3,179	3,179	3,179

New RUS Count

Snyder	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	24	67	129	183	217	239	247	252	254	260
Sweetwater	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	22	61	118	168	199	219	227	231	233	238
Pampa	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	47	132	254	362	430	474	490	498	503	514
Total	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	93	259	501	712	847	933	964	981	991	1,012

Gross Fiber Business
Lubbock Bus.	$1,554,753	$1,601,717	$1,622,012	$1,676,424	$1,788,089	$1,868,164	$1,862,162	$1,904,193	$1,939,002	$1,956,115	$1,982,145	$1,992,946	$2,008,574	$2,024,263	$2,040,012	$2,055,822	$2,071,693	$2,087,625	$2,103,617	$2,119,670	$2,135,784	$2,151,959	$2,168,195	$2,184,491
Wolfforth Bus.	$67,871	$67,677	$70,569	$75,239	$72,430	$74,741	$73,072	$83,441	$86,971	$78,818	$79,275	$79,088	$79,425	$79,763	$80,100	$80,438	$80,775	$81,113	$81,450	$81,788	$82,125	$82,463	$82,800	$83,138
Misc. Bus. Fiber - Other Mkts.	$19,916	$19,811	$20,101	$21,399	$20,863	$22,902	$25,119	$26,229	$25,138	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670
Levelland Bus	$157,803	$171,640	$264,052	$207,902	$235,462	$270,645	$269,597	$274,440	$276,022	$282,087	$296,281	$298,185	$299,960	$301,740	$303,526	$305,316	$307,112	$308,913	$310,719	$312,531	$314,348	$316,169	$317,997	$319,829
Smyer Bus.	$1,622	$1,687	$1,316	$1,146	$1,263	$1,198	$1,197	$1,215	$1,194	$1,220	$1,229	$1,245	$1,258	$1,272	$1,286	$1,300	$1,313	$1,327	$1,341	$1,355	$1,368	$1,382	$1,396	$1,409
Littlefield Bus. (Incl. Hockley Co.)	$0	$0	$15,970	$39,827	$53,686	$56,672	$61,757	$59,661	$65,159	$63,581	$65,406	$68,146	$70,254	$76,161	$85,856	$92,924	$93,417	$93,909	$94,401	$94,894	$95,386	$95,879	$96,371	$96,863
Burkburnnet Bus.	$0	$0	$28,271	$55,152	$61,293	$74,398	$73,780	$62,877	$61,550	$62,222	$78,814	$87,191	$100,494	$118,624	$132,343	$136,864	$140,592	$144,320	$148,048	$151,776	$155,504	$157,741	$157,741	$157,741
Brownfield Bus.	$0	$0	$0	$6,443	$26,406	$42,170	$55,476	$62,892	$64,689	$64,080	$68,180	$71,980	$75,640	$80,933	$88,228	$94,809	$98,878	$101,590	$104,303	$107,015	$109,728	$111,627	$111,627	$111,627
Slaton Bus.	$0	$0	$0	$0	$9,022	$19,438	$18,503	$18,981	$20,351	$22,349	$24,759	$27,645	$30,516	$33,528	$36,682	$39,977	$43,415	$46,384	$49,447	$52,605	$55,857	$57,795	$59,732	$61,669
Wilson Bus.	$0	$0	$0	$0	$0	$499	$1,541	$1,714	$1,693	$1,258	$1,390	$1,401	$1,401	$1,401	$1,401	$1,401	$1,401	$1,401	$1,401	$1,401	$1,401	$1,401	$1,401	$1,401
Lamesa Bus. (incl. Dawson Co)	$0	$0	$0	$0	$0	$1,073	$34,107	$54,165	$59,323	$68,907	$79,203	$86,441	$93,221	$102,541	$111,767	$116,829	$121,890	$126,952	$130,326	$133,700	$137,075	$138,087	$138,087	$138,087
Plainview Bus.	$0	$0	$0	$0	$0	$0	$23,509	$89,968	$112,093	$127,830	$168,012	$183,056	$206,940	$236,894	$264,247	$280,189	$294,758	$309,697	$321,150	$328,843	$328,843	$328,843	$328,843	$328,843
Wichita Falls Bus.	$0	$0	$0	$0	$0	$0	$0	$9,144	$73,591	$150,722	$179,189	$233,767	$288,057	$331,559	$350,524	$369,756	$389,253	$403,477	$417,879	$432,458	$441,541	$444,995	$448,449	$451,903
Iowa Park Bus.	$0	$0	$0	$0	$0	$0	$0	$0	$6,228	$9,197	$11,520	$14,912	$18,109	$26,477	$39,812	$49,386	$53,807	$58,410	$63,196	$68,163	$72,296	$76,550	$80,925	$85,422
Hammond Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$16,310	$83,887	$143,631	$172,400	$199,180	$221,993	$245,856	$270,770	$296,733	$323,746	$351,809	$380,923	$411,086	$442,299	$474,562
Ponchatoula Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$22,761	$56,903	$74,779	$85,638	$97,066	$109,063	$121,629	$134,764	$148,468	$162,741	$177,583	$192,994	$208,974
Abilene Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$30,000	$56,925	$129,600	$197,775	$241,659	$252,750	$264,009	$275,437	$287,034	$298,799	$310,733	$322,836	$335,108	$347,548
Hale Center Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$915	$2,603	$4,331	$6,515	$9,690	$12,883	$15,023	$16,657	$18,879	$20,844	$21,916	$23,326	$24,973	$26,277
Abernathy Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$2,247	$5,893	$8,876	$13,216	$17,589	$20,532	$22,786	$25,848	$28,563	$30,055	$32,013	$34,297	$36,113
New Deal Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$496	$1,302	$1,961	$2,920	$3,886	$4,536	$5,034	$5,711	$6,310	$6,640	$7,073	$7,577	$7,978
Amarillo Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$9,000	$74,925	$185,850	$277,399	$345,800	$393,056	$416,634	$440,888	$465,816	$491,419	$517,698	$544,651	$572,279
Tickfaw Village Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$373	$929	$1,383	$1,841	$2,149	$2,385	$2,705	$2,989	$3,145	$3,350	$3,589	$3,779
Independence Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$456	$1,135	$1,690	$2,250	$2,626	$2,915	$3,306	$3,653	$3,844	$4,095	$4,387	$4,619
Amite Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$3,645	$9,082	$13,523	$17,998	$21,010	$23,316	$26,449	$29,227	$30,754	$32,758	$35,095	$36,953
Pine Grove Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$290	$722	$1,076	$1,432	$1,671	$1,855	$2,104	$2,325	$2,446	$2,606	$2,792	$2,939
Montpelier Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$497	$1,239	$1,844	$2,454	$2,865	$3,179	$3,607	$3,986	$4,194	$4,467	$4,786	$5,039
Franklinton Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$2,361	$5,883	$8,759	$11,658	$13,608	$15,102	$17,132	$18,931	$19,920	$21,218	$22,732	$23,935
Towers Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$5,508	$13,727	$20,438	$27,202	$31,753	$35,239	$39,974	$44,173	$46,480	$49,509	$53,041	$55,849
Natalbany Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$1,035	$2,580	$3,842	$5,113	$5,969	$6,624	$7,514	$8,303	$8,737	$9,306	$9,970	$10,498
	$1,801,965	$1,862,533	$2,022,291	$2,083,533	$2,268,515	$2,431,899	$2,499,819	$2,648,921	$2,793,006	$2,927,366	$3,172,874	$3,406,335	$3,756,037	$4,148,058	$4,463,524	$4,693,459	$4,879,614	$5,033,312	$5,189,606	$5,343,066	$5,477,872	$5,606,482	$5,734,521	$5,862,435
											ok	ok	ok	ok	ok	ERROR	ERROR	ERROR	ERROR	ERROR	ERROR	ERROR	ERROR	ERROR

Gross Fiber Residential
Lubbock Res.	$456,722	$463,504	$457,337	$452,525	$450,036	$441,852	$421,647	$410,510	$411,758	$391,980	$392,654	$394,333	$400,942	$413,789	$433,178	$452,971	$473,168	$493,771	$514,778	$536,189	$558,006	$580,226	$594,321	$608,416
Wolfforth Res.	$128,384	$128,467	$127,450	$126,493	$128,553	$130,074	$129,630	$127,651	$131,988	$130,417	$129,579	$130,358	$132,405	$137,223	$144,938	$152,821	$160,873	$169,094	$177,484	$183,446	$189,409	$195,371	$201,334	$207,296
Levelland Res	$539,774	$567,592	$591,443	$598,412	$606,335	$613,654	$609,974	$600,068	$613,324	$631,385	$625,406	$628,217	$632,673	$640,257	$651,034	$661,898	$668,240	$674,582	$680,924	$687,266	$693,608	$699,950	$706,292	$712,634
Smyer Res.	$18,265	$18,056	$18,888	$21,778	$25,630	$23,802	$23,924	$21,401	$25,403	$25,612	$25,237	$24,734	$24,734	$24,868	$25,135	$25,402	$25,670	$25,937	$26,204	$26,472	$26,739	$27,006	$27,274	$27,541
Littlefield Res. (Incl. Hockley Co.)	$0	$0	$60,770	$110,052	$138,245	$146,370	$152,181	$161,244	$170,182	$173,428	$168,436	$168,069	$168,069	$168,841	$170,386	$171,931	$173,476	$175,020	$176,565	$178,110	$178,882	$178,882	$178,882	$178,882
Whitharral Res.	$0	$0	$0	$1,168	$3,843	$3,902	$4,021	$2,637	$5,522	$4,444	$5,144	$5,748	$5,988	$6,232	$6,478	$6,727	$6,979	$7,184	$7,389	$7,594	$7,799	$8,004	$8,209	$8,415
Burkburnnet Res.	$0	$0	$58,608	$169,384	$262,246	$336,186	$359,114	$391,932	$424,484	$427,845	$441,481	$458,545	$469,506	$480,467	$491,428	$502,389	$513,351	$524,312	$535,273	$546,234	$557,196	$568,157	$579,118	$590,079
Brownfield Res.	$0	$0	$0	$38,038	$108,667	$148,595	$162,323	$168,788	$168,835	$173,465	$175,320	$181,181	$186,466	$190,929	$195,441	$197,265	$199,089	$200,913	$202,736	$204,560	$205,472	$205,472	$205,472	$205,472
Slaton Res.	$0	$0	$0	$0	$11,332	$31,399	$43,196	$51,385	$64,492	$65,528	$70,904	$76,030	$80,237	$83,384	$86,530	$89,677	$92,823	$95,970	$99,117	$102,263	$105,410	$108,556	$111,703	$114,849
Wilson Res.	$0	$0	$0	$0	$0	$3,491	$10,414	$12,597	$15,000	$14,170	$14,852	$15,765	$16,226	$16,686	$17,147	$17,607	$18,068	$18,528	$18,989	$19,449	$19,910	$20,371	$20,831	$21,292
Lamesa Res.	$0	$0	$0	$0	$0	$11,791	$66,190	$95,973	$114,056	$129,924	$137,265	$147,168	$157,371	$167,805	$178,469	$186,770	$195,071	$203,372	$211,672	$217,898	$219,973	$219,973	$219,973	$219,973
Meadow Bus/Res.	$0	$0	$0	$0	$0	$1,505	$11,659	$13,637	$17,136	$20,531	$21,730	$22,245	$22,854	$23,463	$24,073	$24,682	$25,292	$25,901	$26,511	$27,120	$27,730	$28,339	$28,948	$29,558
Ropesville Bus/Res.	$0	$0	$0	$0	$0	$467	$7,931	$9,430	$11,351	$12,371	$13,093	$13,912	$14,559	$15,012	$15,465	$15,917	$16,370	$16,823	$17,275	$17,728	$18,180	$18,633	$19,086	$19,538
Plainview Res.	$0	$0	$0	$0	$0	$0	$643	$22,675	$61,993	$104,918	$122,125	$144,646	$168,572	$189,432	$207,068	$222,037	$237,006	$251,975	$266,944	$281,912	$296,881	$311,850	$326,819	$341,788
Iowa Park Res.	$0	$0	$0	$0	$0	$0	$0	$2,324	$50,203	$68,837	$91,274	$114,072	$134,523	$152,320	$165,049	$177,777	$190,506	$203,235	$215,963	$228,692	$241,421	$254,149	$266,878	$279,607
Hammond Res.	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$5,196	$13,054	$44,409	$117,798	$194,698	$250,217	$286,561	$304,356	$304,667	$302,566	$306,613	$309,649	$311,906	$308,326
Ponchatoula Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$3,203	$18,183	$48,232	$79,719	$102,451	$117,332	$124,618	$124,746	$123,885	$125,542	$126,785	$127,710	$126,244
Abilene Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Hale Center Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$12,556	$31,637	$46,404	$60,470	$69,254	$73,554	$73,629	$73,122	$74,100	$74,833	$75,379	$74,514	$74,401	$75,304
Abernathy Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$2,340	$13,194	$35,006	$58,669	$75,398	$86,350	$91,712	$91,806	$91,173	$92,393	$93,307	$93,988	$92,909
New Deal Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$562	$3,169	$8,409	$14,092	$18,111	$20,741	$22,029	$22,052	$21,900	$22,193	$22,413	$22,576	$22,317
Amarillo Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Tickfaw Village Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$1,196	$6,792	$18,016	$29,777	$38,268	$43,826	$46,547	$46,595	$46,274	$46,893	$47,357	$47,702
Independence Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$1,293	$7,343	$19,478	$32,194	$41,374	$47,384	$50,327	$50,378	$50,031	$50,700	$51,202	$51,575
Amite Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$2,028	$11,512	$30,537	$50,473	$64,865	$74,287	$78,900	$78,981	$78,436	$79,485	$80,272	$80,858
Pine Grove Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$1,128	$6,402	$16,981	$28,067	$36,070	$41,309	$43,874	$43,919	$43,616	$44,200	$44,637	$44,963
Montpelier Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$1,812	$10,289	$27,291	$45,107	$57,970	$66,390	$70,512	$70,585	$70,098	$71,035	$71,739	$72,262
Franklinton Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$474	$2,690	$7,135	$11,793	$15,155	$17,357	$18,435	$18,453	$18,326	$18,571	$18,755	$18,892
Towers Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$1,999	$11,272	$29,905	$50,119	$64,411	$73,766	$78,347	$78,427	$77,886	$78,928	$79,710	$80,291
Natalbany Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$746	$4,236	$11,238	$18,574	$23,870	$27,337	$29,035	$29,064	$28,864	$29,250	$29,540	$29,755
	$1,143,144	$1,177,619	$1,314,496	$1,517,851	$1,734,887	$1,893,087	$2,002,848	$2,092,255	$2,285,726	$2,374,856	$2,452,254	$2,575,818	$2,751,162	$3,041,158	$3,388,832	$3,691,707	$3,922,578	$4,094,110	$4,211,173	$4,295,695	$4,382,266	$4,470,672	$4,548,933	$4,616,735
											ok	ok	ok	ok	ok	ok	ERROR	ERROR	ERROR	ERROR	ERROR	ERROR	ERROR	ERROR
Gross Fiber Totals	$2,945,400	$3,041,161	$3,417,271	$3,618,716	$4,072,667	$4,513,105	$4,755,779	$4,878,064	$5,346,152	$5,652,618	$6,122,225	$6,489,193
Gross Fiber Wholesale	$291	$1,009	$80,485	$17,333	$69,265	$188,118	$253,112	$136,888	$267,420	$350,396	$497,097	$507,039	$517,180	$527,523	$538,074	$548,835	$559,812	$571,008	$582,428	$594,077	$605,958	$618,078	$630,439	$643,048
Lubbock Totals	$2,011,475	$2,065,222	$2,079,349	$2,128,949	$2,238,126	$2,310,016	$2,283,810	$2,314,703	$2,350,760	$2,348,094	$2,374,799	$2,387,279	$2,409,516	$2,438,052	$2,473,190	$2,508,793	$2,544,861	$2,581,396	$2,618,395	$2,655,860	$2,693,790	$2,732,185	$2,762,515	$2,792,906
Wolfforth Totals	$196,255	$196,144	$198,019	$201,732	$200,983	$204,815	$202,702	$211,093	$218,959	$209,236	$208,854	$209,445	$211,830	$216,985	$225,038	$233,258	$241,648	$250,207	$258,934	$265,234	$271,534	$277,834	$284,134	$290,434
Misc. Bus. Fiber - Other Mkts.	$19,916	$19,811	$20,101	$21,399	$20,863	$22,902	$25,119	$26,229	$25,138	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670	$22,670
Levelland Totals	$697,577	$739,232	$855,495	$806,314	$841,796	$884,299	$879,571	$874,508	$889,346	$913,472	$921,687	$926,402	$932,634	$941,998	$954,560	$967,214	$975,352	$983,495	$991,644	$999,797	$1,007,956	$1,016,120	$1,024,289	$1,032,463
Smyer Totals	$19,886	$19,743	$20,204	$22,924	$26,894	$25,000	$25,121	$22,616	$26,598	$26,832	$26,466	$25,979	$25,993	$26,140	$26,421	$26,702	$26,983	$27,264	$27,545	$27,826	$28,107	$28,388	$28,669	$28,950
Littlefield Totals (Incl. Hockley Co.)	$0	$0	$76,739	$149,879	$191,931	$203,043	$213,938	$220,905	$235,341	$237,010	$233,843	$236,215	$238,323	$245,003	$256,242	$264,855	$266,892	$268,929	$270,967	$273,004	$274,269	$274,761	$275,253	$275,746
Whitharral Res.	$0	$0	$0	$1,168	$3,843	$3,902	$4,021	$2,637	$5,522	$4,444	$5,144	$5,748	$5,988	$6,232	$6,478	$6,727	$6,979	$7,184	$7,389	$7,594	$7,799	$8,004	$8,209	$8,415
Burkburnnet Totals	$0	$0	$86,879	$224,536	$323,539	$410,584	$432,893	$454,809	$486,034	$490,067	$520,295	$545,735	$570,000	$599,091	$623,771	$639,253	$653,942	$668,632	$683,321	$698,010	$712,699	$725,897	$736,859	$747,820
Brownfield Totals	$0	$0	$0	$44,481	$135,073	$190,765	$217,799	$231,681	$233,525	$237,545	$243,501	$253,161	$262,107	$271,861	$283,669	$292,074	$297,966	$302,503	$307,039	$311,575	$315,200	$317,099	$317,099	$317,099
Slaton Totals	$0	$0	$0	$0	$20,354	$50,836	$61,699	$70,366	$84,843	$87,877	$95,663	$103,675	$110,753	$116,912	$123,212	$129,654	$136,238	$142,354	$148,564	$154,868	$161,267	$166,351	$171,435	$176,518
Wilson Totals	$0	$0	$0	$0	$0	$3,990	$11,955	$14,311	$16,693	$15,428	$16,243	$17,166	$17,626	$18,087	$18,548	$19,008	$19,469	$19,929	$20,390	$20,850	$21,311	$21,771	$22,232	$22,692
Meadow Bus/Res.	$0	$0	$0	$0	$0	$1,505	$11,659	$13,637	$17,136	$20,531	$21,730	$22,245	$22,854	$23,463	$24,073	$24,682	$25,292	$25,901	$26,511	$27,120	$27,730	$28,339	$28,948	$29,558
Lamesa Totals	$0	$0	$0	$0	$0	$12,864	$100,298	$150,138	$173,379	$198,832	$216,468	$233,609	$250,592	$270,346	$290,236	$303,599	$316,961	$330,323	$341,998	$351,598	$357,048	$358,060	$358,060	$358,060
Ropesville Bus/Res.	$0	$0	$0	$0	$0	$467	$7,931	$9,430	$11,351	$12,371	$13,093	$13,912	$14,559	$15,012	$15,465	$15,917	$16,370	$16,823	$17,275	$17,728	$18,180	$18,633	$19,086	$19,538
Plainview Totals	$0	$0	$0	$0	$0	$0	$24,152	$112,643	$174,086	$232,748	$290,137	$327,703	$375,513	$426,325	$471,316	$502,227	$531,764	$561,671	$588,094	$610,755	$625,724	$640,693	$655,661	$670,630
Wichita Falls Bus.	$0	$0	$0	$0	$0	$0	$0	$9,144	$73,591	$150,722	$179,189	$233,767	$288,057	$331,559	$350,524	$369,756	$389,253	$403,477	$417,879	$432,458	$441,541	$444,995	$448,449	$451,903
Iowa Park Totals	$0	$0	$0	$0	$0	$0	$0	$2,324	$56,431	$78,034	$102,794	$128,984	$152,632	$178,797	$204,860	$227,163	$244,313	$261,645	$279,159	$296,855	$313,716	$330,699	$347,803	$365,029
Hammond Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$16,310	$89,082	$156,685	$216,809	$316,978	$416,692	$496,073	$557,331	$601,089	$628,413	$654,375	$687,536	$720,735	$754,205	$782,887
Ponchatoula Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$25,964	$75,086	$123,011	$165,357	$199,517	$226,395	$246,247	$259,510	$272,353	$288,284	$304,369	$320,704	$335,218
Abilene Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$30,000	$56,925	$129,600	$197,775	$241,659	$252,750	$264,009	$275,437	$287,034	$298,799	$310,733	$322,836	$335,108	$347,548
Hale Center Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$13,471	$34,240	$50,735	$66,986	$78,944	$86,437	$88,653	$89,779	$92,978	$95,678	$97,295	$97,840	$99,374	$101,581
Abernathy Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$4,587	$19,088	$43,882	$71,885	$92,988	$106,882	$114,499	$117,654	$119,736	$122,447	$125,321	$128,285	$129,021
New Deal Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$1,059	$4,471	$10,370	$17,012	$21,997	$25,278	$27,064	$27,763	$28,210	$28,833	$29,485	$30,153	$30,295
Amarillo Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$9,000	$74,925	$185,850	$277,399	$345,800	$393,056	$416,634	$440,888	$465,816	$491,419	$517,698	$544,651	$572,279
Tickfaw Village Totals	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$1,569	$7,721	$19,399	$31,617	$40,416	$46,211	$49,252	$49,584	$49,419	$50,243	$50,946	$51,481
Independence Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$1,749	$8,478	$21,169	$34,444	$44,001	$50,299	$53,633	$54,031	$53,875	$54,795	$55,589	$56,194
Amite Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$5,672	$20,595	$44,061	$68,471	$85,875	$97,603	$105,349	$108,208	$109,190	$112,243	$115,367	$117,810
Pine Grove Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$1,417	$7,124	$18,057	$29,498	$37,741	$43,164	$45,978	$46,244	$46,063	$46,806	$47,429	$47,902
Montpelier Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$2,309	$11,527	$29,135	$47,562	$60,835	$69,569	$74,119	$74,570	$74,291	$75,502	$76,524	$77,301
Franklington Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$2,834	$8,573	$15,894	$23,451	$28,764	$32,459	$35,566	$37,385	$38,246	$39,790	$41,487	$42,827
Towers Totals	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$7,508	$24,999	$50,343	$77,321	$96,164	$109,006	$118,321	$122,601	$124,367	$128,437	$132,751	$136,140
Natalbany Totals	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$1,782	$6,817	$15,079	$23,687	$29,838	$33,961	$36,548	$37,367	$37,601	$38,556	$39,510	$40,253
	$2,945,400	$3,041,161	$3,417,271	$3,618,716	$4,072,667	$4,513,105	$4,755,779	$4,878,064	$5,346,152	$5,652,618	$6,122,225	$6,489,193	$7,024,379	$7,716,740	$8,390,430	$8,934,001	$9,362,004	$9,698,430	$9,983,207	$10,232,838	$10,466,097	$10,695,231	$10,913,893	$11,122,218

Business Count
Lubbock Bus.	1,484	1,501	1,509	1,503	1,537	1,550	1,554	1,566	1,593	1,612	1,611	1,618	1,625	1,631	1,638	1,645	1,652	1,658	1,665	1,672	1,679	1,685	1,692	1,699
Wolfforth Bus.	73	76	79	81	82	84	83	79	80	76	75	75	75	75	75	75	75	75	75	75	75	75	75	75
Misc. Bus. Fiber - Other Mkts.	0	0	0	0	12	11	16	10	10	6	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Levelland Bus	145	153	175	177	183	190	199	200	204	212	213	213	214	215	215	216	216	217	217	218	219	219	220	220
Smyer Bus.	2	2	2	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1	1
Littlefield Bus. (Incl. Hockley Co.)	0	0	26	49	58	70	74	70	71	71	74	76	78	94	109	109	109	109	109	109	109	109	109	109
Burkburnnet Bus.	0	0	25	64	75	92	95	99	102	104	110	116	140	164	166	166	166	166	166	166	166	166	166	166
Brownfield Bus.	0	0	0	17	42	56	88	97	108	108	108	108	108	114	121	121	121	121	121	121	121	121	121	121
Slaton Bus.	0	0	0	0	17	24	29	31	34	38	41	43	45	47	49	51	53	55	57	60	62	64	66	68
Wilson Bus.	0	0	0	0	0	2	4	4	4	4	4	4	4	4	4	4	4	4	4	4	4	4	4	4
Lamesa Bus. (incl. Dawson Co)	0	0	0	0	0	3	89	112	118	126	132	135	138	150	150	150	150	150	150	150	150	150	150	150
Plainview Bus.	0	0	0	0	0	0	20	157	190	212	219	231	268	305	317	325	334	342	342	342	342	342	342	342
Wichita Falls Bus.	0	0	0	0	0	0	0	26	180	241	321	396	475	479	483	487	490	494	498	502	506	510	514	518
Iowa Park Bus.	0	0	0	0	0	0	0	0	12	21	27	31	35	55	76	78	81	84	86	89	92	95	97	100
Hammond Bus	0	0	0	0	0	0	0	0	0	66	214	248	287	310	333	357	380	403	427	450	473	497	520	543
Ponchatoula Bus	0	0	0	0	0	0	0	0	0	0	0	76	114	126	139	152	164	177	190	202	215	228	240	253
Abilene Bus	0	0	0	0	0	0	0	0	0	0	30	158	270	383	386	390	394	398	401	405	409	413	416	420
Hale Center Bus	0	0	0	0	0	0	0	0	0	0	3	5	8	11	17	19	21	23	26	26	27	28	29	30
Abernathy Bus	0	0	0	0	0	0	0	0	0	0	0	7	11	16	24	27	30	32	36	37	38	40	41	42
New Deal Bus	0	0	0	0	0	0	0	0	0	0	0	2	3	4	5	6	7	7	8	8	8	9	9	9
Amarillo Bus	0	0	0	0	0	0	0	0	0	0	0	30	218	398	488	578	593	608	623	638	653	668	683	698
Tickfaw Village Bus	0	0	0	0	0	0	0	0	0	0	0	0	1	2	2	3	3	3	4	4	4	4	4	4
Independence Bus	0	0	0	0	0	0	0	0	0	0	0	0	1	2	3	4	4	4	5	5	5	5	5	5
Amite Bus	0	0	0	0	0	0	0	0	0	0	0	0	12	16	24	28	31	33	37	38	39	40	42	43
Pine Grove Bus	0	0	0	0	0	0	0	0	0	0	0	0	1	1	2	2	2	3	3	3	3	3	3	3
Montpelier Bus	0	0	0	0	0	0	0	0	0	0	0	0	2	2	3	4	4	4	5	5	5	6	6	6
Franklinton Bus	0	0	0	0	0	0	0	0	0	0	0	0	8	11	16	18	20	21	24	24	25	26	27	28
Towers Bus	0	0	0	0	0	0	0	0	0	0	0	0	18	25	36	42	47	49	56	57	59	61	64	64
Natalbany Bus	0	0	0	0	0	0	0	0	0	0	0	0	3	5	7	8	9	9	11	11	11	11	12	12
	1,704	1,732	1,816	1,892	2,007	2,083	2,252	2,452	2,707	2,898	3,183	3,574	4,162	4,645	4,888	5,066	5,161	5,250	5,348	5,421	5,499	5,578	5,660	5,732
											ok	ok	ok	ok	ok	ERROR	ERROR	ERROR	ERROR	ERROR	ERROR	ERROR	ERROR	ERROR
Residential Count
Lubbock Res.	1,824	1,825	1,784	1,716	1,698	1,657	1,620	1,548	1,559	1,506	1,469	1,469	1,469	1,514	1,559	1,604	1,648	1,693	1,738	1,783	1,828	1,873	1,918	1,963
Wolfforth Res.	495	494	482	470	472	478	472	464	464	464	455	455	455	474	493	511	530	549	568	586	605	624	643	661
Levelland Res	1,930	1,980	1,934	1,953	1,986	1,992	2,015	1,946	2,009	1,994	1,981	1,981	1,981	2,000	2,020	2,039	2,058	2,078	2,097	2,117	2,136	2,156	2,175	2,195
Smyer Res.	64	67	65	74	76	77	76	72	78	78	75	75	75	76	77	77	78	79	80	81	81	82	83	84
Littlefield Res. (Incl. Hockley Co.)	0	0	230	350	432	449	468	482	531	511	509	509	509	513	518	523	527	532	537	542	542	542	542	542
Whitharral Res.	0	0	0	4	11	10	9	10	15	15	18	19	19	20	20	21	22	22	23	24	24	25	26	26
Burkburnnet Res.	0	0	301	630	906	1,078	1,180	1,242	1,315	1,346	1,379	1,413	1,446	1,479	1,513	1,546	1,579	1,613	1,646	1,679	1,713	1,746	1,780	1,813
Brownfield Res.	0	0	0	178	399	480	523	534	557	568	578	589	595	600	606	612	617	623	629	634	634	634	634	634
Slaton Res.	0	0	0	0	61	116	145	165	201	215	231	241	250	260	269	279	289	298	308	318	327	337	346	356
Wilson Res.	0	0	0	0	0	20	33	36	42	42	46	47	49	50	52	53	54	56	57	58	60	61	62	64
Lamesa Res.	0	0	0	0	0	74	244	317	381	436	461	487	512	538	564	589	615	641	666	679	679	679	679	679
Meadow Bus/Res.	0	0	0	0	0	9	35	40	51	58	59	61	62	64	66	67	69	71	72	74	76	77	79	80
Ropesville Bus/Res.	0	0	0	0	0	4	27	32	37	40	43	44	45	47	48	49	51	52	54	55	56	58	59	61
Plainview Res.	0	0	0	0	0	0	5	97	254	367	431	501	570	616	662	708	755	801	847	893	939	986	1,032	1,078
Iowa Park Res.	0	0	0	0	0	0	0	23	192	254	331	390	448	488	527	566	605	644	683	722	761	800	839	879
Hammond Res.	0	0	0	0	0	0	0	0	0	0	33	49	227	496	699	837	922	946	924	933	949	951	962	929
Ponchatoula Res	0	0	0	0	0	0	0	0	0	0	0	20	93	203	286	343	377	387	378	382	388	390	394	381
Abilene Res	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Hale Center Res	0	0	0	0	0	0	0	0	0	0	80	120	169	202	223	229	223	225	229	230	233	225	232	230
Abernathy Res	0	0	0	0	0	0	0	0	0	0	0	15	68	149	211	252	278	285	278	281	286	287	290	280
New Deal Res	0	0	0	0	0	0	0	0	0	0	0	4	16	36	51	61	67	68	67	68	69	69	70	67
Amarillo Res	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Tickfaw Village Res	0	0	0	0	0	0	0	0	0	0	0	0	8	35	76	107	128	141	145	141	143	145	146	147
Independence Res	0	0	0	0	0	0	0	0	0	0	0	0	8	38	82	116	138	152	156	153	154	157	157	159
Amite Res	0	0	0	0	0	0	0	0	0	0	0	0	13	59	129	181	217	239	245	239	242	246	247	249
Pine Grove Res	0	0	0	0	0	0	0	0	0	0	0	0	7	33	71	101	121	133	136	133	134	137	137	139
Montpelier Res	0	0	0	0	0	0	0	0	0	0	0	0	11	53	115	162	194	214	219	214	216	220	220	223
Franklinton Res	0	0	0	0	0	0	0	0	0	0	0	0	3	14	30	42	51	56	57	56	56	57	58	58
Towers Res	0	0	0	0	0	0	0	0	0	0	0	0	13	58	128	180	215	237	243	238	240	244	245	248
Natalbany Res	0	0	0	0	0	0	0	0	0	0	0	0	5	22	47	67	80	88	90	88	89	90	91	92
	4,313	4,366	4,796	5,375	6,041	6,444	6,852	7,008	7,686	7,894	8,178	8,486	9,126	10,135	11,138	11,920	12,508	12,923	13,173	13,401	13,661	13,897	14,145	14,317
											ok	ok	ok	ok	ok	ok	ERROR	ERROR	ERROR	ERROR	ERROR	ERROR	ERROR	ERROR
Total Count
Lubbock Totals	3,308	3,326	3,293	3,219	3,235	3,207	3,174	3,114	3,152	3,118	3,080	3,086	3,093	3,145	3,197	3,248	3,300	3,352	3,403	3,455	3,507	3,559	3,610	3,662
Wolfforth Totals	568	570	561	551	554	562	555	543	544	540	530	530	530	549	568	586	605	624	643	661	680	699	718	736
Misc. Bus. Fiber - Other Mkts.	0	0	0	0	12	11	16	10	10	6	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Levelland Totals	2,075	2,133	2,109	2,130	2,169	2,182	2,214	2,146	2,213	2,206	2,193	2,194	2,195	2,215	2,235	2,255	2,275	2,295	2,315	2,335	2,355	2,375	2,395	2,415
Smyer Totals	66	69	67	75	77	78	77	73	79	79	76	76	76	77	78	78	79	80	81	82	83	83	84	85
Littlefield Totals (Incl. Hockley Co.)	0	0	256	399	490	519	542	552	602	582	583	585	587	607	628	632	637	642	646	651	651	651	651	651
Whitharral Res.	0	0	0	4	11	10	9	10	15	15	18	19	19	20	20	21	22	22	23	24	24	25	26	26
Burkburnnet Totals	0	0	326	694	981	1,170	1,275	1,341	1,417	1,450	1,490	1,529	1,586	1,643	1,678	1,712	1,745	1,778	1,812	1,845	1,879	1,912	1,945	1,979
Brownfield Totals	0	0	0	195	441	536	611	631	665	676	686	698	703	714	727	732	738	743	749	755	755	755	755	755
Slaton Totals	0	0	0	0	78	140	174	196	235	253	272	283	295	307	318	330	342	354	365	377	389	400	412	424
Wilson Totals	0	0	0	0	0	22	37	40	46	46	50	51	53	54	56	57	58	60	61	62	64	65	66	68
Meadow Bus/Res.	0	0	0	0	0	9	35	40	51	58	59	61	62	64	66	67	69	71	72	74	76	77	79	80
Lamesa Totals	0	0	0	0	0	77	333	429	499	562	593	622	651	688	714	739	765	790	816	829	829	829	829	829
Ropesville Bus/Res.	0	0	0	0	0	4	27	32	37	40	43	44	45	47	48	49	51	52	54	55	56	58	59	61
Plainview Totals	0	0	0	0	0	0	25	254	444	579	650	732	838	921	979	1,034	1,088	1,143	1,189	1,235	1,281	1,327	1,374	1,420
Wichita Falls Bus.	0	0	0	0	0	0	0	26	180	241	321	396	475	479	483	487	490	494	498	502	506	510	514	518
Iowa Park Totals	0	0	0	0	0	0	0	23	204	275	358	421	484	543	602	644	686	728	769	811	853	895	937	978
Hammond Total	0	0	0	0	0	0	0	0	0	0	247	297	514	806	1,032	1,193	1,302	1,349	1,350	1,383	1,422	1,448	1,482	1,473
Ponchatoula Total	0	0	0	0	0	0	0	0	0	0	0	96	207	329	425	494	542	564	568	584	603	617	634	633
Abilene Total	0	0	0	0	0	0	0	0	0	0	30	158	270	383	386	390	394	398	401	405	409	413	416	420
Hale Center Total	0	0	0	0	0	0	0	0	0	0	83	125	177	214	239	248	245	248	255	256	260	253	261	260
Abernathy Total	0	0	0	0	0	0	0	0	0	0	0	22	80	165	234	280	308	317	315	318	324	326	331	322
New Deal Total	0	0	0	0	0	0	0	0	0	0	0	5	19	39	56	67	73	75	75	76	77	78	79	76
Amarillo Total	0	0	0	0	0	0	0	0	0	0	0	30	218	398	488	578	593	608	623	638	653	668	683	698
Tickfaw Village Totals	0	0	0	0	0	0	0	0	0	0	0	0	9	36	78	110	131	144	148	145	147	149	150	152
Independence Total	0	0	0	0	0	0	0	0	0	0	0	0	10	40	85	119	142	156	161	157	159	162	163	164
Amite Total	0	0	0	0	0	0	0	0	0	0	0	0	25	75	153	209	248	272	282	277	281	286	289	292
Pine Grove Total	0	0	0	0	0	0	0	0	0	0	0	0	8	34	73	103	123	135	139	136	138	140	141	142
Montpelier Total	0	0	0	0	0	0	0	0	0	0	0	0	13	55	118	166	198	218	224	219	221	225	226	229
Franklington Total	0	0	0	0	0	0	0	0	0	0	0	0	11	24	46	61	71	77	81	80	82	84	85	86
Towers Totals	0	0	0	0	0	0	0	0	0	0	0	0	30	83	164	222	262	287	300	295	299	305	309	312
Natalbany Totals	0	0	0	0	0	0	0	0	0	0	0	0	8	26	54	75	89	97	101	99	100	102	103	104
	6,017	6,098	6,612	7,267	8,048	8,527	9,104	9,460	10,393	10,726	11,361	12,060	13,288	14,780	16,027	16,986	17,669	18,173	18,521	18,822	19,160	19,476	19,805	20,049

Business ARPU
Lubbock Bus.	$349	$358	$358	$373	$391	$404	$400	$407	$409	$404	$410	$412	$413	$415	$416	$418	$419	$421	$422	$424	$425	$427	$428	$430
Wolfforth Bus.	$310	$301	$305	$308	$298	$299	$291	$348	$358	$341	$350	$352	$353	$355	$356	$358	$359	$361	$362	$364	$365	$367	$368	$370
Misc. Bus. Fiber - Other Mkts.	$0	$0	$0	$0	$673	$716	$598	$820	$811	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133
Levelland Bus	$375	$381	$537	$392	$428	$473	$455	$458	$452	$450	$465	$467	$468	$470	$471	$473	$474	$476	$477	$479	$480	$482	$483	$485
Smyer Bus.	$270	$281	$219	$286	$421	$399	$399	$405	$398	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407	$407
Littlefield Bus. (Incl. Hockley Co.)	$0	$0	$456	$306	$321	$298	$281	$277	$307	$300	$300	$301	$303	$295	$282	$283	$285	$286	$288	$289	$291	$292	$294	$295
Burkburnnet Bus.	$0	$0	$744	$358	$281	$293	$260	$212	$203	$201	$245	$256	$261	$260	$268	$275	$283	$290	$298	$305	$313	$317	$317	$317
Brownfield Bus.	$0	$0	$0	$230	$267	$277	$244	$221	$203	$195	$210	$221	$233	$243	$251	$262	$273	$281	$288	$296	$303	$309	$309	$309
Slaton Bus.	$0	$0	$0	$0	$361	$314	$234	$211	$204	$207	$210	$221	$233	$244	$255	$266	$278	$285	$293	$300	$308	$308	$308	$308
Wilson Bus.	$0	$0	$0	$0	$0	$125	$171	$143	$141	$105	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115	$115
Lamesa Bus. (incl. Dawson Co)	$0	$0	$0	$0	$0	$358	$223	$167	$169	$186	$205	$216	$228	$237	$248	$260	$271	$282	$290	$297	$305	$307	$307	$307
Plainview Bus.	$0	$0	$0	$0	$0	$0	$1,119	$234	$205	$207	$260	$271	$276	$276	$283	$291	$298	$306	$313	$321	$321	$321	$321	$321
Wichita Falls Bus.	$0	$0	$0	$0	$0	$0	$0	$277	$214	$215	$213	$217	$221	$232	$243	$254	$266	$273	$281	$288	$292	$292	$292	$292
Iowa Park Bus.	$0	$0	$0	$0	$0	$0	$0	$0	$283	$192	$160	$171	$183	$195	$203	$214	$225	$236	$248	$259	$266	$274	$281	$289
Hammond Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$177	$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$298
Ponchatoula Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$200	$200	$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283
Abilene Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	NM	$202	$202	$202	$210	$217	$225	$232	$240	$247	$255	$262	$270	$277
Hale Center Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290	$298
Abernathy Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290
New Deal Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290
Amarillo Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$200	$202	$201	$209	$216	$224	$231	$239	$246	$254	$261	$269	$276
Tickfaw Village Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290
Independence Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290
Amite Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290
Pine Grove Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290
Montpelier Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290
Franklinton Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290
Towers Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$105	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290
Natalbany Bus	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$200	$208	$215	$223	$230	$238	$245	$253	$260	$268	$275	$283	$290

Residential ARPU
Lubbock Res.	$84	$85	$84	$87	$88	$88	$86	$88	$88	$85	$88	$90	$91	$93	$94	$96	$97	$99	$100	$102	$103	$105	$105	$105
Wolfforth Res.	$86	$86	$87	$89	$91	$91	$90	$92	$95	$92	$94	$96	$97	$99	$100	$102	$103	$105	$106	$106	$106	$106	$106	$106
Levelland Res	$96	$96	$101	$102	$103	$102	$102	$102	$103	$105	$105	$106	$106	$107	$108	$109	$109	$109	$109	$109	$109	$109	$109	$109
Smyer Res.	$94	$92	$94	$99	$113	$103	$104	$98	$109	$109	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Littlefield Res. (Incl. Hockley Co.)	$0	$0	$129	$113	$112	$110	$110	$113	$112	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Whitharral Res.	$0	$0	$0	$167	$128	$115	$126	$101	$128	$93	$104	$105	$106	$106	$107	$108	$109	$109	$109	$109	$109	$109	$109	$109
Burkburnnet Res.	$0	$0	$116	$107	$106	$109	$104	$107	$110	$106	$108	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Brownfield Res.	$0	$0	$0	$132	$110	$107	$106	$106	$104	$100	$102	$104	$105	$107	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108
Slaton Res.	$0	$0	$0	$0	$122	$107	$109	$111	$113	$101	$106	$108	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Wilson Res.	$0	$0	$0	$0	$0	$120	$105	$122	$123	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112	$112
Lamesa Res.	$0	$0	$0	$0	$0	$155	$118	$110	$106	$104	$102	$104	$105	$107	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108
Meadow Bus/Res.	$0	$0	$0	$0	$0	$167	$124	$115	$122	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124
Ropesville Bus/Res.	$0	$0	$0	$0	$0	$117	$112	$99	$106	$106	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Plainview Res.	$0	$0	$0	$0	$0	$0	$129	$117	$104	$101	$102	$104	$105	$107	$108	$108	$108	$108	$108	$108	$108	$108	$108	$108
Iowa Park Res.	$0	$0	$0	$0	$0	$0	$0	$101	$112	$98	$104	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Hammond Res.	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Ponchatoula Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Abilene Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Hale Center Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Abernathy Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
New Deal Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Amarillo Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Tickfaw Village Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Independence Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Amite Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Pine Grove Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Montpelier Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Franklinton Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Towers Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$105	$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109
Natalbany Res	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$105	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109

Total ARPU
Lubbock Totals	$203	$208	$209	$219	$231	$239	$239	$247	$250	$249	$257	$258	$260	$258	$258	$257	$257	$257	$256	$256	$256	$256	$255	$254
Wolfforth Totals	$114	$115	$117	$121	$121	$122	$120	$129	$134	$128	$131	$132	$133	$132	$132	$133	$133	$134	$134	$134	$133	$133	$132	$131
Misc. Bus. Fiber - Other Mkts.	$0	$0	$0	$0	$673	$716	$598	$820	$811	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133	$1,133
Levelland Totals	$116	$116	$135	$126	$131	$134	$133	$135	$135	$137	$140	$141	$142	$142	$142	$143	$143	$143	$143	$143	$143	$143	$143	$143
Smyer Totals	$99	$98	$97	$103	$117	$107	$108	$102	$113	$113	$116	$114	$114	$113	$113	$113	$113	$113	$113	$113	$113	$113	$113	$113
Littlefield Totals (Incl. Hockley Co.)	$0	$0	$152	$136	$137	$133	$133	$134	$136	$133	$134	$135	$135	$134	$136	$140	$140	$140	$140	$140	$140	$141	$141	$141
Whitharral Res.	$0	$0	$0	$167	$128	$115	$126	$101	$128	$93	$104	$105	$106	$106	$107	$108	$109	$109	$109	$109	$109	$109	$109	$109
Burkburnnet Totals	$0	$0	$160	$130	$120	$123	$116	$115	$117	$113	$116	$119	$120	$122	$124	$124	$125	$125	$126	$126	$126	$127	$126	$126
Brownfield Totals	$0	$0	$0	$140	$124	$124	$124	$124	$104	$100	$118	$121	$124	$127	$130	$133	$135	$136	$137	$138	$139	$140	$140	$140
Slaton Totals	$0	$0	$0	$0	$172	$143	$130	$127	$126	$116	$117	$122	$125	$127	$129	$131	$133	$134	$136	$137	$138	$138	$139	$139
Wilson Totals	$0	$0	$0	$0	$0	$121	$111	$124	$125	$112	$108	$111	$111	$111	$111	$111	$111	$111	$111	$111	$111	$111	$111	$111
Meadow Bus/Res.	$0	$0	$0	$0	$0	$167	$124	$115	$122	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124	$124
Lamesa Totals	$0	$0	$0	$0	$0	$163	$141	$126	$121	$123	$122	$125	$128	$131	$136	$137	$138	$139	$140	$141	$144	$144	$144	$144
Ropesville Bus/Res.	$0	$0	$0	$0	$0	$117	$112	$99	$106	$106	$106	$107	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109	$109
Plainview Totals	$0	$0	$0	$0	$0	$0	$929	$195	$153	$140	$149	$149	$149	$154	$160	$162	$163	$164	$165	$165	$163	$161	$159	$157
Wichita Falls Bus.	$0	$0	$0	$0	$0	$0	$0	$277	$214	$215	$213	$217	$221	$232	$243	$254	$266	$273	$281	$288	$292	$292	$292	$292
Iowa Park Totals	$0	$0	$0	$0	$0	$0	$0	$101	$120	$104	$96	$102	$105	$110	$113	$118	$119	$120	$121	$122	$123	$123	$124	$124
Hammond Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$120	$176	$141	$131	$135	$139	$143	$149	$155	$158	$161	$166	$170	$177
Ponchatoula Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$1,914	$1,914	$1,914	$1,914	$1,914	$1,914	$1,914	$1,914	$1,914	$1,914	$1,914	$1,914	$1,914	$1,914
Abilene Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	NM	$202	$202	$202	$210	$217	$225	$232	$240	$247	$255	$262	$270	$277
Hale Center Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$54	$91	$96	$105	$110	$116	$121	$121	$122	$125	$125	$129	$127	$130
Abernathy Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$68	$80	$88	$102	$111	$116	$120	$125	$126	$126	$128	$129	$134
New Deal Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$68	$79	$88	$102	$110	$115	$120	$124	$124	$125	$127	$128	$132
Amarillo Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$200	$202	$201	$209	$216	$224	$231	$239	$246	$254	$261	$269	$276
Tickfaw Village Totals	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$60	$71	$83	$96	$103	$107	$111	$114	$112	$112	$113	$113
Independence Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$61	$71	$83	$96	$103	$107	$111	$114	$113	$113	$114	$114
Amite Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$77	$91	$96	$109	$116	$120	$124	$130	$130	$131	$133	$134
Pine Grove Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$59	$70	$82	$95	$102	$106	$110	$113	$112	$111	$113	$112
Montpelier Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$59	$70	$82	$96	$102	$106	$110	$113	$112	$112	$113	$113
Franklington Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$89	$117	$116	$129	$136	$141	$146	$155	$156	$159	$163	$166
Towers Totals	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$82	$100	$102	$116	$122	$127	$132	$139	$139	$140	$143	$145
Natalbany Totals	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$74	$86	$93	$106	$112	$116	$121	$126	$125	$126	$128	$129

Business Passings
Lubbock Bus.	2,997	2,997	2,997	2,997	2,997	2,997	2,997	2,997	2,997	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000
Wolfforth Bus.	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150	150
Misc. Bus. Fiber - Other Mkts.
Levelland Bus	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310	310
Smyer Bus.	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6	6
Littlefield Bus. (Incl. Hockley Co.)	0	0	173	173	173	173	173	173	173	173	173	173	173	173	173	173	173	173	173	173	173	173	173	173
Burkburnnet Bus.	0	0	263	263	263	263	263	263	263	263	263	263	263	263	263	263	263	263	263	263	263	263	263	263
Brownfield Bus.	0	0	0	178	178	178	178	178	178	178	178	178	178	178	178	178	178	178	178	178	178	178	178	178
Slaton Bus.	0	0	0	0	140	140	140	140	140	140	140	140	140	140	140	140	140	140	140	140	140	140	140	140
Wilson Bus.	0	0	0	0	0	24	24	24	24	24	24	24	24	24	24	24	24	24	24	24	24	24	24	24
Lamesa Bus. (incl. Dawson Co)	0	0	0	0	0	223	223	223	223	223	223	223	223	223	223	223	223	223	223	223	223	223	223	223
Plainview Bus.	0	0	0	0	0	0	547	547	547	547	547	547	547	547	547	547	547	547	547	547	547	547	547	547
Wichita Falls Bus.	0	0	0	0	0	0	0	300	1,050	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052
Iowa Park Bus.	0	0	0	0	0	0	0	180	180	180	180	180	180	180	180	180	180	180	180	180	180	180	180	180
Hammond Bus	0	0	0	0	0	0	0	0	0	2,074	2,074	2,074	2,074	2,074	2,074	2,074	2,074	2,074	2,074	2,074	2,074	2,074	2,074	2,074
Ponchatoula Bus	0	0	0	0	0	0	0	0	0	0	562	562	562	562	562	562	562	562	562	562	562	562	562	562
Abilene Bus	0	0	0	0	0	0	0	0	0	0	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Hale Center Bus	0	0	0	0	0	0	0	0	0	0	61	61	61	61	61	61	61	61	61	61	61	61	61	61
Abernathy Bus	0	0	0	0	0	0	0	0	0	0	0	86	86	86	86	86	86	86	86	86	86	86	86	86
New Deal Bus	0	0	0	0	0	0	0	0	0	0	0	19	19	19	19	19	19	19	19	19	19	19	19	19
Amarillo Bus	0	0	0	0	0	0	0	0	0	0	0	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000
Tickfaw Village Bus	0	0	0	0	0	0	0	0	0	0	0	9	9	9	9	9	9	9	9	9	9	9	9	9
Independence Bus	0	0	0	0	0	0	0	0	0	0	0	11	11	11	11	11	11	11	11	11	11	11	11	11
Amite Bus	0	0	0	0	0	0	0	0	0	0	0	88	88	88	88	88	88	88	88	88	88	88	88	88
Pine Grove Bus	0	0	0	0	0	0	0	0	0	0	0	7	7	7	7	7	7	7	7	7	7	7	7	7
Montpelier Bus	0	0	0	0	0	0	0	0	0	0	0	12	12	12	12	12	12	12	12	12	12	12	12	12
Franklinton Bus	0	0	0	0	0	0	0	0	0	0	0	57	57	57	57	57	57	57	57	57	57	57	57	57
Towers Bus	0	0	0	0	0	0	0	0	0	0	0	133	133	133	133	133	133	133	133	133	133	133	133	133
Natalbany Bus	0	0	0	0	0	0	0	0	0	0	0	25	25	25	25	25	25	25	25	25	25	25	25	25
	3,463	3,463	3,899	4,077	4,217	4,464	5,011	5,491	6,241	8,320	9,943	12,390	12,390	12,390	12,390	12,390	12,390	12,390	12,390	12,390	12,390	12,390	12,390	12,390

Residential Passings
Lubbock Res.	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989	11,989
Wolfforth Res.	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000
Levelland Res	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185	5,185
Smyer Res.	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216	216
Littlefield Res. (Incl. Hockley Co.)	0	0	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247	1,247
Whitharral Res.	0	0	0	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84
Burkburnnet Res.	0	0	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449	4,449
Brownfield Res.	0	0	0	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501	1,501
Slaton Res.	0	0	0	0	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283	1,283
Wilson Res.	0	0	0	0	0	182	182	182	182	182	182	182	182	182	182	182	182	182	182	182	182	182	182	182
Lamesa Res.	0	0	0	0	0	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708	1,708
Meadow Bus/Res.	0	0	0	0	0	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219
Ropesville Bus/Res.	0	0	0	0	0	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185
Plainview Res.	0	0	0	0	0	0	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080	3,080
Iowa Park Res.	0	0	0	0	0	0	0	2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607	2,607
Hammond Res.	0	0	0	0	0	0	0	0	0	0	3,302	3,302	3,302	3,302	3,302	3,302	3,302	3,302	3,302	3,302	3,302	3,302	3,302	3,302
Ponchatoula Res	0	0	0	0	0	0	0	0	0	0	1,352	1,352	1,352	1,352	1,352	1,352	1,352	1,352	1,352	1,352	1,352	1,352	1,352	1,352
Abilene Res	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Hale Center Res	0	0	0	0	0	0	0	0	0	0	798	798	798	798	798	798	798	798	798	798	798	798	798	798
Abernathy Res	0	0	0	0	0	0	0	0	0	0	0	995	995	995	995	995	995	995	995	995	995	995	995	995
New Deal Res	0	0	0	0	0	0	0	0	0	0	0	239	239	239	239	239	239	239	239	239	239	239	239	239
Amarillo Res	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Tickfaw Village Res	0	0	0	0	0	0	0	0	0	0	0	505	505	505	505	505	505	505	505	505	505	505	505	505
Independence Res	0	0	0	0	0	0	0	0	0	0	0	546	546	546	546	546	546	546	546	546	546	546	546	546
Amite Res	0	0	0	0	0	0	0	0	0	0	0	856	856	856	856	856	856	856	856	856	856	856	856	856
Pine Grove Res	0	0	0	0	0	0	0	0	0	0	0	476	476	476	476	476	476	476	476	476	476	476	476	476
Montpelier Res	0	0	0	0	0	0	0	0	0	0	0	765	765	765	765	765	765	765	765	765	765	765	765	765
Franklinton Res	0	0	0	0	0	0	0	0	0	0	0	200	200	200	200	200	200	200	200	200	200	200	200	200
Towers Res	0	0	0	0	0	0	0	0	0	0	0	850	850	850	850	850	850	850	850	850	850	850	850	850
Natalbany Res	0	0	0	0	0	0	0	0	0	0	0	315	315	315	315	315	315	315	315	315	315	315	315	315
	22,390	22,390	28,086	29,671	30,954	33,248	36,328	38,935	38,935	38,935	44,387	50,134	50,134	50,134	50,134	50,134	50,134	50,134	50,134	50,134	50,134	50,134	50,134	50,134

Total Passings
Lubbock Totals	14,986	14,986	14,986	14,986	14,986	14,986	14,986	14,986	14,986	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989	14,989
Wolfforth Totals	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150	5,150
Misc. Bus. Fiber - Other Mkts.
Levelland Totals	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495	5,495
Smyer Totals	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222	222
Littlefield Totals (Incl. Hockley Co.)	0	0	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420	1,420
Whitharral Res.	0	0	0	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84	84
Burkburnnet Totals	0	0	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712	4,712
Brownfield Totals	0	0	0	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679	1,679
Slaton Totals	0	0	0	0	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423	1,423
Wilson Totals	0	0	0	0	0	206	206	206	206	206	206	206	206	206	206	206	206	206	206	206	206	206	206	206
Meadow Bus/Res.	0	0	0	0	0	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219	219
Lamesa Totals	0	0	0	0	0	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931	1,931
Ropesville Bus/Res.	0	0	0	0	0	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185	185
Plainview Totals	0	0	0	0	0	0	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627	3,627
Wichita Falls Bus.	0	0	0	0	0	0	0	300	1,050	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052
Iowa Park Totals	0	0	0	0	0	0	0	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787	2,787
Hammond Total	0	0	0	0	0	0	0	0	0	0	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376	5,376
Ponchatoula Total	0	0	0	0	0	0	0	0	0	0	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914	1,914
Abilene Total	0	0	0	0	0	0	0	0	0	0	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Hale Center Total	0	0	0	0	0	0	0	0	0	0	859	859	859	859	859	859	859	859	859	859	859	859	859	859
Abernathy Total	0	0	0	0	0	0	0	0	0	0	0	1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081	1,081
New Deal Total	0	0	0	0	0	0	0	0	0	0	0	258	258	258	258	258	258	258	258	258	258	258	258	258
Amarillo Total	0	0	0	0	0	0	0	0	0	0	0	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000
Tickfaw Village Totals	0	0	0	0	0	0	0	0	0	0	0	514	514	514	514	514	514	514	514	514	514	514	514	514
Independence Total	0	0	0	0	0	0	0	0	0	0	0	557	557	557	557	557	557	557	557	557	557	557	557	557
Amite Total	0	0	0	0	0	0	0	0	0	0	0	944	944	944	944	944	944	944	944	944	944	944	944	944
Pine Grove Total	0	0	0	0	0	0	0	0	0	0	0	483	483	483	483	483	483	483	483	483	483	483	483	483
Montpelier Total	0	0	0	0	0	0	0	0	0	0	0	777	777	777	777	777	777	777	777	777	777	777	777	777
Franklington Total	0	0	0	0	0	0	0	0	0	0	0	257	257	257	257	257	257	257	257	257	257	257	257	257
Towers Totals	0	0	0	0	0	0	0	0	0	0	0	983	983	983	983	983	983	983	983	983	983	983	983	983
Natalbany Totals	0	0	0	0	0	0	0	0	0	0	0	340	340	340	340	340	340	340	340	340	340	340	340	340
	25,853	25,853	31,985	33,748	35,171	37,712	41,339	44,426	45,176	45,181	54,330	62,524	62,524	62,524	62,524	62,524	62,524	62,524	62,524	62,524	62,524	62,524	62,524	62,524

Business Take Rate
Lubbock Bus.	50%	50%	50%	50%	51%	52%	52%	52%	53%	54%	54%	54%	54%	54%	55%	55%	55%	55%	56%	56%	56%	56%	56%	57%
Wolfforth Bus.	49%	51%	53%	54%	55%	56%	55%	53%	53%	51%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%
Misc. Bus. Fiber - Other Mkts.
Levelland Bus	47%	49%	56%	57%	59%	61%	64%	65%	66%	68%	69%	69%	69%	69%	69%	70%	70%	70%	70%	70%	71%	71%	71%	71%
Smyer Bus.	33%	33%	33%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	18%	18%	18%	18%	18%	19%	19%	19%	19%	19%
Littlefield Bus. (Incl. Hockley Co.)	0%	0%	15%	28%	34%	40%	43%	40%	41%	41%	43%	44%	45%	54%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%
Burkburnnet Bus.	0%	0%	10%	24%	29%	35%	36%	38%	39%	40%	42%	44%	53%	62%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%
Brownfield Bus.	0%	0%	0%	10%	24%	31%	49%	54%	61%	61%	61%	61%	61%	64%	68%	68%	68%	68%	68%	68%	68%	68%	68%	68%
Slaton Bus.	0%	0%	0%	0%	12%	17%	21%	22%	24%	27%	29%	31%	32%	34%	35%	37%	38%	40%	41%	43%	44%	46%	47%	49%
Wilson Bus.	0%	0%	0%	0%	0%	8%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%
Lamesa Bus. (incl. Dawson Co)	0%	0%	0%	0%	0%	1%	40%	50%	53%	57%	59%	61%	62%	67%	67%	67%	67%	67%	67%	67%	67%	67%	67%	67%
Plainview Bus.	0%	0%	0%	0%	0%	0%	4%	29%	35%	39%	40%	42%	49%	56%	58%	60%	61%	63%	63%	63%	63%	63%	63%	63%
Wichita Falls Bus.	0%	0%	0%	0%	0%	0%	0%	9%	17%	23%	31%	38%	45%	46%	46%	46%	47%	47%	47%	48%	48%	49%	49%	49%
Iowa Park Bus.	0%	0%	0%	0%	0%	0%	0%	0%	7%	12%	15%	17%	20%	31%	42%	44%	45%	47%	48%	50%	51%	53%	54%	56%
Hammond Bus	0%	0%	0%	0%	0%	0%	0%	0%	0%	3%	10%	12%	14%	15%	16%	17%	18%	19%	21%	22%	23%	24%	25%	26%
Ponchatoula Bus	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	14%	20%	23%	25%	27%	29%	32%	34%	36%	38%	41%	43%	45%
Abilene Bus	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	3%	16%	27%	38%	39%	39%	39%	40%	40%	41%	41%	41%	42%	42%
Hale Center Bus	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	5%	9%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%
Abernathy Bus	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	9%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%
New Deal Bus	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	9%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%
Amarillo Bus	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	2%	11%	20%	24%	29%	30%	30%	31%	32%	33%	33%	34%	35%
Tickfaw Village Bus	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%
Independence Bus	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%
Amite Bus	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%
Pine Grove Bus	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%
Montpelier Bus	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%
Franklinton Bus	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%
Towers Bus	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%
Natalbany Bus	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%

Residential Take Rate
Lubbock Res.	15%	15%	15%	14%	14%	14%	14%	13%	13%	13%	12%	12%	12%	13%	13%	13%	14%	14%	15%	15%	15%	16%	16%	16%
Wolfforth Res.	10%	10%	10%	9%	9%	10%	10%	9%	9%	9%	9%	9%	9%	9%	10%	10%	11%	11%	11%	12%	12%	12%	13%	13%
Levelland Res	37%	38%	37%	38%	38%	38%	39%	38%	39%	38%	38%	38%	38%	39%	39%	39%	40%	40%	40%	41%	41%	42%	42%	42%
Smyer Res.	30%	31%	30%	34%	35%	36%	35%	33%	36%	36%	35%	35%	35%	35%	35%	36%	36%	37%	37%	37%	38%	38%	38%	39%
Littlefield Res. (Incl. Hockley Co.)	0%	0%	18%	28%	35%	36%	38%	39%	43%	41%	41%	41%	41%	41%	42%	42%	42%	43%	43%	43%	43%	43%	43%	43%
Whitharral Res.	0%	0%	0%	5%	13%	12%	11%	12%	18%	18%	21%	22%	23%	24%	24%	25%	26%	27%	27%	28%	29%	30%	30%	31%
Burkburnnet Res.	0%	0%	7%	14%	20%	24%	27%	28%	30%	30%	31%	32%	33%	33%	34%	35%	36%	36%	37%	38%	39%	39%	40%	41%
Brownfield Res.	0%	0%	0%	12%	27%	32%	35%	36%	37%	38%	39%	39%	40%	40%	40%	41%	41%	42%	42%	42%	42%	42%	42%	42%
Slaton Res.	0%	0%	0%	0%	5%	9%	11%	13%	16%	17%	18%	19%	20%	20%	21%	22%	23%	23%	24%	25%	26%	26%	27%	28%
Wilson Res.	0%	0%	0%	0%	0%	11%	18%	20%	23%	23%	25%	26%	27%	28%	28%	29%	30%	31%	31%	32%	33%	34%	34%	35%
Lamesa Res.	0%	0%	0%	0%	0%	4%	14%	19%	22%	26%	27%	29%	30%	32%	33%	35%	36%	38%	39%	40%	40%	40%	40%	40%
Meadow Bus/Res.	0%	0%	0%	0%	0%	4%	16%	18%	23%	26%	27%	28%	29%	29%	30%	31%	32%	32%	33%	34%	35%	35%	36%	37%
Ropesville Bus/Res.	0%	0%	0%	0%	0%	2%	15%	17%	20%	22%	23%	24%	25%	25%	26%	27%	28%	28%	29%	30%	31%	31%	32%	33%
Plainview Res.	0%	0%	0%	0%	0%	0%	0%	3%	8%	12%	14%	16%	19%	20%	22%	23%	25%	26%	28%	29%	31%	32%	34%	35%
Iowa Park Res.	0%	0%	0%	0%	0%	0%	0%	1%	7%	10%	13%	15%	17%	19%	20%	22%	23%	25%	26%	28%	29%	31%	32%	34%
Hammond Res.	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	1%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%
Ponchatoula Res	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%
Abilene Res	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
Hale Center Res	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	10%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%	29%
Abernathy Res	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%
New Deal Res	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%
Amarillo Res	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
Tickfaw Village Res	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%
Independence Res	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%
Amite Res	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%
Pine Grove Res	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%
Montpelier Res	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%
Franklinton Res	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%
Towers Res	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%
Natalbany Res	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%

Total Take Rate
Lubbock Totals	22%	22%	22%	21%	22%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	22%	22%	22%	23%	23%	23%	24%	24%	24%
Wolfforth Totals	11%	11%	11%	11%	11%	11%	11%	11%	11%	10%	10%	10%	10%	11%	11%	11%	12%	12%	12%	13%	13%	14%	14%	14%
Misc. Bus. Fiber - Other Mkts.
Levelland Totals	38%	39%	38%	39%	39%	40%	40%	39%	40%	40%	40%	40%	40%	40%	41%	41%	41%	42%	42%	42%	43%	43%	44%	44%
Smyer Totals	30%	31%	30%	34%	35%	35%	35%	33%	36%	36%	34%	34%	34%	35%	35%	35%	36%	36%	36%	37%	37%	38%	38%	38%
Littlefield Totals (Incl. Hockley Co.)	0%	0%	18%	28%	35%	37%	38%	39%	42%	41%	41%	41%	41%	43%	44%	45%	45%	45%	46%	46%	46%	46%	46%	46%
Whitharral Res.	0%	0%	0%	5%	13%	12%	11%	12%	18%	18%	21%	22%	23%	24%	24%	25%	26%	27%	27%	28%	29%	30%	30%	31%
Burkburnnet Totals	0%	0%	7%	15%	21%	25%	27%	28%	30%	31%	32%	32%	34%	35%	36%	36%	37%	38%	38%	39%	40%	41%	41%	42%
Brownfield Totals	0%	0%	0%	12%	26%	32%	36%	38%	37%	38%	41%	42%	42%	43%	43%	44%	44%	44%	45%	45%	45%	45%	45%	45%
Slaton Totals	0%	0%	0%	0%	5%	10%	12%	14%	17%	18%	19%	20%	21%	22%	22%	23%	24%	25%	26%	26%	27%	28%	29%	30%
Wilson Totals	0%	0%	0%	0%	0%	11%	18%	19%	22%	22%	24%	25%	26%	26%	27%	28%	28%	29%	30%	30%	31%	32%	32%	33%
Meadow Bus/Res.	0%	0%	0%	0%	0%	4%	17%	22%	26%	29%	31%	32%	34%	36%	37%	38%	40%	41%	42%	43%	43%	43%	43%	43%
Lamesa Totals	0%	0%	0%	0%	0%	4%	16%	18%	23%	26%	27%	28%	29%	29%	30%	31%	32%	32%	33%	34%	35%	35%	36%	37%
Ropesville Bus/Res.	0%	0%	0%	0%	0%	2%	15%	17%	20%	22%	23%	24%	25%	25%	26%	27%	28%	28%	29%	30%	31%	31%	32%	33%
Plainview Totals	0%	0%	0%	0%	0%	0%	1%	7%	12%	16%	18%	20%	23%	25%	27%	29%	30%	32%	33%	34%	35%	37%	38%	39%
Wichita Falls Bus.	0%	0%	0%	0%	0%	0%	0%	9%	17%	23%	31%	38%	45%	46%	46%	46%	47%	47%	47%	48%	48%	49%	49%	49%
Iowa Park Totals	0%	0%	0%	0%	0%	0%	0%	1%	7%	10%	13%	15%	17%	19%	22%	23%	25%	26%	28%	29%	31%	32%	34%	35%
Hammond Total	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	5%	6%	10%	15%	19%	22%	24%	25%	25%	26%	26%	27%	28%	27%
Ponchatoula Total	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	5%	11%	17%	22%	26%	28%	29%	30%	31%	32%	32%	33%	33%
Abilene Total	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	3%	16%	27%	38%	39%	39%	39%	40%	40%	41%	41%	41%	42%	42%
Hale Center Total	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	10%	15%	21%	25%	28%	29%	28%	29%	30%	30%	30%	29%	30%	30%
Abernathy Total	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	2%	7%	15%	22%	26%	28%	29%	29%	29%	30%	30%	31%	30%
New Deal Total	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	2%	7%	15%	22%	26%	28%	29%	29%	29%	30%	30%	31%	30%
Amarillo Total	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	2%	11%	20%	24%	29%	30%	30%	31%	32%	33%	33%	34%	35%
Tickfaw Village Totals	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	2%	7%	15%	21%	26%	28%	29%	28%	29%	29%	29%	29%
Independence Total	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	2%	7%	15%	21%	26%	28%	29%	28%	29%	29%	29%	30%
Amite Total	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	3%	8%	16%	22%	26%	29%	30%	29%	30%	30%	31%	31%
Pine Grove Total	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	2%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%
Montpelier Total	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	2%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%
Franklington Total	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	4%	9%	18%	24%	27%	30%	32%	31%	32%	33%	33%	33%
Towers Totals	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	3%	8%	17%	23%	27%	29%	30%	30%	30%	31%	31%	32%
Natalbany Totals	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	2%	8%	16%	22%	26%	29%	30%	29%	29%	30%	30%	31%

		Annual Summary
		2011	2012	2013	2014	2015	2016

Gross Fiber Business		$7,770,321	$9,849,154	$12,299,581	$17,063,058	$20,930,889	$23,867,943
Count	1,696	1,892	2,452	3,574	5,072	5,764	6,177
ARPU		$361	$378	$340	$329	$322	$333
Passings		4,077	5,491	12,390	12,830	13,466	13,466
Take Rate		46%	45%	29%	40%	43%	46%

Gross Fiber Residential		$5,153,109	$7,723,077	$9,688,655	$12,872,860	$16,805,123	$18,911,249
	4,164	5,375	7,008	8,486	11,920	13,939	15,028
		$90	$104	$104	$105	$108	$109
		29,671	38,935	50,134	50,134	52,677	52,677
		18%	18%	17%	24%	26%	29%

Gross Fiber Wholesale		$99,117	$647,384	$1,621,952	$2,131,612	$2,307,325	$2,497,523

Gross Fiber Total		$13,022,548	$18,219,615	$23,610,188	$32,067,530	$40,043,338	$45,276,715
	5,860	7,267	9,460	12,060	16,993	19,703	21,206
		$165	$182	$183	$184	$182	$184
		33,748	44,426	62,524	62,964	66,143	66,143
		22%	21%	19%	27%	30%	32%

11

Graph Data - Take Rate by Calendar Quarter

Starting in Q1 2011
Projections in Red

Bus Take Rates	Competitor 1	Competitor 2	Competitor 3	Passinsgs #	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25
Levelland	Windstream			310	11.61%	17.74%	24.93%	36.46%	42.58%	46.77%	49.35%	56.45%	57.10%	59.03%	61.29%	64.19%	64.52%	65.81%	68.39%	69%	69%	69%	69%	69%	70%	70%	70%	70%	70%

Littlefield	Windstream			173	15.03%	28.32%	33.53%	40.46%	42.77%	40.46%	41.04%	41.04%	43.00%	44.13%	45.25%	54.25%	63.25%	63.25%	63.25%	63.25%	63.25%	63.25%

Burkburnett	AT&T	Suddenlink		263	9.51%	24.33%	28.52%	34.98%	36.12%	37.64%	38.78%	39.54%	42.00%	44.25%	53.25%	62.25%	63.00%	63.00%	63.00%	63.00%	63.00%	63.00%

Brownfield	Windstream			178	9.55%	23.60%	31.46%	49.44%	54.49%	60.67%	60.67%	60.92%	60.92%	60.92%	63.98%	67.73%	67.73%	67.73%	67.73%	67.73%	67.73%

Slaton	AT&T	NTS		140	12.14%	17.14%	20.71%	22.14%	24.29%	27.14%	29.00%	30.50%	32.00%	33.50%	35.00%	36.50%	38.00%	39.50%	41.00%	42.50%

Lamesa	Windstream	Northland Cable		223	1.35%	39.91%	50.22%	52.91%	56.50%	59.00%	60.50%	62.00%	67.25%	67.25%	67.25%	67.25%	67.25%	67.25%	67.25%

Plainview	AT&T	Suddenlink		547	3.66%	28.70%	34.73%	38.76%	40.00%	42.25%	49.00%	55.75%	58.00%	59.50%	61.00%	62.50%	62.50%	62.50%

Wichita Falls	AT&T	Time Warner	Webfire	1,052	8.67%	17.14%	22.91%	30.50%	37.63%	45.13%	45.50%	45.88%	46.25%	46.63%	47.00%	47.38%	47.75%

Iowa Park	AT&T	Suddenlink		180	0.00%	6.67%	11.67%	15.00%	17.25%	19.50%	30.75%	42.00%	43.50%	45.00%	46.50%	48.00%	49.50%

Smyer	Windstream			6	33%	33%	33%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	18%	18%	18%	18%	18%	19%	19%	19%	19%	19%

Wilson	Windstream			24	8%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%

Hale Center	AT&T	NTS		61	5%	9%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%

Abernathy	AT&T	NTS		86	9%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%

New Deal	AT&T	NTS		1,081	9%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%

Abilene	AT&T	Suddenlink		88	3%	16%	27%	38%	39%	39%	39%	40%	40%	41%	41%	41%	42%	42%

Amarillo	AT&T	Suddenlink	AMA Techtel / Pathwayz	2,000	2%	11%	20%	24%	29%	30%	30%	31%	32%	33%	33%	34%	35%

Hammond	AT&T	Charter	Hunt Brothers	2,074	3%	10%	12%	14%	15%	16%	17%	18%	19%	21%	22%	23%	24%	25%	26%

Ponchatoula	AT&T	Charter	Hunt Brothers	562	0%	14%	20%	23%	25%	27%	29%	32%	34%	36%	38%	41%	43%	45%

Tickfaw Village	AT&T	Charter	Hunt Brothers	9	0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%

Independence	AT&T	Charter	Hunt Brothers	11	0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%

Amite	AT&T	Charter	Hunt Brothers	88	0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%

Pine Grove	AT&T	Charter		7	0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%

Montpelier	AT&T	Charter		12	0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%

Franklinton	AT&T	Charter	Hunt Brothers	57	0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%

Towers	AT&T			133	0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%

Natalbany	AT&T	Charter	Hunt Brothers	25	0%	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%

Midland	AT&T	Suddenlink		220	3%	16%	27%	38%	39%	39%	39%	40%	40%

Odessa	AT&T	Suddenlink		220	0%	3%	16%	27%	38%	39%	39%	39%	40%

Snyder	AT&T	Suddenlink		163	9%	13%	19%	27%	32%	35%	37%	42%

Sweetwater	AT&T	Suddenlink		150	9%	13%	19%	27%	32%	35%	37%	42%

Pampa	AT&T	Charter		323	9%	13%	19%	27%	32%	35%	37%	42%

Res Take Rate					1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25
Levelland	Windstream			5,185	2%	9%	20%	28%	34%	37%	38%	37%	38%	38%	38%	39%	38%	39%	38%	38%	38%	38%	39%	39%	39%	40%	40%	40%	41%

Littlefield	Windstream			1,247	18%	28%	35%	36%	38%	39%	43%	41%	41%	41%	41%	41%	42%	42%	42%	43%	43%	43%

Burkburnett	AT&T	Suddenlink		4,449	7%	14%	20%	24%	27%	28%	30%	30%	31%	32%	33%	33%	34%	35%	36%	36%	37%	38%

Brownfield	Windstream			1,501	12%	27%	32%	35%	36%	37%	38%	39%	39%	40%	40%	40%	41%	41%	42%	42%	42%

Slaton	AT&T	NTS		1,283	5%	9%	11%	13%	16%	17%	18%	19%	20%	20%	21%	22%	23%	23%	24%	25%

Lamesa	Windstream	Northland Cable		1,708	4%	14%	19%	22%	26%	27%	29%	30%	32%	33%	35%	36%	38%	39%	40%

Plainview	AT&T	Suddenlink		3,080	0%	3%	8%	12%	14%	16%	19%	20%	22%	23%	25%	26%	28%	29%

Iowa Park	AT&T	Suddenlink		180	1%	7%	10%	13%	15%	17%	19%	20%	22%	23%	25%	26%	28%

Smyer	Windstream			216	30%	31%	30%	34%	35%	36%	35%	33%	36%	36%	35%	35%	35%	35%	35%	36%	36%	37%	37%	37%	38%	38%	38%	39%

Whitharral	Windstream			84	5%	13%	12%	11%	12%	18%	18%	21%	22%	23%	24%	24%	25%	26%	27%	27%	28%	29%	30%	30%	31%

Brownfield	Windstream			1,501	12%	27%	32%	35%	36%	37%	38%	39%	39%	40%	40%	40%	41%	41%	42%	42%	42%	42%	42%	42%	42%

Wilson	Repeated			182	11%	18%	20%	23%	23%	25%	26%	27%	28%	28%	29%	30%	31%	31%	32%	33%	34%	34%	35%

Meadow	Windstream			219	4%	16%	18%	23%	26%	27%	28%	29%	29%	30%	31%	32%	32%	33%	34%	35%	35%	36%	37%

Ropesville	Windstream			185	2%	15%	17%	20%	22%	23%	24%	25%	25%	26%	27%	28%	28%	29%	30%	31%	31%	32%	33%

Hale Center	Windstream			798	10%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%	29%	29%

Abernathy	AT&T	NTS		995	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%

New Deal	AT&T	NTS		239	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%

Hammond	AT&T	NTS		3,302	1%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%

Ponchatoula	AT&T	Charter	Hunt Brothers	1,352	0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%

Tickfaw Village	AT&T	Charter	Hunt Brothers	505	0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%

Independence	AT&T	Charter	Hunt Brothers	546	0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%

Amite	AT&T	Charter	Hunt Brothers	856	0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%

Pine Grove	AT&T	Charter	Hunt Brothers	476	0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%

Montpelier	AT&T	Charter		765	0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%

Franklinton	AT&T	Charter		200	0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%

Towers	AT&T	Charter	Hunt Brothers	850	0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%

Natalbany	AT&T			315	0%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%

Snyder	AT&T	Suddenlink		653	1%	7%	15%	21%	25%	28%	29%	28%

Sweetwater	AT&T	Suddenlink		598	1%	7%	15%	21%	25%	28%	29%	28%

Pampa	AT&T	Charter		1,292	1%	7%	15%	21%	25%	28%	29%	28%

12

Non-Fiber Summary

Case 2	2011					2012					2013					2014					2015					2016					2017	2018
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Non-Fiber Revenue
UNE-L Revenue
Abilene Bus	$610,422	$610,756	$603,752	$593,990	$2,418,921	$580,611	$570,056	$543,360	$532,890	$2,226,918	$525,827	$511,773	$485,602	$447,320	$1,970,522	$412,869	$379,348	$367,223	$355,460	$1,514,900	$344,047	$332,974	$322,230	$311,806	$1,311,057	$301,693	$291,880	$282,358	$273,120	$1,149,050	$1,036,644	$909,623
Amarillo Bus	576,428	557,581	545,715	526,336	2,206,061	535,012	516,424	457,991	442,952	1,952,380	434,899	393,639	368,545	347,819	1,544,902	313,349	281,406	259,455	238,644	1,092,854	225,704	213,404	201,713	190,601	831,422	180,041	170,004	160,467	151,403	661,915	537,354	435,328
Lubbock Bus	584,334	575,095	577,680	567,924	2,305,032	543,595	528,838	515,963	493,821	2,082,217	474,679	449,820	425,388	408,848	1,758,736	392,951	377,672	362,987	348,874	1,482,484	335,308	322,271	309,740	297,697	1,265,016	286,122	274,996	264,304	254,027	1,079,449	929,774	786,737
Midland Bus	434,913	430,825	454,966	442,666	1,763,370	416,033	408,165	395,284	385,022	1,604,504	383,251	390,270	375,430	366,377	1,515,328	357,543	348,922	340,508	330,938	1,377,911	317,143	304,334	291,802	284,592	1,197,872	277,555	270,686	263,982	257,438	1,069,661	991,103	892,598
Odessa Bus	282,598	278,752	289,654	278,859	1,129,863	287,725	279,557	284,009	276,728	1,128,019	274,385	254,054	249,242	245,227	1,022,909	241,278	237,391	233,568	229,806	942,043	224,862	215,941	207,768	199,708	848,280	196,334	193,013	189,745	186,530	765,622	727,332	679,120
Wichita Falls Bus	345,297	328,468	326,316	312,488	1,312,569	298,665	309,780	274,541	262,627	1,145,613	246,376	185,816	161,236	142,022	735,450	124,066	114,429	105,522	97,290	441,306	89,683	82,654	76,158	70,157	318,652	64,613	59,491	54,759	50,389	229,252	180,511	125,813
Total Major Market Bus	2,833,993	2,781,476	2,798,084	2,722,264	11,135,816	2,661,642	2,612,820	2,471,148	2,394,040	10,139,651	2,339,417	2,185,373	2,065,443	1,957,614	8,547,847	1,842,056	1,739,168	1,669,264	1,601,011	6,851,499	1,536,748	1,471,577	1,409,412	1,354,562	5,772,299	1,306,356	1,260,070	1,215,615	1,172,907	4,954,950	4,402,717	3,829,219

Abilene Res	80,107	75,954	72,949	68,234	297,243	62,570	57,366	52,673	49,479	222,088	48,935	45,136	41,078	38,132	173,281	35,398	32,860	30,504	28,317	127,079	26,286	24,401	22,652	21,027	94,367	19,520	18,120	16,821	15,615	70,075	55,535	41,220
Amarilo Res	239,397	228,285	214,236	200,004	881,922	185,444	169,863	157,292	150,958	663,557	146,983	126,075	111,787	102,826	487,670	94,583	87,001	80,027	73,612	335,224	67,711	62,283	57,291	52,698	239,984	48,474	44,588	41,014	37,726	171,802	129,415	92,647
Lubbock Res	354,463	341,764	331,564	311,541	1,339,332	293,442	275,460	256,165	240,909	1,065,977	234,906	216,117	196,873	184,479	832,374	172,865	161,982	151,784	142,228	628,859	133,274	124,884	117,022	109,655	484,834	102,751	96,282	90,221	84,541	373,795	297,803	224,459
Midland Res	26,046	23,793	22,607	20,605	93,051	19,505	17,387	16,507	15,559	68,958	14,874	13,732	12,251	11,310	52,167	10,442	9,641	8,901	8,218	37,202	7,587	7,005	6,467	5,971	27,030	5,513	5,090	4,699	4,338	19,640	15,103	10,973
Odessa Res	11,033	10,817	10,746	10,086	42,681	8,775	8,358	8,057	8,215	33,406	7,548	6,881	6,383	6,044	26,855	5,723	5,419	5,131	4,858	21,130	4,600	4,356	4,124	3,905	16,986	3,698	3,502	3,316	3,139	13,654	11,641	9,349
Wichita Falls Res	96,107	92,846	89,784	86,619	365,357	81,221	79,038	75,315	71,703	307,277	70,699	65,278	61,129	58,526	255,632	56,033	53,647	51,363	49,175	210,219	47,081	45,076	43,157	41,319	176,633	39,559	37,875	36,262	34,718	148,414	129,436	108,734
Total Major Markets Res	807,153	773,458	741,886	697,088	3,019,586	650,957	607,473	566,009	536,824	2,361,263	523,944	473,219	429,500	401,317	1,827,981	375,045	350,550	327,710	306,409	1,359,713	286,540	268,006	250,713	234,576	1,039,835	219,515	205,456	192,332	180,077	797,380	638,932	487,381

Minor Markets Bus & Res	457,306	424,630	388,336	382,764	1,653,037	369,049	346,603	373,749	316,756	1,406,157	312,473	241,445	214,846	198,393	967,156	183,200	169,170	156,215	144,252	652,838	133,205	123,004	113,585	104,886	474,680	96,854	89,437	82,588	76,263	345,142	255,766	185,790
Resale Bus & Res	501,479	501,985	503,996	472,821	1,980,281	467,882	421,943	413,096	401,755	1,704,676	385,818	329,330	305,282	288,807	1,309,236	273,221	258,476	244,527	231,331	1,007,556	218,847	207,037	195,864	185,294	807,042	175,294	165,834	156,885	148,419	646,432	548,422	438,927
Xfone USA	1,740,207	1,624,772	1,551,327	1,464,556	6,380,862	1,422,062	1,444,504	1,354,702	1,282,520	5,503,789	1,203,302	1,213,683	1,165,136	1,118,530	4,700,651	1,073,789	1,030,838	989,604	950,020	4,044,251	912,019	875,538	840,517	806,896	3,434,970	774,620	743,635	713,890	685,334	2,917,480	2,450,683	2,058,574
Total CLEC Revenue	6,340,138	6,106,321	5,983,630	5,739,493	24,169,581	5,571,592	5,433,343	5,178,704	4,931,896	21,115,536	4,764,954	4,443,050	4,180,206	3,964,661	17,352,871	3,747,310	3,548,203	3,387,320	3,233,023	13,915,856	3,087,360	2,945,162	2,810,090	2,686,214	11,528,826	2,572,640	2,464,434	2,361,310	2,263,001	9,661,384	8,296,520	6,999,890

Other Non-Fiber Revenue
Business	1,139,894	1,022,918	1,061,623	981,816	4,206,251	933,808	902,369	937,111	890,985	3,664,273	896,506	984,672	953,447	933,873	3,768,497	914,700	895,922	877,528	859,513	3,547,663	841,867	824,584	807,655	791,074	3,265,180	774,834	758,926	743,346	728,085	3,005,190	2,852,517	2,623,931
Carrier	2,844,888	2,937,663	2,973,746	2,994,592	11,750,889	2,875,911	2,706,897	2,706,989	2,944,299	11,234,096	2,763,634	2,651,233	2,624,720	2,598,473	10,638,061	2,572,488	2,546,764	2,521,296	2,496,083	10,136,631	2,471,122	2,446,411	2,421,947	2,397,727	9,737,207	2,373,750	2,350,013	2,326,512	2,303,247	9,353,523	8,979,382	8,620,206
Equipment	247,048	306,254	200,338	191,963	945,603	259,871	367,629	418,435	236,318	1,282,253	221,551	398,215	398,215	398,215	1,416,195	398,215	398,215	398,215	398,215	1,592,860	398,215	398,215	398,215	398,215	1,592,860	398,215	398,215	398,215	398,215	1,592,860	1,592,860	1,592,860
Residential	216,285	206,248	207,690	185,848	816,072	276,344	430,220	379,628	365,922	1,452,114	468,125	613,036	544,695	542,917	2,168,774	541,145	539,379	537,618	535,863	2,154,005	534,114	532,370	530,633	528,900	2,126,017	527,174	525,453	523,738	522,028	2,098,393	2,074,547	2,047,592
Other	1,169	1,084	1,043	1,036	4,331	897	846	757	3,702	6,202	621	670	574	574	2,440	574	574	574	574	2,297	574	574	574	574	2,297	574	574	574	574	2,297	2,297	2,297
	4,449,284	4,474,167	4,444,439	4,355,256	17,723,146	4,346,831	4,407,961	4,442,920	4,441,226	17,638,938	4,350,438	4,647,826	4,521,652	4,474,052	17,993,968	4,427,123	4,380,853	4,335,232	4,290,248	17,433,456	4,245,893	4,202,154	4,159,024	4,116,491	16,723,562	4,074,547	4,033,181	3,992,385	3,952,150	16,052,263	15,501,603	14,886,887

Carrier Access Billing	199,319	223,992	201,387	188,352	813,050	190,521	183,103	171,211	170,674	715,508	155,264	176,360	174,561	172,781	678,966	171,019	169,275	167,549	165,840	673,683	164,149	162,475	160,818	159,178	646,620	157,555	155,948	154,358	152,784	620,644	595,327	571,043
Rent Income	198,615	186,025	205,806	214,465	804,910	186,908	183,328	194,604	175,940	740,780	162,877	165,186	158,579	152,235	638,877	146,146	140,300	134,688	129,301	550,435	124,129	119,164	114,397	109,821	467,510	105,428	101,211	97,163	93,276	397,078	333,546	280,178
Cable TV Service	0	0	360,579	442,937	803,516	587,243	527,641	482,864	450,197	2,047,945
Total Other Revenue	4,847,218	4,884,184	5,212,211	5,201,010	20,144,623	5,311,503	5,302,033	5,291,598	5,238,037	21,143,170	4,668,578	4,989,372	4,854,792	4,799,069	19,311,811	4,744,288	4,690,428	4,637,469	4,585,389	18,657,574	4,534,170	4,483,793	4,434,239	4,385,490	17,837,692	4,337,530	4,290,340	4,243,906	4,198,210	17,069,986	16,430,475	15,738,108

Total Non Fiber Revenue (before reconciliation)	11,187,356	10,990,505	11,195,841	10,940,503	44,314,204	10,883,095	10,735,376	10,470,302	10,169,933	42,258,706	9,433,532	9,432,421	9,034,998	8,763,730	36,664,682	8,491,599	8,238,631	8,024,789	7,818,412	32,573,431	7,621,530	7,428,955	7,244,329	7,071,704	29,366,519	6,910,170	6,754,774	6,605,216	6,461,210	26,731,370	24,726,995	22,737,998

Variable COGS
CLEC	2,999,999	3,073,526	3,055,007	2,910,511	12,039,043	2,746,102	2,690,682	2,595,521	2,544,179	10,576,484	2,439,844	2,301,039	2,164,914	2,053,284	8,959,081	1,940,718	1,837,601	1,754,281	1,674,371	7,206,971	1,598,932	1,525,289	1,455,336	1,391,180	5,970,737	1,332,361	1,276,321	1,222,914	1,172,000	5,003,596	4,296,738	3,625,218
Business	284,974	255,730	265,406	245,454	1,051,563	233,452	225,592	234,278	222,746	916,068	224,127	246,168	238,362	233,468	942,124	228,675	223,980	219,382	214,878	886,916	210,467	206,146	201,914	197,769	816,295	193,708	189,732	185,836	182,021	751,298	713,129	655,983
Carrier	1,321,840	1,398,676	1,370,258	1,299,574	5,390,348	1,302,318	1,250,717	1,272,855	1,237,183	5,063,073	1,167,575	1,186,715	1,189,903	1,183,894	4,728,087	1,177,915	1,171,967	1,166,049	1,160,160	4,676,091	1,148,558	1,142,758	1,136,987	1,131,246	4,559,549	1,125,533	1,119,849	1,114,194	1,108,567	4,468,142	4,408,267	4,316,575
Equipment	244,353	102,763	157,113	125,780	630,009	152,716	145,869	201,706	135,729	636,020	80,252	182,537	205,146	205,146	673,081	205,146	205,146	205,146	205,146	820,584	205,146	205,146	205,146	205,146	820,584	205,146	205,146	205,146	205,146	820,584	820,584	820,584
Residential	129,771	123,749	124,614	111,509	489,643	165,807	258,132	227,777	219,553	871,268	280,875	367,822	326,817	325,750	1,301,265	324,687	323,627	322,571	321,518	1,292,403	320,468	319,422	318,380	317,340	1,275,610	316,304	315,272	314,243	313,217	1,259,036	1,244,728	1,228,555
Cable TV Services	0	0	156,001	292,784	448,785	322,977	295,571	296,015	262,725	1,177,288	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Total variable COGS	4,980,937	4,954,444	5,128,398	4,985,612	20,049,391	4,923,372	4,866,563	4,828,151	4,622,115	19,240,202	4,192,673	4,284,281	4,125,142	4,001,542	16,603,638	3,877,142	3,762,322	3,667,428	3,576,073	14,882,965	3,483,572	3,398,761	3,317,762	3,242,681	13,442,776	3,173,052	3,106,319	3,042,333	2,980,951	12,302,655	11,483,446	10,646,915

Fixed COGS	881,573	826,328	829,302	817,283	3,354,486	856,756	750,078	703,359	702,374	3,012,567	677,258	640,647	634,241	627,898	2,580,044	621,619	615,403	609,249	603,157	2,449,428	597,125	591,154	585,242	579,390	2,352,911	573,596	567,860	562,181	556,560	2,260,197	2,169,789	2,082,997
Total non Fiber COGS before adjustment	5,862,510	5,780,771	5,957,700	5,802,895	23,403,877	5,780,127	5,616,641	5,531,510	5,324,489	22,252,768	4,869,931	4,924,928	4,759,382	4,629,441	19,183,682	4,498,761	4,377,725	4,276,677	4,179,229	17,332,393	4,080,697	3,989,915	3,903,004	3,822,071	15,795,687	3,746,648	3,674,179	3,604,514	3,537,510	14,562,852	13,653,235	12,729,912

Reconciliation adjustment	321,564	227,106	197,470	301,270	1,047,411	218,847	4,382	1,943	216,551	441,723	324,181	335,620	150,000	150,000	959,802	150,000	150,000	150,000	150,000	600,000	150,000	150,000	150,000	150,000	600,000	150,000	150,000	150,000	150,000	600,000	600,000	600,000
Total non fiber COGS	6,184,075	6,007,878	6,155,170	6,104,165	24,451,288	5,998,974	5,621,023	5,533,454	5,541,040	22,694,491	5,194,112	5,260,548	4,909,382	4,779,441	20,143,483	4,648,761	4,527,725	4,426,677	4,329,229	17,932,393	4,230,697	4,139,915	4,053,004	3,972,071	16,395,687	3,896,648	3,824,179	3,754,514	3,687,510	15,162,852	14,253,235	13,329,912

Non Fiber Revenue Drivers

Abiline Bus
count	866	856	851	836		817	783	752	735		710	689	657	603		553	506	487	469		452	435	419	403		388	374	360	346		298	256
% growth		-1.2%	-0.6%	-1.8%		-2.3%	-4.2%	-4.0%	-2.3%		-3.4%	-3.0%	-4.6%	-8.3%	-18.0%	-8.2%	-8.6%	-3.7%	-3.7%	-22.1%	-3.7%	-3.7%	-3.7%	-3.7%	-14.0%	-3.7%	-3.7%	-3.8%	-3.8%	-14.2%	-14.0%	-14.0%
ARPU	$234	$237	$236	$236		$234	$239	$238	$239		$242	$245	$246	$247		$249	$250	$251	$253		$254	$255	$256	$258		$259	$260	$262	$263		$268	$274
% growth		1.2%	-0.6%	0.1%		-0.8%	2.0%	-0.3%	0.6%		1.1%	1.2%	0.5%	0.5%		0.5%	0.5%	0.5%	0.5%		0.5%	0.5%	0.5%	0.5%		0.5%	0.5%	0.5%	0.5%		2.0%	2.0%

Abilene Res
count	671	621	576	536		499	453	416	387		365	350	322	296		273	251	231	212		195	180	165	152		140	129	118	109		78	56
% growth		-7.5%	-7.2%	-6.9%		-6.9%	-9.2%	-8.2%	-7.0%		-5.7%	-4.1%	-8.0%	-8.0%	-23.5%	-8.0%	-8.0%	-8.0%	-8.0%	-28.4%	-8.0%	-8.0%	-8.0%	-8.0%	-28.4%	-8.0%	-8.0%	-8.0%	-8.0%	-28.4%	-28.4%	-28.4%
ARPU	$39	$39	$41	$41		$41	$41	$41	$42		$43	$42	$43	$43		$43	$44	$44	$44		$45	$45	$46	$46		$47	$47	$47	$48		$50	$51
% growth		1.2%	3.9%	1.3%		-1.8%	1.3%	-0.6%	1.4%		3.7%	-2.3%	0.9%	0.9%		0.9%	0.9%	0.9%	0.9%		0.9%	0.9%	0.9%	0.9%		0.9%	0.9%	0.9%	0.9%		3.6%	3.6%

Amarillo Bus
count	1,357	1,303	1,274	1,240		1,196	1,151	1,103	1,073		1,045	1,005	965	919		835	757	704	653		623	595	567	541		515	491	468	445		374	314
% growth		-4.0%	-2.2%	-2.7%		-3.5%	-3.8%	-4.2%	-2.7%		-2.6%	-3.8%	-4.0%	-4.8%	-14.4%	-9.1%	-9.4%	-7.0%	-7.2%	-28.9%	-4.6%	-4.6%	-4.6%	-4.7%	-17.2%	-4.7%	-4.7%	-4.8%	-4.8%	-17.7%	-16.0%	-16.0%
ARPU	$140	$140	$142	$140		$147	$148	$136	$136		$136	$128	$127	$126		$125	$124	$123	$122		$121	$120	$119	$117		$116	$115	$114	$113		$109	$105
% growth		0.2%	0.8%	-1.2%		5.4%	0.1%	-7.8%	0.2%		0.2%	-5.9%	-0.9%	-0.9%		-0.9%	-0.9%	-0.9%	-0.9%		-0.9%	-0.9%	-0.9%	-0.9%		-0.9%	-0.9%	-0.9%	-0.9%		-3.6%	-3.6%

Amarillos Res
count	1,936	1,824	1,673	1,540		1,439	1,318	1,230	1,158		1,094	1,007	926	852		784	721	664	611		562	517	475	437		402	370	341	313		224	161
% growth		-5.8%	-8.3%	-7.9%		-6.6%	-8.4%	-6.7%	-5.9%		-5.5%	-8.0%	-8.0%	-8.0%	-26.4%	-8.0%	-8.0%	-8.0%	-8.0%	-28.4%	-8.0%	-8.0%	-8.0%	-8.0%	-28.4%	-8.0%	-8.0%	-8.0%	-8.0%	-28.4%	-28.4%	-28.4%
ARPU	$40	$41	$41	$42		$42	$42	$42	$43		$43	$40	$40	$40		$40	$40	$40	$40		$40	$40	$40	$40		$40	$40	$40	$40		$40	$40
% growth		1.0%	1.4%	1.7%		-0.5%	-0.8%	0.0%	2.8%		1.4%	-7.1%	0.0%	0.0%		0.0%	0.0%	0.0%	0.0%		0.0%	0.0%	0.0%	0.0%		0.0%	0.0%	0.0%	0.0%		-0.1%	-0.1%

Lubbock Bus
count	1,217	1,188	1,172	1,154		1,123	1,103	1,068	1,025		999	960	926	894		863	832	803	775		748	722	697	672		649	626	604	583		501	431
% growth		-2.4%	-1.3%	-1.5%		-2.7%	-1.8%	-3.2%	-4.0%		-2.5%	-3.9%	-3.5%	-3.5%	-12.8%	-3.5%	-3.5%	-3.5%	-3.5%	-13.3%	-3.5%	-3.5%	-3.5%	-3.5%	-13.3%	-3.5%	-3.5%	-3.5%	-3.5%	-13.3%	-14.0%	-14.0%
ARPU	$159	$160	$164	$163		$159	$158	$159	$158		$156	$154	$153	$152		$152	$151	$151	$150		$149	$149	$148	$148		$147	$146	$146	$145		$143	$141
% growth		0.4%	2.4%	-0.6%		-2.4%	-0.4%	0.3%	-0.7%		-1.2%	-1.4%	-0.4%	-0.4%		-0.4%	-0.4%	-0.4%	-0.4%		-0.4%	-0.4%	-0.4%	-0.4%		-0.4%	-0.4%	-0.4%	-0.4%		-1.6%	-1.6%

Lubbock Res
count	2,803	2,626	2,490	2,330		2,181	2,067	1,924	1,785		1,694	1,583	1,472	1,369		1,273	1,184	1,101	1,024		952	886	824	766		713	663	616	573		429	321
% growth		-6.3%	-5.2%	-6.4%		-6.4%	-5.2%	-6.9%	-7.2%		-5.1%	-6.6%	-7.0%	-7.0%	-23.3%	-7.0%	-7.0%	-7.0%	-7.0%	-25.2%	-7.0%	-7.0%	-7.0%	-7.0%	-25.2%	-7.0%	-7.0%	-7.0%	-7.0%	-25.2%	-25.2%	-25.2%
ARPU	$41	$42	$43	$43		$44	$43	$43	$44		$45	$44	$45	$45		$45	$46	$46	$46		$47	$47	$47	$48		$48	$48	$49	$49		$50	$50
% growth		2.7%	2.3%	0.1%		0.8%	-0.9%	-0.5%	1.5%		2.4%	-1.6%	0.8%	0.8%		0.8%	0.8%	0.8%	0.8%		0.8%	0.8%	0.8%	0.8%		0.8%	0.8%	0.8%	0.8%		0.8%	0.8%

Midland Bus															`
count	573	568	554	541		528	520	512	497		500	484	469	455		442	428	416	402		382	365	348	337		327	317	307	298		262	230
% growth		-0.9%	-2.5%	-2.3%		-2.4%	-1.5%	-1.5%	-2.9%		0.6%	-3.2%	-3.0%	-3.0%	-8.4%	-3.0%	-3.0%	-3.0%	-3.4%	-11.8%	-4.7%	-4.6%	-4.7%	-3.1%	-16.1%	-3.1%	-3.1%	-3.1%	-3.1%	-11.7%	-12.1%	-12.1%
ARPU	$252	$251	$272	$269		$261	$261	$257	$255		$257	$265	$267	$268		$270	$271	$273	$275		$276	$278	$280	$281		$283	$285	$287	$288		$295	$303
% growth		-0.2%	8.3%	-1.0%		-3.1%	-0.1%	-1.5%	-0.6%		0.4%	3.3%	0.6%	0.6%		0.6%	0.6%	0.6%	0.6%		0.6%	0.6%	0.6%	0.6%		0.6%	0.6%	0.6%	0.6%		2.4%	2.4%

Midland Res
count	209	188	171	160		151	137	129	119		111	105	97	89		82	75	69	64		59	54	50	46		42	39	36	33		23	17
% growth		-10.0%	-9.0%	-6.4%		-5.6%	-9.3%	-5.8%	-7.8%		-6.7%	-5.4%	-8.0%	-8.0%	-25.3%	-8.0%	-8.0%	-8.0%	-8.0%	-28.4%	-8.0%	-8.0%	-8.0%	-8.0%	-28.4%	-8.0%	-8.0%	-8.0%	-8.0%	-28.4%	-28.4%	-28.4%
ARPU	$41	$41	$43	$42		$42	$41	$42	$42		$43	$42	$42	$42		$43	$43	$43	$43		$43	$43	$43	$44		$44	$44	$44	$44		$45	$46
% growth		-0.9%	5.0%	-1.8%		0.4%	-2.0%	1.2%	2.0%		0.8%	-1.4%	0.4%	0.4%		0.4%	0.4%	0.4%	0.4%		0.4%	0.4%	0.4%	0.4%		0.4%	0.4%	0.4%	0.4%		1.4%	1.4%

Odessa Bus
count	394	388	379	367		364	365	360	354		350	346	339	332		326	319	313	307		299	286	274	262		257	251	246	241		222	204
% growth		-1.5%	-2.3%	-3.2%		-0.8%	0.3%	-1.4%	-1.7%		-1.1%	-1.1%	-2.0%	-2.0%	-6.1%	-2.0%	-2.0%	-2.0%	-2.0%	-7.8%	-2.5%	-4.3%	-4.2%	-4.3%	-14.5%	-2.1%	-2.1%	-2.1%	-2.1%	-8.1%	-8.1%	-8.1%
ARPU	$237	$238	$251	$251		$262	$254	$261	$259		$260	$244	$245	$246		$247	$248	$249	$250		$251	$252	$253	$254		$255	$256	$257	$258		$262	$266
% growth		0.6%	5.3%	0.0%		4.6%	-3.0%	2.7%	-0.8%		0.3%	-6.0%	0.4%	0.4%		0.4%	0.4%	0.4%	0.4%		0.4%	0.4%	0.4%	0.4%		0.4%	0.4%	0.4%	0.4%		1.6%	1.6%

Odessa Res
count	86	85	81	72		64	61	59	56		51	48	45	42		39	37	34	32		30	28	26	25		23	21	20	19		14	11
% growth		-1.2%	-4.7%	-11.1%		-11.1%	-4.7%	-3.3%	-5.1%		-8.9%	-5.9%	-6.5%	-6.5%	-25.1%	-6.5%	-6.5%	-6.5%	-6.5%	-23.6%	-6.5%	-6.5%	-6.5%	-6.5%	-23.6%	-6.5%	-6.5%	-6.5%	-6.5%	-23.6%	-23.6%	-23.6%
ARPU	$42	$43	$44	$45		$43	$45	$45	$48		$47	$47	$47	$48		$49	$49	$50	$50		$51	$52	$52	$53		$54	$54	$55	$56		$59	$62
% growth		1.5%	2.2%	3.0%		-3.1%	4.6%	-1.5%	6.7%		-1.8%	-0.1%	1.3%	1.3%		1.3%	1.3%	1.3%	1.3%		1.3%	1.3%	1.3%	1.3%		1.3%	1.3%	1.3%	1.3%		5.1%	5.1%

Wichita Falls Bus
count	667	651	634	617		602	589	580	560		505	454	411	372		334	316	299	283		268	254	240	227		215	203	192	181		141	109
% growth		-2.4%	-2.6%	-2.7%		-2.4%	-2.2%	-1.5%	-3.4%		-9.8%	-10.1%	-9.4%	-9.6%	-33.6%	-10.3%	-5.3%	-5.3%	-5.3%	-23.9%	-5.3%	-5.4%	-5.4%	-5.4%	-19.8%	-5.4%	-5.5%	-5.5%	-5.5%	-20.2%	-22.2%	-22.8%
ARPU	$172	$166	$170	$167		$164	$174	$157	$155		$152	$134	$131	$127		$124	$121	$118	$114		$111	$109	$106	$103		$100	$98	$95	$93		$83	$74
% growth		-3.4%	2.2%	-1.6%		-2.3%	6.1%	-9.6%	-1.1%		-2.0%	-11.8%	-2.6%	-2.6%		-2.6%	-2.6%	-2.6%	-2.6%		-2.6%	-2.6%	-2.6%	-2.6%		-2.6%	-2.6%	-2.6%	-2.6%		-10.4%	-10.4%

Wichita Falls Res
count	767	725	695	659		621	603	574	542		520	491	467	445		423	403	383	365		347	330	314	299		285	271	258	245		201	165
% growth		-5.5%	-4.1%	-5.2%		-5.8%	-2.9%	-4.8%	-5.6%		-4.1%	-5.6%	-4.8%	-4.8%	-18.0%	-4.8%	-4.8%	-4.8%	-4.8%	-18.0%	-4.8%	-4.8%	-4.8%	-4.8%	-18.0%	-4.8%	-4.8%	-4.8%	-4.8%	-18.0%	-18.0%	-18.0%
ARPU	$41	$42	$42	$43		$43	$43	$43	$43		$44	$43	$44	$44		$44	$44	$45	$45		$45	$45	$46	$46		$46	$47	$47	$47		$48	$49
% growth		1.8%	1.3%	1.9%		-1.7%	2.3%	-1.6%	1.0%		2.5%	-2.1%	0.6%	0.6%		0.6%	0.6%	0.6%	0.6%		0.6%	0.6%	0.6%	0.6%		0.6%	0.6%	0.6%	0.6%		2.4%	2.4%

Minor Markets Bus & Res
count	1,790	1,714	1,637	1,569		1,509	1,454	1,371	1,241		1,167	1,051	983	919		859	803	751	702		657	614	574	537		502	469	439	410		313	240
% growth		-4.2%	-4.5%	-4.2%		-3.8%	-3.6%	-5.7%	-9.5%		-6.0%	-9.9%	-6.5%	-6.5%	-26.0%	-6.5%	-6.5%	-6.5%	-6.5%	-23.6%	-6.5%	-6.5%	-6.5%	-6.5%	-23.6%	-6.5%	-6.5%	-6.5%	-6.5%	-23.6%	-23.6%	-23.6%
ARPU	$85	$81	$78	$80		$80	$78	$89	$83		$86	$74	$73	$72		$71	$70	$69	$68		$68	$67	$66	$65		$64	$64	$63	$62		$59	$56
% growth		-4.3%	-3.8%	3.1%		0.0%	-2.4%	13.2%	-6.6%		4.0%	-14.3%	-1.2%	-1.2%		-1.2%	-1.2%	-1.2%	-1.2%		-1.2%	-1.2%	-1.2%	-1.2%		-1.2%	-1.2%	-1.2%	-1.2%		-5.0%	-5.0%

Resale
count	1,396	1,331	1,254	1,183		1,097	1,037	966	920		866	827	773	723		676	632	591	553		517	483	452	422		395	369	345	323		247	189
% growth		-4.7%	-5.8%	-5.7%		-7.3%	-5.5%	-6.8%	-4.8%		-5.9%	-4.5%	-6.5%	-6.5%	-21.4%	-6.5%	-6.5%	-6.5%	-6.5%	-23.6%	-6.5%	-6.5%	-6.5%	-6.5%	-23.6%	-6.5%	-6.5%	-6.5%	-6.5%	-23.6%	-23.6%	-23.6%
ARPU	$118	$124	$131	$130		$139	$133	$139	$143		$143	$130	$132	$133		$135	$136	$138	$140		$141	$143	$145	$146		$148	$150	$151	$153		$161	$168
% growth		4.6%	5.9%	-0.6%		6.5%	-4.5%	4.6%	3.3%		0.1%	-9.2%	1.2%	1.2%		1.2%	1.2%	1.2%	1.2%		1.2%	1.2%	1.2%	1.2%		1.2%	1.2%	1.2%	1.2%		4.7%	4.7%

Business (other)
count	4,043	3,965	3,805	3,654		3,614	3,495	3,371	3,247		3,270	3,233	3,136	3,042		2,951	2,862	2,776	2,693		2,612	2,534	2,458	2,384		2,313	2,243	2,176	2,111		1,869	1,654
% growth		-1.9%	-4.0%	-4.0%		-1.1%	-3.3%	-3.5%	-3.7%		0.7%	-1.1%	-3.0%	-3.0%	-6.3%	-3.0%	-3.0%	-3.0%	-3.0%	-11.5%	-3.0%	-3.0%	-3.0%	-3.0%	-11.5%	-3.0%	-3.0%	-3.0%	-3.0%	-11.5%	-11.5%	-11.5%
ARPU	$93	$86	$92	$88		$86	$85	$91	$90		$92	$100	$101	$102		$103	$104	$105	$106		$107	$108	$110	$111		$112	$113	$114	$115		$119	$124
% growth		-7.6%	6.9%	-4.3%		-2.3%	-1.4%	7.5%	-1.3%		2.0%	9.1%	1.0%	1.0%		1.0%	1.0%	1.0%	1.0%		1.0%	1.0%	1.0%	1.0%		1.0%	1.0%	1.0%	1.0%		3.9%	3.9%

Carrier
% revenue growth		3.3%	1.2%	0.7%		-4.0%	-5.9%	0.0%	8.8%		-6.1%	-4.1%	-1.0%	-1.0%	-5.3%	-1.0%	-1.0%	-1.0%	-1.0%	-4.7%	-1.0%	-1.0%	-1.0%	-1.0%	-3.9%	-1.0%	-1.0%	-1.0%	-1.0%	-3.9%	-4.0%	-4.0%

Equipment
% revenue growth		24.0%	-34.6%	-4.2%		35.4%	41.5%	13.8%	-43.5%		-6.2%	79.7%	0.0%	0.0%	10.4%	0.0%	0.0%	0.0%	0.0%	12.5%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Residential
count	5,707	5,402	4,943	4,611		5,784	5,594	5,132	4,783		5,385	5,274	5,257	5,240		5,223	5,205	5,188	5,172		5,155	5,138	5,121	5,104		5,088	5,071	5,055	5,038		4,973	4,908
% growth		-5.3%	-8.5%	-6.7%		25.4%	-3.3%	-8.3%	-6.8%		12.6%	-2.1%	-0.3%	-0.3%	9.5%	-0.3%	-0.3%	-0.3%	-0.3%	-1.3%	-0.3%	-0.3%	-0.3%	-0.3%	-1.3%	-0.3%	-0.3%	-0.3%	-0.3%	-1.3%	-1.3%	-1.3%
ARPU	$12	$13	$14	$13		$19	$25	$24	$25		$32	$35	$35	$35		$35	$35	$35	$35		$35	$35	$35	$35		$35	$35	$35	$35		$35	$35
% growth		2.1%	7.7%	-2.5%		42.9%	32.7%	-4.6%	4.9%		28.3%	7.5%	0.0%	0.0%		0.0%	0.0%	0.0%	0.0%		0.0%	0.0%	0.0%	0.0%		0.0%	0.0%	0.0%	0.0%		0.0%	0.0%

Other
count	2	2	2	2		2	2	2	2		2	2	2	2		2	2	2	2		2	2	2	2		2	2	2	2		2	2
% growth		0.0%	0.0%	0.0%		0.0%	0.0%	0.0%	0.0%		0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
ARPU	$195	$181	$174	$173		$149	$141	$126	$494		$104	$96	$96	$96		$96	$96	$96	$96		$96	$96	$96	$96		$96	$96	$96	$96		$96	$96
% growth		-7.3%	-3.8%	-0.7%		-13.4%	-5.7%	-10.6%	291.4%		-79.0%	-7.5%	0.0%	0.0%		0.0%	0.0%	0.0%	0.0%		0.0%	0.0%	0.0%	0.0%		0.0%	0.0%	0.0%	0.0%		0.0%	0.0%

13

Wireless Passings

Assumptions
Cost per Installation	$200
Project Cost	$0
Netowrk spend left	$0

		3Q 2013	4Q 2013	1Q 2014	2Q 2014	3Q 2014	4Q 2014	1Q 2015	2Q 2015	3Q 2015	4Q 2015	1Q 2016	2Q 2016	3Q 2016	4Q 2016	2017	2018

Total Passings					14,647	14,647	14,647	14,647	14,647	14,647	14,647	14,647	14,647	14,647	14,647	14,647	14,647

Total Customer count
Beginning					0	128	338	558	777	997	1,217	1,436	1,656	1,876	1,904	1,904	1,904
net additions					128	210	220	220	220	220	220	220	220	28	0	0	0
Ending					128	338	558	777	997	1,217	1,436	1,656	1,876	1,904	1,904	1,904	1,904

Total Revenue					$9,567	$34,903	$67,149	$100,105	$133,061	$166,017	$198,972	$231,928	$264,884	$283,489	$285,617	$1,142,466	$1,142,466
Estimated COGS	5.0%				478	1,745	3,357	5,005	6,653	8,301	9,949	11,596	13,244	14,174	14,281	57,123	57,123

Marketing Costs	$50	per new customer			6,378	10,513	10,985	10,985	10,985	10,985	10,985	10,985	10,985	1,418	0	0	0

Capex
Beginning		$0	0	0	0	25,512	67,562	111,503	155,444	199,385	243,326	287,267	331,208	375,149	380,822	380,822	380,822
Capex Network		0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Install cost /customer	$200	0	0	0	25,512	42,050	43,941	43,941	43,941	43,941	43,941	43,941	43,941	5,673	0	0	0
Total capex		0	0	0	25,512	67,562	111,503	155,444	199,385	243,326	287,267	331,208	375,149	380,822	380,822	380,822	380,822

Pride 1
Revenue					$9,007	$31,524	$58,544	$85,564	$112,584	$139,605	$166,625	$193,645	$220,665	$234,176	$234,176	$936,702	$936,702
Count				0	120	300	480	660	841	1,021	1,201	1,381	1,561	1,561	1,561	1,561	1,561
ARPU					$50	$50	$50	$50	$50	$50	$50	$50	$50	$50	$50	$50	$50
Passings					12,009	12,009	12,009	12,009	12,009	12,009	12,009	12,009	12,009	12,009	12,009	12,009	12,009
Take Rate					1.0%	2.5%	4.0%	5.5%	7.0%	8.5%	10.0%	11.5%	13.0%	13.0%	13.0%	13.0%	13.0%

Pride 2
Revenue					$560	$1,961	$3,642	$5,322	$7,003	$8,684	$10,365	$12,045	$13,726	$14,567	$14,567	$58,266	$58,266
Count				0	7	19	30	41	52	63	75	86	97	97	97	97	97
ARPU					$50	$50	$50	$50	$50	$50	$50	$50	$50	$50	$50	$50	$50
Passings					747	747	747	747	747	747	747	747	747	747	747	747	747
Take Rate					1.0%	2.5%	4.0%	5.5%	7.0%	8.5%	10.0%	11.5%	13.0%	13.0%	13.0%	13.0%	13.0%

Pride 3
Revenue						$1,418	$4,964	$9,219	$13,473	$17,728	$21,983	$26,238	$30,492	$34,747	$36,875	$147,498	$147,498
Count					0	19	47	76	104	132	161	189	217	246	246	246	246
ARPU						$50	$50	$50	$50	$50	$50	$50	$50	$50	$50	$50	$50
Passings					1,891	1,891	1,891	1,891	1,891	1,891	1,891	1,891	1,891	1,891	1,891	1,891	1,891
Take Rate						1.0%	2.5%	4.0%	5.5%	7.0%	8.5%	10.0%	11.5%	13.0%	13.0%	13.0%	13.0%

14

Communities	Amount	Passings	Residential	Business
Snyder	$7,773,056	4,079	3263	816
Sweetwater	$6,683,911	3,739	2991	748
Pampa	$15,111,672	8,075	6460	1,615
	$29,568,639	15,893	12,714	3,179

Equity Requirement	10.0%	$2,956,864	Equity needs to go in 2Q 2014

Timeline
Application Submitted		Oct-13
Review		6 months
Potential Approval		Apr-14		Case 2
Loan Documents		May-14		20%of project
Beginning Engineering		Jun-14
Beginning Construction		Sep-14
1st Customer		1Q 2015
Completed Network		2017

		2Q 2014	3Q 2014	4Q 2014	1Q 2015	2Q 2015	3Q 2015	4Q 2015	1Q 2016	2Q 2016	3Q 2016	4Q 2016	2017	2018

Customer count
Beginning					0	93	259	501	712	847	933	964	981	991
net additions					93	166	241	211	135	86	31	17	10	21
Ending					93	259	501	712	847	933	964	981	991	1,012

Capex
Beginning			$0	$277,206	$554,412	$1,018,386	$1,627,569	$2,387,470	$3,087,271	$3,634,895	$4,083,484	$4,422,083	$4,733,132	$6,416,498
Capex Network	$4,435,296		277,206	277,206	277,206	277,206	277,206	277,206	277,206	277,206	277,206	277,206	1,663,236	0
Install cost /customer	$2,000		0	0	186,768	331,977	482,695	422,595	270,418	171,382	61,393	33,843	20,130	42,734
Total capex			277,206	554,412	1,018,386	1,627,569	2,387,470	3,087,271	3,634,895	4,083,484	4,422,083	4,733,132	6,416,498	6,459,232
	Max
New RUS Debt	$5,913,728
Beginning balance		$0	277,206	554,412	1,018,386	1,627,569	2,383,823	3,052,210	3,343,190	3,575,411	3,803,985	4,028,910	5,636,219	5,492,753
Draws for network	$4,435,296	277,206	277,206	277,206	277,206	277,206	277,206	277,206	277,206	277,206	277,206	1,663,236	0	0
Draws for customer premise	$1,478,432	0	0	186,768	331,977	482,695	422,595	54,397	0	0	0	0	0	0
Principals payments	19	0	0	0	0	(3,647)	(31,414)	(40,622)	(44,985)	(48,633)	(52,280)	(55,928)	(143,466)	(143,466)
Ending balance		277,206	554,412	1,018,386	1,627,569	2,383,823	3,052,210	3,343,190	3,575,411	3,803,985	4,028,910	5,636,219	5,492,753	5,349,286

Interest	3.25%		2,252	4,505	8,274	13,224	19,369	24,799	27,163	29,050	30,907	32,735	183,177	178,514

15

Midland - Smart Build Project - June 2014

Assumptions
Passings	1100	Project Cost	$ 2,379,042
Cost to Install	$ 1,435	Network	$ 2,250,000
		CPE/Install	$ 129,042

		Case 2
		20% of project

		2Q 2014	3Q 2014	4Q 2014	1Q 2015	2Q 2015	3Q 2015	4Q 2015	1Q 2016	2Q 2016	3Q 2016	4Q 2016	2017	2018

Customer count
Beginning				0	0	28	53	78	78	79	80	81	82	83
net additions				7	28	25	25	1	1	1	1	1	1	1
Ending				7	28	53	78	78	79	80	81	82	83	83

Capex
Beginning		$0	$75,000	$183,750	$301,971	$450,973	$595,239	$630,755	$631,939	$633,123	$634,307	$635,491	$636,675	$637,859
Capex Network		75,000	108,750	108,750	108,750	108,750	0	0	0	0	0	0	0	0
Install cost /customer	$1,435	0	0	9,471	40,252	35,516	35,516	1,184	1,184	1,184	1,184	1,184	1,184	1,184
Total capex		75,000	183,750	301,971	450,973	595,239	630,755	631,939	633,123	634,307	635,491	636,675	637,859	639,042

Additional Debt
Beginning balance		$0	300,000	300,000	588,750	566,250	543,750	521,250	498,750	476,250	453,750	431,250	408,750	318,750
Additions	$1,500,000	300,000	0	300,000	0	0	0	0	0	0	0	0	0	0
Principals payments	15.0%	0	0	(11,250)	(22,500)	(22,500)	(22,500)	(22,500)	(22,500)	(22,500)	(22,500)	(22,500)	(90,000)	(90,000)
Ending balance		300,000	300,000	588,750	566,250	543,750	521,250	498,750	476,250	453,750	431,250	408,750	318,750	228,750

16

Odessa - Smart Build Project - June 2014

Assumptions
Passings	1100	Project Cost	$ 2,377,859
Cost to Install	$1,435	Network	$ 2,250,000
		CPE/Install	$ 127,859

		Case 2
		20% of project

		2Q 2014	3Q 2014	4Q 2014	1Q 2015	2Q 2015	3Q 2015	4Q 2015	1Q 2016	2Q 2016	3Q 2016	4Q 2016	2017	2018

Customer count
Beginning				0	0	7	35	59	84	85	86	87	87	88
net additions				0	7	28	25	25	1	1	1	1	1	1
Ending				0	7	35	59	84	85	86	87	87	88	89

Capex
Beginning			$0	$75,000	$183,750	$301,971	$450,973	$595,239	$630,755	$631,939	$633,123	$634,307	$635,491	$636,675
Capex Network			75,000	108,750	108,750	108,750	108,750	0	0	0	0	0	0	0
Install cost /customer	$1,435		0	0	9,471	40,252	35,516	35,516	1,184	1,184	1,184	1,184	1,184	1,184
Total capex			75,000	183,750	301,971	450,973	595,239	630,755	631,939	633,123	634,307	635,491	636,675	637,859

Additional Debt
Beginning balance			$0	300,000	300,000	588,750	566,250	543,750	521,250	498,750	476,250	453,750	431,250	341,250
Additions	$1,500,000		300,000	0	300,000	0	0	0	0	0	0	0	0	0
Principals payments	15.0%		0	0	(11,250)	(22,500)	(22,500)	(22,500)	(22,500)	(22,500)	(22,500)	(22,500)	(90,000)	(90,000)
Ending balance			300,000	300,000	588,750	566,250	543,750	521,250	498,750	476,250	453,750	431,250	341,250	251,250

17

Amarillo - Smart Build Project

Assumptions
Cost to Install	$1,435
Project Cost	$4,222,785
Netowrk spend left	$1,450,000

		3Q 2013	4Q 2013	1Q 2014	2Q 2014	3Q 2014	4Q 2014	1Q 2015	2Q 2015	3Q 2015	4Q 2015	1Q 2016	2Q 2016	3Q 2016	4Q 2016	2017	2018

Customer count
Beginning			0	30	218	398	488	578	593	608	623	638	653	668	683	698	698
net additions			30	188	180	90	90	15	15	15	15	15	15	15	15	0	0
Ending			30	218	398	488	578	593	608	623	638	653	668	683	698	698	698

ARPU			$200	$202	$201	$209	$216	$224	$231	$239	$246	$254	$261	$269	$276	$276	$276

Capex
Beginning		$0	250,000	693,050	1,612,113	2,020,413	2,149,563	2,278,713	2,300,238	2,321,763	2,343,288	2,364,813	2,386,338	2,407,863	2,429,388	2,450,913	2,450,913
Capex Network		250,000	400,000	650,000	150,000	0	0	0	0	0	0	0	0	0	0	0	0
Install cost /customer	$1,435	0	43,050	269,063	258,300	129,150	129,150	21,525	21,525	21,525	21,525	21,525	21,525	21,525	21,525	0	0
Total capex		250,000	693,050	1,612,113	2,020,413	2,149,563	2,278,713	2,300,238	2,321,763	2,343,288	2,364,813	2,386,338	2,407,863	2,429,388	2,450,913	2,450,913	2,450,913

18

Abilene - Smart Build Project

Assumptions
Cost to Install	$1,435
Project Cost	$2,553,804
Netowrk spend left	$850,000
		3Q 2013	4Q 2013	1Q 2014	2Q 2014	3Q 2014	4Q 2014	1Q 2015	2Q 2015	3Q 2015	4Q 2015	1Q 2016	2Q 2016	3Q 2016	4Q 2016	2017	2018

Customer count
Beginning		0	30	158	270	383	386	390	394	398	401	405	409	413	416	420	420
net additions		30	128	113	113	4	4	4	4	4	4	4	4	4	4	0	0
Ending		30	158	270	383	386	390	394	398	401	405	409	413	416	420	420	420

ARPU		NM	$202	$202	$202	$210	$217	$225	$232	$240	$247	$255	$262	$270	$277	$277	$277

Capex
Beginning		$0	450,000	882,963	1,194,400	1,355,838	1,361,219	1,366,600	1,371,981	1,377,363	1,382,744	1,388,125	1,393,506	1,398,888	1,404,269	1,409,650	1,409,650
Capex Network		450,000	250,000	150,000	0	0	0	0	0	0	0	0	0	0	0	0	0
Install cost /customer	$1,435	0	182,963	161,438	161,438	5,381	5,381	5,381	5,381	5,381	5,381	5,381	5,381	5,381	5,381	0	0
Total capex		450,000	882,963	1,194,400	1,355,838	1,361,219	1,366,600	1,371,981	1,377,363	1,382,744	1,388,125	1,393,506	1,398,888	1,404,269	1,409,650	1,409,650	1,409,650

19

Summary Cost of Good Sold Analysis

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013
Total Fiber Revenue	$2,945,400	$3,041,161	$3,417,271	$3,618,716	$4,072,667	$4,513,105	$4,755,779	$4,878,064	$5,346,152	$5,652,618
Total Non-Fiber Revenue	11,311,818	11,057,995	11,184,371	11,081,102	10,851,162	10,571,454	10,170,267	10,057,970	9,590,084	9,533,566
Total Revenue	14,257,218	14,099,156	14,601,642	14,699,818	14,923,829	15,084,559	14,926,046	14,936,034	14,936,236	15,186,185

Fiber %	21%	22%	23%	25%	27%	30%	32%	33%	36%	37%
Non-Fiber %	79%	78%	77%	75%	73%	70%	68%	67%	64%	63%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Fiber Revenue
Business	$1,801,965	$1,862,533	$2,022,291	$2,083,533	$2,268,515	$2,431,899	$2,499,819	$2,648,921	$2,793,006	$2,927,366
Residential	1,143,144	1,177,619	1,314,496	1,517,851	1,734,887	1,893,087	2,002,848	2,092,255	2,285,726	2,374,856
Private Line-Wholesale	291	1,009	80,485	17,333	69,265	188,118	253,112	136,888	267,420	350,396
Total Fiber Revenue	2,945,400	3,041,161	3,417,271	3,618,716	4,072,667	4,513,105	4,755,779	4,878,064	5,346,152	5,652,618

Non-Fiber Revenue
Local	3,126,014	3,016,610	3,036,748	2,960,322	$2,761,927	$2,567,788	$2,462,023	$2,320,143	$2,284,159	$2,135,041
LD	1,308,269	1,095,505	1,083,197	925,774	918,424	926,588	868,200	847,152	831,173	854,780
Data	987,838	913,027	883,502	940,831	814,684	740,743	690,283	694,686	689,440	673,555
Private Line	2,844,888	2,937,663	2,973,746	2,994,592	2,875,911	2,706,897	2,706,989	2,944,299	2,763,634	2,651,233
Equipement	247,048	306,254	200,338	191,963	259,871	367,629	418,435	236,318	221,551	398,215
USF	325,883	324,608	273,930	307,474	363,566	363,466	301,659	358,693	350,321	398,928
Cable Company (Cobridge, Reach)	0	0	360,579	442,937	587,243	527,641	482,864	450,197	412,772	429,420
Xfone USA	1,740,207	1,624,772	1,551,327	1,464,556	1,422,062	1,444,504	1,354,702	1,282,520	1,203,302	1,213,683
Total before other	10,580,147	10,218,440	10,363,366	10,228,450	10,003,688	9,645,256	9,285,155	9,134,009	8,756,353	8,754,854
Other	731,671	839,555	821,005	852,652	847,474	926,198	885,112	923,961	833,731	778,712
Total Non Fiber	11,311,818	11,057,995	11,184,371	11,081,102	10,851,162	10,571,454	10,170,267	10,057,970	9,590,084	9,533,566

Growth Rate
Local		-3.5%	0.7%	-2.5%	-6.7%	-7.0%	-4.1%	-5.8%	-1.6%	-6.5%
LD		-16.3%	-1.1%	-14.5%	-0.8%	0.9%	-6.3%	-2.4%	-1.9%	2.8%
Data		-7.6%	-3.2%	6.5%	-13.4%	-9.1%	-6.8%	0.6%	-0.8%	-2.3%
Private Line		3.3%	1.2%	0.7%	-4.0%	-5.9%	0.0%	8.8%	-6.1%	-4.1%
Equipment		24.0%	-34.6%	-4.2%	35.4%	41.5%	13.8%	-43.5%	-6.2%	79.7%
USF		-0.4%	-15.6%	12.2%	18.2%	0.0%	-17.0%	18.9%	-2.3%	13.9%
Cable Company		NA	NA	22.8%	32.6%	-10.1%	-8.5%	-6.8%	-8.3%	4.0%
Xfone		-6.6%	-4.5%	-5.6%	-2.9%	1.6%	-6.2%	-5.3%	-6.2%	0.9%
Total before other		-3.4%	1.4%	-1.3%	-2.2%	-3.6%	-3.7%	-1.6%	-4.1%	0.0%
Other		14.7%	-2.2%	3.9%	-0.6%	9.3%	-4.4%	4.4%	-9.8%	-6.6%
Total		-2.2%	1.1%	-0.9%	-2.1%	-2.6%	-3.8%	-1.1%	-4.7%	-0.6%

Total COGS
Video - NTS IPTV	$487,775	$508,719	$561,024	$642,781	$704,301	$774,648	$776,816	$839,191	$967,255	$987,881
CLEC Loops /Local	1,503,101	1,538,686	1,589,507	1,555,459	1,471,063	1,451,846	1,418,598	1,409,963	1,349,629	1,324,880
Access Local	975,769	959,985	957,955	910,574	770,953	706,123	665,887	648,433	649,700	640,118
Access & Termination	105,328	103,970	117,086	108,334	104,986	97,626	97,053	89,346	86,543	95,199
Long Distance Charges	11,331	10,948	12,139	12,075	11,587	10,646	10,467	13,939	20,269	21,379
Usage	416,179	376,401	273,572	231,898	241,880	240,627	191,930	176,420	176,770	158,974
Transport	996,970	938,454	991,155	999,239	1,054,490	977,503	941,611	956,816	986,971	960,973
Private Line	1,321,840	1,398,676	1,370,258	1,299,574	1,302,318	1,250,717	1,272,855	1,237,183	1,167,575	1,186,715
Data Services	601,560	578,251	582,152	543,756	537,568	502,958	496,133	493,309	450,758	447,352
Universal Service Fund	410,212	374,448	322,150	376,801	396,066	333,015	380,231	424,104	422,575	426,316
Equipment	244,353	102,763	157,113	125,780	152,716	145,869	201,706	135,729	80,252	182,537
Cobridge			156,001	268,968	206,824	188,022	197,774	179,240	168,029	142,437
Reach				23,816	116,153	107,549	98,241	83,485	81,342	75,156
Other Costs / Credits	(62,944)	(41,473)	(26,264)	1,517	51,748	33,129	(14,719)	125,072	32,749	80,929
Total COGS	7,011,475	6,849,829	7,063,847	7,100,572	7,122,654	6,820,276	6,734,583	6,812,230	6,640,418	6,730,847

Growth Rate
Video - NTS IPTV		4.3%	10.3%	14.6%	9.6%	10.0%	0.3%	8.0%	15.3%	2.1%
CLEC Loops /Local		2.4%	3.3%	-2.1%	-5.4%	-1.3%	-2.3%	-0.6%	-4.3%	-1.8%
Access Local		-1.6%	-0.2%	-4.9%	-15.3%	-8.4%	-5.7%	-2.6%	0.2%	-1.5%
Access & Termination		-1.3%	12.6%	-7.5%	-3.1%	-7.0%	-0.6%	-7.9%	-3.1%	10.0%
Long Distance Charges		-3.4%	10.9%	-0.5%	-4.0%	-8.1%	-1.7%	33.2%	45.4%	5.5%
Usage		-9.6%	-27.3%	-15.2%	4.3%	-0.5%	-20.2%	-8.1%	0.2%	-10.1%
Transport		-5.9%	5.6%	0.8%	5.5%	-7.3%	-3.7%	1.6%	3.2%	-2.6%
Private Line		5.8%	-2.0%	-5.2%	0.2%	-4.0%	1.8%	-2.8%	-5.6%	1.6%
Data Services		-3.9%	0.7%	-6.6%	-1.1%	-6.4%	-1.4%	-0.6%	-8.6%	-0.8%
Universal Service Fund		-8.7%	-14.0%	17.0%	5.1%	-15.9%	14.2%	11.5%	-0.4%	0.9%
Equipment		-57.9%	52.9%	-19.9%	21.4%	-4.5%	38.3%	-32.7%	-40.9%	127.5%
Cobridge		NA	NA	NA	-23.1%	-9.1%	5.2%	-9.4%	-6.3%	-15.2%
Reach		NA	NA	NA	387.7%	-7.4%	-8.7%	-15.0%	-2.6%	-7.6%
Other Costs		-34.1%	-36.7%	-105.8%	3311.2%	-36.0%	-144.4%	-949.7%	-73.8%	147.1%
Total COGS		-2.3%	3.1%	0.5%	0.3%	-4.2%	-1.3%	1.2%	-2.5%	1.4%

Video Cost	$487,775	$508,719	$561,024	$642,781	$704,301	$774,648	$776,816	$839,191	$967,255	$987,881
Growth Rate		4.3%	10.3%	14.6%	9.6%	10.0%	0.3%	8.0%	15.3%	2.1%
YoY Growth					44.4%	52.3%	38.5%	30.6%	37.3%	27.5%
Fiber Revenue excluding wholesale	$2,945,109	$3,040,152	$3,336,786	$3,601,383	$4,003,402	$4,324,987	$4,502,667	$4,741,176	$5,078,732	$5,302,222
Growth Rate		3.2%	9.8%	7.9%	11.2%	8.0%	4.1%	5.3%	7.1%	4.4%
YoY Growth					35.9%	42.3%	34.9%	31.6%	26.9%	22.6%

Video cost as a % of Fiber Revenue	16.6%	16.7%	16.8%	17.8%	17.6%	17.9%	17.3%	17.7%	19.0%	18.6%
Estimated # of residential video customers	3,293	3,335	3,674	4,123	4,619	4,925	5,237	5,356	5,857	6,033
Estimated # of business video customers	268	273	300	320	354	370	412	429	482	498
Total Video Customers	3,561	3,608	3,973	4,443	4,973	5,295	5,649	5,785	6,339	6,531
Estimated Monthly Video Cost per video customer	$46	$47	$47	$48	$47	$49	$46	$48	$51	$50

Total Residential Subscribers	4,313	4,366	4,796	5,375	6,041	6,444	6,852	7,008	7,686	7,894
Estimated % with video	76.4%	76.4%	76.6%	76.7%	76.5%	76.4%	76.4%	76.4%	76.2%	76.4%

Total Business Subscribers	1,704	1,732	1,816	1,892	2,007	2,083	2,252	2,452	2,707	2,898
Estimated % with video	15.7%	15.8%	16.5%	16.9%	17.7%	17.8%	18.3%	17.5%	17.8%	17.2%

Variable Cost for purchasing of content, all Fiber

CLEC Direct Cost
CLEC Loops /Local	1,503,101	1,538,686	1,589,507	1,555,459	1,471,063	1,451,846	1,418,598	1,409,963	1,349,629	1,324,880
Non Fiber Variable Data Costs	487,410	463,122	490,620	458,815	413,744	410,163	405,483	407,104	382,923	387,827
Access Local	975,769	959,985	957,955	910,574	770,953	706,123	665,887	648,433	649,700	640,118
Total	2,966,281	2,961,792	3,038,082	2,924,848	2,655,760	2,568,132	2,489,968	2,465,500	2,382,253	2,352,825
Growth Rate		-0.2%	2.6%	-3.7%	-9.2%	-3.3%	-3.0%	-1.0%	-3.4%	-1.2%
YoY Growth					-10.5%	-13.3%	-18.0%	-15.7%	-10.3%	-8.4%

CLEC related revenue
Local	$3,126,014	$3,016,610	$3,036,748	$2,960,322	$2,761,927	$2,567,788	$2,462,023	$2,320,143	$2,284,159	$2,135,041
Data services	987,838	913,027	883,502	940,831	814,684	740,743	690,283	694,686	689,440	673,555
Xfone USA	1,740,207	1,624,772	1,551,327	1,464,556	1,422,062	1,444,504	1,354,702	1,282,520	1,203,302	1,213,683
Total CLEC related revenue	5,854,059	5,554,409	5,471,577	5,365,709	4,998,673	4,753,035	4,507,008	4,297,349	4,176,902	4,022,279
Growth Rate						-4.9%	-5.2%	-4.7%	-2.8%	-3.7%
YoY Growth									-16.4%	-15.4%

Cost as a % of Local and Xfone USA revenue	50.7%	53.3%	55.5%	54.5%	53.1%	54.0%	55.2%	57.4%	57.0%	58.5%

This is a variable cost associaed with providing CLEC customers connectivity to NTS central offices
All Costs attributed to Non-fiber

Long Distance Cost
Access & Termination	105,328	103,970	117,086	108,334	104,986	97,626	97,053	89,346	86,543	95,199
Long Distance Charges	11,331	10,948	12,139	12,075	11,587	10,646	10,467	13,939	20,269	21,379
Usage	416,179	376,401	273,572	231,898	241,880	240,627	191,930	176,420	176,770	158,974
Total long distance costs	532,838	491,320	402,797	352,307	358,454	348,898	299,451	279,705	283,582	275,552
Growth Rate		-7.8%	-18.0%	-12.5%	1.7%	-2.7%	-14.2%	-6.6%	1.4%	-2.8%
YoY Growth					-32.7%	-29.0%	-25.7%	-20.6%	-20.9%	-21.0%
Long Distance	$1,308,269	$1,095,505	$1,083,197	$925,774	$918,424	$926,588	$868,200	$847,152	$831,173	$854,780
Growth Rate		-16.3%	-1.1%	-14.5%	-0.8%	0.9%	-6.3%	-2.4%	-1.9%	2.8%
YoY Growth					-29.8%	-15.4%	-19.8%	-8.5%	-9.5%	-7.7%
Long distance costs as a % of LD revenue	41%	45%	37%	38%	39%	38%	34%	33%	34%	32%

This is a variable cost associaed with long distance calling, both fiber and non fiber customers
We allocate this cost based on revenue contribution for each business

Fiber Allocation	$110,079	$105,977	$94,268	$86,729	$97,821	$104,386	$95,412	$91,351	$101,503	$102,566
Non-Fiber Allocation	422,759	385,343	308,529	265,578	260,633	244,512	204,039	188,354	182,079	172,986

Transport	$996,970	$938,454	$991,155	$999,239	$1,054,490	$977,503	$941,611	$956,816	$986,971	$960,973
Growth Rate		-5.9%	5.6%	0.8%	5.5%	-7.3%	-3.7%	1.6%	3.2%	-2.6%
YoY Growth					5.8%	4.2%	-5.0%	-4.2%	-6.4%	-1.7%

This is a fixed cost to the whole business, representing the network that is not owned by NTS.
We allocate this cost based on revenue contribution, that said, this cost remains fixed until NTS enters a new market

Fiber Allocation	$205,964	$202,423	$231,963	$245,987	$287,767	$292,456	$300,019	$312,493	$353,268	$357,694
Non-Fiber Allocation	791,006	736,031	759,191	753,252	766,723	685,046	641,592	644,323	633,703	603,279

Private Line Expense	$1,321,840	$1,398,676	$1,370,258	$1,299,574	$1,302,318	$1,250,717	$1,272,855	$1,237,183	$1,167,575	$1,186,715
Growth Rate		5.8%	-2.0%	-5.2%	0.2%	-4.0%	1.8%	-2.8%	-5.6%	1.6%
YoY Growth					-1.5%	-10.6%	-7.1%	-4.8%	-10.3%	-5.1%
Private Line Revenue - Fiber	$291	$1,009	$80,485	$17,333	$69,265	$188,118	$253,112	$136,888	$267,420	$350,396
Private Line Revenue - Non Fiber	2,844,888	2,937,663	2,973,746	2,994,592	2,875,911	2,706,897	2,706,989	2,944,299	2,763,634	2,651,233
Private Line Revenue - Total	2,845,179	2,938,672	3,054,230	3,011,925	2,945,176	2,895,015	2,960,101	3,081,187	3,031,054	3,001,629
Growth Rate non fiber		3.3%	1.2%	0.7%	-4.0%	-5.9%	0.0%	8.8%	-6.1%	-4.1%
YoY Growth					1.1%	-7.9%	-9.0%	-1.7%	-3.9%	-2.1%
Private line expenses as a % of private line revenue	46.5%	47.6%	46.1%	43.4%	45.3%	46.2%	47.0%	42.0%	42.2%	44.8%

This is a variable costs associated with private line revenue. Improved margins due to migration of circuits from third party vendors to NTS' own private network
As we continue to construct our network, we expect margins to continue to improve as we can (i) migrate more circuits from off-net to on net and
(ii) compete for business in the LA area.

Total Data Services	$601,560	$578,251	$582,152	$543,756	$537,568	$502,958	$496,133	$493,309	$450,758	$447,352
Growth Rate		-3.9%	0.7%	-6.6%	-1.1%	-6.4%	-1.4%	-0.6%	-8.6%	-0.8%
YoY Growth					-11%	-13%	-15%	-9%	-16%	-11%

Data Service Fixed Component	$114,149	$115,130	$91,532	$84,941	$123,824	$92,795	$90,650	$86,205	$67,835	$59,525
Allocation to Fiber	23,582	24,833	21,422	20,910	33,791	27,763	28,883	28,154	24,280	22,156
Allocation to Non-Fiber	90,567	90,296	70,110	64,031	90,033	65,032	61,767	58,051	43,555	37,369

Data Service Variable Component	487,410	463,122	490,620	458,815	413,744	410,163	405,483	407,104	382,923	387,827

The Data service variable component is allocated to direct CLEC costs as this is where the costs to purchase internet loops (DSL, DS1, T1) from third party to provide internt capacity to CLEC customers.

The fixed component is to provide NTS access to internet pipe in several locations. That cost is fixed and is distributed between Fiber and Non-Fiber according to revenue.

Universal Service Fund	$410,212	$374,448	$322,150	$376,801	$396,066	$333,015	$380,231	$424,104	$422,575	$426,316
Growth Rate		-8.7%	-14.0%	17.0%	5.1%	-15.9%	14.2%	11.5%	-0.4%	0.9%
Universal Service Fund Rev	$325,883	$324,608	$273,930	$307,474	$363,566	$363,466	$301,659	$358,693	$350,321	$398,928
Growth Rate		-0.4%	-15.6%	12.2%	18.2%	0.0%	-17.0%	18.9%	-2.3%	13.9%

This is a pass through cost. The difference is due to time/revenue recognition.

Equipment Cost (Toshiba)	$244,353	$102,763	$157,113	$125,780	$152,716	$145,869	$201,706	$135,729	$80,252	$182,537
Growth Rate		-57.9%	52.9%	-19.9%	21.4%	-4.5%	38.3%	-32.7%	-40.9%	127.5%
Equipment Revenue	$247,048	$306,254	$200,338	$191,963	$259,871	$367,629	$418,435	$236,318	$221,551	$398,215
Growth Rate		24.0%	-34.6%	-4.2%	35.4%	41.5%	13.8%	-43.5%	-6.2%	79.7%

Cost as a % of Revenue	99%	34%	78%	66%	59%	40%	48%	57%	36%	46%

Cable
Cobridge			$156,001	$268,968	$206,824	$188,022	$197,774	$179,240	$168,029	$142,437
Reach			0	23,816	116,153	107,549	98,241	83,485	81,342	75,156
Total Cable Costs			156,001	292,784	322,977	295,571	296,015	262,725	249,371	217,593
Growth Rate						-8%	0%	-11%	-5%	-13%
YoY									-23%	-26%
Cable Revenue	$0	$0	$360,579	$442,937	$587,243	$527,641	$482,864	$450,197	$412,772	$429,420
Growth Rate				23%	33%	-10%	-8%	-7%	-8%	4%
YoY								2%	-30%	-19%

Cost as a % of Revenue			43%	66%	55%	56%	61%	58%	60%	51%

Total CLEC Variable Cost Assumption for model
CLEC Variable costs	$2,966,281	$2,961,792	$3,038,082	$2,924,848	$2,655,760	$2,568,132	$2,489,968	$2,465,500	$2,382,253	$2,352,825
Long Distance variable costs	422,759	385,343	308,529	265,578	260,633	244,512	204,039	188,354	182,079	172,986
	3,389,040	3,347,135	3,346,611	3,190,426	2,916,393	2,812,644	2,694,007	2,653,854	2,564,332	2,525,811

% of CLEC and Long distance revenue	47%	50%	51%	51%	49%	50%	50%	52%	51%	52%

Fiber Variable costs
Video	$487,775	$508,719	$561,024	$642,781	$704,301	$774,648	$776,816	$839,191	$967,255	$987,881
Long Distance	110,079	105,977	94,268	86,729	97,821	104,386	95,412	91,351	101,503	102,566
Total	597,854	614,695	655,292	729,510	802,122	879,034	872,228	930,542	1,068,758	1,090,447

Variable fiber monthly cost per res customer
Video	$34.9	$35.9	$36.1	$37.0	$36.1	$37.3	$35.0	$37.0	$38.8	$38.5
Long distance	6.1	5.8	4.8	4.0	4.1	4.1	3.5	3.2	3.3	3.2
Total	41.0	41.7	40.8	41.0	40.1	41.4	38.5	40.2	42.0	41.7

Variable fiber monthly cost per bus customer
Video	$7.2	$7.4	$7.8	$8.2	$8.3	$8.7	$8.4	$8.5	$9.1	$8.7
Long distance	6.1	5.8	4.8	4.0	4.1	4.1	3.5	3.2	3.3	3.2
Total	13.3	13.2	12.5	12.1	12.4	12.7	11.9	11.7	12.3	11.8

Estimated Variable Fiber cogs
Residential	$529,970	$546,083	$587,084	$660,582	$727,551	$799,410	$791,911	$844,693	$968,802	$987,551
Business	67,884	68,612	68,208	68,928	74,571	79,624	80,317	85,849	99,956	102,896
Total	597,854	614,695	655,292	729,510	802,122	879,034	872,228	930,542	1,068,758	1,090,447

Variable COGS as a % of revenue (excluding wholesale)
Residential	46.4%	46.4%	44.7%	43.5%	41.9%	42.2%	39.5%	40.4%	42.4%	41.6%
Business	3.8%	3.7%	3.4%	3.3%	3.3%	3.3%	3.2%	3.2%	3.6%	3.5%
Total	20.3%	20.2%	19.6%	20.3%	20.0%	19.5%	18.3%	19.1%	20.0%	19.3%

Fiber Revenue (excluding wholesale)
Residential	$1,143,144	$1,177,619	$1,314,496	$1,517,851	$1,734,887	$1,893,087	$2,002,848	$2,092,255	$2,285,726	$2,374,856
Business	1,801,965	1,862,533	2,022,291	2,083,533	2,268,515	2,431,899	2,499,819	2,648,921	2,793,006	2,927,366
Total	2,945,109	3,040,152	3,336,786	3,601,383	4,003,402	4,324,987	4,502,667	4,741,176	5,078,732	5,302,222

Fiber fixed/Semi fixed cost
Transport	205,964	202,423	231,963	245,987	287,767	292,456	300,019	312,493	353,268	357,694
Data	23,582	24,833	21,422	20,910	33,791	27,763	28,883	28,154	24,280	22,156
Total fixed fiber costs	229,546	227,256	253,385	266,897	321,558	320,219	328,902	340,648	377,549	379,851
Growth		-1.0%	11.5%	5.3%	20.5%	-0.4%	2.7%	3.6%	10.8%	0.6%
Y/Y Growth					40.1%	40.9%	29.8%	27.6%	17.4%	18.6%

Total Fiber COGS
Variable	597,854	614,695	655,292	729,510	802,122	879,034	872,228	930,542	1,068,758	1,090,447
Fixed	229,546	227,256	253,385	266,897	321,558	320,219	328,902	340,648	377,549	379,851
Total	827,400	841,951	908,677	996,407	1,123,680	1,199,253	1,201,130	1,271,190	1,446,306	1,470,298

Fiber COGS Estimate in historical financials					1,195,271	1,178,515	1,139,683	1,268,980	1,378,067	1,345,926
Difference					71,591	(20,738)	(61,447)	(2,210)	(68,240)	(124,372)
					6.0%	-1.8%	-5.4%	-0.2%	-5.0%	-9.2%
Total Non-Fiber COGS
Variable	$5,365,445	$5,223,023	$5,352,132	$5,285,365	$5,090,470	$4,837,816	$4,844,814	$4,713,595	$4,484,105	$4,538,972
Fixed	881,573	826,328	829,302	817,283	856,756	750,078	703,359	702,374	677,258	640,647
Other Costs / Credits	(62,944)	(41,473)	(26,264)	1,517	51,748	33,129	(14,719)	125,072	32,749	80,929
Total	6,184,075	6,007,878	6,155,170	6,104,165	5,998,974	5,621,023	5,533,454	5,541,040	5,194,112	5,260,548

Total Non Fiber COGS
CLEC Direct Cost	$2,966,281	$2,961,792	$3,038,082	$2,924,848	$2,655,760	$2,568,132	$2,489,968	$2,465,500	$2,382,253	$2,352,825
Long Distance	422,759	385,343	308,529	265,578	260,633	244,512	204,039	188,354	182,079	172,986
Transport	791,006	736,031	759,191	753,252	766,723	685,046	641,592	644,323	633,703	603,279
Private Line	1,321,840	1,398,676	1,370,258	1,299,574	1,302,318	1,250,717	1,272,855	1,237,183	1,167,575	1,186,715
Data Services fixed costs	90,567	90,296	70,110	64,031	90,033	65,032	61,767	58,051	43,555	37,369
Universal Service Fund	410,212	374,448	322,150	376,801	396,066	333,015	380,231	424,104	422,575	426,316
Equipment	244,353	102,763	157,113	125,780	152,716	145,869	201,706	135,729	80,252	182,537
Cable	0	0	156,001	292,784	322,977	295,571	296,015	262,725	249,371	217,593
Other Costs / Credits	(62,944)	(41,473)	(26,264)	1,517	51,748	33,129	(14,719)	125,072	32,749	80,929
Total	6,184,075	6,007,878	6,155,170	6,104,165	5,998,974	5,621,023	5,533,454	5,541,040	5,194,112	5,260,548

Total COGS
Fiber	827,400	841,951	908,677	996,407	1,123,680	1,199,253	1,201,130	1,271,190	1,446,306	1,470,298
Non Fiber	6,184,075	6,007,878	6,155,170	6,104,165	5,998,974	5,621,023	5,533,454	5,541,040	5,194,112	5,260,548
Total	7,011,475	6,849,829	7,063,847	7,100,572	7,122,654	6,820,276	6,734,583	6,812,230	6,640,418	6,730,847

Fiber / Non Fiber Revenue
Fiber	2,945,400	3,041,161	3,417,271	3,618,716	4,072,667	4,513,105	4,755,779	4,878,064	5,346,152	5,652,618
Non Fiber	11,311,818	11,057,995	11,184,371	11,081,102	10,851,162	10,571,454	10,170,267	10,057,970	9,590,084	9,533,566
Total	14,257,218	14,099,156	14,601,642	14,699,818	14,923,829	15,084,559	14,926,046	14,936,034	14,936,236	15,186,185

Gross Margin
Fiber	71.9%	72.3%	73.4%	72.5%	72.4%	73.4%	74.7%	73.9%	72.9%	74.0%
Non-Fiber	45.3%	45.7%	45.0%	44.9%	44.7%	46.8%	45.6%	44.9%	45.8%	44.8%
Total	50.8%	51.4%	51.6%	51.7%	52.3%	54.8%	54.9%	54.4%	55.5%	55.7%

20

Cost Saving Initiative	Description	Approx. Annual Savings	Date	Rationale

Public company	IMS (Investor Relations)	$78,000	Jan-14	Cost associated with being a public company in USA / Israel
	Alon / Gershon (Israel office)	$175,000	Jan-14	Cost associated with being a public company in USA / Israel
	Israel office costs (lease, etc.)	$25,000	Jan-14	Cost associated with being a public company in USA / Israel
	NYSE fees	$30,000	Jan-14	Cost associated with being a public company in USA / Israel
	Tel Aviv Stock exchange	$10,000	Jan-14	Cost associated with being a public company in USA / Israel
	SEC Lawyers (srff)	$42,000	Jan-14	Cost associated with being a public company in USA / Israel
	Auditors (going from $200K to ~$100K)	$100,000	Jan-14	Cost associated with being a public company in USA / Israel
	Security and Exchange Commission fees	$35,000	Jan-14	Cost associated with being a public company in USA / Israel
	EDGAR + Transfer Agent fees	$30,000	Jan-14	Cost associated with being a public company in USA / Israel
	Investor Relation activity (Travel, conferences etc.)	$15,000	Jan-14	Cost associated with being a public company in USA / Israel
	Tamir Fishman (options management)	$12,000	Jan-14	Cost associated with being a public company in USA / Israel
	Elimination of Board fees	$100,000	Jan-14
Total Savings "Going Private"		$652,000

ADP Payroll system	ADP cost $30K, Cost reduction 90K (one individual)	$60,000	Nov-13	Move to an automated system / Implementation to Occur in October

Transport / Optimization Savings	Ongoing optimization projects for network capacity, CABS projects, and network audits	$147,000	2014 Vs. 2013	Based on the following renewals/network optimization projects: Zayo core network circuits, Expired ATT Internet renewal, ATT/Verizon Business circuit renewals etc.

IT Projects on their way	Move OMNIA Servers To Cloud (already in model)	$9,648	Aug-13	Reduce physical server count by 12 with annual energy cost of $800 per server.
	Move to Microsoft Dynamics	$37,000	Nov-13	Elimination of licensing fees to Infor, Infinium
	Move to Microsoft Dynamics	$50,752	Nov-13	Assumes 40 hours per week in labor cost savings @ $20/hr. due to purchase order process and inventory management efficiencies / Includes 22% Benefit Load
	Consolidation of Xfone & OMNIA DB	$11,712	Dec-13	Assumes 10 hours per week @ $20/hr. from eliminating dual DB look-up for reporting, customer care, and trouble ticketing. / 22% Benefit Load
	Implementation of OMNIA Tech Portal	$101,504	Jan-14	Assumes 80 hours per week @ $20/hr in techs calling NCC for dispatch, inventory look-up, updating, & closing tickets / 22% Benefit Load
	Transition to Monolith Network Monitoring	$50,000	Jan-14	Eliminated licensing fees to NetBoss
	Upgrade to OMNIA 360	$70,272	Mar-14	Ability for order to go from customer web interface directly into OMNIA without re-keying data - assumes savings of 80 hours per week @$15/hr / 22% benefit Load
	Adding "Mariner" TR69 solution to Monolith	$135,000	Apr-14	Ability to monitor video solutions and trouble-shoot remotely (150 less truck rolls per month @ $75 per roll).
	Oasis Network Element Mediation	$101,504	Jun-14	Assumes 80 hours per week @$20/hr. from the ability to do "flow-thru" provisioning on all fiber orders. / 22% Benefit Load

Billing Cycle Consolidation	NTS Consolidated it's billing cycles / Postage Costs savings (already in model)	$24,000	Aug-13	$2k per month

CHR Data & Switch	Network Control Center & Switch/Data Group Savings (already included in model)	$250,000	Sep-13	Outsourcing w/ CHR

Executive level changes	Org chart changes	$320,000	Nov-13

		$2,020,392
Headquarters New Savings
Building Rent		$518,320	Oct-13
Building Insurance/Maintenance/Taxes		$176,200	Oct-13
Utilities		$150,000	Oct-13
Other / Misc. Expense		$50,000	Oct-13
Annual Building Expense		$894,520

Total		$2,914,912

Already recognized in the model		$283,648

Added as separate cost saving lines		$2,631,264

One time cost savings	3Q 13	4Q 13	1Q 14	2Q 14	3Q 14	4Q 14	1Q 15	Total
General
3Q 13 (already in model)	$70,912	$70,912	$70,912	$70,912
4Q 13		$85,874	$171,748	$257,622	$343,496
1Q14			$23,048.50	$46,097	$69,146	$92,194
2Q14				$14,781.50	$29,563	$44,345	$59,126
Going Private			$163,000	$163,000	$163,000	$163,000
Total	$70,912	$156,786	$428,709	$552,413	$605,205	$299,539	$59,126

Accumulated cost savings
General
3Q 13 - Already recognized in the model	$70,912	$70,912	$70,912	$70,912	$70,912	$70,912	$70,912
4Q 13		$85,874	$171,748	$257,622	$343,496	$343,496	$343,496
1Q14			$23,049	$46,097	$69,146	$92,194	$92,194
2Q14				$14,782	$29,563	$44,345	$59,126
Total General	$0	$85,874	$194,797	$318,501	$442,205	$480,035	$494,816

Going Private			$163,000	$163,000	$163,000	$163,000	$163,000
Total savings for the model	$0	$85,874	$357,797	$481,501	$605,205	$643,035	$657,816	$2,631,264

Total including cost already recognized	$70,912	$156,786	$428,709	$552,413	$676,117	$713,947	$728,728	$2,914,912

21

Historical Monthly COGS and SG&A

	2011												2012												2013

	Jan-11	Feb-11	Mar-11	Apr-11	May-11	Jun-11	Jul-11	Aug-11	Sep-11	Oct-11	Nov-11	Dec-11	Jan-12	Feb-12	Mar-12	Apr-12	May-12	Jun-12	Jul-12	Aug-12	Sep-12	Oct-12	Nov-12	Dec-12	Jan-13	Feb-13	Mar-13	Apr-13	May-13	Jun-13

Sales & Marketing Expenses
COMMISSION EXPENSE	$19,976	$10,404	$27,682	$14,593	$11,712	$23,430	$14,637	($986)	($7,894)	($12,549)	($3,187)	($23,635)	($11,851)	($9,155)	$35,781	($159,699)	$2,994	$25,043	($14,790)	$8,154	$5,583	($17,719)	$39,820	$46,356	$49,952	$50,119	$50,287	$33,646	($4,649)	$22,327
CONTRACT LABOR	0	0	0	0	0	0	0	0	200	100	0	1,810	150	150	146	(446)	0	0	0	0	0	0	0	0	0	0	0	0	0	0
EMPLOYER 401(K) EXPENSE	1,514	1,402	1,175	1,141	1,461	1,161	1,471	1,337	1,388	1,131	1,242	1,196	1,280	1,269	1,255	1,310	1,260	1,038	1,352	1,400	1,949	1,761	1,057	1,062	1,066	1,071	1,075	1,056	1,038	1,022
INSURANCE EXPENSE GROUP	20,326	20,089	18,367	20,167	15,296	19,204	18,706	19,834	18,259	19,144	17,836	19,041	18,144	22,232	13,556	31,767	23,009	15,290	17,460	16,141	16,468	15,660	14,407	14,467	14,527	14,588	14,648	15,764	16,291	15,391
SALARY EXPENSE	220,981	183,776	169,515	165,636	194,901	168,602	192,830	194,723	223,678	193,732	202,250	207,459	168,142	184,517	147,125	394,693	199,727	164,388	193,320	188,055	224,500	215,843	142,691	143,286	143,883	144,482	145,084	144,263	140,352	139,150
PAYROLL TAXES	28,677	20,477	14,757	13,181	15,659	13,131	15,084	15,705	18,155	15,246	18,818	12,124	30,423	27,518	32,488	7,558	15,714	13,147	15,009	14,668	16,116	14,617	10,607	10,651	10,695	10,740	10,785	11,464	10,988	11,658
COMMISSION WICHITA FALLS PROJECT	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
SELLING EXPENSES OF AMARILLO PROJECT	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
SELLING EXPENSES OF ABILENE PROJECT	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
TOTAL PAYROLL AND COMISSIONS	291,473	236,147	231,497	214,718	239,029	225,530	242,728	230,613	253,787	216,804	236,959	217,995	206,289	226,531	230,351	275,182	242,704	218,906	212,351	228,418	264,617	230,163	208,582	215,821	220,123	221,000	221,880	206,193	164,020	189,548

ADVERTISING	24,154	32,013	24,719	25,436	14,118	15,488	4,788	3,567	23,553	25,520	7,249	23,971	28,910	24,210	32,811	(7,003)	26,213	15,553	12,128	20,669	23,601	17,204	13,414	13,470	13,526	13,582	13,639	17,489	12,791	14,843
AUTO EXPENSE	0	0	0	0	0	0	0	0	0	0	0	0	533	0	1,050	(1,050)	0	0	0	0	0	0	71	71	71	71	72	0	0	0
BUSINESS MEALS	1,665	1,255	1,035	943	846	203	253	156	345	258	558	1,008	307	1,852	(1,247)	3,023	1,590	694	209	598	270	1,650	1,676	1,683	1,690	1,697	1,704	1,757	604	1,162
CUSTODIAL EXPENSE	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	1,050	300	300	300	300	300	0	338	339	340	342	343	786	3,825	750
DUES & SUBSCRIPTIONS	871	819	0	700	250	180	2,550	(440)	139	885	0	1,250	941	375	1,481	426	555	400	730	560	625	375	375	377	378	380	381	750	350	411
ENGINEERING FEES	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
ENTERTAINMENT & PROMO	1,514	0	1,149	31	0	150	1,000	450	500	500	462	22	500	7,378	(6,392)	36,161	12,549	7,486	9,904	9,844	13,750	18,167	13,880	13,938	13,996	14,055	14,113	15,695	19,649	16,291
FREIGHT EXPENSE	631	209	423	465	126	108	166	226	160	453	268	395	319	169	461	274	50	198	124	97	164	599	519	521	523	525	527	801	757	801
INTERNET EXPENSE	475	475	475	475	475	475	475	475	475	475	475	475	475	475	462	488	2,758	1,440	1,456	1,539	839	4,203	(1,265)	(1,270)	(1,276)	(1,281)	(1,286)	784	783	783
MISCELLANEOUS EXPENSE	3,541	828	835	573	449	1,146	56	95	743	790	3,715	(1,914)	1,185	787	1,550	1,251	1,105	956	553	995	1,157	1,115	811	814	818	821	825	1,685	(2,686)	95
MOVING EXPENSE	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
OFFICE SUPPLIES	5,844	1,430	851	1,101	1,660	1,535	1,490	1,737	941	1,581	2,178	4,249	8,689	6,092	11,046	(4,269)	1,728	2,240	930	2,006	4,552	1,367	871	875	879	882	886	1,260	2,748	2,172
POSTAGE EXPENSE	0	206	141	135	0	88	18	0	88	88	176	47	88	0	174	33	129	0	88	0	0	400	0	0	0	0	0	4	0	0
RENTAL EXP BUILDING	24,413	24,966	20,899	16,576	21,366	20,690	19,960	19,478	16,987	9,430	6,737	12,364	10,768	11,059	10,181	14,955	11,600	16,845	14,757	15,906	(17,410)	8,714	9,815	9,856	9,897	9,938	9,980	9,235	8,760	9,081
UTILITIES																								4,443	4,461	4,480	4,499	4,445	4,816	5,673
RENTAL EXPENSE EQUIP	1,313	1,075	1,138	1,159	1,149	1,145	1,027	1,277	1,242	1,321	1,424	1,009	1,174	1,195	1,121	1,839	1,538	2,670	2,549	3,229	2,621	2,623	2,642	2,653	2,664	2,675	2,686	2,140	4,240	2,148
TELEPHONE EXPENSE	7,381	6,983	6,737	9,905	3,409	4,896	4,242	4,723	3,717	4,917	4,145	4,428	4,787	4,417	5,024	3,145	3,256	4,448	3,754	3,338	3,417	2,220	3,713	3,729	3,744	3,760	3,775	1,021	2,370	3,326
TRAINING EXPENSE	0	0	0	0	0	0	0	0	0	0	3,753	(3,503)	0	21	(21)	521	110	0	470	0	0	0	0	0	0	0	0	0	0	0
TRAVEL	13,789	11,616	10,591	8,875	13,649	8,117	8,733	9,562	12,919	12,286	13,420	11,359	6,232	7,147	5,069	20,203	13,737	11,523	8,614	10,515	8,889	10,100	16,920	16,990	17,061	17,132	17,204	29,898	3,263	18,780
TOTAL OTHER EXPENSES	85,590	81,874	68,992	66,374	57,498	54,221	44,757	41,308	61,808	58,503	44,560	55,159	64,907	65,177	62,770	71,048	77,218	64,753	56,566	69,597	42,775	68,737	63,780	68,488	68,773	69,060	69,348	87,751	62,270	76,317

TOTAL SALES & MARKETING	377,063	318,021	300,489	281,092	296,526	279,751	287,485	271,921	315,594	275,308	281,519	273,154	271,196	291,708	293,120	346,231	319,923	283,659	268,918	298,016	307,391	298,899	272,361	284,309	288,897	290,060	291,228	293,944	226,289	265,865

GENRAL & ADMINISTRATIVE
CONTRACT LABOR	18,700	18,700	16,700	21,626	27,626	21,626	20,639	20,639	20,639	19,277	33,968	4,585	6,820	7,394	5,242	9,968	8,243	10,430	7,644	8,887	12,765	8,845	8,705	8,734	8,765	8,795	8,825	22,202	12,564	4,619
EMPLOYER 401(K) EXPENSE	4,339	4,272	4,191	5,121	4,195	4,249	3,967	3,971	4,785	3,880	3,792	3,693	3,813	3,658	3,329	4,667	3,512	3,424	3,321	3,818	2,876	2,730	2,765	2,777	2,788	2,800	2,812	2,434	2,384	2,139
INSURANCE EXPENSE GROUP	68,894	73,790	51,498	70,840	73,743	64,466	65,874	70,274	64,090	69,858	64,436	68,600	67,283	69,001	54,298	68,372	101,491	73,859	62,258	56,502	61,254	52,036	51,846	52,062	52,279	52,497	52,716	63,759	70,032	59,592
SALARY EXPENSE	733,191	715,844	724,919	599,477	683,131	738,274	697,388	729,766	663,806	712,195	732,098	660,617	723,126	659,607	667,513	714,479	777,562	620,422	654,088	641,746	598,353	626,338	598,979	551,407	565,638	567,928	570,227	582,347	559,825	693,085
PAYROLL TAXES	81,506	75,335	(4,374)	76,440	48,610	44,344	40,933	41,774	58,763	43,597	42,473	43,263	86,212	77,019	80,966	(40,337)	57,677	86,296	41,020	51,175	77,266	37,073	37,253	37,409	37,565	37,721	37,878	51,918	65,312	42,583
TOTAL PAYROLL	906,630	887,940	792,934	773,504	837,305	872,958	828,801	866,424	812,083	848,807	876,767	780,759	887,254	816,679	811,346	757,149	948,485	794,431	768,331	762,128	752,515	727,022	699,548	652,390	667,035	669,741	672,458	722,659	710,117	802,018

INS EXP CAS & LIABILITY	35,397	31,078	33,642	43,950	41,369	44,964	31,286	20,069	37,622	43,844	13,085	48,027	43,340	43,406	37,308	50,755	44,549	42,658	42,677	33,718	42,913	39,795	38,737	38,870	39,003	39,136	39,270	40,285	40,054	55,763
UTILITIES	38,103	52,785	41,964	46,125	55,868	45,921	65,999	42,937	43,163	50,732	43,422	43,883	66,087	52,932	68,184	40,028	56,261	66,535	69,006	58,878	67,182	55,995	50,929	51,141	51,355	51,569	51,783	51,803	56,454	73,529
REPAIR & MAINTENANCE	19,720	18,031	18,890	24,021	41,206	31,325	15,292	14,759	15,965	14,214	15,737	36,558	21,477	39,363	72	46,784	20,423	13,613	19,222	24,084	26,718	23,278	12,591	12,644	10,196	10,239	10,281	16,632	15,836	12,654
TOTAL UTILITIES & INSURANCE	93,220	101,894	94,495	114,096	138,443	122,210	112,577	77,764	96,750	108,790	72,245	128,469	130,904	135,700	105,564	137,567	121,233	122,806	130,905	116,681	136,812	119,068	102,258	102,655	100,553	100,943	101,335	108,720	112,344	141,946

RENT EXPENSE - PARKING	500	500	500	500	500	500	500	500	500	500	500	500	500	500	416	584	500	500	500	500	500	500	500	502	504	506	508	500	500	500
RENTAL - BUILDING	111,518	104,317	102,763	102,682	102,535	102,874	103,994	108,103	108,763	107,998	108,466	108,491	103,176	103,812	85,260	107,502	133,271	101,401	109,052	106,025	107,037	106,700	107,706	108,155	108,605	109,058	109,512	121,665	111,687	81,716
RENTAL EXP EQUIPMENT	80,282	85,222	75,638	75,075	86,403	67,835	69,178	89,349	110,228	71,057	81,487	82,815	85,589	94,224	62,619	112,059	111,504	94,551	94,575	106,653	96,862	79,321	85,302	85,657	86,014	86,373	86,732	69,625	75,195	111,831
TOTAL RENTAL & LEASES	192,300	190,039	178,902	178,257	189,438	171,209	173,672	197,952	219,491	179,555	190,453	191,807	189,265	198,536	148,296	220,145	245,275	196,451	204,126	213,178	204,399	186,521	193,508	194,314	195,124	195,937	196,753	191,789	187,382	194,047

LEGAL & ACCOUNTING	49,633	18,095	38,481	44,007	37,045	38,265	29,951	36,302	45,552	26,983	18,727	31,406	40,456	21,778	53,481	11,985	41,736	44,224	21,618	27,689	34,507	22,371	66,257	66,495	66,735	66,975	67,217	14,439	80,477	69,936

BAD DEBT EXPENSE	48,498	37,076	27,189	72,151	73,520	14,636	44,111	84,582	13,958	59,954	67,475	38,417	44,699	77,713	4,199	74,829	79,185	(24,807)	154,185	51,495	(94,774)	56,743	71,733	66,993	66,873	66,768	66,769	50,505	70,043	1,038,596

ADVERTISING	10,045	3,312	1,042	666	3,036	5,710	824	599	54	103	244	224	494	164	742	1,355	(2,459)	44	52	44	44	77	27	28	28	28	28	(319)	44	44
AUTO EXPENSE	26,389	12,465	18,300	17,328	19,592	18,323	19,433	12,722	45,654	26,489	27,849	26,437	21,182	24,894	13,923	21,849	46,030	19,060	16,341	22,755	20,746	18,867	19,678	19,760	19,843	19,925	20,008	22,157	22,390	13,587
COLLECTION FEES	(32)	1,004	330	397	170	399	335	592	(8)	4,445	75	488	7,696	2,471	11,632	(5,509)	2,246	2,637	5,025	2,721	2,947	3,560	7,418	3,724	3,740	3,755	3,771	3,798	4,212	2,884
BUSINESS MEALS	2,623	2,761	4,390	1,072	1,790	(212)	3,243	3,420	2,143	73	4,110	2,804	5	23	(13)	721	317	(1,095)	10	187	54	190	88	88	89	89	89	9	125	53
COMPUTER EXPENSE	48,735	50,128	52,445	51,496	50,457	50,479	49,933	49,471	50,539	48,076	42,694	47,422	48,911	49,031	40,601	49,107	65,441	49,458	55,988	55,586	133,732	108,310	90,750	91,128	91,508	91,889	131,278	140,262	128,192	187,927
CUSTODIAL SERVICES	6,267	6,170	6,359	6,170	6,075	6,273	6,174	6,273	6,359	6,108	6,488	7,250	6,297	5,359	6,180	6,015	6,145	5,909	6,119	5,643	5,705	3,860	5,293	5,315	5,337	5,360	5,382	5,053	4,958	5,014
BANK CHARGES	0	0	0	0	0	0	0	0	0	0	0	0	303	303	303	(136)	(136)	(136)	39	39	39	39	0	0	0	0	0	0	0	0
PROVISION FOR DISPUTES	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
DIRECTOR FEES & EXPENSE	9,000	9,000	9,000	(3,700)	(3,700)	(3,700)	10,041	10,041	10,041	4,129	4,129	4,129	45	45	45	2,000	2,000	2,000	4,622	4,622	4,622	4,622	4,622	4,622	4,622	4,622	4,622	10,000	10,000	(8,478)
DUES & SUBSCRIPTIONS	2,096	4,794	1,835	1,835	1,835	3,868	3,236	2,736	1,681	(1,624)	3,290	1,136	1,382	1,616	917	7,401	2,053	2,711	2,430	1,319	1,488	1,115	1,996	2,005	2,013	2,021	2,030	2,290	2,436	1,666
ENGINEERING FEES	480	0	0	2,128	760	0	1,992	920	0	656	2,544	42	1,376	392	2,130	(810)	0	664	432	608	632	680	808	811	815	818	822	0	0	608
ENTERTAINMENT & PROMO	1,126	2,340	416	2,176	0	1,200	218	892	1,499	815	4,241	4,167	3,120	514	5,203	(5,217)	423	3,025	0	3,352	0	4,771	2,852	2,864	2,876	2,888	2,900	6,955	673	3,079
FREIGHT EXPENSE	1,999	2,279	2,596	2,571	3,210	2,854	3,120	3,572	7,078	3,070	2,682	2,993	3,264	2,014	3,967	1,920	2,803	2,435	2,702	1,988	2,096	2,224	1,531	1,537	1,543	1,550	1,556	3,371	4,791	3,323
INTERNET EXPENSE	500	500	500	500	500	500	500	500	500	500	500	500	500	500	416	584	1,799	1,615	1,611	1,571	2,059	4,268	3,829	3,845	3,861	3,877	3,893	5,002	3,787	4,406
LICENSES & FEES	10,221	14,403	10,673	8,506	9,043	11,105	4,984	14,549	13,224	12,416	16,980	13,376	12,268	13,465	9,017	13,960	13,308	11,823	13,514	20,480	18,561	14,509	16,931	14,408	14,468	14,529	14,589	22,614	7,821	33,857
MANAGEMENT SERVICE FEE	2,696	3,063	3,087	2,701	2,667	3,780	572	3,141	2,740	3,166	3,019	3,555	2,930	2,886	2,483	3,342	3,004	3,646	3,054	3,272	2,958	3,003	3,294	3,308	3,321	3,335	3,349	2,736	3,226	2,697
MISCELLANEOUS EXPENSE	15,729	9,710	10,373	46,624	42,904	43,877	26,680	26,496	27,525	22,172	20,509	21,442	16,711	21,543	10,821	18,353	41,278	24,930	21,078	20,097	23,565	30,221	26,225	21,526	21,585	21,643	21,702	18,862	19,902	92,131
MOVING EXPENSES	0	0	0	0	0	0	0	0	0	3,747	64	0	0	0	0	726	423	0	0	0	0	0	0	0	0	0	0	0	0	0
OFFICE SUPPL & POSTAGE	37,963	30,087	27,578	27,850	31,969	33,992	29,069	30,813	32,758	29,444	29,003	22,559	32,173	35,696	23,551	40,523	39,560	27,640	32,199	37,568	16,388	(14,014)	11,375	11,417	11,458	11,500	11,542	6,652	9,936	8,578
OFFICE RELOCATION EXP	0	497	6,600	973	0	268	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
SUPPLIES	4,391	3,561	3,704	1,758	811	1,442	2,746	5,675	35,294	6,806	6,691	16,076	12,410	14,403	8,338	12,466	6,009	8,723	12,812	6,739	(4,018)	8,098	8,895	8,932	8,969	9,006	9,044	10,888	10,803	24,430
TAXES OTHER	0	0	0	6,447	7,442	8,858	6,684	13,041	2,108	7,778	9,924	7,859	6,755	6,756	5,622	7,810	6,267	8,302	6,194	11,633	7,546	11,333	19,213	8,894	8,931	8,969	9,006	4,893	9,779	6,910
TAXES PROPERTY	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
TAXES FRANCHISE	6,797	6,717	7,603	0	0	0	0	0	0	0	0	1,395	(573)	0	(1,050)	1,050	0	0	0	0	0	0	0	0	0	0	0	0	0	0
TELEPHONE EXPENSE	9,521	9,356	8,684	9,151	7,161	6,775	7,964	10,115	9,035	7,912	9,433	9,700	10,393	9,536	9,510	10,248	11,171	10,501	11,148	11,178	10,515	9,558	13,084	10,666	10,711	10,755	10,800	8,468	10,793	15,384
TRAINING EXPENSE	275	70	670	0	0	0	0	786	275	526	5,491	481	23	275	(1,143)	508	(40,344)	36,284	9,986	8,868	8,868	0	8,868	8,868	8,868	8,868	8,868	8,868	9,026	2,313
TRAVEL	14,517	9,557	12,257	11,364	15,142	22,812	15,280	12,597	12,852	12,247	16,994	14,765	14,039	19,774	7,781	24,219	11,770	25,632	22,783	18,725	17,000	20,399	16,957	17,012	15,734	15,784	15,834	18,462	15,130	21,172
STOCK OPTION COMP	27,665	27,665	27,665	19,544	19,544	19,544	8,189	8,189	8,189	78,064	78,064	78,064	13,510	13,510	13,510	12,872	12,872	12,872	21,463	21,463	21,463	46,633	46,633	46,633	17,695	17,695	17,695	7,462	7,462	104,293
ADMIN EXPENSES OF AMARILLO PROJECT	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
ADMIN EXPENSES OF ABILENE PROJECT	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
TOTAL OTHER EXPENSES	239,004	209,439	216,107	217,556	220,405	238,146	201,217	217,139	269,540	277,116	295,017	286,866	215,212	225,168	174,485	225,355	231,979	258,681	249,601	260,460	297,010	282,324	310,368	287,392	258,015	258,908	298,810	308,485	285,486	525,877

TOTAL G&A	1,529,285	1,444,483	1,348,107	1,399,570	1,496,156	1,457,424	1,390,329	1,480,162	1,457,374	1,501,205	1,520,684	1,457,723	1,507,791	1,475,574	1,297,371	1,427,031	1,667,892	1,391,787	1,528,766	1,431,631	1,330,469	1,394,049	1,443,671	1,370,239	1,354,335	1,359,271	1,403,342	1,396,597	1,445,847	2,772,421

TOTAL SG&A	1,906,348	1,762,504	1,648,596	1,680,662	1,792,682	1,737,175	1,677,814	1,752,083	1,772,968	1,776,513	1,802,203	1,730,877	1,778,987	1,767,282	1,590,491	1,773,262	1,987,815	1,675,445	1,797,684	1,729,646	1,637,860	1,692,948	1,716,032	1,654,548	1,643,232	1,649,331	1,694,570	1,690,541	1,672,137	3,038,286

22

Graph Data - Take Rate by Calendar Quarter

Smart Build	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25

Wichita Falls	9%	17%	23%	31%
				31%	38%	45%	46%	46%	46%	47%	47%	47%	48%	48%	49%	49%	49%
Abilene	3%
	3%	16%	27%	38%	39%	39%	39%	40%	40%	41%	41%	41%	42%	42%
Amarillo	2%
	2%	11%	20%	24%	29%	30%	30%	31%	32%	33%	33%	34%	35%

Bus: Pride 1 and Levelland	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25

Levelland	12%	18%	25%	36%	43%	47%	49%	56%	57%	59%	61%	64%	65%	66%	68%	69%
																69%	69%	69%	69%	69%	70%	70%	70%	70%	70%
Littlefield	15%	28%	34%	40%	43%	40%	41%	41%	43%
									43%	44%	45%	54%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%
Brownfield	10%	24%	31%	49%	54%	61%	61%	61%
								61%	61%	61%	64%	68%	68%	68%	68%	68%	68%	68%	68%	68%	68%
Slaton	12%	17%	21%	22%	24%	27%	29%
							29%	31%	32%	34%	35%	37%	38%	40%	41%	43%	44%	46%	47%	49%
Wilson	8%	17%	17%	17%	17%	17%
						17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%
Lamesa	1%	40%	50%	53%	57%	59%
						59%	61%	62%	67%	67%	67%	67%	67%	67%	67%	67%	67%	67%	67%
Plainview	4%	29%	35%	39%	40%
					40%	42%	49%	56%	58%	60%	61%	63%	63%	63%	63%	63%	63%	63%

Res: Pride 1 and Levelland	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25

Levelland	1.99%	9.16%	20.02%	28.22%	33.78%	37%	38%	37%	38%	38%	38%	39%	38%	39%	38%	38%
																38%	38%	38%	39%	39%	39%	40%	40%	40%	41%
Littlefield	18%	28%	35%	36%	38%	39%	43%	41%	41%
									41%	41%	41%	41%	42%	42%	42%	43%	43%	43%	43%	43%	43%	43%
Whitharral	5%	13%	12%	11%	12%	18%	18%	21%
								21%	22%	23%	24%	24%	25%	26%	27%	27%	28%	29%	30%	30%	31%
Brownfield	12%	27%	32%	35%	36%	37%	38%	39%
								39%	39%	40%	40%	40%	41%	41%	42%	42%	42%	42%	42%	42%	42%
Slaton	5%	9%	11%	13%	16%	17%	18%
							18%	19%	20%	20%	21%	22%	23%	23%	24%	25%	26%	26%	27%	28%
Wilson	11%	18%	20%	23%	23%	25%
						25%	26%	27%	28%	28%	29%	30%	31%	31%	32%	33%	34%	34%	35%
Lamesa	4%	14%	19%	22%	26%	27%
						27%	29%	30%	32%	33%	35%	36%	38%	39%	40%	40%	40%	40%	40%
Meadow	4%	16%	18%	23%	26%	27%
						27%	28%	29%	29%	30%	31%	32%	32%	33%	34%	35%	35%	36%	37%
Ropesville	2%	15%	17%	20%	22%	23%
						23%	24%	25%	25%	26%	27%	28%	28%	29%	30%	31%	31%	32%	33%
Plainview	0%	3%	8%	12%	14%
					14%	16%	19%	20%	22%	23%	25%	26%	28%	29%	31%	32%	34%	35%

Bus: Pride 2 and Levelland	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25

Levelland	11.61%	17.74%	24.93%	36.46%	42.58%	47%	49%	56%	57%	59%	61%	64%	65%	66%	68%	69%
																69%	69%	69%	69%	69%	70%	70%	70%	70%	70%
Burkburnnet	10%	24%	29%	35%	36%	38%	39%	40%	42%
									42%	44%	53%	62%	63%	63%	63%	63%	63%	63%	63%	63%	63%	63%
Iowa Park	7%	12%	15%
			15%	17%	20%	31%	42%	44%	45%	47%	48%	50%	51%	53%	54%	56%

Res: Pride 2, Levelland and Smyer	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25

Levelland	1.99%	9.16%	20.02%	28.22%	33.78%	37%	38%	37%	38%	38%	38%	39%	38%	39%	38%	38%
																38%	38%	38%	39%	39%	39%	40%	40%	40%	41%
Burkburnnet	7%	14%	20%	24%	27%	28%	30%	30%	31%
									31%	32%	33%	33%	34%	35%	36%	36%	37%	38%	39%	39%	40%	41%
Iowa Park	1%	7%	10%	13%
				13%	15%	17%	19%	20%	22%	23%	25%	26%	28%	29%	31%	32%	34%

Bus: Pride 3 and Levelland	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25

Levelland	11.61%	17.74%	24.93%	36.46%	42.58%	47%	49%	56%	57%	59%	61%	64%	65%	66%	68%	69%
																69%	69%	69%	69%	69%	70%	70%	70%	70%	70%
Hammond	3%	10%
		10%	12%	14%	15%	16%	17%	18%	19%	21%	22%	23%	24%	25%	26%
Ponchatoula	14%
	14%	20%	23%	25%	27%	29%	32%	34%	36%	38%	41%	43%	45%
Tickfaw Village	13%
	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%
Independence	13%
	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%
Amite	13%
	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%
Pine Grove	13%
	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%
Montpelier	13%
	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%
Franklinton	13%
	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%
Towers	13%
	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%
Natalbany	13%
	13%	19%	27%	32%	35%	37%	42%	43%	44%	46%	48%	48%

Res: Pride 3 and Levelland	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25

Levelland	1.99%	9.16%	20.02%	28.22%	33.78%	37%	38%	37%	38%	38%	38%	39%	38%	39%	38%	38%
																38%	38%	38%	39%	39%	39%	40%	40%	40%	41%
Hammond	1%
	1%	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%
Ponchatoula	1%
	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%	28%
Tickfaw Village	1%
	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%
Independence	1%
	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%
Amite	1%
	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%
Pine Grove	1%
	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%
Montpelier	1%
	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%
Franklinton	1%
	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%
Towers	1%
	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%
Natalbany	1%
	1%	7%	15%	21%	25%	28%	29%	28%	28%	29%	29%	29%

23

24

25

26

27

28

29

30

EXHIBIT (d)(3)
ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”) is made and entered into as of October 20, 2013, by and between T3 North Holdings, LLC, a Delaware limited liability company (“Holdings”), and the undersigned (the “Stockholder Party”).  Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 20, 2013, by and among T3 North Intermediate Holdings, LLC, a Nevada limited liability company (“Parent”), North Merger Sub, Inc., a Nevada corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and NTS, Inc., a Nevada corporation (the “Company”), Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, prior to and without giving effect to the consummation of the transactions contemplated by the Merger Agreement, the Stockholder Party owns shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”);

WHEREAS, in connection with and immediately prior to the consummation of the transactions contemplated by the Merger Agreement, the Stockholder Party desires to exchange certain shares of Company Common Stock held by the Stockholder Party for limited liability company units of Holdings (“Holdings Equity”); and

WHEREAS, effective prior to the Closing, Holdings shall have elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes, and thus the exchange of Company Common Stock for Holdings Equity contemplated hereby is intended to be treated as part of an exchange governed by Section 351(a) of the Internal Revenue Code, as amended.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Identification of Rollover Shares.  The Stockholder Party hereby agrees that 1,390,871 shares of Company Common Stock (the “Rollover Shares”) will be exchanged for Holdings Equity in accordance with the terms and conditions set forth in this Agreement.

2. Exchange.  Immediately prior to the consummation of the transactions contemplated by the Merger Agreement and without further action by the Stockholder Party, all of the Stockholder Party’s right, title and interest in and to the Rollover Shares will be automatically assigned, transferred and delivered to Holdings free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever other than those arising under applicable securities laws (collectively, “Liens”).

3. Issuance of Holdings Equity.  As consideration for the assignment, transfer and delivery of the Rollover Shares pursuant to Section 2, but subject to the Stockholder Party’s compliance with the requirements of Section 4, Holdings will issue in the name of the Stockholder Party that number of units of Holdings Equity at the same price per unit paid by Holdings’ other members which, for the avoidance of doubt, will have a value equal to the aggregate value of the Rollover Shares (to be calculated using the Merger Consideration as the value of each Rollover Share).  The Stockholder Party hereby acknowledges and agrees that the issuance of the Holdings Equity pursuant to this Section 3 shall constitute complete satisfaction of all obligations or any other sums due to the Stockholder Party with respect to the Rollover Shares.

4. Closing.  The closing of the exchange of Company Common Stock for Holdings Equity contemplated hereby (the “Closing”) shall take place following the satisfaction or waiver of the conditions set forth in Article VI of the Merger Agreement and immediately prior to the Effective Time.  At the Closing, as a condition precedent to the obligation of Holdings to issue to the Stockholder Party any shares of Holdings Equity pursuant to Section 3, the Stockholder Party shall deliver to Holdings:

a. one or more original certificates representing shares of Company Common Stock and/or agent’s message reflecting transfer in the case of non-certificated shares of Company Common Stock represented only by book entry, which together represent all of the Rollover Shares;

b. a duly executed Stock Power in the form attached hereto as Exhibit A with respect to any certificated the Rollover Shares endorsed in blank; and

c. a joinder agreement, duly executed by the Stockholder Party, to the limited liability company agreement among Holdings and the members party thereto (the “Holdings Equityholders Agreement”), such Holdings Equityholders Agreement to contain terms not inconsistent with those set forth on Exhibit B hereto.

5. Representations and Warranties of the Stockholder Party.  To induce Holdings to receive the Rollover Shares and issue the Holdings Equity as herein provided, the Stockholder Party makes the following representations and warranties to Holdings, each and all of which shall be true and correct as of the date of this Agreement and as of the Closing, and shall survive the execution and delivery of this Agreement:

a. Title to Shares.  The Stockholder Party is the lawful record and beneficial owner of the Rollover Shares and has good and valid title to such Rollover Shares, free and clear of all Liens.  Upon transfer of the Rollover Shares as contemplated hereunder, Holdings will acquire good and valid title to such Rollover Shares, free and clear of all Liens.  Other than as contemplated by this Agreement, there is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery, repurchase or transfer by the Stockholder Party of such Rollover Shares, and the Stockholder Party is not party to, and is not aware of, any voting trusts, proxies or any other agreements or understandings with respect to the voting of the Rollover Shares.

b. Authority; Binding Effect.  The Stockholder Party has all requisite power and authority or legal capacity to execute and deliver this Agreement and any other agreements or instruments executed by him, her or it in connection herewith and to consummate the transactions contemplated herein or therein.  The Stockholder Party has duly executed and delivered this Agreement and the other agreements or instruments executed in connection herewith, and this Agreement and such other agreements and instruments are (assuming the due authorization, execution and delivery of this Agreement by Holdings) valid and binding obligations of the Stockholder Party enforceable in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).  If the Stockholder Party is a trust, then the trust is revocable.

c. No Violation.  Neither the execution and delivery of this Agreement or any other agreement or instrument in connection herewith by the Stockholder Party, nor the exchange of the Rollover Shares owned by the Stockholder Party pursuant to this Agreement, will (i) violate, conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement, lease or other instrument or obligation to which the Stockholder Party is a party or by which any of the Stockholder Party’s assets is bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained and are in full force and effect, or (ii) violate any law, order, writ, injunction or decree applicable to the Stockholder Party or any of the Stockholder Party’s assets.

d. No Brokers or Finders.  The Stockholder Party has not incurred or become liable for any broker’s commission or finder’s fee relating to the transactions contemplated by this Agreement.

e. Investment Intent.  The Holdings Equity to be acquired by the Stockholder Party pursuant to this Agreement is being acquired for his, her or its own account, not as a nominee or agent for any other person and without a view to the distribution of such Holdings Equity or any interest therein in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws.

f. Eligibility.  The Stockholder Party or, if the Stockholder Party is a trust, the grantor of the trust, is one of the following as indicated on the signature page hereto:

(i) an “accredited investor” within the meaning of Rule 501(a) under Regulation D of the Securities Act, and has (or, in the case of a trust, the trustee has) such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his, her or its investment in the Holdings Equity, and the Stockholder Party is capable of bearing the economic risks of such investment and is able to bear the complete loss of his, her or its investment in the Holdings Equity, or

(ii) a non-accredited investor, and has (or, in the case of a trust, the trustee has), by itself or through a “personal representative” within the meaning of Rule 501(h) under Regulation D of the Securities Act, such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his, her or its investment in the Holdings Equity, and the Stockholder Party is capable of bearing the economic risks of such investment and is able to bear the complete loss of his, her or its investment in the Holdings Equity.

g. Residence.  The Stockholder Party’s principal place of residence is in the state so designated below his, her or its name on the signature page hereto.

h. Receipt of Information.  The Stockholder Party has been afforded the opportunity to ask such questions as he, she or it has deemed necessary of, and to receive answers from, representatives of Holdings concerning the terms and conditions of the offering of the Holdings Equity and the merits and risks of investing in the Holdings Equity.  The Stockholder Party and its advisors, if any, have been furnished with all materials relating to the business, properties, finances, prospects and operations of Holdings and all other materials relating to the offer and sale of the Holdings Equity that have been requested by the Stockholder Party as it has deemed necessary or appropriate to conduct its due diligence investigation.  The Stockholder Party has sufficient knowledge and experience in investing in the securities of companies similar to Holdings so as to be able to evaluate the risks and merits of its investment in Holdings.  The Stockholder Party has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the exchange of the Company Common Stock and the acquisition of the Holdings Equity hereunder.

i. Prohibited Investment.  The proposed investment in Holdings by the Stockholder Party will not result in a violation by the Stockholder Party of any United States federal, state, foreign or other laws, rules or regulations (including, without limitation, anti-money laundering laws, rules and regulations) applicable to such Stockholder Party.

6. Representations and Warranties of Holdings.  Holdings makes the following representations and warranties to the Stockholder Party, each and all of which shall be true and correct as of the date of this Agreement and, subject to the transaction contemplated by Section 7(b), as of the Closing, and shall survive the execution and delivery of this Agreement:

a. Organization and Good Standing.  Holdings is duly organized, validly existing and in good standing under the laws of the State of Delaware.  Holdings has delivered to the Stockholder Party true and complete copies of its certificate of formation and limited liability company agreement as in effect on the date hereof.  Such documents will be in effect in such form on the Closing Date.  Holdings has the power and authority necessary to carry on its business as now being conducted (subject to subsection (e) below) and as proposed to be conducted immediately after the Merger.

b. Authority; Binding Effect.  Holdings has full legal capacity and power to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith and to consummate the transactions contemplated herein or therein.  This Agreement and the other agreements and instruments executed by Holdings in connection herewith have been duly authorized by all necessary company action and (assuming the execution and delivery of this Agreement by the Stockholder Party) are valid and binding obligations of Holdings enforceable in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

c. No Violation.  Except for waivers or consents that have been obtained or are in full force and effect, the execution and delivery of this Agreement by Holdings and the issuance of the Holdings Equity contemplated herein will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under (i) the certificate of formation or limited liability company agreement of Holdings, (ii) any law, order or agreement applicable to Holdings or by which any property or asset of Holdings is bound or affected or (iii) any agreement, lease or other instrument or obligation to which Holdings is a party.

d. Issuance of the Holdings Equity.  The Holdings Equity to be issued hereunder will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under the agreements entered into at the Closing by the Stockholder Party, including the Holdings Equityholders Agreement).

e. No Prior Operations.  Neither Holdings, Parent nor Merger Sub has conducted any material business or entered into any material transactions or incurred any material liability other than in connection with the formation of Holdings, Parent and Merger Sub, the Merger Agreement, the transactions contemplated hereby and thereby and the financing thereof.

7. Miscellaneous.

a. Amendments and Waivers.  Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns.  Any amendment or waiver effected in accordance with this Section 7(a) shall be binding upon the parties and their respective successors and assigns.

b. Check-the-Box Election.  At or prior to the Closing, Holdings shall file a properly completed and executed Internal Revenue Service Form 8832 (Entity Classification Election), effective on the later of (i) the date that is seventy-five (75) days prior to the date of filing or (ii) the date of formation of Holdings, electing to be treated as an association taxable as a corporation.

c. Conversion to Corporation.  The Parties expressly agree that, prior to the Closing, Holdings shall be permitted to convert into, or, in Holdings’ sole discretion, merge with and into, a Delaware corporation, subject to Holdings and the Stockholder Party entering into a stockholders’ agreement (the effectiveness thereof being contingent upon the completion of such conversion or merger) in form and substance analogous to the terms and conditions of the Holdings Equityholders Agreement (except with such changes as are necessary or appropriate to reflect Holdings’ conversion to or merger with and into a Delaware corporation). Thereafter, all references in this agreement to a certificate of formation, limited liability company agreement and units of Holdings Equity shall be deemed to be references to Holdings’ certificate of incorporation, bylaws and stockholders agreement, as applicable, and shares of Holdings common stock, par value $.0001.

d. Further Assurances.  From time to time, as and when requested by Holdings, the Stockholder Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

e. Transfer Restrictions.  The Stockholder Party acknowledges and agrees that:

(i) the offering and sale of the Holdings Equity is intended to be exempt from registration under the Securities Act, by virtue of the provisions of Rule 506 of Regulation D promulgated under the Securities Act by the Securities and Exchange Commission;

(ii) none of the Holdings Equity has been registered under the Securities Act or any securities or “blue sky” laws of any state;

(iii) there is no existing public or other market for the Holdings Equity and there can be no assurance that the Stockholder Party will be able to sell or dispose of the Holdings Equity being acquired by the Stockholder Party hereunder;

(iv) none of the Holdings Equity may be offered, sold, transferred, pledged, hypothecated or otherwise assigned unless (A) such shares are registered under the Securities Act or an exemption from such registration is available, in each case in accordance with any applicable securities or “blue sky” laws of any state and (B) such actions are not prohibited by, and are otherwise taken in accordance with, the Holdings Equityholders Agreement; and

(v) in addition to any legends required pursuant to any other agreement (including the Holdings Equityholders Agreement), any certificate(s) representing the Holdings Equity and any certificate issued to any subsequent transferee of the Holdings Equity) shall bear a legend in substantially the following form (unless transferred in the manner described in the following legend):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE APPLICABLE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAWS, OR UNLESS SUCH PLEDGE, SALE, ASSIGNMENT OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH STATE SECURITIES LAWS.”

The foregoing legend (and the restrictions imposed thereby) shall cease and terminate as to any particular unit of Holdings Equity (A) when, in the reasonable opinion of Weil, Gotshal & Manges LLP or other counsel reasonably acceptable to Holdings, such restrictions are no longer required in order to assure compliance with the Securities Act, or (B) when such units of Holdings Equity have been registered under the Securities Act or transferred pursuant to Rule 144 thereunder.  Whenever such restrictions cease and terminate as to any units of Holdings Equity, or such units of Holdings Equity are freely transferable under Rule 144 without timing or volume limitations, the holder thereof will be entitled to receive from Holdings, without expense, new certificates (to the extent such units are certificated) not bearing the foregoing legend.

f. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified mail, postage prepaid, return receipt requested) or on the second day (not including a Saturday, Sunday or other day on which banking institutions in the City of New York, New York shall be permitted or required by law or executive order to be closed) after deposit if sent by a recognized overnight delivery service or upon transmission if sent by facsimile transmission or email (with request of assurance of receipt in a manner customary for communication of such type) as follows:

If to Holdings:

c/o Tower Three Partners

Two Sound View Drive

Greenwich, Connecticut 06830

Attention:  Michael Nold and Dan Bellissimo

Facsimile:  (203) 485-5885

Email:  mnold@towerthreepartners.com and dbellissimo@towerthreepartners.com with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

100 Federal Street, Floor 34

Boston, Massachusetts 02110

Attention:  Kevin J. Sullivan

Facsimile:  (617) 772-8333

Email: kevin.sullivan@weil.com

If to the Stockholder Party:

To the address set forth on the signature page hereto.

g. Governing Law.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement, or otherwise arising from the relationship between the parties (including, without limitation, any claim or cause of action based upon, arising out of or related to any covenant, representation or warranty made in or in connection with this Agreement) (all such claims or causes of action, a “Cause of Action”), shall be governed by the internal laws of the State of Delaware (including its laws regarding statutes of limitations), without giving effect to any choice or conflict of law provision or rules (whether of the State of Delaware or otherwise) that would cause the application of laws of any other jurisdiction

h. Jurisdiction.  All actions and proceedings that may be based upon, arise out of or relate to a Cause of Action shall be exclusively heard and determined in the Chancery Court of the State of Delaware (unless the Chancery Court of the State of Delaware shall decline to accept jurisdiction over a particular matter, in which case, any federal court sitting in the State of Delaware), and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such Cause of Action brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7(e) or the signature pages hereto, as applicable, shall be effective service of process for any suit or proceeding in connection with this Agreement or the transaction contemplated hereby.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s right to seek any post-judgment relief regarding, or any appeal from, such final judgment

i. Assignment.  This Agreement shall be binding upon Holdings, the Stockholder Party and each of their respective successors and permitted assigns.  This Agreement shall not be assignable by either party without the prior written consent of the other party, except that Holdings may assign this Agreement without the Stockholder Party’s consent to any person to whom Holdings validly has assigned its rights and obligations under the Merger Agreement.

j. Counterparts.  This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile transmission or email), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

k. Headings.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

l. Severability.  In case any provision in this Agreement shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions shall not in any way be affected or impaired thereby.

m. Waiver of Compliance.  Any failure of Holdings or the Stockholder Party to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by Holdings and the Stockholder Party, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

n. Termination.  This Agreement shall automatically, and without further actions of the parties, terminate and shall be null and void and of no force or effect if (i) the closing of the transactions contemplated by the Merger Agreement does not occur or (ii) the Merger Agreement is validly terminated in accordance with its terms.

[The Remainder of This Page Is Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

T3 NORTH HOLDINGS, LLC

By:/s/ William D. Forrest

Name:           William D. Forrest

Title:           President

Signature Page to Rollover Agreement

STOCKHOLDER PARTY

/s/ Guy Nissenson

Name: Guy Nissenson

Address:

4711 106th Street
Lubbock, Texas 79424
Facsimile:
Email: guy@ntscom.com

Rollover Amount:

1,390,871 shares of Company Common Stock

Value of Holdings Equity to be Issued Pursuant hereto:

$2,781,742

The Stockholder Party referenced above hereby certifies that he, she or it is (check one):

☒	an “accredited investor” (as defined in Rule 501(a) under the Securities Act)

☐	not an “accredited investor”

Signature Page to Rollover Agreement

EXHIBIT A

STOCK POWER

FOR VALUE RECEIVED, Guy Nissenson does hereby sell, assign and transfer to T3 North Holdings, LLC, a Delaware limited liability company, the shares of stock of North, Inc., a Nevada corporation (the “Company”), listed below and represented by the Certificate Numbers listed below (such shares, the “Stock”) standing in the name of the undersigned on the books of the Company and does hereby irrevocably constitute and appoint _______________________ as the undersigned’s true and lawful attorney, for it and in its name and stead, to sell, assign and transfer all or any of the Stock, and for that purpose to make and execute all necessary acts of assignment and transfer thereof; and to substitute one or more persons with like full power, hereby ratifying and confirming that said attorney or substitute or substitutes shall lawfully do by virtue hereof.

Please list the following information regarding the Stock.

Class of Stock	Certificate No.	No. of Shares

Date: _________________

Sign Name: _____________________

Print Name: _____________________

EXHIBIT B

TERM SHEET FOR HOLDINGS EQUITYHOLDER AGREEMENT

The following sets forth a summary of the principal terms of the Holdings Equityholder Agreement to be entered into between Holdings and the Stockholder Party.  The parties acknowledge that the final Holdings Equityholder Agreement will contain representations, warranties, covenants and agreements customary for agreements of this type.

Voting Rights:	All Holdings Equity shall be voting and shall entitle the holder thereof to one vote per limited liability company unit or share, as applicable.

Board of Managers/Directors:
For so long as the Stockholder Party owns at least 75% of the Holdings Equity held by the Stockholder Party as of Closing, the Stockholder Party shall be entitled to sit on the board of managers/directors of Holdings.

Pre-emptive Rights:
The Stockholder Party shall have pre-emptive rights with respect to any issuances by Holdings to maintain its pro rata ownership, subject to customary exceptions (incentive plans, IPO issuances, etc.).

Prohibition on Transfer:
Until the earlier of (i) Tower Three Partners LLC, or one of its affiliated investment funds (collectively, “Sponsor”), no longer owning more than 50% of Holdings’ outstanding equity securities or the occurrence of other specified change of control transactions and (ii) a qualified public offering of Holdings’ equity securities, the Stockholder Party shall not be permitted to, directly or indirectly, sell or transfer any Holdings Equity without Sponsor’s prior written consent, except for transfers to affiliates of Stockholder Party and transfers for estate planning purposes.

Tag Along Rights:
The Stockholder Party shall have customary tag along rights with respect to any transfer by Sponsor in excess of 10% of its equity securities as of the date of the calculation (other than with respect to transfers by Sponsor to affiliated parties).

Drag Along Rights:
Sponsor will have the right to require all holders of Holdings’ equity securities to approve (including waiving an dissenter or similar rights) and/or sell their equity securities in any sale of Holdings (whether by merger, sale of shares or assets or otherwise), provided that the holders of each class of equity securities receive the same amount of consideration (vis-à-vis other holders of the same class) in respect of their equity securities and take all other action necessary to effect such transactions.  This provision will have customary limitations on representations and warranties, indemnities, etc. for dragged-along parties.

Registration Rights:	The Stockholder Party will have customary piggyback registration rights.

Miscellaneous:
To include provisions for confidentiality and other customary matters (including a requirement to obtain and maintain D&O insurance).  Generally, agreement will not allow Stockholder Party to be treated with respect to his Holdings equity securities differently than any other holder of the same class of Holdings equity securities without Stockholder Party’s prior consent.